Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of February 20, 2023, is entered into by and among the following parties:

(i) Starry Group Holdings, Inc. (“Holdings”); Starry, Inc.; Connect Everyone LLC.; Starry Installation Corp.; Starry (MA), Inc.; Starry Spectrum LLC; Testco LLC; Widmo Holdings LLC; Vibrant Composites Inc.; Starry Foreign Holdings Inc.; Starry PR Inc. and Starry Spectrum Holdings LLC (each, a “Company Entity” and collectively, the “Company”); and

(ii) the Prepetition Lenders that have executed and delivered counterpart signature pages to this Agreement or a Joinder Agreement to counsel for the Company (the “Consenting Prepetition Lenders”).

Each of the Company Entities and the Consenting Prepetition Lenders are referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Parties have in good faith and at arm’s length negotiated and agreed to certain restructuring transactions as set forth on the term sheet attached hereto as Exhibit A (the “Restructuring Term Sheet”) and the chapter 11 plan of reorganization attached hereto as Exhibit B (the “Plan”), including (a) a financial restructuring of the existing capital structure of the Company Entities (the “Restructuring”) whereby the Consenting Prepetition Lenders will receive equity in a newly formed limited liability company (“New Starry”) that will hold the equity of the Reorganized Debtors (subject to dilution by the Management Incentive Plan and Exit Facility Equity), or (b) a sale or sales of all of the assets or reorganized equity of the Company Entities to be implemented pursuant to section 363 or 1123 of the Bankruptcy Code (the “Sale Transaction” and, the process outlined therein, the “Sale Process”) and conducted pursuant to bidding procedures attached hereto as Exhibit C (the “Bidding Procedures”); provided, however, that no transaction or combination of transactions shall constitute a Sale Transaction that does not yield sufficient cash proceeds at closing to fully satisfy the Reserve Price;

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WHEREAS, the Restructuring or Sale Transaction and the other transactions as described herein and in the Restructuring Term Sheet, the Plan, the DIP Credit Agreement, and the Bidding Procedures are to be consummated through voluntary reorganization cases (the “Chapter 11 Cases”) under the Bankruptcy Code in the Bankruptcy Court on the terms set forth in this Agreement (including the Restructuring Term Sheet, the Plan, the DIP Credit Agreement, and the Bidding Procedures);

WHEREAS, certain of the Consenting Prepetition Lenders and/or their affiliates have further agreed to consent to the use of Cash Collateral and to provide the Company with debtor-in-possession financing (the “DIP Facility”) pursuant to the credit agreement attached hereto as Exhibit D (the “DIP Credit Agreement”);

WHEREAS, as of the date hereof, the Consenting Prepetition Lenders hold, in the aggregate, approximately one hundred percent of the aggregate outstanding principal amount of the Prepetition Term Loans; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Certain Definitions. As used in this Agreement, the following terms have the following meanings:

a. “Agreement” has the meaning set forth in the preamble hereto.

b. “Agreement Effective Date” means the date on which (i) counterpart signature pages to this Agreement shall have been executed and delivered by (A) each Company Entity, and (B) the Consenting Prepetition Lenders holding at least 66 2/3% of the aggregate outstanding principal amount of Prepetition Term Loans and (ii) the Company Entities have paid in full all reasonable, documented, and accrued fees and expenses of the Lender Advisors for which invoices are delivered to the Company Entities at least three Business Days before the satisfaction of Section 1.b(i) hereof.

c. “Alternative Transaction” means any reorganization, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets, financing (debt or equity), or restructuring or similar transaction of or by any of the Company Entities, other than the transactions contemplated by and in accordance with this Agreement. For the avoidance of doubt, an Alternative Transaction shall not include (i) the Restructuring pursuant to the Plan, or (ii) pursuit of the Sale Process or a sale determined to be highest or otherwise best by the Company in accordance with the Bidding Procedures.

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d. “Bankruptcy Code” means title 11 of the United States Code.

e. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

f. “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of, the applicable Claims or Interests or the right to acquire such Claims or Interests.

g. “Bid Deadline” has the meaning set forth in Section 3 of this Agreement.

h. “Bidding Procedures” has the meaning set forth in the recitals to this Agreement.

i. “Bidding Procedures Motion” has the meaning set forth in Section 2 of this Agreement.

j. “Bidding Procedures Order” has the meaning set forth in Section 2 of this Agreement.

k. “Birch Grove” has the meaning set forth in the DIP Credit Agreement.

l. “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York.

m. “Cash Collateral” has the meaning set forth set forth in section 363(a) of the Bankruptcy Code.

n. “Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

o. “Claim” has the meaning ascribed to such term under section 101(5) of the Bankruptcy Code.

p. “Company” has the meaning set forth in the recitals to this Agreement.

q. “Company Advisors” means the Company’s advisors and professionals, including (i) PJT Partners LP, (ii) FTI Consulting, Inc., (iii) Latham & Watkins LLP, (iv) Young Conaway Stargatt & Taylor LLP, and (v) Kurtzman Carson Consultants LLC.

r. “Company Entity” has the meaning set forth in the recitals to this Agreement.

s. “Company Termination Event” has the meaning set forth in Section 7.b of this Agreement.

t. “Confidentiality Agreement” has the meaning set forth in Section 4.b(ii) of this Agreement.

u. “Consenting Prepetition Lender Termination Event” has the meaning set forth in Section 7.a of this Agreement.

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v. “Consenting Prepetition Lenders” has the meaning set forth in the recitals to this Agreement.

w. “Debtors” means the Company Entities that commence Chapter 11 Cases.

x. “Definitive Documents” has the meaning set forth in Section 2 of this Agreement.

y. “DIP Consulting Lenders” means Consulting Lenders as defined in the DIP Credit Agreement.

z. “DIP Credit Agreement” has the meaning set forth in the recitals to this Agreement.

aa. “DIP Facility” has the meaning set forth in the recitals to this Agreement.

bb. “DIP Facility Documents” means, collectively, the DIP Credit Agreement, the DIP Motion, and the DIP Orders.

cc. “DIP Lender” means Lender as defined in the DIP Credit Agreement.

dd. “DIP Motion” has the meaning set forth in Section 2 of this Agreement.

ee. “DIP Orders” has the meaning set forth in Section 2 of this Agreement.

ff. “Disclosure Statement” means the disclosure statement filed in respect of the Plan.

gg. “Effective Date” means the date on which the transactions contemplated under the Restructuring Term Sheet have been consummated and the Plan has become effective.

hh. “Exit Facility” has the meaning set forth in the Restructuring Term Sheet.

ii. “Exit Facility Documents” means all agreements, documents, and instruments delivered or to be entered into in connection with the Exit Facility, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents.

jj. “Exit Facility Equity” means warrants to purchase common stock of New Starry to be issued in connection with the Exit Facility.

kk. “Final DIP Order” has the meaning set forth in Section 2 of this Agreement.

ll. “First Day Pleadings” means the first-day pleadings that the Company Entities determine are necessary or desirable to file with the Bankruptcy Court.

mm. “Interest” means an equity interest.

nn. “Interim DIP Order” has the meaning set forth in Section 2 of this Agreement.

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oo. “Joinder Agreement” means the form of joinder agreement attached hereto as Exhibit E.

pp. “Lender Advisors” shall mean, collectively, (i) Sheppard Mullin Richter & Hampton LLP, as counsel to the Prepetition Agent and certain Prepetition Lenders, (ii) AlixPartners, LLP, (iii) Potter Anderson & Corroon LLP, and (iv) such other attorneys, financial advisors or professionals retained by the Prepetition Agent.

qq. “Management Incentive Plan” means, in the event of a Restructuring, a management incentive plan to be adopted by the board of New Starry (as defined in the Plan) within 120 calendar days after the Effective Date.

rr. “Mutual Termination Event” has the meaning set forth in Section 7.c of this Agreement.

ss. “Party(ies)” has the meaning set forth in the recitals to this Agreement.

tt. “Permitted Transfer” has the meaning set forth in Section 4.b of this Agreement.

uu. “Permitted Transferee” has the meaning set forth in Section 4.b of this Agreement.

vv. “Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited partnership, limited liability company, joint venture, association, trust, governmental entity, or other entity or organization.

ww. “Petition Date” means the date the Debtors commence the Chapter 11 Cases.

xx. “Plan” has the meaning set forth in the recitals to this Agreement.

yy. “Prepetition Agent” means ArrowMark Agency Services, LLC, as administrative agent under the Prepetition Credit Agreement.

zz. “Prepetition Credit Agreement” means that certain Credit Agreement, dated as of December 13, 2019 (as heretofore amended, amended and restated, supplemented or otherwise modified), among those certain Company Entities party thereto, the lenders and agents parties thereto, and the Prepetition Agent.

aaa. “Prepetition Lenders” means the lenders party from time to time to the Prepetition Credit Agreement.

bbb. “Prepetition Loan Documents” has the meaning set forth in the DIP Credit Agreement.

ccc. “Prepetition Term Loan Claim” means any Claim on account of the Prepetition Term Loans.

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ddd. “Prepetition Term Loans” means the loans under the Prepetition Credit Agreement.

eee. “Qualified Bid” has the meaning set forth in the Bidding Procedures.

fff. “Reorganized Holdings” means Holdings as reorganized under the Plan.

ggg. “Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors, and other representatives.

hhh. “Required DIP Lenders” means the Required Lenders as defined in the DIP Credit Agreement.

iii. “Required Consenting Lenders” means (i) the Required DIP Lenders and (ii) the Prepetition Lenders holding at least two-thirds of the aggregate outstanding principal amount of Prepetition Term Loans.

jjj. “Reserve Price” means a purchase price of $170,000,000 for the Debtors’ assets or reorganized equity.

kkk. “Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.

lll. “Sale Order” has the meaning set forth in Section 2 of this Agreement.

mmm. “Sale Process” has the meaning set forth in the recitals to this Agreement.

nnn. “Sale Transaction” has the meaning set forth in the recitals to this Agreement.

ooo. “Support Period” means, with respect to any Party, the period commencing on the Agreement Effective Date and ending on the earlier of (i) the date on which this Agreement is terminated by or with respect to such Party in accordance with Section 7 hereof and (ii) the Effective Date.

ppp. “Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Section 7 hereof.

qqq. “Termination Events” has the meaning set forth in Section 7.d of this Agreement.

rrr. “Transfer” has the meaning set forth in Section 4.b of this Agreement.

sss. “U.S. Person” means an individual with United States citizenship and without dual citizenship, or an entity formed in the United States or its territories ttt. “Wind-Down Budget” means a budget for the reasonable activities and expenses to be incurred in the event of a Sale Transaction in winding down the Chapter 11 Cases.

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2. Definitive Documents.

a. The definitive documents, including any material amendments, supplements or modifications thereof approved in accordance with the terms of this Agreement (the “Definitive Documents”), with respect to the Restructuring and/or Sale Transaction are (as applicable): (i) the Plan (including any exhibits or supplement(s) filed with respect thereto); (ii) the Disclosure Statement (including any exhibits thereto); (iii) this Agreement; (iv) the Bidding Procedures; (v) the motion seeking approval of the Bidding Procedures (the “Bidding Procedures Motion”); (vi) the final order granting the Bidding Procedures Motion (the “Bidding Procedures Order”); (vii) any order approving the Sale Transaction in accordance with the Bidding Procedures (the “Sale Order”); (viii) any order of the Bankruptcy Court approving the Disclosure Statement and solicitation materials (the “Disclosure Statement Order”); (ix) any order confirming the Plan (including any motion or other pleadings related to the Plan) (the “Confirmation Order”); (x) the DIP Credit Agreement (including any amendments, modifications, or supplements thereto); (xi) any motions filed with the Bankruptcy Court seeking approval of the DIP Facility and the DIP Credit Agreement (the “DIP Motion”); (xii) the interim and final DIP orders (the “Interim DIP Order,” the “Final DIP Order,” and collectively, the “DIP Orders”); (xiii) the Wind-Down Budget; and (xiv) all documents related to the Exit Facility, including the Exit Facility Documents. The term sheet in respect of the Exit Facility is attached hereto as Exhibit F.

b. Each Definitive Document, including all exhibits, annexes, schedules and material amendments, supplements or modifications thereof relating to such Definitive Documents, shall be consistent with this Agreement and otherwise in form and substance acceptable to the Company and the Lender Advisors.

c. Notwithstanding anything otherwise set forth herein, the Parties agree to take reasonable steps to amend any of the Definitive Documents to remedy any defect identified by the Bankruptcy Court, including, in the case of the Plan, any defect that may render the Plan not likely to be confirmed.

d. The Company shall provide to the Lender Advisors copies of all First Day Pleadings, including supporting declarations, exhibits, and proposed orders, that the Company intends to file with the Bankruptcy Court, which First Day Pleadings shall be in form and substance acceptable to the Lender Advisors.

3. Milestones.

The Company shall implement the Restructuring and Sale Process in accordance with the following milestones (the “Milestones”) unless extended or waived in writing (with email from counsel being sufficient to evidence the same) by the Prepetition Agent:

a. Milestones for Marketing and Auction Process.

(i) The Company Entities shall have filed a motion to approve the Bidding Procedures and implement a Sale Transaction as contemplated therein with the Bankruptcy Court on the Petition Date.

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(ii) The Company Entities shall have obtained the Bankruptcy Court’s approval of the Bidding Procedures on or before the day that is 30 calendar days after the Petition Date.

(iii) The deadline for qualified bids submitted pursuant to the Bidding Procedures shall occur on or before the day that is 50 calendar days after the Petition Date (the “Bid Deadline”).

(iv) The Company Entities shall have commenced the Auction, if any, on or before the day that is five calendar days after the Bid Deadline.

(v) If a Sale Transaction will occur other than a sale pursuant to the Plan, the Bankruptcy Court shall have entered the Sale Order on or before the day that is three Business Days after the Auction concludes.

(vi) If a Sale Transaction will occur other than pursuant to the Plan, the Company Entities shall have submitted an application to the FCC for approval of the transfer of all applicable licenses on or before the day that is seven calendar days after the Sale Order is entered.

(vii) If a Sale Transaction will occur other than pursuant to the Plan, all conditions to closing of the Sale Transaction, other than FCC approval, shall have been satisfied on or before the day that is 15 calendar days after entry of the Sale Order, and FCC approval shall have been received on or before the day that is 90 calendar days after entry of the Sale Order.

b. Milestones for Plan Confirmation.

(i) The Company Entities shall have filed the Plan and Disclosure Statement with the Bankruptcy Court on the Petition Date.

(ii) The Company Entities shall have obtained the Bankruptcy Court’s approval of the Disclosure Statement and the process for solicitation of votes and noticing of Plan confirmation on or before the day that is 45 calendar days after the Petition Date.

(iii) If no Qualified Bid is received on or before the Bid Deadline, the Company Entities shall have submitted an application to the FCC for approval of the transfer of all applicable licenses on or before the day that 10 calendar days after the Bid Deadline. If a Sale Transaction will occur pursuant to the Plan, the Company Entities shall have submitted an application to the FCC for approval of the transfer of all applicable licenses on or before the day that is 10 calendar days after the Auction concludes.

(iv) The Bankruptcy Court shall have entered the Confirmation Order on or before the day that is 80 calendar days after the Petition Date.

(v) The Effective Date of the Plan shall have occurred as to each of the Company Entities on or before the day that is 45 calendar days after the entry of the Confirmation Order.

c. Milestones for DIP Financing.

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(i) The Company Entities shall have filed the DIP Motion with the Bankruptcy Court on the Petition Date.

(ii) The Company Entities shall have obtained the Bankruptcy Court’s approval of the Interim DIP Order on or before the day that is three Business Days after the Petition Date.

(iii) The Company Entities shall have obtained the Bankruptcy Court’s approval of the Final DIP Order on or before the day that is 35 calendar days after the Petition Date.

4. Agreements of the Consenting Prepetition Lenders.

a. Restructuring Support. During the Support Period, subject to the terms and conditions hereof, each Consenting Prepetition Lender agrees, severally and not jointly, that it shall:

(i) consult and negotiate in good faith with the Company, its Representatives, other Consenting Prepetition Lenders and their respective Representatives, and use commercially reasonable efforts to execute, perform its obligations under, and consummate the transactions contemplated by, the Definitive Documents to which it is or will be a party or for which its approval or consent is required, including, to the extent necessary or appropriate, directing the administrative and/or collateral agents under the Prepetition Loan Documents and/or DIP Facility to effectuate the transactions contemplated herein;

(ii) use commercially reasonable efforts to support and not object to the Restructuring and/or the Sale Process, including the other transactions contemplated by this Agreement, the Restructuring Term Sheet, the DIP Credit Agreement, and the other Definitive Documents, and use commercially reasonable efforts to take any reasonable action necessary or reasonably requested by the Company in a timely manner to effectuate the Restructuring and/or the Sale Process, including the transactions contemplated by the Restructuring Term Sheet and/or the other Definitive Documents, in a manner consistent with this Agreement, including the timelines set forth herein;

(iii) not, directly or indirectly, seek, solicit, support, encourage, propose, assist, consent to, vote for, or enter or participate in any discussions or any agreement with any non-Party regarding any Alternative Transaction; provided, that nothing in this clause (iii) shall affect any rights, if any, of the Consenting Prepetition Lenders set forth in Section 10 of this Agreement;

(iv) use commercially reasonable efforts to cooperate with and assist the Company Entities in obtaining additional support for the Restructuring and/or the Sale Process from the Company Entities’ other creditors and interest holders;

(v) support and not object to the DIP Motion and entry of the DIP Orders in accordance with this Agreement;

(vi) support and not object to the Plan or the Sale Process, the Bidding Procedures Motion, or entry of the Disclosure Statement Order, the Confirmation Order, and/or the Sale Order;

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(vii) vote all Claims beneficially owned by such Consenting Prepetition Lender or for which it is the nominee, investment manager, or advisor for beneficial holders thereof, to accept the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and accompanying voting materials, and return a duly-executed ballot in connection therewith no later than the applicable deadline set forth in the Disclosure Statement Order (and not change, withdraw, or revoke any such vote);

(viii) not, directly or indirectly, encourage any other Person to, directly or indirectly, (A) object to, delay, postpone, challenge, oppose, impede, or take any other action or any inaction to interfere with or delay the acceptance, implementation, or consummation of the Restructuring and/or the Sale Process and the transactions contemplated in this Agreement on the terms set forth in this Agreement, the Restructuring Term Sheet, the DIP Credit Agreement, the Plan, the Bidding Procedures, and any other applicable Definitive Document, including commencing or joining with any Person in commencing any litigation or involuntary case for relief under the Bankruptcy Code against any Company Entity or any subsidiary thereof; (B) solicit, negotiate, propose, file, support, enter into, consummate, file with the Bankruptcy Court, vote for, or otherwise knowingly take any other action in furtherance of any restructuring, workout, plan of arrangement, or chapter 11 plan for the Company (except the Plan pursued in compliance with this Agreement); (C) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the Company or any direct or indirect subsidiaries of the Company that do not file for chapter 11 relief under the Bankruptcy Code, except in a manner consistent with this Agreement and the Plan or (D) object to or oppose, or support any other Person’s efforts to object to or oppose, any motions filed by the Company that are consistent with this Agreement;

(ix) at the reasonable request of the Company, timely oppose, including by filing a joinder, any objections filed with the Bankruptcy Court to entry of the DIP Orders, the Bidding Procedures Order, the Disclosure Statement Order, the Confirmation Order, and/or the Sale Order that are also opposed by the Debtors in a timely pleading filed with the Bankruptcy Court;

(x) support and take all commercially reasonable actions reasonably requested by the Company to facilitate the implementation and consummation of the Restructuring and/or the Sale Process;

(xi) not direct any administrative agent, collateral agent, or other such agent or trustee (as applicable) to take any action inconsistent with such Consenting Prepetition Lender’s obligations under this Agreement, and, if any applicable administrative agent, collateral agent, or other such agent or trustee (as applicable) takes any action inconsistent with such Consenting Prepetition Lender’s obligations under this Agreement, such Consenting Prepetition Lender shall use its commercially reasonable efforts to direct such administrative agent, collateral agent, or other such agent or trustee (as applicable) to cease and refrain from taking any such action;

(xii) to the extent any legal or structural impediment arises that would prevent, hinder or delay the consummation of the Restructuring and/or the Sale Process, negotiate with the Consenting Prepetition Lenders and the Debtors in good faith appropriate additional or alternative provisions to address any such impediment; or

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(xiii) not directly or indirectly seek that the Company have an audit.

Notwithstanding the foregoing, nothing in this Agreement shall (i) be construed to prohibit any Consenting Prepetition Lender from appearing as a party-in-interest in any matter arising in the Chapter 11 Cases and (ii) be construed to prohibit any Consenting Prepetition Lender from enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Document.

b. Transfers.

During the Support Period, each Consenting Prepetition Lender agrees, solely with respect to itself, that it shall not sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, donate, permit the participation in, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions) (each, a “Transfer”) any ownership (including any beneficial ownership) interest in its Claims against, or Interests in, any Company Entity or any assets or properties thereof, or any option thereon or any right or interest therein (including by granting any proxies or depositing any interests in such Claims or Interests into a voting trust or by entering into a voting agreement with respect to such Claims or Interests), unless (i) the intended transferee is a U.S. Person and (ii)(A) the intended transferee is another Consenting Prepetition Lender, (B) as of the date of such Transfer, the Consenting Prepetition Lender controls, is controlled by, or is under common control with such transferee or is an affiliate, affiliated fund, or affiliated entity with a common investment advisor as such transferee, or (C) with the consent of the Prepetition Agent (not to be unreasonably withheld or delayed), the intended transferee executes and delivers to counsel to the Company an executed Joinder Agreement before such Transfer is effective (it being understood that any Transfer shall not be effective as against the Company until notification of such Transfer and a copy of the executed Joinder Agreement (if applicable) is received by counsel to the Company) (each such transfer, a “Permitted Transfer” and such party to such Permitted Transfer, a “Permitted Transferee”). Upon satisfaction of the foregoing requirements in this Section 4.b, (x) the Permitted Transferee shall be deemed to be a Consenting Prepetition Lender hereunder to the same extent as such Permitted Transferee’s transferor, and, for the avoidance of doubt, a Permitted Transferee is bound as a Consenting Prepetition Lender under this Agreement with respect to any and all Claims against, or Interests in, any of the Company Entities, whether held at the time such Permitted Transferee becomes a Party or later acquired by such Permitted Transferee, and each Permitted Transferee is deemed to make all of the representations and warranties of a Consenting Prepetition Lender set forth in this Agreement and (y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations.

(i) This Agreement shall in no way be construed to preclude the Consenting Prepetition Lenders from acquiring additional Claims against, or Interests in, any Company Entity; provided, that (A) if any Consenting Prepetition Lender acquires additional Claims against, or Interests in, any Company Entity during the Support Period, such Consenting Prepetition Lender shall report its updated holdings to the Lender Advisors and the Company within five Business Days of such acquisition, which notice may be deemed to be provided by the filing of a statement

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with the Bankruptcy Court as required by Rule 2019 of the Federal Rules of Bankruptcy Procedures, if necessary, as determined by the Lender Advisors in their sole discretion, including revised holdings information for such Consenting Prepetition Lender, and (B) any acquired Claims or Interests shall automatically and immediately upon acquisition by a Consenting Prepetition Lender be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given).

(ii) This Section 4.b shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Prepetition Lender to Transfer any Claim. Notwithstanding anything to the contrary herein, to the extent the Company and another Party have entered into a separate agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information (each such executed agreement, a “Confidentiality Agreement”), the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreement.

(iii) Any Transfer made in violation of this Section 4.b shall be void ab initio.

(iv) Notwithstanding anything to the contrary in this Section 4, the restrictions on Transfer set forth in this Section 4.b shall not apply to the grant of any liens or encumbrances on any Claims and Interests in favor of a bank or broker-dealer holding custody of such Claims and Interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Claims and Interests.

(v) The Company understands that the Consenting Prepetition Lenders are engaged in a wide range of financial services and businesses and, in furtherance of the foregoing, the Company acknowledges and agrees that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Prepetition Lender that principally manage and/or supervise the Consenting Prepetition Lender’s investment in the Company, and shall not apply to any other trading desk or business group of the Consenting Prepetition Lender, so long as they are not acting at the direction or for the benefit of such Consenting Prepetition Lender or in connection with such Lender’s investment in the Company.

5. Additional Provisions Regarding Consenting Prepetition Lender Commitments.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall:

a. affect the ability of any Consenting Prepetition Lender to consult with any other Consenting Prepetition Lender, the Company Entities, or any other party in interest in the Chapter 11 Cases (including any official committee or the United States Trustee);

b. impair or waive the rights of any Consenting Prepetition Lender to assert or raise any objection permitted under this Agreement in connection with the Restructuring and/or the Sale Process;

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c. prevent any Consenting Prepetition Lender from enforcing this Agreement or any other Definitive Document (to the extent it has rights thereunder), or from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, such documents;

d. prevent any Consenting Prepetition Lender from taking any customary perfection step or other action as is necessary to preserve or defend the validity or existence of its Claims and Interests in the Company (including the filing of proofs of claim);

e. require that any Consenting Prepetition Lender give any notice, order, instruction, or direction to any administrative agent, collateral agent, or indenture trustee (as applicable) or other such agent or trustee if the Consenting Prepetition Lenders are required to incur any out-of-pocket costs or provide any indemnity in connection therewith; or

f. with respect to the DIP Facility or the DIP Facility Documents, (i) be construed to prohibit any Consenting Prepetition Lender, if applicable, from enforcing any right, remedy, condition, consent, or approval requirement under any DIP Facility Document and (ii) impair or waive the rights of any Consenting Prepetition Lender, if applicable, to assert or raise any objection permitted under the DIP Facility Documents in connection with the DIP Facility.

6. Agreements of the Company.

a. Restructuring Support. During the Support Period, subject to the terms and conditions hereof (including Section 10 of this Agreement), the Company agrees that it shall, and shall cause each of its subsidiaries, to:

(i) implement the Restructuring and/or the Sale Process in accordance with the terms and conditions set forth herein;

(ii) implement and consummate the Restructuring and/or the Sale Transaction in a timely manner and take any and all commercially reasonable and appropriate actions in furtherance of the Restructuring and/or the Sale Process, as contemplated under this Agreement;

(iii) upon reasonable request, inform the Lender Advisors as to: (A) the material business and financial (including liquidity) performance of the Company Entities; and (B) the status of obtaining any necessary or desirable authorizations (including consents) from each Consenting Prepetition Lender, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;

(iv) without interfering with the Restructuring and/or the Sale Process, (A) support and take all commercially reasonable actions necessary and appropriate, including those actions reasonably requested by the Required Consenting Lenders or the Prepetition Agent to facilitate the Restructuring and/or the Sale Transaction, and the other transactions contemplated thereby, in accordance with this Agreement within the timeframes contemplated herein; (B) not take any action directly or indirectly that is materially inconsistent with, or is intended to, or that would reasonably be expected to prevent, interfere with, delay, or impede, the Restructuring and/or the Sale Transaction, or any Definitive Document; (C) not, nor encourage any other person to, take

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any action which would reasonably be expected to breach or otherwise be inconsistent with this Agreement in any material respect or materially delay or impede, appeal, or take any other negative action, directly or indirectly, to materially interfere with the Restructuring and/or the Sale Transaction, or any Definitive Document; and (D) seek approval from the Bankruptcy Court of the Bidding Procedures, the DIP Orders, the Disclosure Statement Order, the Confirmation Order, and/or the Sale Order and within the timeframes contemplated in this Agreement;

(v) maintain good standing under the laws of the state or other jurisdiction in which each Company Entity or subsidiary is incorporated or organized;

(vi) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring and/or the Sale Process contemplated herein, support and take all steps reasonably necessary and desirable to address any such impediment and to effectuate the Restructuring in accordance with this Agreement;

(vii) not take any action, and not encourage any other person or entity to, take any action, directly or indirectly, that would reasonably be expected to breach or otherwise be inconsistent with this Agreement, or take any other action, directly or indirectly, that would reasonably be expected to interfere with the implementation of the Restructuring and/or the Sale Process or the Agreement;

(viii) provide to the Lender Advisors draft copies of all Definitive Documents and all other pleadings, motions, declarations, supporting exhibits and proposed orders and any other material document that the Company intends to file with the Bankruptcy Court, to the extent reasonably practicable, at least three calendar days prior to the date when the Company intends to file or execute such documents and consult in good faith with such counsel regarding the form and substance of such documents;

(ix) timely file a formal objection, in form and substance reasonably acceptable to the Consenting Prepetition Lenders, to any motion or request filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Cases;

(x) support and take all actions as are reasonably necessary and appropriate to obtain any and all required regulatory and/or third-party approvals to consummate the Restructuring and/or the Sale Transaction and to cooperate with any efforts undertaken by the Consenting Prepetition Lenders with respect to obtaining any required regulatory or third-party approvals in connection with the Restructuring and/or the Sale Process; actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring and/or the Sale Transaction (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary to facilitate implementation of the Restructuring and/or the Sale Process;

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(xi) consult and negotiate in good faith with the Consenting Prepetition Lenders and the Lender Advisors regarding the execution of Definitive Documents and the implementation of the Restructuring and/or the Sale Process;

(xii) timely file a formal objection, in form and substance reasonably acceptable to the Consenting Prepetition Lenders, to any motion or request filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan reorganization;

(xiii) provide prompt written notice to the Lender Advisors during the Support Period (A) of the occurrence of a Termination Event; or (B) if any person has challenged the validity or priority of, or has sought to avoid, any lien securing the Prepetition Term Loans pursuant to a pleading filed with the Bankruptcy Court;

(xiv) inform the Consenting Prepetition Lenders promptly after becoming aware of: (i) any matter or circumstance which they know, or believe is likely, to be a material impediment to the implementation or consummation of the Restructuring and/or the Sale Process; (ii) any notice of any commencement of any material involuntary insolvency proceedings, legal suit for payment of debt, or securement of security from or by any person in respect of any Company Entity; (iii) a material breach of this Agreement by any Company Entity; and (iv) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;

(xv) use commercially reasonable efforts to seek additional support for the Restructuring and/or the Sale Process from their other material stakeholders to the extent the Company deems reasonably prudent; and

(xvi) not, directly or indirectly, seek, solicit, support, encourage, propose, assist, consent to, vote for, or enter into any agreement with any non-Party regarding, any Alternative Transaction; provided that, if the Company receives a written or oral proposal or expression of interest regarding any Alternative Transaction, the Company shall notify (email being sufficient) the Lender Advisors of any such proposal or expression of interest, including the material terms thereof, no later than 48 hours after the receipt of any such proposal or expression of interest.

b. Negative Covenants. The Company agrees that, for the duration of the Support Period, the Company shall not:

(i) take any action materially inconsistent with, or omit to take any material action required by, this Agreement, the Restructuring and/or the Sale Transaction, or any of the other Definitive Documents; provided, that nothing in this Section 6.b shall prohibit the Company from discussing or responding to diligence requests in connection with any challenge to the validity, perfection, or priority of the liens securing the Prepetition Term Loans permitted under the DIP Orders;

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(ii) object to, delay, impede, or take any other action or inaction that could reasonably be expected to materially interfere with or prevent acceptance, approval, implementation, or consummation of the Restructuring and/or the Sale Process;

(iii) except as agreed by the Required Consenting Lenders after consulting with the DIP Consulting Lenders, file any pleading, motion, declaration, supporting exhibit or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or other Definitive Documents, or that could reasonably be expected to frustrate or materially impede the implementation and consummation of the Restructuring and/or the Sale Process, is inconsistent with the Restructuring Term Sheet, the Bidding Procedures, the DIP Orders, the DIP Credit Agreement, or the Plan, in any material respect, or which is otherwise in substance not reasonably satisfactory to the Required Consenting Lenders after consulting with the DIP Consulting Lenders; provided that, for the avoidance of doubt, the Parties understand and agree that (A) the Plan attached hereto as Exhibit B, (B) the Bidding Procedures attached hereto as Exhibit C, (C) the DIP Credit Agreement attached hereto as Exhibit D, and (D) the form of Disclosure Statement, Bidding Procedures Motion, Bidding Procedures Order, the DIP Motion, and the Interim DIP Order provided to the Lender Advisors on or about February 19, 2023 are reasonably satisfactory to the Required Consenting Lenders; or

(iv) except as provided in the Restructuring, the Sale Process, or the Bidding Procedures, engage in any merger, consolidation, material disposition, material acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside of the ordinary course of business other than the transactions contemplated herein.

Notwithstanding anything herein to the contrary, the provisions hereof shall not restrict the Company’s rights under Section 10 hereof.

7. Termination of Agreement.

a. Consenting Prepetition Lender Termination Events. This Agreement may be terminated with respect to the Consenting Prepetition Lenders by the Required Consenting Lenders by the delivery to the Company, its counsel and the Lender Advisors of a written notice in accordance with Section 22 hereof upon the occurrence and continuation of any of the following events (each, a “Consenting Prepetition Lender Termination Event”):

(i) the breach by any Company Entity of (A) any affirmative or negative covenant contained in this Agreement or (B) any other obligations of such breaching Company Entity set forth in this Agreement, in each case, in any material and intentional respect;

(ii) the breach by any Company Entity of (A) any affirmative or negative covenant contained in this Agreement, or (B) any other obligations of such breaching Company Entity set forth in this Agreement, in each case, in any immaterial or unintentional respect and which breach remains uncured (to the extent curable) for a period of five Business Days following the Company’s receipt of notice from the Required Consenting Lenders, as applicable, pursuant to Section 22 hereof;

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(iii) any representation or warranty in this Agreement made by any Company Entity shall have been untrue in any material respect when made and such breach remains uncured (to the extent curable) for a period of five Business Days following the Company’s receipt of notice from the Required Consenting Lenders, as applicable, pursuant to Section 22 hereof;

(iv) any Company Entity files any motion, pleading, or related document with the Bankruptcy Court that is immaterially inconsistent with this Agreement, the Restructuring Term Sheet, the Bidding Procedures, the DIP Orders, the DIP Credit Agreement, or the other Definitive Documents and such motion, pleading, or related document has not been withdrawn within five Business Days following the Company’s receipt of notice from the Required Consenting Lenders, as applicable, pursuant to Section 22 hereof that such motion, pleading, or related document is immaterially inconsistent with this Agreement;

(v) any Company Entity files any motion, pleading, or related document with the Bankruptcy Court that is materially inconsistent with this Agreement, the Restructuring Term Sheet, the Bidding Procedures, the DIP Orders, the DIP Credit Agreement, or the other Definitive Documents;

(vi) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of one or more rulings, judgments, or orders enjoining, or denying the grant of any approval or consent to, collectively, the Restructuring and the Sale Transaction or the consummation of any material portion of the Restructuring and the Sale Process or rendering illegal any material portion thereof, and either (A) such ruling(s), judgment(s), or order(s) have been issued at the request of or with the acquiescence of any Company Entity, or (B) in all other circumstances, such ruling(s), judgment(s), or order(s) have not been reversed, vacated or stayed within ten calendar days after such issuance; provided that this termination right may not be exercised by any Consenting Prepetition Lender who sought or requested such ruling(s) or order(s) in contravention of any obligation set forth in this Agreement;

(vii) the Bankruptcy Court (or other court of competent jurisdiction) enters an order (A) directing the appointment of an examiner with expanded powers or a trustee in any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, or (D) the effect of which would render the Restructuring and/or the Sale Transaction incapable of consummation on the terms set forth in this Agreement;

(viii) without the prior consent of the Required Consenting Lenders after consulting with the DIP Consulting Lenders, the Company (A) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect except as consistent with this Agreement; (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding clause; (C) files an answer admitting the material allegations of a petition filed against it in any proceeding; (D) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee,

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custodian, sequestrator, conservator or similar official, trustee or an examiner pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases; (E) makes a general assignment or arrangement for the benefit of creditors; or (F) takes any corporate action for the purpose of authorizing any of the foregoing;

(ix) any Company Entity files or supports (or fails to timely object to) another party in filing (A) a motion, application, pleading, or proceeding challenging the amount, validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any Claims held by any Consenting Prepetition Lender against the Company; (B) any plan of reorganization, liquidation, dissolution, administration, moratorium, receivership, winding up, bankruptcy, or sale of all or substantially all of the Company’s assets other than as contemplated by this Agreement; (C) a motion, application, pleading or proceeding asserting (or seeking standing to assert) any purported claims or causes of action against any of the Consenting Prepetition Lenders; or (D) takes any corporate action for the purpose of authorizing any of the foregoing;

(x) any Company Entity (A) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official with respect to any Company Entity or for a substantial part of such Company Entity’s assets; (B) makes a general assignment or arrangement for the benefit of creditors; or (C) takes any corporate action for the purpose of authorizing any of the foregoing;

(xi) the Bankruptcy Court enters an order providing relief against any Consenting Prepetition Lender with respect to any of the causes of action or proceedings specified in Section 7.a(viii)(A) or (C);

(xii) any Definitive Document filed by the Company, or any related order entered by the Bankruptcy Court, in the Chapter 11 Cases, is immaterially inconsistent with the terms and conditions set forth in this Agreement or is otherwise not in accordance with this Agreement in any immaterial respect, and such event remains uncured (to the extent curable) for a period of five Business Days following the Company’s receipt of notice from the Required Consenting Lenders, as applicable, pursuant to Section 22 hereof;

(xiii) (A) any Definitive Document filed by the Company, or any related order entered by the Bankruptcy Court, in the Chapter 11 Cases, is inconsistent with the terms and conditions set forth in this Agreement or is otherwise not in accordance with this Agreement in any material respect, or (B) any of the terms or conditions of any of the Definitive Documents is waived, amended, supplemented, or otherwise modified without the prior written consent of the Lender Advisors; for the avoidance of doubt, the filing of any plan, proposed bidding procedures, or proposed interim order approving debtor-in-possession financing and/or the use of cash collateral that differs materially from the Plan, Bidding Procedures, and the Interim DIP Order in form or substance agreed to by the Lender Advisors, shall constitute a termination event contemplated by (A) above;

(xiv) any of the Milestones have not been achieved, extended, or waived after the required date for achieving such Milestone, unless such failure is the result of any act, omission or delay on the part of a Consenting Prepetition Lender in violation of its obligations under this

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Agreement (in which case this Consenting Prepetition Lender Termination Event shall not be available as a basis for termination of this Agreement);

(xv) the Debtors enter into any commitment or agreement to receive or obtain, or the Bankruptcy Court enters any order approving, debtor in possession financing, cash collateral usage, exit financing and/or other financing arrangements, other than as expressly contemplated in the DIP Facility or any of the DIP Orders or the Debtors incur any liens or claims that are made senior to, or pari passu with, the liens and claims granted pursuant to the DIP Facility Documents;

(xvi) any of the orders approving the Definitive Documents are reversed, dismissed, stayed, vacated or reconsidered or modified or amended in a manner materially adverse to the Consenting Prepetition Lenders without the consent of the Lender Advisors;

(xvii) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(xviii) entry of a final order that grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any asset that, to the extent such relief were granted, would have a material adverse effect on the consummation of the Restructuring and/or the Sale Process;

(xix) the occurrence of the DIP Termination Date in accordance with the DIP Orders; or

(xx) the Company (i) announces in writing or on the record in the Bankruptcy Court its intention not to support the Restructuring and/or the Sale Transaction, (ii) provides notice to the Lender Advisors pursuant to Section 10 of this Agreement, or (iii) announces in writing or on the record in the Bankruptcy Court, or executes a definitive written agreement with respect, to an Alternative Transaction.

b. Company Termination Events. This Agreement may be terminated by the Company by the delivery to the Consenting Prepetition Lenders (or counsel on their behalf) of a written notice in accordance with Section 22 hereof, upon the occurrence and continuation of any of the following events (each, a “Company Termination Event”):

(i) the breach in any material respect by one or more of the Consenting Prepetition Lenders of any of the representations, warranties, or covenants of such Consenting Prepetition Lender(s) set forth in this Agreement, which breach remains uncured for a period of ten Business Days after the receipt by the applicable Consenting Prepetition Lender from the Company of written notice of such breach, which written notice will set forth in reasonable detail the alleged breach; provided that such breach shall not constitute a Company Termination Event in the event non-breaching Consenting Prepetition Lenders hold 66 2/3% or more of Prepetition Term Loan Claims at the time of such breach;

(ii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the

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consummation of or rendering illegal the Restructuring or any material portion thereof, and either (A) such ruling, judgment, or order has been issued at the request of (or agreement by) a Consenting Prepetition Lender, or (B) in all other circumstances, such ruling, judgment, or order has not been reversed or vacated within 30 calendar days after such issuance; provided that this termination right may not be exercised by the Company if any Company Entity sought or requested such ruling or order in contravention of any obligation set forth in this Agreement;

(iii) Consenting Prepetition Lenders fail to own at least 66 2/3% in aggregate principal amount outstanding of the Prepetition Term Loans;

(iv) the occurrence of the DIP Termination Date in accordance with the DIP Orders;

(v) the Bankruptcy Court (or other court of competent jurisdiction) enters an order (A) directing the appointment of an examiner with expanded powers or a trustee in any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, or (D) the effect of which would render the Restructuring and/or the Sale Transaction incapable of consummation on the terms set forth in this Agreement;

(vi) the board of directors or managers or similar governing body, as applicable, of any Company Entity determines (after consulting with counsel) (A) that continued performance under this Agreement (including taking any action or refraining from taking any action) would be inconsistent with the exercise of its fiduciary duties under applicable law or (B) in the exercise of its fiduciary duties to pursue an Alternative Transaction;

(vii) the Bankruptcy Court enters an order denying the Restructuring and/or the Sale Transaction and such order remains in effect for seven Business Days after entry of such order;

(viii) the Sale Order or the Confirmation Order is reversed or vacated; or

(ix) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable.

c. Mutual Termination. This Agreement may be terminated in writing by mutual agreement of the Company Entities and the Required Consenting Lenders after consulting with the DIP Consulting Lenders (a “Mutual Termination Event”).

d. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice upon the occurrence of the Effective Date (collectively with the Consenting Prepetition Lender Termination Events, the Company Termination Events, and the Mutual Termination Event, the “Termination Events”).

e. Effect of Termination. Upon any termination of this Agreement in accordance with this Section 7, this Agreement shall forthwith become null and void and of no further force or effect

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as to any Party, and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions that it would have been entitled to take had it not entered into this Agreement; provided that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder that arose prior to the date of such termination or any obligations hereunder that expressly survive termination of this Agreement under Section 16 hereof, and provided further, that notwithstanding anything to the contrary herein, the right to terminate this Agreement under this Section 7 shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the occurrence of the applicable Termination Event. Upon the termination of this Agreement that is limited in its effectiveness as to an individual Party or Parties in accordance with this Section 7: (i) this Agreement shall become null and void and of no further force or effect with respect to the terminated Party or Parties, who shall be immediately released from its or their liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it or they would have had and such Party or Parties shall be entitled to take all actions that it or they would have been entitled to take had it or they not entered into this Agreement; provided, the terminated Party or Parties shall not be relieved of any liability for breach or non-performance of its or their obligations hereunder that arose prior to the date of such termination or any obligations hereunder that expressly survive termination of this Agreement under Section 16 hereof; and (ii) this Agreement shall remain in full force and effect with respect to all Parties other than the terminated Party or Parties. Nothing in this Agreement shall be construed as prohibiting the Company or any of the Consenting Prepetition Lenders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of the Company or the ability of the Company to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Prepetition Lender, if any, and (b) any right of any Consenting Prepetition Lender, or the ability of any Consenting Prepetition Lender, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against the Company or another Consenting Prepetition Lender, if any. No purported termination of this Agreement shall be effective under this if the Party seeking to terminate this Agreement is in material breach of this Agreement. The Company acknowledges that, after the Petition Date, the giving of notice of termination by any Party pursuant to this Agreement shall not be considered a violation of the automatic stay of section 362 of the Bankruptcy Code.

8. Definitive Documents; Good Faith Cooperation; Further Assurances.

Subject to the terms and conditions described herein, during the Support Period, each Party, severally and not jointly, hereby covenants and agrees to reasonably cooperate with each other in good faith in connection with, as applicable, the negotiation, drafting, execution (to the extent such Party is a party thereto), consummation, and delivery of the Definitive Documents. Furthermore, subject to the terms and conditions hereof, each of the Parties shall take such action as may be

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reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings.

9. Representations and Warranties.

a. Each Party, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct, and complete as of the date hereof (or, in the case of any Consenting Prepetition Lender who becomes a party hereto after the date hereof, as of the date such Consenting Prepetition Lender becomes a party hereto):

(i) such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part;

(ii) the execution, delivery, and performance by such Party of this Agreement does not and will not (A) violate any provision of law, rule, or regulation applicable to it, its charter, or bylaws (or other similar governing documents); or (B) conflict with, result in a breach of, or constitute a default under any material contractual obligation to which it is a party (provided, however, that with respect to the Company, it is understood that commencing the Chapter 11 Cases may result in a breach of or constitute a default under such obligations);

(iii) this Agreement is, and each of the other Definitive Documents to which such Party is a party prior to its execution and delivery will be, duly authorized;

(iv) except as expressly provided in this Agreement or the Bankruptcy Code, the execution, delivery, and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of or notice to, or other action with or by, any federal, state, or governmental authority or regulatory body, except such filings as may be necessary and/or required by the Bankruptcy Court; and

(v) this Agreement, and each of the Definitive Documents to which such Party is a party will be following execution and delivery thereof, is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

b. Each Consenting Prepetition Lender severally (and not jointly) represents and warrants to the Company that, as of the date hereof (or, if later, as of the date such Consenting Prepetition Lender becomes a party hereto), (i) such Consenting Prepetition Lender is the beneficial owner of (or investment manager, advisor, or subadvisor to one or more beneficial owners of) the aggregate principal amount of Prepetition Term Loan Claims set forth below its name on the signature page

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hereto (or below its name on the signature page of a Joinder Agreement for any Consenting Prepetition Lender that becomes a Party hereto after the date hereof); (ii) such Consenting Prepetition Lender has, with respect to the beneficial owners of such Prepetition Term Loan Claims (as may be set forth on a schedule to such Consenting Prepetition Lender’s signature page hereto), (A) sole investment or voting discretion with respect to such Prepetition Term Loan Claims, (B) full power and authority to vote on and consent to matters concerning such Prepetition Term Loan Claims, and to exchange, assign, and transfer such Prepetition Term Loan Claims, and (C) full power and authority to bind or act on the behalf of such beneficial owners; (iii) other than pursuant to this Agreement, such Prepetition Term Loan Claims are free and clear of any pledge, lien, security interest, charge, claim, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would prevent in any way such Consenting Prepetition Lender’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and (iv) such Consenting Prepetition Lender is not the beneficial owner of (or investment manager, advisor, or subadvisor to one or more beneficial owners of) any other Prepetition Term Loan Claims against any Company Entity.

10. Additional Provisions Regarding Company Entities’ Commitments.

a. Nothing in this Agreement shall require any director, manager or officer of any Company Entity to violate his, her or its fiduciary duties to such Company Entity. No action or inaction on the part of any director, manager or officer of any Company Entity that such directors, managers or officers reasonably believe is required by their fiduciary duties to such Company Entity shall be limited or precluded by this Agreement; provided, however, that no such action or inaction shall be deemed to prevent any of the Consenting Prepetition Lenders from taking actions that they are permitted to take as a result of such actions or inactions, including terminating their obligations hereunder; provided, further, that, if any Company Entity decides, in the exercise of its fiduciary duties, to pursue an Alternative Transaction in accordance with this Section 10, the Company Entities shall give prompt written notice (with email being sufficient) to the Lender Advisors.

b. Notwithstanding anything to the contrary in this Agreement, but subject to the terms of Section 10.a, each Company Entity and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (i) consider or respond to any proposals for Alternative Transactions or competing offers in the Sale Process, (ii) provide access to non-public information concerning any Company Entity to any person or enter into confidentiality agreements or nondisclosure agreements with any person, (iii) maintain or continue discussions or negotiations with respect to Alternative Transactions or competing offers in the Sale Process, (iv) otherwise respond to inquiries or proposals and undertake discussions thereof, with respect to Alternative Transactions or competing offers in the Sale Process (in accordance with the Bidding Procedures), and (v) enter into discussions or negotiations with holders of Claims or Interests, and any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); provided, however, that the Company shall provide copies of any such written proposals (and notice and description of any oral proposals) for any Alternative Transactions to the Lender Advisors, no later than one day following receipt thereof by the Company. If the board of directors of the Company

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Entities decides (i) that proceeding with the Restructuring and/or the Sale Process would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue a proposal for an Alternative Transaction (a “Fiduciary Out”), the Company Entities shall notify the Lender Advisors within one day of such decision. Upon any determination by any Company Entity to exercise a Fiduciary Out, the other Parties to this Agreement shall be immediately and automatically relieved of any obligation to comply with their respective covenants and agreements herein in accordance with this Section 7.b.

c. Notwithstanding anything to the contrary herein, nothing in this Agreement shall create or impose any additional fiduciary obligations upon any Company Entity or any of the Consenting Prepetition Lenders, or any members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents or other representatives of the same or their respective affiliated entities, in such person’s capacity as a member, partner, manager, managing member, officer, director, employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent or other representative of such Party, that such entities did not have prior to the Agreement Effective Date.

d. Nothing in this Agreement shall: (i) impair or waive the rights of any Company Entity to assert or raise any objection permitted under this Agreement in connection with the Restructuring or the Sale Transaction, or (ii) prevent any Company Entity from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

11. Filings and Public Statements.

To the extent reasonably practicable, the Company shall submit drafts to the Lender Advisors of any press releases and communications plans with respect to the Restructuring and/or the Sale Process and public documents and any and all filings with the SEC or the Bankruptcy Court that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least forty-eight (48) hours prior to making any such disclosure, publicizing any such press release, or implementing such communications plan, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall consider any such comments in good faith. Except as required by law or otherwise permitted under the terms of any other agreement between the Company on the one hand, and any Consenting Prepetition Lender, on the other hand, no Party or its advisors (including counsel to any Party) shall disclose to any person (including other Consenting Prepetition Lenders), other than the Company’s advisors, the principal amount or percentage of any Claims or Interests or any other securities of the Company held by any other Party, in each case, without such Party’s prior written consent; provided that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Party a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (including by way of a protective order) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Claims or Interests held by all the Consenting Prepetition Lenders. Any public filing of this

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Agreement with the Bankruptcy Court or the SEC shall not include the executed signature pages to this Agreement. Nothing contained herein shall be deemed to waive, amend or modify the terms of any confidentiality or non-disclosure agreement between the Company and any Consenting Prepetition Lender.

12. Amendments and Waivers.

During the Support Period, this Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended, or supplemented except in a writing signed by the Company Entities and the Required Consenting Lenders after consulting with the DIP Consulting Lenders; provided that: (i) any waiver, modification, amendment, or supplement to this Section 12 shall require the prior written consent of each Party; (ii) any waiver, modification, amendment, or supplement to Section 7.b. shall require the prior written consent of each Consenting Prepetition Lender; (iii) any waiver, modification, amendment, or supplement to the definition of Required Consenting Lenders shall require the prior written consent of each DIP Lender and Consenting Prepetition Lender; (iv) any waiver, modification, amendment, or supplement that adversely affects the economic recoveries or treatment compared to the economic recoveries or treatment set forth in the Restructuring Term Sheet hereto of the Consenting Prepetition Lenders shall require the prior written consent of the Required Consenting Lenders (and must be further consented to by Birch Grove provided that if the Required Consenting Lenders have consented to such waiver, modification, amendment or supplement, Birch Grove’s consent must not be unreasonably withheld or delayed); and (v) any waiver, modification, amendments, or supplement that has a material, disproportionate, and adverse effect on any of the Prepetition Term Loan Claims held by any Consenting Prepetition Lender as compared to the other Consenting Prepetition Lenders, requires the consent of such affected Consenting Prepetition Lender to effectuate such waiver, modification, amendments, or supplement. Amendments to any Definitive Document shall be governed as set forth in such Definitive Document. Any consent required to be provided pursuant to this Section 12 may be delivered by email from the applicable Consenting Prepetition Lender or DIP Lender.

13. Effectiveness.

This Agreement shall become effective and binding on the Parties on the Agreement Effective Date; provided that signature pages executed by Consenting Prepetition Lenders shall be delivered to (a) other Consenting Prepetition Lenders, and counsel to other Consenting Prepetition Lenders (if applicable), in a redacted form that removes such Consenting Prepetition Lenders’ holdings of Claims and Interests and any schedules to such Consenting Prepetition Lenders’ holdings (if applicable) and (b) the Company, the Company Advisors, and the Lender Advisors in an unredacted form.

14. Governing Law; Jurisdiction; Waiver of Jury Trial.

a. Except to the extent superseded by the Bankruptcy Code, this Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the law of the State of Delaware, without giving effect to the conflicts of law principles thereof.

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b. Each of the Parties irrevocably agrees that any legal action, suit, or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in (a) the Bankruptcy Court, for so long as the Chapter 11 Cases are pending, and (b) otherwise, any federal or state court in the state of Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the courts described above, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Subject to the foregoing, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, in any proceeding arising out of or relating to this Agreement, any claim (i) that it is not personally subject to the jurisdiction of the courts as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper, (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, or (D) that the Bankruptcy Court lacks constitutional authority to enter a final judgment.

c. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15. Specific Performance/Remedies.

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law, or in equity.

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16. Survival.

Notwithstanding the termination of this Agreement pursuant to Section 7 hereof, the agreements and obligations of the Parties set forth in Sections 7.e, 12, 14 through 25 (inclusive), 27, and 28 hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Agreement also shall survive such termination.

17. Headings.

The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

18. Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and representatives; provided that nothing contained in this Section 18 shall be deemed to permit Transfers of interests in any Claims against any Company Entity other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations, and obligations of the Parties are, in all respects, several and neither joint nor joint and several. For the avoidance of doubt, the obligations arising out of this Agreement are several and not joint with respect to each Consenting Prepetition Lender, and the Parties agree not to proceed against any Consenting Prepetition Lender for the obligations of another.

19. No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.

20. Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto (including the Restructuring Term Sheet, the Bidding Procedures, the DIP Order, and the DIP Credit Agreement), constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the

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subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and any Consenting Prepetition Lender shall continue in full force and effect in accordance with their terms.

21. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, electronic mail, or otherwise, which shall be deemed to be an original for the purposes of this paragraph.

22. Notices.

All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier or by registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(1) If to the Company, to:

Starry Group Holdings, Inc.
38 Chauncy Street, 2nd Floor
Boston, MA 002111
Attn: William J. Lundregan
Email: wlundregan@starry.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, California 90071
Tel: (213) 485-1234
Attn: Ted A. Dillman
Email: ted.dillman@lw.com

-and-

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Tel: (312) 876-7700
Attn: Jason B. Gott
Email: jason.gott@lw.com

(2) If to a Consenting Prepetition Lender, to the addresses or facsimile numbers set forth below such Consenting Prepetition Lender’s signature to this Agreement or the applicable Joinder Agreement, as the case may be,

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with a copy (which shall not constitute notice) to:

-and-

Sheppard Mullin Richter & Hampton LLP
321 North Clark Street, 32nd Floor
Chicago, IL 60654
Tel: (312) 499-6360
Attn: Justin Bernbrock, Esq.

Bryan V. Uelk, Esq.

Catherine Jun, Esq.
Email: JBernbrock@sheppardmullin.com

BUelk@heppardmullin.com

CJun@heppardmullin.com

Sheppard Mullin Richter & Hampton LLP
333 South Hope Street

43rd Floor
Los Angeles, California 90071
Tel: (213) 617-4236
Attn: Kyle J. Mathews, Esq
Email: kmathews@sheppardmullin.com

-and-

Sheppard Mullin Richter & Hampton LLP
30 Rockefeller Plaza
New York, New York 10112
Tel: (212) 653-8174
Attn: Bijal N. Vira, Esq
Email: BVira@sheppardmullin.com

Any notice given by electronic mail, facsimile, delivery, mail, or courier shall be effective when received.

23. Reservation of Rights; No Admission.

a. Nothing contained herein shall (i) limit (A) the ability of any Party to consult with other Parties, or (B) the rights of any Party under any applicable bankruptcy, insolvency, foreclosure, or similar proceeding, including the right to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as such consultation or appearance is consistent with such Party’s obligations hereunder; (ii) limit the ability of any Consenting Prepetition Lender to sell or enter into any

29

transactions in connection with the Claims, or any other claims against or interests in the Company, subject to the terms of Section 4.b hereof; or (iii) constitute a waiver or amendment of any provision of any applicable credit agreement or any agreements executed in connection with such credit agreement.

b. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by the Company or any of its affiliates and subsidiaries. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

24. Relationship Among Consenting Prepetition Lenders.

It is understood and agreed that no Consenting Prepetition Lender has any duty of trust or confidence in any kind or form to any other Consenting Prepetition Lender, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Prepetition Lender may trade in the debt of the Company without the consent of the Company or any other Consenting Prepetition Lender, subject to applicable securities laws, the terms of this Agreement, and any Confidentiality Agreement entered into with the Company; provided that no Consenting Prepetition Lender shall have any responsibility for any such trading by any other Consenting Prepetition Lender by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Prepetition Lenders shall in any way affect or negate this understanding and agreement.

25. No Solicitation; Representation by Counsel; Adequate Information.

a. This Agreement is not and shall not be deemed to be a solicitation for votes in favor of any plan in the Chapter 11 Cases.

b. Each Party acknowledges that it has had an opportunity to receive information from the Company and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. This Agreement is the product of negotiations among the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to

30

interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

c. Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, a solicitation or acceptance of a chapter 11 plan of reorganization or an offering of securities, each Consenting Prepetition Lender acknowledges, agrees, and represents to the other Parties that it (i) is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act of 1933, (ii) understands that any securities to be acquired by it have not been registered under the Securities Act and that such securities may, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, be offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Prepetition Lender’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (iii) has such knowledge and experience in financial and business matters that such Consenting Prepetition Lender is capable of evaluating the merits and risks of securities and understands and is able to bear any economic risks with such investment.

26. Conflicts.

In the event of any conflict among the terms and provisions of this Agreement and of the Restructuring Term Sheet, the terms and provisions of this Agreement shall control.

27. Payment of Fees and Expenses.

The Company shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses (including travel costs and expenses) of the attorneys, accountants, other professionals, advisors and consultants of the Prepetition Agent, and subject to the consent of the Prepetition Agent, the Prepetition Lenders (whether incurred directly or on their behalf and regardless of whether such fees and expenses are incurred before or after the Petition Date) within five Business Days of the receipt of any invoice therefor (except as may otherwise be provided in an order of the Bankruptcy Court, including the DIP Orders), including the fees and expenses of the following advisors to the Lender Group: (i) Sheppard Mullin Richter & Hampton LLP (as counsel), (ii) AlixPartners LLP (as financial advisor), and (iii) Potter Anderson & Corroon LLP (as local bankruptcy counsel); in each case, including all amounts payable or reimbursable under applicable fee or engagement letters with the Company (which agreements shall not be terminated by the Company before the termination of this Agreement); provided, further, that to the extent that the Company terminates this Agreement under Section 7.b, the Company’s reimbursement obligations under this Section 27 shall survive with respect to any and all fees and expenses incurred on or prior to the date of termination.

28. Interpretation.

For purposes of this Agreement:

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a. in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

b. capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

c. unless otherwise specified, any reference herein to a contract, lease, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

d. unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

e. unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribe or allowed herein. If any payment, distribution, act or deadline hereunder is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act, or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date;

f. unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

g. the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

h. captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

i. references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company laws; and

j. the use of “include” or “including” is without limitation, whether stated or not.

[Remainder of page intentionally left blank.]

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33

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

STARRY GROUP HOLDINGS, INC.

/s/ Chaitanya Kanojia
By: Chaitanya Kanojia

Title: Chief Executive Officer

STARRY, INC.

/s/ Chaitanya Kanojia
By: Chaitanya Kanojia

Title: President

STARRY SPECTRUM HOLDINGS LLC

By: Starry, Inc. its Sole Member

/s/ Chaitanya Kanojia
By: Chaitanya Kanojia

Title: President

Starry (MA), Inc.

/s/ Chaitanya Kanojia
By: Chaitanya Kanojia

Title: President

STARRY SPECTRUM LLC

By: Starry, Inc., its Sole Member

/s/ Chaitanya Kanojia
By: Chaitanya Kanojia

Title: President

34

TESTCO LLC

By Starry, Inc., its Sole Member

/s/ Chaitanya Kanojia
By: Chaitanya Kanojia

Title: President

WIDMO HOLDINGS LLC

By Starry, Inc., its Sole Member

/s/ Chaitanya Kanojia
By: Chaitanya Kanojia

Title: President

VIBRANT COMPOSITES INC.

/s/ William Lundregan
By: William Lundregan

Title: President

STARRY INSTALLATION CORP.

/s/ William Lundregan
By: William Lundregan

Title: President

CONNECT EVERYONE LLC

By Starry, Inc., its Sole Member

/s/ Chaitanya Kanojia
By: Chaitanya Kanojia

Title: President

35

STARRY FOREIGN HOLDINGS INC.

/s/ William Lundregan
By: William Lundregan

Title: President

STARRY PR INC.

/s/ William Lundregan
By: William Lundregan

Title: President

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Additional signature pages have been redacted

37

EXHIBIT A

RESTRUCTURING TERM SHEET

38

STARRY GROUP HOLDINGS, INC.

RESTRUCTURING TERM SHEET

THIS RESTRUCTURING TERM SHEET (THIS “RSA TERM SHEET”) DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH AN OFFER, IF ANY, ONLY SHALL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND OTHER APPLICABLE LAWS.

THIS RSA TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS SHALL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN. THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS. NOTWITHSTANDING ANYTHING ELSE SET FORTH HEREIN OR ELSEWHERE, NO BINDING OBLIGATIONS SHALL BE CREATED BY THIS RSA TERM SHEET.

As used herein, “Consenting Lenders” shall mean those DIP Lenders and/or Prepetition Lenders party to the Restructuring Support Agreement to which this RSA Term Sheet is attached (the “RSA”), and “Consenting Prepetition Lenders” shall mean those Prepetition Lenders party to the Restructuring Support Agreement.. “Required Consenting Lenders” shall mean (i) the Required DIP Lenders and (ii) the Prepetition Lenders holding at least two-thirds of the aggregate outstanding principal amount of Prepetition Term Loans. “Participating GUC Holder” means any holder of a General Unsecured Claim that does not vote to reject the Plan and does not “opt out” of the Third-Party Release; and “Non-Participating GUC Holder” means any holder of a General Unsecured Claim that votes to reject the Plan or “opts out” of the Third-Party Release.

Capitalized terms used but not defined in this RSA Term Sheet have the meanings ascribed to them in the RSA.

OVERVIEW

Pursuant to, and subject to the terms and conditions of the RSA, the Consenting Lenders agree to vote for and support a Plan (defined below), which shall be consistent with the terms set forth herein (unless otherwise agreed by the Company Entities (defined below) and Required Consenting Lenders) and otherwise reasonably acceptable to the Company Entities and Required Consenting Lenders.

Company Entities

Starry Group Holdings, Inc. (“Holdings”); Starry, Inc.; Connect Everyone LLC.; Starry Installation Corp.; Starry (MA) Inc.; Starry Spectrum LLC; Testco LLC; Widmo Holdings LLC; Vibrant Composites, Inc.; Starry Foreign Holdings Inc.; Starry PR Inc. and Starry Spectrum Holdings LLC (collectively, “Company Entities” or “Debtors”).

Existing Funded Indebtedness

The Company Entities’ existing funded indebtedness consists of:

i. the “Tranche A Loans” (the “Tranche A Loans”) under the Credit Agreement, dated as of December 13, 2019 (as amended by that certain First Amendment to Credit Agreement, dated as of September 4, 2020, that certain Second Amendment to Credit Agreement, dated as of January 28, 2021, that certain Third Amendment to Credit Agreement, dated as of June 2, 2021, that certain Fourth Amendment to Credit Agreement, dated as of August 20, 2021, that certain Fifth Amendment to Credit Agreement, dated as of October 6, 2021, that certain Sixth Amendment to Credit Agreement, dated as of January 13, 2022, that certain Seventh Amendment to Credit Agreement, dated as of March 26, 2022, that certain Eighth Amendment to Credit Agreement, dated as of September 13, 2022, that certain Ninth Amendment to Credit Agreement, dated as of December 14, 2022, that certain Tenth Amendment to Credit Agreement, dated as of January 30, 2023, and as may be further amended, amended and restated, supplemented,

39

or otherwise modified from time to time, the “Credit Agreement”), among Starry, Inc., Starry Spectrum Holdings LLC, Starry (MA), Inc., Starry Spectrum LLC, Testco LLC, Widmo Holdings LLC, and Vibrant Composites Inc., as borrowers, the lenders party thereto from time to time (the “Prepetition Lenders”), and ArrowMark Agency Services, LLC, as administrative agent (the “Prepetition Agent”);

ii. the “Tranche B Loans” (the “Tranche B Loans”) under the Credit Agreement;

iii. the “Tranche C Loans” (the “Tranche C Loans”) under the Credit Agreement; and

iv. the “Tranche D Loans” (the “Tranche D Loans” and, together with the Tranche A Loans, the Tranche B Loans, and the Tranche C Loans, the “Prepetition Term Loans”) under the Credit Agreement; provided that, upon approval of, and subject to the occurrence of, the rollup of the Tranche D Loans into the DIP Facility (as defined), the Tranche D Loans shall be excluded from the definition of Prepetition Term Loans.

Implementation

This RSA Term Sheet contemplates:

i. the commencement of voluntary chapter 11 cases of the Company Entities (the “Chapter 11 Cases” and the date on which the Chapter 11 Cases are commenced, the “Petition Date”) pursuant to chapter 11 of title 11 of the United States Code §101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware;

ii. the funding of the DIP Facility, as defined and further described herein, by the Prepetition Lenders, which DIP Facility will convert into a post-emergence financing facility on terms sufficient to ensure feasibility of the Company Entities’ chapter 11 plan (the “Plan”), in connection with the effective date of the Plan (the “Effective Date”); and

iii. (a) a financial restructuring of the existing capital structure of the Company Entities (the “Restructuring”) pursuant to the Plan, which shall be consistent with the terms set forth herein (unless otherwise agreed by the Company Entities and Required Consenting Lenders after consulting with the DIP Consulting Lenders) and otherwise reasonably acceptable to the Company Entities and Required Consenting Lenders after consulting with the DIP Consulting Lenders, or (b) a sale of all or substantially all of the assets (or reorganized equity) of the Company Entities pursuant to section 363 or 1123 of the Bankruptcy Code (the “Sale Transaction”), in either case, to be implemented through the Chapter 11 Cases in the Bankruptcy Court under chapter 11 of the Bankruptcy Code, as provided in this RSA Term Sheet and the RSA.

In either case, the Restructuring or Sale Transaction will be subject to the Bidding Procedures (as defined below), and in a Sale Transaction bidders may submit bids either for (i) the reorganized equity or (ii) the assets of the Company Entities.

The Restructuring or Sale Transaction shall occur in accordance with the milestones set forth on Exhibit 1 attached hereto (the “Milestones”).

A Restructuring of all Company Entities, pursuant to which the Lenders convert the Prepetition Term Loans into the reorganized equity of the Company Entities, shall be the default transaction under the Plan, subject to change by agreement among the Company Entities and the Required Consenting Lenders after consulting with the DIP Consulting Lenders, and, in each case, subject to the submission of higher or better bids

40

for the Company Entities’ reorganized equity or their assets, as contemplated in the Bidding Procedures.
Required Consenting Lenders’ Consent Right

Notwithstanding anything else set forth herein, the form and substance of the Definitive Documents (defined below) shall be reasonably acceptable to the Required Consenting Lenders after consulting with the DIP Consulting Lenders. The Definitive Documents shall include, without limitation, all of the following: (i) the Plan (including any exhibits or supplement(s) filed with respect thereto, (ii) the Disclosure Statement (including any exhibits thereto), (iii) the RSA, (iv) the order confirming the Plan (the “Confirmation Order”), (v) any motion or other pleadings related to the Plan, (vi) the order of the Bankruptcy Court approving the Disclosure Statement and solicitation materials, (vii) the DIP Credit Agreement (including any amendments, modifications, or supplements thereto), (viii) any motions and related declarations filed with the Bankruptcy Court seeking approval of the DIP Credit Agreement, (ix) the interim and final DIP orders, (x) any motion seeking approval of the Bidding Procedures, (xi) any order approving the Bidding Procedures, (xii) the Wind-Down Budget, (xiii) all documents related to the Exit Facility, and (xiv) the order approving the Sale Transaction (the “Sale Order”).

Restructuring

The Restructuring, if applicable, shall be consummated through the distribution of the new common equity (the “New Holdings Common Equity”) of Holdings as reorganized under the Plan (“Reorganized Holdings”) to a newly formed limited liability company (“New Starry”) owned by the holders of Prepetition Term Loan Claims and warrants in New Starry to the DIP Lenders and lenders providing the New Money Exit Loans (defined below). The Company Entities, as reorganized under the Plan, shall be referred to herein as the “Reorganized Debtors.”

Sale Transaction

The Sale Transaction, if applicable, shall be consummated pursuant to sections 363 and/or 1123 of the Bankruptcy Code through a sale of all or substantially all of the assets (or reorganized equity) of the Company Entities to one or more third party buyers.

Bidding Procedures

The reorganized equity or assets of the Company Entities will be marketed pursuant to bidding procedures substantially in the form attached to the RSA (the “Bidding Procedures”), which shall permit bids to acquire all or substantially all of the assets (or reorganized equity) of the Company Entities.

To be a qualified bid, a third party bid must exceed $170,000,000 (the “Starting Bid”) and meet the other requirements established in the Bidding Procedures for the submission of qualified bids.

In the event that one or more qualified bids are obtained, the Debtors shall conduct an auction to determine the highest or otherwise best bid for the Company Entities’ assets (or reorganized equity). The DIP Agent and Prepetition Agent reserve the right to credit bid DIP Loans and/or Prepetition Term Loans on behalf of the DIP Lenders and/or Prepetition Lenders, respectively, in any auction. In the event that such a credit bid is submitted, it shall be considered a qualified bid for all purposes.

DIP Facility

The Chapter 11 Cases (and the Restructuring or Sale Transaction, as applicable) shall be financed by (i) the use of cash collateral on final terms to be reasonably acceptable to the Prepetition Agent, (ii) a postpetition senior secured debtor-in-possession term loan facility (the “DIP Facility”), on terms and conditions set forth in the DIP credit agreement attached to the RSA (the “DIP Credit Agreement”), including (A) an aggregate principal amount of $43,000,000 in “new money” term loans (the “New Money DIP Loans”) and (B) “rolled up” Tranche D Loans of the Prepetition Lenders providing the New Money DIP Loans (the “DIP Roll-Up Loans” and, together with the New Money DIP Loans, the “DIP Loans”), and (iii) cash on hand that is currently

41

being used to support the minimum cash covenants under the Credit Agreement, which shall be made available to be used for operations pursuant to the terms and conditions of the DIP Credit Agreement and the Interim DIP Order.

CLAIMS AND INTERESTS
Administrative Claims

Claims incurred for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code (the “Administrative Claims”), other than Professional Fee Claims (as defined below).

Professional Fee Claims

Claim for professional services, including legal, financial, advisory, accounting, and other services, rendered or costs incurred on or after the Petition Date through the Effective Date by professional persons retained by the Debtors or any statutory committee under sections 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code (the “Professional Fee Claims”).

Priority Tax Claims	Claims of governmental units entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (the “Priority Tax Claims”).
Other Priority Claims

Any Claim other than an Administrative Claim, DIP Facility Claim, or Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code (the “Other Priority Claims”).

DIP Claims

Claims consisting of (i) the aggregate outstanding principal amount of, plus unpaid interest on, the New Money DIP Loans, and all fees, and other expenses related thereto and arising and payable under the DIP Facility (the “New Money DIP Claims”) and (ii) the aggregate outstanding principal amount of, plus unpaid interest on, the DIP Roll-Up Loans, and all fees, and other expenses related thereto and arising and payable under the DIP Facility (the “Roll-Up DIP Claims” and, together with the New Money DIP Claims, the “DIP Claims”).

Other Secured Claims	Secured claims, other than the Prepetition Term Loan Claims and DIP Claims (the “Other Secured Claims”).
Prepetition Term Loan Claims

Claims consisting of the aggregate outstanding principal amount of and unpaid interest on the Prepetition Term Loans, and all unpaid fees and other expenses arising and payable pursuant to the Credit Agreement (the “Prepetition Term Loan Claims”), and, for the avoidance of doubt, the Prepetition Term Loan Claims shall exclude the rolled up Prepetition Term Loans.

General Unsecured Claims

Claims consisting of any prepetition claim against the Company Entities that is not an Administrative Claim, a DIP Claim, a Professional Fee Claim, a Priority Tax Claim, an Other Priority Claim, an Other Secured Claim, a Prepetition Term Loan Claim, an Intercompany Claim (as defined below), or a Subordinated Claim (as defined below) (the “General Unsecured Claims”). The General Unsecured Claims shall be treated as one class of claims for all purposes of the Plan.

Intercompany Claims	Claims consisting of claims against and between Debtors (the “Intercompany Claims”).
Subordinated Claims	Claims consisting of any prepetition claim that is subject to subordination in accordance with sections 510(b)-(c) of the Bankruptcy Code or otherwise (the “Subordinated Claims”).

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Intercompany Interests

All issued, unissued, authorized, or outstanding shares of common stock, preferred stock, or other instruments evidencing an ownership interest in a Debtor held by another Debtor (the “Intercompany Interests”).

Existing Equity Interests

All capital stock of Holdings, including (i) shares of Class A Common Stock and Class X Common Stock, and (ii) options and warrants to purchase capital stock of Holdings (the “Existing Equity Interests”).

TREATMENT OF CLAIMS AND INTERESTS
Unclassified Claims
Administrative Claims

On the Effective Date, except to the extent that such holder agrees to a less favorable treatment, each holder of an allowed Administrative Claim shall receive, in full and final satisfaction of such claim, treatment consistent with section 1129(a)(9)(A) of the Bankruptcy Code.

Professional Fee Claims

The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows from funds held in the Professional Fee Escrow Account, as soon as reasonably practicable after such Professional Fee Claims are allowed by entry of an order of the Bankruptcy Court; provided that the Company Entities’ and Reorganized Debtors’ obligations to pay allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account.

Priority Tax Claims

On the Effective Date, except to the extent that such holder agrees to a less favorable treatment, each holder of a Priority Tax Claim shall receive, in full and final satisfaction of such claim, treatment consistent with section 1129(a)(9)(C) of the Bankruptcy Code.

DIP Claims

In the event of a Restructuring, on the Effective Date, the DIP Claims shall be converted on a dollar-for-dollar basis into first-lien term loans (“Rollover Exit Term Loans”) under an exit credit facility (the “Exit Facility”) under which the Reorganized Debtors will be borrowers. The Exit Facility shall also provide for new money funding to Reorganized Debtors in the amount of $11,000,000 on a committed basis and $10,000,000 on an uncommitted basis (the “New Money Exit Term Loans”) on terms sufficient to establish feasibility of the Plan and shall otherwise be on terms and conditions set forth in the “Exit Facility Term Sheet” attached hereto as Exhibit 2. Participation in the New Money Exit Term Loans shall be open only to DIP Lenders and shall initially be offered on a pro rata basis. The Exit Facility will provide for the issuance of warrants to purchase common equity of New Starry (“Exit Facility Equity”) to DIP Lenders and providers of the New Money Exit Term Loans, on the terms set forth in the Exit Facility Term Sheet; or

In the event of a Sale Transaction, the DIP Claims shall be indefeasibly repaid in full in Cash from the Sale Transaction Proceeds, which treatment may be provided for in any applicable Sale Order.

Classified Claims
Other Priority Claims

On the Effective Date, except to the extent such holder and the Debtor against which such Allowed Other Priority Claim is asserted agree to less favorable treatment for such holder, in full satisfaction of each Allowed Other Priority Claim, each holder thereof shall receive payment in full in Cash or other treatment rendering such Claim Unimpaired. Any Allowed Other Priority Claim that has been expressly assumed by the applicable Successful Bidder under the applicable Sale Transaction Documentation shall not be an obligation of the Debtors (the “Other Priority Claims”).

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Unimpaired – Presumed to Accept
Other Secured Claims

On the Effective Date, except to the extent that such holder agrees to less favorable treatment, each allowed Other Secured Claim, at the option of the applicable Company Entity with the consent of the Required Consenting Lenders (not to be unreasonably withheld and after consulting with the DIP Consulting Lenders), shall (i) be paid in full in Cash including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code, (ii) receive the collateral securing its allowed Other Secured Claim, (iii) receive any other treatment that would render such claim unimpaired.

Unimpaired – Presumed to Accept

Prepetition Term Loan Claims

On the Effective Date, the Prepetition Agent shall receive Cash in an amount sufficient to pay all outstanding unreimbursed fees and expenses, if any, and except to the extent that a Holder of an Allowed Prepetition Term Loan Claim agrees to less favorable treatment, each Holder of an Allowed Prepetition Term Loan Claim shall receive, in full and final satisfaction of its Allowed Prepetition Term Loan Claim:

i. in the event of a Restructuring, its pro rata Share of the New Common Equity (subject to dilution by the Management Incentive Plan and Exit Facility Equity); or

ii. in the event of a Sale Transaction, except as otherwise provided in and giving effect to any applicable Sale Order, its pro rata Share of (1) Cash held by the Debtors immediately following consummation less, (2) without duplication, (a) the Cash to be distributed to Holders of Claims as provided herein, (b) the amount required to fund the Professional Fee Escrow Account, and (c) the Wind-Down Budget.

Impaired – Entitled to Vote

General Unsecured Claims

On the Effective Date, except to the extent that a Holder of an Allowed General Unsecured Claim and the Debtor against which such Allowed General Unsecured Claim is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction of its Allowed General Unsecured Claim:

i. in the event of a Restructuring: (1) each Participating GUC Holder shall receive in full and final satisfaction of its General Unsecured Claim, its Pro Rata Share of the greater of (a) $250,000; and (b) the difference between (i) the amount of professional fees of the Debtor Professionals and Committee Professionals set forth in the Initial Budget minus (ii) the actual amount of professional fees and expenses Allowed to such Retained Professionals at any time, subject to a cap of $2,000,000; and (2) each Non-Participating GUC Holder shall receive no consideration on account of its General Unsecured Claims.

ii. in the event of a Sale Transaction: (1) each Participating GUC Holder shall receive in full and final satisfaction of its Allowed General Unsecured Claim, its Pro Rata Share of the greatest of (a) $250,000; (b) the difference between (i) the amount of professional fees of the Debtor Professionals and Committee Professionals set forth in the Initial Budget minus (ii) the actual amount of professional fees and expenses Allowed to such Retained Professionals at any time, subject to a cap of $2,000,000; and (c) except as otherwise provided in and giving effect to any applicable Sale Order, after the Holders of Allowed Prepetition Term Loan Claims and the Holders of Allowed Claims entitled to priority of payment under 11 U.S.C. § 507 have been satisfied in full in Cash, the amount of Cash, if any, to which Allowed General Unsecured Claims are legally entitled under the Bankruptcy Code;

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and (2) each Non-Participating GUC Holder shall receive, except as otherwise provided in and giving effect to any applicable Sale Order, after the Holders of Allowed Prepetition Term Loan Claims and the Holders of Allowed Claims entitled to priority of payment under 11 U.S.C. § 507 have been satisfied in full in Cash, the amount of Cash, if any, to which Allowed General Unsecured Claims are legally entitled under the Bankruptcy Code.

 Impaired – Entitled to Vote

Intercompany Claims

Notwithstanding any other provision of the Plan, on the Effective Date, except to the extent that a holder of an Allowed Intercompany Claim and the Debtor against which such Allowed Intercompany Claim is asserted agree to less favorable treatment for such Holder, each holder of an Allowed Intercompany Claim shall receive, in full and final satisfaction of its Allowed Intercompany Claim:

i. in the event of a Restructuring, Intercompany Claims shall receive no distribution under the Plan, and all Intercompany Claims shall be adjusted, Reinstated, or discharged in the applicable Debtor’s discretion (with the consent of the Prepetition Agent); or

ii. in the event of a Sale Transaction, Intercompany Claims shall receive no distribution under the Plan, and all Intercompany Claims shall be adjusted, reinstated, or discharged in the applicable Debtor’s discretion, unless otherwise agreed to by the Debtors and the applicable Successful Bidder in connection with one or more Sale Transactions.

Unimpaired – Presumed to Accept or Impaired – Deemed to Reject

Subordinated Claims

On the Effective Date, except to the extent that a Holder of an Allowed Subordinated Claim and the Debtor against which such Allowed Subordinated Claim is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed Subordinated Claim shall receive, in full and final satisfaction of its Allowed Subordinated Claim:

i. in the event of a Restructuring, Subordinated Claims shall receive no distribution under the Plan, and all Subordinated Claims shall be cancelled, released, discharged, and extinguished, as the case may be, and shall be of no further force or effect, whether surrendered for cancellation or otherwise; or

ii. in the event of a Sale Transaction, except as otherwise provided in and giving effect to any applicable Sale Order, after the holders of Allowed Prepetition Term Loan Claims, Holders of Allowed Claims entitled to priority of payment under 11 U.S.C. § 507, and holders of Allowed Claims in Class 4 have been satisfied in full in Cash, holders of Subordinated Claims shall receive the amount of Cash, if any, to which Subordinated Claims are legally entitled under the Bankruptcy Code.

Impaired – Deemed to Reject

Intercompany Interests

On the Effective Date, except to the extent that a Holder of an Allowed Intercompany Interest and the Debtor against which such Allowed Intercompany Interest is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed Intercompany Interest shall receive, in full and final satisfaction of its Allowed Intercompany Interest:

i. In the event of a Restructuring, Intercompany Interests shall receive no distribution under the Plan, and all Intercompany Interests shall be adjusted, Reinstated, or discharged in the applicable Debtor’s discretion (with the consent of the Prepetition Agent); or

ii. In the event of a Sale Transaction, Intercompany Interests shall receive no distribution under the Plan, and all Intercompany Interests shall be adjusted,

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reinstated, or discharged in the applicable Debtor’s discretion, unless otherwise agreed to by the Debtors and the applicable Successful Bidder in connection with one or more Sale Transactions.

Impaired – Deemed to Reject

Existing Equity Interests

On the Effective Date, except to the extent that a Holder of an Allowed Equity Interest and the Debtor against which such Allowed Equity Interest is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed Equity Interest shall receive, in full and final satisfaction of its Allowed Equity Interest:

i. In the event of a Restructuring, Equity Interests shall receive no distribution under the Plan, and all Equity Interests shall be released, discharged, and extinguished, as the case may be, and shall be of no further force or effect, and such Holder shall receive no recovery on account of such Allowed Equity Interest; or

ii. In the event of a Sale Transaction, except as otherwise provided in and giving effect to any applicable Sale Order, after the holders of Allowed Prepetition Term Loan Claims, holders of Allowed Claims entitled to priority of payment under 11 U.S.C. § 507, and Holders of Allowed Claims in Class 4 and Class 6 have been satisfied in full in Cash, holders of Allowed Equity Interests shall receive the amount of Cash, if any, to which Equity Interests are legally entitled under the Bankruptcy Code.

Impaired – Deemed to Reject

OTHER MATERIAL PROVISIONS
Releases and Exculpation	See Exhibit 3.
Treatment of Executory Contracts and Unexpired Leases

The Plan shall provide that, (a) in the event of a Restructuring, any executory contracts and unexpired leases that are not rejected as of the Effective Date (as determined by the Company Entities, subject to the reasonable consent of the Required Consenting Lenders after consulting with the DIP Consulting Lenders), either pursuant to the Plan or a separate motion, shall be deemed assumed by the applicable Company Entity, and (b) in the event of a Sale Transaction, any executory contracts and unexpired leases that are not assumed or assumed and assigned as of the Effective Date, either pursuant to a Sale Transaction or a separate motion, shall be deemed rejected by the applicable Company Entity. The assumption or rejection of any executory contract or unexpired lease by a Company Entity shall be subject to the reasonable consent of the DIP Agent and Prepetition Agent.

Employee Compensation and Benefit Programs

The Plan shall provide that, subject to the consent of the DIP Agent and Prepetition Agent, in the event of a Restructuring, the employment agreements, and all employment, compensation and benefit plans, policies, workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, retirement plans, healthcare plans, disability plans, severance plans, incentive plans, life and accidental and dismemberment insurance plans, and programs of each the Company Entities applicable to any of its employees and retirees, in each case existing as of the Effective Date (collectively, the “Employee Plans”), shall be assumed (and assigned to the Reorganized Debtors, if necessary). Any assumption of Employee Plans pursuant to the Plan shall not be deemed to trigger any applicable change of control, immediate vesting, termination, or similar provisions therein.

Corporate Governance	Reorganized Holdings shall be a private company and all necessary steps shall be taken to deregister from reporting obligations consistent with applicable law. Corporate

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governance for the Reorganized Debtors following the Effective Date shall be subject to applicable law (including section 1123(a)(6) of the Bankruptcy Code, if applicable). New Starry shall be governed by a 5-member board of managers (the “New Board”), one of which will be the chief executive officer of Reorganized Debtors and the others of which will be appointed by the holders of the equity interests in New Starry. The New Organizational Documents (as defined in the Plan) shall be reasonably satisfactory to Birch Grove and shall include customary provisions regarding minority investor rights and protections.

Indemnification

The Plan shall provide that all indemnification obligations currently in place (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Company Entities, as applicable, shall be assumed or assumed and assigned and remain in full force and effect after the Effective Date, and shall survive unimpaired and unaffected, irrespective of when such obligation arose, as applicable. To the extent necessary, the governance documents adopted as of the Effective Date shall include provisions to give effect to the foregoing.

Management Incentive Plan	The Plan shall provide that, in the event of a Restructuring, within 120 days after the Effective Date, the New Board shall adopt a management incentive plan.
Tax Issues

The parties shall cooperate in good faith to structure the Restructuring or Sale Transaction and related transactions in a tax-efficient manner as determined by the DIP Agent and Prepetition Agent in consultation with the Company Entities.

The parties shall cooperate in good faith to determine whether to implement any restrictions on claims trading to preserve the Company Entities’ tax attributes.

The Plan shall provide for the assumption by the Reorganized Debtors (or, if applicable, NewCo) of all use tax claims, unless a Sale Transaction is consummated with a third party buyer, in which case use tax claims shall either be assumed by the buyer or otherwise treated as claims of the relevant class in accordance with the Plan. Nothing herein or in the Plan shall be construed as an admission of liability as to any use tax claims.

Conditions Precedent to the Plan Effective Date

The following shall be conditions precedent to the Effective Date, unless waived by the Company Entities and the Required Consenting Lenders after consulting with the DIP Consulting Lenders:

i. the Bankruptcy Court shall have entered the Confirmation Order and such order shall be (A) in form and substance consistent with the RSA and the RSA Term Sheet, or otherwise acceptable to the Company Entities and Required Consenting Lenders after consulting with the DIP Consulting Lenders, and (B) shall not have been vacated and shall not be stayed pending appeal;

ii. each document or agreement constituting the applicable Definitive Documents shall (A) have been executed and effectuated and remain in full force and effect, (B) be in form and substance reasonably acceptable to the Company Entities and the Required Consenting Lenders after consulting with the DIP Consulting Lenders, and (C) be consistent with the RSA and the RSA Term Sheet, and any conditions precedent related thereto or contained therein shall have been satisfied before or contemporaneously with the occurrence of the Effective Date or otherwise waived;

iii. all governmental and third-party approvals, authorizations, rulings, documents, and consents that may be necessary in connection with the

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Restructuring and related transactions, including from the FCC, shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on the Restructuring and related transactions;

iv. no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, limiting, preventing, or prohibiting the consummation of the Restructuring or any related transactions;

v. the RSA shall be in full force and effect, no termination event or event that would give rise to a termination event under the RSA upon the expiration of the applicable grace period shall have occurred, and the RSA shall not have been validly terminated before the Effective Date;

vi. the relevant Company Entities shall have entered into the Exit Facility, if applicable, pursuant to documents in form and substance consistent with the RSA;

vii. the releases and exculpation consistent with the terms of this RSA Term Sheet shall have been approved;

viii. (A) all of the Prepetition Lenders’ reasonable and documented fees and expenses payable under the RSA shall have been paid in full, and (B) amounts sufficient to pay estate professionals in full shall have been placed in a professional fee escrow account pending approval of payment of such fees and expenses by the Bankruptcy Court.

The Effective Date shall be based on timing of receiving approval for consummation of the Plan from the Federal Communications Commission (“FCC”).

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EXHIBIT 1

Milestones

Set forth below are the Milestones referenced in the RSA Term Sheet to which this Exhibit 1 is attached. Capitalized terms used but not otherwise defined below have the meanings ascribed to them in the RSA Term Sheet. All references to “days” below mean calendar days.

Milestones for Marketing and Auction Process

1. The Company Entities shall have filed a motion to approve the Bidding Procedures and implement a Sale Transaction as contemplated therein with the Bankruptcy Court on the Petition Date.

2. The Company Entities shall have obtained the Bankruptcy Court’s approval of the Bidding Procedures on or before the day that is 30 days after the Petition Date.

3. The deadline for qualified bids submitted pursuant to the Bidding Procedures shall occur on or before the day that is 50 days after the Petition Date (the “Bid Deadline”).

4. The Company Entities shall have commenced the Auction, if any, on or before the day that is 5 days after the Bid Deadline.

5. If one or more third party bidders submit qualified bids and are selected as the highest or otherwise best bidder to obtain all or substantially all of the Company Entities’ assets in accordance with the Bidding Procedures and other than a sale pursuant to the Plan, the Bankruptcy Court shall have entered the Sale Order on or before the day that is 3 business days after the Auction concludes.

6. If a Sale Transaction will occur other than pursuant to the Plan, the Company Entities shall have submitted an application to the FCC for approval of the transfer of all applicable licenses on or before the day that is 7 days after the Sale Order is entered.

7. If a Sale Transaction will occur other than pursuant to the Plan, all conditions to closing of the Sale Transaction, other than FCC approval, shall have been satisfied on or before the day that is 15 days after entry of the Sale Order, and FCC approval shall have been received on or before the day that is 90 days after entry of the Sale Order.

Milestones for Plan Confirmation

1. The Company Entities shall have filed the Plan and Disclosure Statement with the Bankruptcy Court on the Petition Date.

2. The Company Entities shall have obtained the Bankruptcy Court’s approval of the Disclosure Statement and the process for solicitation of votes and noticing of Plan confirmation on or before the day that is 45 days after the Petition Date.

3. If no Qualified Bid is received on or before the Bid Deadline, the Company Entities shall have submitted an application to the FCC for approval of the transfer of all applicable licenses on or before the day that 10 days after the Bid Deadline. If a Sale Transaction will occur pursuant to the Plan, the Company Entities shall have submitted an application to the FCC for approval of the transfer of all applicable licenses on or before the day that 10 days after the Auction concludes.

4. The Bankruptcy Court shall have entered the Confirmation Order on or before the day that is 80 days after the Petition Date.

5. The Effective Date of the Plan shall have occurred as to each of the Company Entities on or before the day that is 45 days after the entry of the Confirmation Order.

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Milestones for DIP Financing

1. The Company Entities shall have filed the DIP Motion with the Bankruptcy Court on the Petition Date.

2. The Company Entities shall have obtained the Bankruptcy Court’s approval of the Interim DIP Order on or before the day that is 3 business days after the Petition Date.

3. The Company Entities shall have obtained the Bankruptcy Court’s approval of the Final DIP Order on or before the day that is 35 days after the Petition Date.

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EXHIBIT 2

Exit Facility Term Sheet

(See attached)

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EXHIBIT 3

Releases and Exculpation

A. Discharge of Claims and Termination of Equity Interests; Compromise and Settlement of Claims, Equity Interests, and Controversies.

Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan (including, for the avoidance of doubt, Article III.C), the distributions, rights, and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release, and discharge, effective as of the Effective Date, of all Equity Interests and Claims of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against the Debtors, the Reorganized Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Equity Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim is Allowed; or (3) the Holder of such Claim or Equity Interest has accepted the Plan. Except as otherwise provided herein, any default by the Debtors with respect to any Claim that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan. For the avoidance of doubt, nothing in this Article IX.A shall affect the rights of Holders of Claims to seek to enforce the Plan, including the distributions to which Holders of Allowed Claims are entitled under the Plan.

In consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle any Claims against the Debtors and their Estates, as well as claims and Causes of Action against other Entities.

B. Releases by the Debtors

Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in this Plan, effective as of the Effective Date, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, the Debtor Releasing Parties will be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full release, to the maximum extent permitted by law, to each of the Released Parties (and each such Released Party so released shall be deemed forever released by the Debtor Releasing Parties) and their respective assets and properties (the “Debtor Release”) from any and all claims, Causes of Action, and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state statutory or common laws, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors, including, without limitation, (i) the Chapter 11 Cases, the Disclosure Statement, this Plan, the Restructuring Support Agreement, the Restructuring Documents, the Sale Process (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan; (iii) the business or contractual arrangements between any Debtor and any Released Parties; (iv) the negotiation, formulation or preparation of the Restructuring Support Agreement, this Plan, the

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Disclosure Statement, the Plan Supplement, the Restructuring Documents, any Sale Transaction Documentation, or any agreements, instruments or other documents related to any of the foregoing; (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases; (vi) the purchase, sale, or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors; and/or (vii) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan that such Debtor Releasing Party would have been legally entitled to assert (whether individually, collectively, or on behalf of any Holder of a Claim or Equity Interest) or that any Holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for, or on behalf or in the name of, any Debtor, its respective Estate or any Reorganized Debtor (whether directly or derivatively) against any of the Released Parties; provided, however, that the foregoing provisions of this Debtor Release shall not operate to waive or release: (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (ii) the rights of such Debtor Releasing Party to enforce this Plan, any Sale Transaction Documentation and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan or any Sale Transaction or assumed pursuant to this Plan or any Sale Transaction or assumed pursuant to Final Order of the Bankruptcy Court. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person, and the Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding the foregoing, nothing in this Article IX.B shall or shall be deemed to (i) prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors and/or (ii) operate as a release or waiver of any Intercompany Claims, in each case unless otherwise expressly provided for in this Plan.

C. Third-Party Releases

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, effective as of the Effective Date, to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, and without limiting or otherwise modifying the scope of the Debtor Release provided by the Debtor Releasing Parties above, each Non-Debtor Releasing Party, on behalf of itself and any affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, Representatives, consultants, agents, and any other Persons that might seek to claim under or through them, will be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full release to each of the Released Parties (and each such Released Party so released shall be deemed forever released by the Non-Debtor Releasing Parties) and their respective assets and properties (the “Third-Party Release”) from any and all claims, interests, Causes of Action, and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, matured or unmatured, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state statutory or common laws, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, based on or relating to, or in any manner arising from, in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors, including, without limitation, (i) the Chapter 11 Cases, the Disclosure Statement, this Plan, the Restructuring Support Agreement, the Restructuring Documents, the Sale Process; (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan; (iii) the business or contractual arrangements between any Debtor and any Released Parties; (iv) the negotiation, formulation or preparation of the Restructuring Support Agreement, this Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, any Sale Transaction Documentation, or any agreements, instruments or other documents related to any of the foregoing; (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases; (vi) the purchase, sale, or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors; and/or (vii) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan that such Non-Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) against any of the Released Parties; provided, however, that the foregoing provisions of this Third-Party Release shall not operate to waive or release: (i) any Causes of Action arising

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from willful misconduct, actual fraud, or gross negligence of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (ii) the rights of such Non-Debtor Releasing Party to enforce this Plan, any Sale Transaction Documentation and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan or any Sale Transaction or assumed pursuant to this Plan or any Sale Transaction or Final Order of the Bankruptcy Court. The foregoing release shall be effective as of the Effective Date, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person, and the Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Third-Party Release.

D. Exculpation

Effective as of the Effective Date, the Exculpated Parties shall neither have nor incur any liability to any Person or Entity for any claims or Causes of Action or for any act taken or omitted to be taken on or after the Petition Date and prior to or on the Effective Date in connection with, or related to, the administration of the Chapter 11 Cases, commencement of the Chapter 11 Cases, pursuit of Confirmation and consummation of this Plan, making Distributions, the Disclosure Statement, the Sale Process, the 363 Sale Order, or the solicitation of votes for, or Confirmation of, this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the issuance of securities under or in connection with this Plan; the purchase, sale, or rescission of the purchase or sale of any asset or security of the Debtors; or the transactions or documentation in furtherance of any of the foregoing, including but not limited to the RSA; or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or Confirmation or consummation of this Plan; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (ii) the rights of any Person or Entity to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with this Plan or assumed pursuant to this Plan or Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions. The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. Notwithstanding the foregoing, nothing in this Article IX.D shall or shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors, in each case unless otherwise expressly provided for in this Plan. The Exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

E. Injunction

Except as otherwise provided in the Plan or the Confirmation Order (and, for the avoidance of doubt, subject to Article III.C of the Plan), all entities who have held, hold, or may hold Claims, Interests, Causes of Action, or liabilities that: (a) are subject to compromise and settlement pursuant to the terms of the Plan; (b) have been released pursuant to Article IX.B of the Plan; (c) have been released pursuant to Article IX.C of the Plan, (d) are subject to exculpation pursuant to Article IX.D of the Plan (but only to the extent of the exculpation provided in clause D above), or (e) are otherwise discharged, satisfied, stayed or terminated pursuant to the terms of the Plan, are permanently enjoined and precluded, from and after the Effective Date, from commencing or continuing in any manner, any action or other proceeding, including on account of any claims, interests, Causes of Action, or liabilities that have been compromised or settled against the Debtors, the Reorganized Debtors, or any Entity so released or exculpated (or the property or estate of any Entity, directly or indirectly, so released or exculpated) on account of, or in connection with or with respect to, any discharged, released, settled, compromised, or exculpated claims, interests, Causes of Action, or liabilities.

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F. Defined Terms

“363 Sale Order” means one or more orders of the Bankruptcy Court approving the sale of any assets of the Debtors’ Estates pursuant to section 363(b) of the Bankruptcy Code, but excluding the Confirmation Order as it may pertain to any sale of Acquired Assets under this Plan.

“363 Sale Transaction” means any sale of assets of the Debtors’ Estates pursuant to a 363 Sale Order.

“363 Sale Transaction Documentation” means one or more asset purchase agreements or purchase and sale agreements and related documents, including, without limitation, the applicable Assumed Contracts List, in each case, in form and substance reasonably acceptable to the Debtors, pursuant to which the Debtors effectuate any 363 Sale Transaction.

“Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license, and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). For the avoidance of doubt, Cause of Action also includes (i) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (ii) the right to object to Claims or Interests, (iii) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, (iv) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (v) any Avoidance Action or state law fraudulent transfer claim.

“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

“Debtor Releasing Parties” means the Debtors and the Reorganized Debtors, in their respective individual capacities and as debtors-in-possession, and on behalf of themselves and their respective Estates, including, without limitation, any successor to the Debtors, any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, and any persons who may purport to assert any causes of action derivatively through the foregoing persons.

“Equity Interest” means any issued, unissued, authorized, or outstanding shares of common stock, preferred stock, or other instrument evidencing an ownership interest in a Debtor, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date; provided that Equity Interest does not include any Intercompany Interest.

“Exculpated Party” means (a) the Debtors; (b) the Reorganized Debtors; (c) the Committee; and (d) with respect to each of the foregoing in clauses (a), (b) and (c), solely to the extent they are estate fiduciaries, each such Entity’s current and former affiliates, and each such Entity’s and its current and former affiliates’ current and former subsidiaries, officers, directors (including any sub-committee of directors), managers, principals, members (including ex officio members and managing members), employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such on or after the Petition Date and prior to or on the Effective Date.

“Holder” means an Entity holding a Claim or Interest.

“Intercompany Interest” means any issued, unissued, authorized, or outstanding shares of common stock, preferred stock, or other instrument evidencing an ownership interest in a Debtor held by another Debtor.

“Interests” means, collectively, Equity Interests and Intercompany Interests.

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“Non-Debtor Releasing Parties” means (a) all Holders of Claims that vote to accept the Plan; (b) all Holders of Claims that are entitled to vote to accept or reject the Plan and that abstain from voting on the Plan or vote to reject the Plan but, in each case, do not “opt out” of the releases set forth in Article IX.C of the Plan by checking the box on their respective Ballot; (c) all Holders of Claims that are presumed to accept the Plan; (d) all Holders of Claims and Interests that are deemed to reject the Plan and that do not “opt out” of the releases provided by the Plan in accordance with the Disclosure Statement Order; (e) counterparties to Executory Contracts and/or Unexpired Leases that do not “opt out” of the releases in accordance with the Disclosure Statement Order; (f) the DIP Agent and the Prepetition Agent; (g) the DIP Lenders and the Prepetition Lenders; (h) any Successful Bidder, if applicable, and (i) all other Released Parties (other than any Debtor Releasing Party).

“Plan Sale Transaction” means the transfer, in one or more transactions, of the Acquired Assets to the applicable Successful Bidder and the assumption by the applicable Successful Bidder of the Assumed Liabilities free and clear of all Liens, Claims, charges, and other encumbrances (other than the Assumed Liabilities) under this Plan and the Confirmation Order and pursuant to section 1123 of the Bankruptcy Code on the terms and conditions set forth in the Plan Sale Transaction Documentation.

“Plan Sale Transaction Documentation” means one or more asset purchase agreements or purchase and sale agreements and related documents, including, without limitation, the Assumed Contracts List, in each case, in form and substance reasonably acceptable to the Debtors, pursuant to which the Debtors will effectuate any Plan Sale Transaction.

“Released Party” means, collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the DIP Agent and the Prepetition Agent; (d) the DIP Lenders and the Prepetition Lenders; (e) any Successful Bidder, if any; and (f) the respective Related Persons for each of the foregoing provided, that, any party identified in clauses (a) through (e) hereof shall not be a Released Party unless such party is also a Releasing Party.

“Releasing Parties” means, collectively, Debtor Releasing Parties and Non-Debtor Releasing Parties, including each Related Person of each Entity for which such Entity is legally entitled to bind such Related Person to the releases contained in the Plan under applicable law.

“Sale Process” means the sale process conducted in accordance with the Bidding Procedures.

“Sale Transaction” means a 363 Sale Transaction or a Plan Sale Transaction.

“Sale Transaction Documentation” means any 363 Sale Transaction Documentation and any Plan Sale Transaction Documentation.

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EXHIBIT B

PLAN

57

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION
OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE
SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY
THE BANKRUPTCY COURT. THE DEBTORS RESERVE THE RIGHT TO
AMEND, SUPPLEMENT, OR OTHERWISE MODIFY THIS PLAN PRIOR TO AND UP TO THE DATE OF SUCH HEARING.

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

--------------------------------------------------------- In re: STARRY GROUP HOLDINGS, INC., et al., Debtors. ---------------------------------------------------------	x : : : : : : : x	Chapter 11 Case No. 23-_____ (___) (Joint Administration Requested)

JOINT CHAPTER 11 PLAN OF

REORGANIZATION OF STARRY GROUP HOLDINGS, INC. AND ITS
DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

LATHAM & WATKINS LLP

Jeffrey E. Bjork (pro hac vice admission pending)

Ted A. Dillman (pro hac vice admission pending)
Jeffrey T. Mispagel (pro hac vice admission pending)
355 South Grand Avenue, Suite 100

Los Angeles, California 90071

Telephone: (213) 485-1234

Facsimile: (213) 891-8763

Email: jeff.bjork@lw.com

   ted.dillman@lw.com

   jeffrey.mispagel@lw.com

- and -

Jason B. Gott (pro hac vice admission pending)

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Telephone: (312) 876-7700

Facsimile: (312) 993-9767

Email: jason.gott@lw.com

Proposed Counsel for Debtors and Debtors in Possession

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Michael R. Nestor (No. 3526)

Kara Hammond Coyle (No. 4410)

Joseph M. Mulvihill (No. 6061)

Timothy R. Powell (No. 6894)

Rodney Square, 1000 North King Street

Wilmington, Delaware 19801

Telephone: (302) 571-6600

Facsimile: (302) 571-1253

Email: mnestor@ycst.com

             kcoyle@ycst.com

             jmulvihill@ycst.com

             tpowell@ycst.com

i

February 20, 2023

1. TABLE OF CONTENTS

2. Page

Article I. DEFINED TERMS AND RULES OF INTERPRETATION		1
A.	Defined Terms	1
B.	Rules of Interpretation	15
Article II. ADMINISTRATIVE CLAIMS, DIP FACILITY CLAIMS, PRIORITY TAX CLAIMS, OTHER PRIORITY CLAIMS AND UNITED STATES TRUSTEE STATUTORY FEES		16
A.	Administrative Claims	16
B.	DIP Facility Claims	18
C.	Priority Tax Claims	18
D.	United States Trustee Statutory Fees	18
Article III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		18
A.	Classification of Claims	18
B.	Treatment of Claims and Interests	19
C.	Special Provision Governing Unimpaired Claims	24
D.	Acceptance or Rejection of the Plan	24
E.	Nonconsensual Confirmation	25
F.	Subordination	25
G.	Elimination of Vacant Classes	25
H.	Intercompany Claims	25
Article IV. MEANS FOR IMPLEMENTATION OF THE PLAN		25
A.	General Settlement of Claims and Interests	25
B.	Restructuring	26
C.	Sale Transaction	26
D.	Corporate Existence	26
E.	Vesting of Assets in the Reorganized Debtors	27
F.	Indemnification Provisions in Organizational Documents	27
G.	Cancellation of Agreements and Equity Interests	27
H.	Sources for Plan Distributions	28
I.	Exit Facility	28
J.	Reorganized Debtors’ Ownership In the Event of a Restructuring	29
K.	Exemption from Registration Requirements	29
L.	Organizational Documents	30
M.	Exemption from Certain Transfer Taxes and Recording Fees	30
N.	Other Tax Matters	30
O.	Plan Administrator	31
P.	Directors and Officers of the Reorganized Debtors In the Event of a Restructuring or Equity Sale	31
Q.	Directors and Officers Insurance Policies	31
R.	Preservation of Rights of Action	32
S.	Corporate Action	33
T.	Effectuating Documents; Further Transactions	33
U.	Management Incentive Plan	33
V.	Company Status Upon Emergence	33
W.	Wind-Down	34
X.	Wind-Down Amount.	34

Y.	Dissolution of the Boards of the Debtors.	34
Z.	Closing the Chapter 11 Cases	34
Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES; EMPLOYEE BENEFITS; AND INSURANCE POLICIES		35
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	35
B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	36
C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	36
D.	Contracts and Leases Entered into After the Petition Date	36
E.	Reservation of Rights	37
F.	Employee Compensation and Benefits in a Restructuring	37
Article VI. PROVISIONS GOVERNING DISTRIBUTIONS		38
A.	Distribution on Account of Claims Allowed as of the Effective Date	38
B.	Distributions on Account of Claims Allowed After the Effective Date	38
C.	Timing and Calculation of Amounts to Be Distributed	38
D.	Delivery of Distributions	39
E.	Compliance with Tax Requirements/Allocations	41
F.	Surrender of Canceled Instruments or Securities	41
G.	Applicability of Insurance Policies.	41
Article VII. PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS OR EQUITY INTERESTS		42
A.	Allowance of Claims	42
B.	Prosecution of Objections to Claims	42
C.	Estimation of Claims	42
D.	No Distributions Pending Allowance	42
E.	Time to File Objections to Claims	43
Article VIII. CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE		43
A.	Conditions Precedent to Confirmation	43
B.	Conditions Precedent to the Effective Date	43
C.	Waiver of Conditions	44
D.	Effect of Non-Occurrence of Conditions to the Effective Date	44
Article IX. RELEASE, INJUNCTION, AND RELATED PROVISIONS		44
A.	Discharge of Claims and Termination of Equity Interests; Compromise and Settlement of Claims, Equity Interests, and Controversies.	44
B.	Releases by the Debtors	45
C.	Third-Party Release	46
D.	Exculpation	47
E.	Injunction	48
F.	Setoffs and Recoupment	48
G.	Release of Liens	48
Article X. RETENTION OF JURISDICTION		49
Article XI. MODIFICATION, REVOCATION, OR WITHDRAWAL OF PLAN		51
A.	Modification of Plan	51
B.	Effect of Confirmation on Modifications	51
C.	Revocation of Plan; Reservation of Rights if Effective Date Does Not Occur	51
Article XII. MISCELLANEOUS PROVISIONS		52
A.	Immediate Binding Effect	52
B.	Additional Documents	52
C.	Payment of Statutory Fees	52

D.	Reservation of Rights	52
E.	Successors and Assigns	52
F.	Service of Documents	52
G.	Term of Injunctions or Stays	54
H.	Entire Agreement	54
I.	Governing Law	54
J.	Exhibits	54
K.	Nonseverability of Plan Provisions upon Confirmation	55
L.	Conflicts	55
M.	Dissolution of the Committee	55
N.	Section 1125(e) Good Faith Compliance	55

JOINT CHAPTER 11 PLAN OF

REORGANIZATION OF STARRY GROUP HOLDINGS, INC. AND ITS
DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Starry Group Holdings, Inc. and each of the debtors and debtors-in-possession in the above captioned cases (each a “Debtor” and, collectively, the “Debtors”), propose this joint plan of reorganization (the “Plan”) for the resolution of the outstanding Claims against, and Interests in, the Debtors. Capitalized terms used in the Plan and not otherwise defined have the meanings ascribed to such terms in Article I.A of the Plan.

Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors.

The Debtors are pursuing on parallel paths both the Restructuring and a Sale Transaction, all as described in further detail in the Disclosure Statement. Any Sale Transaction may be implemented pursuant to this Plan and the Confirmation Order or pursuant to a separate 363 Sale Order. The Debtors may sell all or substantially all of their assets or the Reorganized Starry Holdings Equity in a Sale Transaction under this Plan or a 363 Sale Order, in which case the proceeds thereof shall be distributed in accordance with the applicable provisions of this Plan, the Debtors will be wound down, and the Restructuring will not occur. If the Debtors do not sell all or substantially all of their assets or the Reorganized Starry Holdings Equity under the Plan or a 363 Sale Order, they will consummate the Restructuring.

Reference is made to the Disclosure Statement, filed contemporaneously with the Plan, for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections, and future operations, as well as a summary and analysis of the Plan and certain related matters, including distributions to be made under the Plan.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

Article I.

DEFINED TERMS AND RULES OF INTERPRETATION

A. Defined Terms

The following terms shall have the following meanings when used in capitalized form herein:

1. “363 Sale Order” means one or more orders of the Bankruptcy Court approving the sale of any assets of the Debtors’ Estates pursuant to section 363(b) of the Bankruptcy Code, but excluding the Confirmation Order as it may pertain to any sale of Acquired Assets under this Plan.

2. “363 Sale Transaction” means any sale of assets of the Debtors’ Estates pursuant to a 363 Sale Order.

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3. “363 Sale Transaction Documentation” means one or more asset purchase agreements or purchase and sale agreements and related documents, including, without limitation, the applicable Assumed Contracts List, in each case, in form and substance reasonably acceptable to the Debtors, pursuant to which the Debtors effectuate any 363 Sale Transaction.

4. “Acquired Assets” means all assets contained in the definition or definitions of “acquired assets” set forth in any Sale Transaction Documentation (or such other similar term as may be used in such Sale Transaction Documentation).

5. “Administrative Claim” means a Claim (other than any DIP Facility Claim or Intercompany Claim) for costs and expenses of administration under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims (to the extent Allowed by the Bankruptcy Court); and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911‑1930.

6. “Administrative Claims Bar Date” means the date that is the 30th day after the Effective Date, or such other date as is ordered by the Court.

7. “Agents” means the DIP Agent, Prepetition Agent, and Exit Facility Agent.

8. “Affiliate” means an affiliate as defined in section 101(2) of the Bankruptcy Code.

9. “Allowed” means: (a) any Claim or Interest (i) as to which no objection has been Filed prior to the Claims Objection Deadline and that is evidenced by a Proof of Claim or Interest, as applicable, timely Filed by the applicable Bar Date or that is not required to be evidenced by a Filed Proof of Claim or Interest, as applicable, under the Plan, the Bankruptcy Code, or a Final Order, and no request for estimation or other challenge, including pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed, or (ii) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective Holder; (b) any Claim or Interest that is scheduled by the Debtors as neither disputed, contingent, nor unliquidated, and as for which no Proof of Claim or Interest, as applicable, has been timely Filed in an unliquidated or a different amount; (c) any Claim or Interest that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or the Reorganized Debtors, as applicable; (d) any Claim or Interest as to which the liability of the Debtors or Reorganized Debtors, as applicable, and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court; or (e) any Claim or Interest expressly allowed under this Plan. “Allow,” “Allows,” and “Allowing” shall have correlative meanings.

10. “Assumed Contracts” means those Executory Contracts and Unexpired Leases that are to be (i) assumed by the Debtors in the Restructuring or (ii) assumed and assigned by the Debtors to the applicable Successful Bidder or its designee pursuant to and as set forth in the Confirmation Order and any applicable Sale Transaction Documentation.

11. “Assumed Contracts List” means the list or lists of Assumed Contracts, which will be included in preliminary form in the Plan Supplement.

12. “Assumed Liabilities” has the meaning set forth in any Sale Transaction Documentation (or such other similar term as may be used in such Sale Transaction Documentation).

13. “Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the

2

Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

14. “Ballot” means the ballots accompanying the Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process.

15. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

16. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases.

17. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases, and the general, local, and chambers rules of the Bankruptcy Court.

18. “Bar Date” means the applicable date established by the Bankruptcy Court by which respective Proofs of Claims and Interests must be filed.

19. “Bidding Procedures” means the bidding procedures attached as Exhibit 1 to the Bidding Procedures Order, as such bidding procedures may be amended from time to time in accordance with its terms.

20. “Bidding Procedures Order” means the Order (A) Establishing Bidding Procedures for Sale of Substantially all Assets, (B) Scheduling Auction and Sale Hearing, and (C) Approving Form and Manner of Notice Thereof, (II) Approving Sale of Substantially all Assets Free and Clear of Liens, Claims, Encumbrances, and Other Interests, and (III) Granting Related Relief [Docket No. [●]], as such order may be amended, supplemented, or modified from time to time.

21. “Birch Grove” has the meaning set forth in the DIP Credit Agreement.

22. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)).

23. “Cash” means the legal tender of the United States of America or the equivalent thereof.

24. “Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license, and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). For the avoidance of doubt, Cause of Action also includes (i) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (ii) the right to object to Claims or Interests, (iii) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, (iv) any claim or defense including

3

fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (v) any Avoidance Action or state law fraudulent transfer claim.

25. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case filed for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the jointly administered chapter 11 cases for all of the Debtors.

26. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

27. “Claims Objection Deadline” means the deadline for objecting to a Claim, which shall be on the date that is the later of (a)(i) with respect to Administrative Claims, 150 days after the Administrative Claims Bar Date or (ii) with respect to all other Claims, 180 days after the Effective Date and (b) such other deadline as may be specifically fixed by the Debtors or the Reorganized Debtors, as applicable, or by an order of the Bankruptcy Court for objecting to such Claims.

28. “Claims Register” means the official register of Claims maintained by the Notice and Claims Agent.

29. “Class” means a category of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

30. “Committee” means the statutory committee of unsecured creditors, if any, appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the United States Trustee.

31. “Committee Professionals” means Persons or firms retained by any statutory committee appointed in the Chapter 11 Cases pursuant to section 328 or 1103 of the Bankruptcy Code.

32. “Compensation and Benefits Programs” means all employment, confidentiality, and non-competition agreements, bonus, gainshare, and incentive programs (other than awards of Equity Interests, stock options, restricted stock, restricted stock units, warrants, rights, convertible, exercisable, or exchangeable securities, stock appreciation rights, phantom stock rights, redemption rights, profits interests, equity-based awards, or contractual rights to purchase or acquire equity interest at any time and all rights arising with respect thereto), vacation, holiday pay, severance, retirement, supplemental retirement, executive retirement, pension, deferred compensation, medical, dental, vision, life and disability insurance, flexible spending account, and other health and welfare benefit plans, employee expense reimbursement, and other benefit obligations of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees, and non-employee directors and the employees, former employees and retirees of their subsidiaries.

33. “Confirmation” means the entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

34. “Confirmation Date” means the date upon which Confirmation occurs.

35. “Confirmation Hearing” means the hearing conducted by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

36. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

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37. “Consenting Prepetition Lenders” means the Holders of Prepetition Term Loan Claims that are or become party to the Restructuring Support Agreement in accordance with the terms thereof.

38. “Contract Noticing Procedures” means the procedures and deadlines relating to the provision of notice to and timing for objections by non-Debtor counterparties to Executory Contracts and Unexpired Leases in respect of Cure Costs and any other objections to assumption or assumption and assignment of Executory Contracts and Unexpired Leases, as approved by the Bankruptcy Court in the Order (I) Authorizing Assumption and Assignment of Executory Contracts and Unexpired Leases, (II) Establishing Assumption Procedures, and (III) Granting Related Relief [Docket No. [●]].

39. “Cure Cost” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties to an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

40. “D&O Liability Insurance Policies” means, collectively, all insurance policies (including any “tail policies” and all agreements, documents, or instruments related thereto) issued at any time to or providing coverage to of any of the Debtors for current or former directors’, managers’, and officers’ liability.

41. “Debtor Professionals” means Persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code, including Latham & Watkins LLP, Young Conaway Stargatt & Taylor, LLP, PJT Partners LP, FTI Consulting, Inc., and Kurtzman Carson Consultants LLC.

42. “Debtor Release” means the releases set forth in Article IX.B of the Plan.

43. “Debtor Releasing Parties” means the Debtors and the Reorganized Debtors, in their respective individual capacities and as debtors-in-possession, and on behalf of themselves and their respective Estates, including, without limitation, any successor to the Debtors, any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, and any persons who may purport to assert any Causes of Action derivatively through the foregoing persons.

44. “Definitive Documents” has the meaning set forth in the Restructuring Support Agreement.

45. “Definitive Document Consent Rights” means any and all consultation, information, notice, approval, and consent rights of the Required Consenting Lenders after consultation with Birch Grove set forth in the Restructuring Support Agreement or any other Definitive Document with respect to the form and substance of such Definitive Document; provided that, as set forth in the Restructuring Support Agreement, the form and substance of the Definitive Documents shall be reasonably acceptable to the Required Consenting Lenders and Birch Grove.

46. “DIP Agent” means ArrowMark Agency Services, LLC, in its capacity as administrative agent under the DIP Facility, and, if applicable, any successor agent.

47. “DIP Credit Agreement” means that certain Senior Secured Super-Priority Priming Term Loan Debtor-in-Possession Credit Agreement, as may be amended, supplemented, or modified from time to time, among the Debtors, the DIP Lenders, and the DIP Agent.

48. “DIP Facility” means certain credit facilities the terms of which are governed by the DIP Credit Agreement and agreements entered into in connection therewith, all as approved by the DIP Orders (as may be amended, modified, ratified, extended, renewed, restated or replaced from time to time in accordance with the DIP Credit Agreement and the DIP Orders).

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49. “DIP Facility Claim” means any Claim held by the DIP Agent or DIP Lenders derived from or based upon the DIP Facility or the DIP Orders, including claims for all principal amounts outstanding, interest, fees, and expenses.

50. “DIP Lenders” means the lenders party to the DIP Credit Agreement from time to time.

51. “DIP Loans” means the New Money DIP Loans and the DIP Roll-Up Loans.

52. “DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order, as such orders may be modified from time to time in accordance with the terms thereof.

53. “DIP Roll-Up Loan Claims” means Claims in respect of DIP Roll-Up Loans.

54. “DIP Roll-Up Loans” means the refinanced, on a dollar-for-dollar basis, Tranche-D Loans of the Prepetition Lenders under the DIP Credit Agreement.

55. “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, as amended, supplemented, or modified from time to time, that is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018, and other applicable law, subject to the Definitive Document Consent Rights.

56. “Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement.

57. “Disputed” means, with respect to any Claim or Equity Interest, except as otherwise provided herein, a Claim or Equity Interest that is not Allowed and not disallowed under the Plan, the Bankruptcy Code, or a Final Order.

58. “Distribution Agent” means the Debtors or any Entity or Entities chosen by the Debtors, which Entities may include one or more of the Notice and Claims Agent, and the Agents, to make or to facilitate distributions required by the Plan.

59. “Distribution Record Date” means the date for determining which Holders of Claims are eligible to receive initial distributions under the Plan, which date shall be the Confirmation Date.

60. “Effective Date” means the date on which: (a) no stay of the Confirmation Order is in effect; and (b) all conditions specified in Article VIII.B of the Plan have been (i) satisfied or (ii) waived pursuant to Article VIII.C of the Plan.

61. “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

62. “Equity Interest” means any issued, unissued, authorized, or outstanding shares of common stock, preferred stock, or other instrument evidencing an ownership interest in a Debtor, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date; provided that Equity Interest does not include any Intercompany Interest.

63. “Equity Sale” means a Plan Sale Transaction in respect of all or substantially all of the Reorganized Starry Holdings Equity.

64. “Estate” means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to sections 301 and 541 of the Bankruptcy Code.

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65. “Excluded Assets” means all assets contained in the definition or definitions of “Excluded Assets” set forth in any Sale Transaction Documentation (or such other similar term as may be used in any Sale Transaction Documentation).

66. “Exculpated Party” means (a) the Debtors; (b) the Reorganized Debtors; (c) the Committee; and (d) with respect to each of the foregoing in clauses (a), (b) and (c), solely to the extent they are estate fiduciaries, each such Entity’s current and former affiliates, and each such Entity’s and its current and former affiliates’ current and former subsidiaries, officers, directors (including any sub-committee of directors), managers, principals, members (including ex officio members and managing members), employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such on or after the Petition Date and prior to or on the Effective Date.

67. “Exculpation” means the exculpation provision set forth in Article IX.D of this Plan.

68. “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

69. “Exit Facility” means the credit facilities made available to the Reorganized Debtors on the Effective Date in the event of a Restructuring on the terms and conditions set forth in the Exit Facility Term Sheet and definitive documentation to be included in the Plan Supplement, which documentation shall provide for the issuance of New Warrants.

70. “Exit Facility Agent” means the administrative agent under the Exit Facility, and if applicable, any successor agent.

71. “Exit Facility Lenders” means the lenders participating in the Exit Facility from time to time.

72. “Exit Facility Term Sheet” means the term sheet containing the material terms and conditions to be included in the documentation in respect of the Exit Facility, attached as Exhibit F to the Restructuring Support Agreement.

73. “FCC” means the Federal Communications Commission.

74. “FCC Approval Process” means the process for obtaining all necessary permits, approvals, and consents with respect to the holding, transfer, or change in ownership of the Debtors’ FCC licenses.

75. “Final DIP Order” means the Final Order [●].

76. “Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, seek reconsideration under Rule 59(b) or 59(e) of the Federal Rules of Civil Procedure, seek a new trial, reargument, or rehearing and, where applicable, petition for certiorari has expired and no appeal, motion for reconsideration under Rule 59(b) or 59(e) of the Federal Rules of Civil Procedure, motion for a new trial, reargument or rehearing or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought, or as to which any motion for reconsideration that has been filed pursuant to Rule 59(b) or 59(e) of the Federal Rules of Civil Procedure or any motion for a new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion

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pursuant to Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024, or any analogous rule, may be filed relating to such order or judgment shall not cause such order or judgment not to be a Final Order.

77. “General Administrative Claim” means any Administrative Claim, other than (i) a Professional Fee Claim or (ii) a Claim for fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911‑1930.

78. “General Unsecured Claim” means any unsecured Claim (other than an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, an Intercompany Claim, or a Subordinated Claim), including without limitation, (a) Claims arising from the rejection of Unexpired Leases or Executory Contracts, and (b) Claims arising from any litigation or other court, administrative or regulatory proceeding, including damages or judgments entered against, or settlement amounts owing by, a Debtor in connection therewith.

79. “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

80. “Holder” means an Entity holding a Claim or Interest.

81. “Impaired” means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

82. “Indemnification Provisions” means each of the Debtors’ indemnification provisions in effect as of the Petition Date, whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise providing a basis for any obligation of a Debtor to indemnify, defend, reimburse, or limit the liability of, or to advances fees and expenses to, any of the Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, and professionals of the Debtors, and such current and former directors’, officers’, and managers’ respective affiliates, each of the foregoing solely in their capacity as such.

83. “Initial Budget” has the meaning set forth in the DIP Credit Agreement.

84. “Initial Distribution Date” means the date that is on or as soon as practicable after the Effective Date when distributions under the Plan shall commence for each Class entitled to receive distributions.

85. “Insurance Contract” means all insurance policies that have been issued at any time to or provide coverage to any of the Debtors and all agreements, documents or instruments relating thereto, including but not limited to, D&O Liability Insurance Policies.

86. “Insurer” means any company or other entity that issued an Insurance Contract, any third party administrator, and any respective predecessors and/or affiliates thereof.

87. “Intercompany Claims” means, collectively, any Claim held by a Debtor against another Debtor.

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88. “Intercompany Interest” means any issued, unissued, authorized, or outstanding shares of common stock, preferred stock, or other instrument evidencing an ownership interest in a Debtor held by another Debtor.

89. “Interests” means, collectively, Equity Interests and Intercompany Interests.

90. “Interim DIP Order” means the Interim Order (I) Authorizing Debtors to Obtain Postpetition Financing, (II) Authorizing Debtors to Use Cash Collateral, (III) Granting Liens and Providing Superpriority Administrative Expense Claims, (IV) Granting Adequate Protection, (V) Modifying Automatic Stay, (VI) Scheduling a Final Hearing, and (VII) Granting Related Relief [Docket No. [●]].

91. “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

92. “Local Bankruptcy Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

93. “Management Incentive Plan” means the management incentive plan of the Reorganized Debtors.

94. “New Board” means the initial board of managers or similar governing body of New Starry.

95. “New Common Equity” means the common equity in New Starry to be authorized, issued, or reserved on the Effective Date pursuant to the Plan.

96. “New Money DIP Loan Claims” means the Claims in respect of the New Money DIP Loans.

97. “New Money DIP Loans” means the new money term loans provided by the DIP Lenders under the DIP Credit Agreement.

98. “New Organizational Documents” means amendments to or restatements of the certificate or articles of incorporation, bylaws, limited liability company agreement or operating agreement of the Reorganized Debtors, as applicable, the forms of which shall be included in the Plan Supplement in the event of a Restructuring. For the avoidance of doubt, the New Organizational Documents shall be reasonably satisfactory to Birch Grove and shall include customary provisions regarding minority investor rights and protections.

99. “New Starry” means the newly formed limited liability company formed to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of the Debtors and issue the New Warrants to be distributed pursuant to the Plan.

100. “New Warrants” means warrants in New Starry to be authorized and issued to the Exit Facility Lenders pursuant to the terms of the Exit Facility.

101. “Non-Debtor Releasing Parties” means (a) all Holders of Claims that vote to accept the Plan; (b) all Holders of Claims that are entitled to vote to accept or reject the Plan and that abstain from voting on the Plan or vote to reject the Plan but, in each case, do not “opt out” of the releases set forth in Article IX.C of the Plan by checking the box on their respective Ballot; (c) all Holders of Claims that are presumed to accept the Plan; (d) all Holders of Claims and Interests that are deemed to reject the Plan and that do not “opt out” of the releases provided by the Plan in accordance with the Disclosure Statement Order; (e) counterparties to Executory Contracts and/or Unexpired Leases that do not “opt out” of the

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releases in accordance with the Disclosure Statement Order; (f) the DIP Agent and the Prepetition Agent; (g) the DIP Lenders and the Prepetition Lenders; (h) any Successful Bidder, if applicable, and (i) all other Released Parties (other than any Debtor Releasing Party).

102. “Non-Participating GUC Holder” means any Holder of a General Unsecured Claim that votes to reject the Plan or “opts out” of the Third-Party Release.

103. “Notice and Claims Agent” means Kurtzman Carson Consultants LLC, in its capacity as noticing, claims, and solicitation agent for the Debtors, pursuant to one or more orders of the Bankruptcy Court.

104. “Ordinary Course Professionals Order” means any order of the Bankruptcy Court permitting the Debtors to retain and compensate certain professionals in the ordinary course of their businesses.

105. “Other Priority Claim” means any Claim other than an Administrative Claim, DIP Facility Claim, or Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

106. “Other Secured Claim” means any Secured Claim, other than a DIP Facility Claim or Prepetition Term Loan Claim.

107. “Outside Sale Date” has the meaning set forth in the Bidding Procedures Order.

108. “Participating GUC Holder” means any Holder of a General Unsecured Claim that does not vote to reject the Plan and does not “opt out” of the Third-Party Release.

109. “Periodic Distribution Date” means the first Business Day that is as soon as reasonably practicable occurring approximately sixty (60) days after the immediately preceding Periodic Distribution Date.

110. “Person” means a “person” as defined in section 101(41) of the Bankruptcy Code and also includes any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other Entity, whether acting in an individual, fiduciary or other capacity.

111. “Petition Date” means the date on which each of the Debtors commenced the Chapter 11 Cases.

112. “Plan” means this joint plan of reorganization under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, or the terms hereof, as the case may be, including all schedules and exhibits, and the Plan Supplement, which is incorporated herein by reference, including all exhibits and schedules hereto and thereto, subject to the Definitive Document Consent Rights.

113. “Plan Administrator” means the person or entity, or any successor thereto, who, in the event of a Sale Transaction, on and after the Effective Date and shall have the rights, powers, and duties set forth in this Plan. The identity and compensation of the Plan Administrator shall be agreed to by the Debtors and shall be set forth in the Plan Supplement.

114. “Plan Sale Transaction” means the transfer, in one or more transactions, of the Acquired Assets to the applicable Successful Bidder and the assumption by the applicable Successful

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Bidder of the Assumed Liabilities free and clear of all Liens, Claims, charges, and other encumbrances (other than the Assumed Liabilities) under this Plan and the Confirmation Order and pursuant to section 1123 of the Bankruptcy Code on the terms and conditions set forth in the Plan Sale Transaction Documentation.

115. “Plan Sale Transaction Documentation” means one or more asset purchase agreements or purchase and sale agreements and related documents, including, without limitation, the Assumed Contracts List, in each case, in form and substance reasonably acceptable to the Debtors, pursuant to which the Debtors will effectuate any Plan Sale Transaction.

116. “Plan Supplement” means a supplement or supplements to the Plan containing certain documents and forms of documents, schedules and exhibits, in each case subject to the terms and provisions of the Restructuring Support Agreement (including any applicable Definitive Document Consent Rights) relevant to the implementation of the Plan, to be filed with the Bankruptcy Court, as amended, modified or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the terms of the Restructuring Support Agreement (including any applicable Definitive Document Consent Rights), which, subject to whether the Debtors consummate a Sale Transaction or a Restructuring, may include, but not be limited to the following documents: (a) the New Organizational Documents; (b) the Rejected Contracts List or the Assumed Contracts List; (c) a list of retained Causes of Action; (d) to the extent known, the identity of the members of the New Board; (e) the agreements with respect to the Exit Facility; (f) the documents related to the Management Incentive Plan, (g) the Restructuring Memorandum, and (h) to the extent a Successful Bidder for a Plan Sale Transaction is declared pursuant to the Bidding Procedures, the applicable Plan Sale Transaction Documentation.

117. “Plan Supplement Filing Date” means the date that is the earlier of at least Seven (7) Days prior to (i) the Voting Deadline and (ii) the date on which objections to Confirmation are due pursuant to the Disclosure Statement Order.

118. “Prepetition Agent” means ArrowMark Agency Services, LLC, as administrative agent and collateral agent under the Prepetition Credit Agreement, and any successor agent thereunder.

119. “Prepetition Credit Agreement” means that original credit agreement, as amended, among Starry, Inc., Starry Spectrum Holdings LLC, Starry (MA), Inc., Starry Spectrum LLC, Testco LLC, Widmo Holdings LLC, Vibrant Composites Inc., Starry Installation Corp. as obligors, the lenders and agents parties thereto, and the Prepetition Agent.

120. “Prepetition Lenders” means the Holders of the Prepetition Term Loan Claims.

121. “Prepetition Term Loan” means the Term Loans (as defined in the Prepetition Credit Agreement) under the Prepetition Credit Agreement.

122. “Prepetition Term Loan Claim” means any Claim on account of a Prepetition Term Loan.

123. “Priority Tax Claim” means a Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

124. “Pro Rata Share” means, with respect to any distribution on account of an Allowed Claim, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Allowed Claims in its Class.

125. “Professional Fee Claim” means a Claim by a Retained Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred

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during the Chapter 11 Cases, through and including the Effective Date, under sections 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

126. “Professional Fee Escrow Account” means an account funded by the Debtors with Cash no later than the Effective Date in an amount equal to the Professional Fee Escrow Amount.

127. “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses the Professionals have incurred or will incur in rendering services in connection with the Chapter 11 Cases prior to and as of the Effective Date, which shall be estimated pursuant to the method set forth in Article II.A.2 of the Plan.

128. “Proof of Claim” means a proof of Claim filed against any Debtor in the Chapter 11 Cases.

129. “Reinstated” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

130. “Rejected Contracts List” means the list (as determined by the Debtors), of Executory Contracts and/or Unexpired Leases (including any amendments or modifications thereto), if any, that will be rejected pursuant to the Plan.

131. “Related Persons” means collectively with respect to any Person, such Person’s predecessors, successors, assigns and present and former Affiliates (whether by operation of law or otherwise) and subsidiaries, and each of their respective current and former officers, directors, principals, employees, shareholders, members (including ex officio members and managing members), managers, managed accounts or funds, management companies, fund advisors, advisory or subcommittee board members, partners, agents, financial advisors, attorneys, accountants, investment bankers, investment advisors, consultants, representatives, and other professionals, in each case acting in such capacity at any time on or after the date of the Restructuring Support Agreement, and any Person claiming by or through any of them, including such Related Persons’ respective heirs, executors, estates, servants, and nominees; provided, however, that no Insurer of any Debtor shall constitute a Related Person.

132. “Released Party” means, collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the DIP Agent and the Prepetition Agent; (d) the DIP Lenders and the Prepetition Lenders; (e) any Successful Bidder, if any; and (f) the respective Related Persons for each of the foregoing provided, that, any party identified in clauses (a) through (e) hereof shall not be a Released Party unless such party is also a Releasing Party.

133. “Releasing Party” means, collectively, Debtor Releasing Parties and Non-Debtor Releasing Parties, including each Related Person of each Entity for which such Entity is legally entitled to bind such Related Person to the releases contained in the Plan under applicable law.

134. “Reorganized Debtors” means, on or after the Effective Date in the event a Restructuring is consummated, (a) the Debtors, as reorganized pursuant to and under the Plan, or any successors thereto, by merger, consolidation, or otherwise, and (b) to the extent not already encompassed

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by clause (a) and solely to the extent contemplated by the Restructuring Memorandum, Reorganized Starry Holdings and any newly formed subsidiaries thereof.

135. “Reorganized Starry Holdings” means, on or after the Effective Date Starry Holdings, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be.

136. “Reorganized Starry Holdings Equity” means the common equity in Reorganized Starry Holdings to be authorized, issued, or reserved on the Effective Date pursuant to the Plan.

137. “Required Consenting Lenders” means (i) the Required DIP Lenders and (ii) the Prepetition Lenders holding at least two-thirds of the aggregate outstanding principal amount of Prepetition Term Loans.

138. “Required DIP Lenders” means the “Required Lenders” as defined in the DIP Credit Agreement.

139. “Restructuring Documents” means, collectively, the documents and agreements (and the exhibits, schedules, annexes, and supplements thereto) necessary to implement or entered into in connection with this Plan.

140. “Restructuring” means a financial restructuring of the Debtors’ capital structure on the terms set forth herein and as described in Article IV.B of the Plan.

141. “Restructuring Memorandum” means a document to be included in the Plan Supplement that will set forth the material components of the Restructuring.

142. “Restructuring Support Agreement” means that certain Restructuring Support Agreement entered into on February 20, 2023 by and among the Debtors and the Consenting Lenders (as such may be amended, modified or supplemented in accordance with its terms), attached hereto as Exhibit 1.

143. “Retained Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and/or 1103 of the Bankruptcy Code and to be compensated for services rendered on or prior to the Effective Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

144. “Rollover Exit Term Loans” means first-lien term loans that have been converted from unpaid Allowed DIP Facility Claims on a dollar-for-dollar basis on the Effective Date in the event of a Restructuring.

145. “Sale Process” means the sale process conducted in accordance with the Bidding Procedures.

146. “Sale Transaction” means a 363 Sale Transaction or a Plan Sale Transaction.

147. “Sale Transaction Documentation” means any 363 Sale Transaction Documentation and any Plan Sale Transaction Documentation.

148. “Sale Transaction Proceeds” means all proceeds from the consummation of the Sale Transaction that are distributable or payable to the Estates, and such proceeds may consist of Cash, debt instruments or other non-Cash consideration.

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149. “SEC” means the Securities and Exchange Commission.

150. “Secured Claim” means a Claim: (a) secured by a Lien on property in which one or more Estates has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) otherwise Allowed pursuant to the Plan or order of the Bankruptcy Court as a secured claim.

151. “Securities” means any instruments that qualify under Section 2(a)(1) of the Securities Act, including the New Common Equity and New Warrants.

152. “Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended, or any regulations promulgated thereunder.

153. “Starry Holdings” means Debtor Starry Group Holdings, Inc.

154. “Subordinated Claim” means any Claim that is subject to subordination in accordance with sections 510(b)-(c) of the Bankruptcy Code or otherwise.

155. “Successful Bidder” means any Entity or Entities whose bid for all or substantially all of the Debtors’ assets or Reorganized Starry Holdings Equity is selected by the Debtors and approved by the Bankruptcy Court as the highest and otherwise best bid pursuant to the Bidding Procedures. For the avoidance of doubt, the Successful Bidder may be more than one Entity, submitting one or more bids, and, if applicable, use of the term “Successful Bidder” herein may be read as “Successful Bidders”. Where a Successful Bidder has consent rights (or is referenced) under the Plan, such consent rights (or reference) only apply to the extent such consent right (or reference) relates to the respective Successful Bidder’s Sale Transaction.

156. “Third-Party Release” means the releases set forth in Article IX.C of the Plan.

157. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

158. “Unimpaired” means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

159. “United States Trustee” means the Office of the United States Trustee for the District of Delaware.

160. “Voting Deadline” means 5:00 p.m. (prevailing Eastern time) on May 1, 2023, which is the date and time set forth in the Disclosure Statement Order by which Ballots for accepting or rejecting the Plan must be received by the Notice and Claims Agent.

161. “Voting Record Date” means the date established as the voting record date pursuant to the Disclosure Statement Order.

162. “Wind-Down Amount” means, in the event of a Sale Transaction, an amount sufficient to fund (a) the payment in full of Allowed Administrative Claims, Allowed Priority Tax Claims, and Allowed Other Priority Claims to the extent not otherwise assumed under any Sale Transaction Documentation, and (b) the costs to wind down the Estates and Chapter 11 Cases in accordance with the Wind-Down Budget, which amount shall be funded from the Sale Transaction Proceeds.

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163. “Wind-Down Budget” means a budget for the reasonable activities and expenses to be incurred in winding down the Chapter 11 Cases in the event of a Sale Transaction, as set forth in the Plan Supplement.

B. Rules of Interpretation

1. For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) unless otherwise specified, any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the terms thereof or the Restructuring Support Agreement, as applicable; (d) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan; (e) the words ‘‘herein,’’ “hereof,” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (g) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (h) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Equity Interests,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (i) captions and headings to Articles and subdivisions thereof are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (j) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (k) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (l) any effectuating provisions may be interpreted by the Reorganized Debtors or the Plan Administrator, as applicable, in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and such interpretation shall control; and (m) references to docket numbers are references to the docket numbers of documents filed in the Chapter 11 Cases under the Bankruptcy Court’s CM/ECF system.

2. The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. Unless otherwise specified herein, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

3. All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

4. Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

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Article II.

ADMINISTRATIVE CLAIMS, DIP FACILITY CLAIMS, PRIORITY TAX CLAIMS,
OTHER PRIORITY CLAIMS AND UNITED STATES TRUSTEE STATUTORY FEES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims (including Professional Fee Claims) and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III.

A. Administrative Claims

1. General Administrative Claims

Except to the extent that a Holder of an Allowed General Administrative Claim and the applicable Debtor(s) agree to less favorable treatment with respect to such Allowed General Administrative Claim, each Holder of an Allowed General Administrative Claim will be paid the full unpaid amount of such Allowed General Administrative Claim in Cash: (a) on the Effective Date or as soon as reasonably practicable thereafter or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (b) if a General Administrative Claim is Allowed after the Effective Date, on the date such General Administrative Claim is Allowed or as soon as reasonably practicable thereafter or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (c) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as the case may be; or (d) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided that Allowed General Administrative Claims that arise in the ordinary course of the Debtors’ business during the Chapter 11 Cases shall be paid in full in Cash in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice; provided, further, that any Allowed General Administrative Claim that has been assumed by a Successful Bidder under the applicable Sale Transaction Documentation shall not be an obligation of the Debtors and shall not be entitled to any recovery from the Estates under this Plan.

2. Professional Fee Claims

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred on and after the Petition Date and prior to and on the Effective Date must be Filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and prior Bankruptcy Court orders. The Reorganized Debtors or the Plan Administrator, as applicable, shall pay Professional Fee Claims in Cash to such Retained Professionals in the amount the Bankruptcy Court Allows from funds held in the Professional Fee Escrow Account, as soon as reasonably practicable after such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the Allowed amount of Professional Fee Claims owing to the Retained Professionals, the Reorganized Debtors or Plan Administrator, as applicable, shall pay such amounts within ten (10) Business Days after entry of the order approving such Professional Fee Claims.

No later than the Effective Date, the Reorganized Debtors or Plan Administrator, as applicable shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Retained Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court

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have been irrevocably paid in full in Cash to the Retained Professionals pursuant to one or more orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. No funds held in the Professional Fee Escrow Account shall be property of the Estates of the Debtors, the Reorganized Debtors, or Plan Administrator, as applicable. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full in Cash to the Retained Professionals pursuant to one or more orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall be remitted to the Reorganized Debtors or Plan Administrator, as applicable, without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

The Retained Professionals shall deliver to the Debtors a reasonable and good-faith estimate of their unpaid fees and expenses incurred in rendering services to the Debtors (which estimate may include a cushion to cover unexpected or unknown fees) before and as of the Effective Date projected to be outstanding as of the anticipated Effective Date, and shall deliver such estimate no later than three (3) Business Days prior to the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be considered or deemed an admission or limitation with respect to the amount of the fees and expenses that are the subject of a Retained Professional’s final request for payment of Professional Fee Claims Filed with the Bankruptcy Court, and such Retained Professionals are not bound to any extent by the estimates. If a Retained Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Retained Professional for inclusion in the Professional Fee Escrow Amount. The total aggregate amount so estimated to be outstanding as of the anticipated Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account; provided that the Reorganized Debtors or Plan Administrator, as applicable, shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

3. Administrative Claims Bar Date

All requests for payment of an Administrative Claim (other than DIP Facility Claims, Cure Costs, Professional Fee Claims, or U.S. Trustee quarterly fees payable pursuant to Article II.D below) that accrued on or before the Effective Date other than in the ordinary course of business must be filed with the Bankruptcy Court and served on the Debtors no later than the Administrative Claims Bar Date. If a Holder of an Administrative Claim (other than DIP Facility Claims, Cure Costs, Professional Fee Claims, or U.S. Trustee quarterly fees payable pursuant to Article II.D below) that is required to, but does not, file and serve a request for payment of such Administrative Claim by the Administrative Claims Bar Date, such Administrative Claim shall be considered Allowed only if the Holder of such Claim obtains a Final Order of the Bankruptcy Court allowing such Claim.

The Reorganized Debtors or Plan Administrator, as applicable, in their sole and absolute discretion, may settle Administrative Claims in the ordinary course of business without further Bankruptcy Court approval. The Debtors, the Reorganized Debtors, or Plan Administrator, as applicable, may also choose to object to any Administrative Claim no later than the Claims Objection Deadline, subject to extensions by the Bankruptcy Court, agreement in writing of the parties, or on motion of a party in interest approved by the Bankruptcy Court. Unless the Debtors, the Reorganized Debtors, or Plan Administrator, as applicable, (or other party with standing) object to a timely-filed and properly served Administrative Claim, such Administrative Claim will be deemed Allowed in the amount requested after expiration of the Claims Objection Deadline (as may be extended). In the event that the Debtors, the Reorganized Debtors, or Plan Administrator object(s) to an Administrative Claim, the parties may confer to try to reach a settlement and,

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failing that, the Bankruptcy Court will determine whether such Administrative Claim should be allowed and, if so, in what amount.

B. DIP Facility Claims

The DIP Facility Claims shall be deemed to be Allowed under the Plan.

Notwithstanding anything to the contrary herein, in full and final satisfaction, settlement, release and discharge of and in exchange for release of all Allowed DIP Facility Claims, on the Effective Date, the unpaid Allowed DIP Facility Claims shall be (i) if the Restructuring is consummated, converted on a dollar-for-dollar basis into Rollover Exit Facility Loans and shall receive New Warrants in accordance with the Exit Facility Term Sheet, or (ii) if a Sale Transaction is consummated, unless otherwise agreed to by the Required DIP Lenders and Birch Grove, indefeasibly paid in full in Cash from Sale Transaction Proceeds.

C. Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtor(s) against which such Allowed Priority Tax Claim is asserted agree to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and the discharge of each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall receive, at the option of the Debtors, either (i) the full unpaid amount of such Allowed Priority Tax Claim in Cash on the later of the Effective Date and the date on which such Priority Tax Claim becomes an Allowed Claim or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Priority Tax Claim is due or as soon as reasonably practicable thereafter), or (ii) equal annual installment payments in Cash, of a total value equal to the Allowed amount of such Priority Tax Claim, over a period ending not later than five (5) years after the Petition Date; provided that (i) in the event of a Restructuring, notwithstanding any provision of the Plan to the contrary, any Claim on account of a “use tax” assessed or assessable under applicable state law shall be assumed by and Reinstated against the applicable Reorganized Debtor and (ii) in the event of a Sale Transaction, any Allowed Priority Tax Claim that has been expressly assumed by a Successful Bidder under the Sale Transaction Documentation shall not be an obligation of the Debtors. On the Effective Date, any Liens securing any Allowed Priority Tax Claims shall be deemed released, terminated, and extinguished, in each case without further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order or rule, or the vote, consent, authorization, or approval of any Person.

D. United States Trustee Statutory Fees

The Debtors, the Reorganized Debtors, or Plan Administrator, as applicable, shall pay all quarterly fees due to the United States Trustee under 28 U.S.C § 1930(a)(6), plus any interest due and payable under 31 U.S.C. § 3717 on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtors’ or Reorganized Debtors’ business (or such amount agreed to with the United States Trustee or ordered by the Bankruptcy Court), for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

Article III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A. Classification of Claims

The Plan constitutes a separate chapter 11 plan for each Debtor. Except for the Claims addressed in Article II above (or as otherwise set forth herein), all Claims and Interests are placed in Classes for each of the applicable Debtors. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have

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not classified Administrative Claims, DIP Facility Claims, and Priority Tax Claims, as described in Article II.

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, Confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or an Interest is in a particular Class only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Claims and Interests

Class	Claim	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Presumed to Accept
2	Other Secured Claims	Unimpaired	Presumed to Accept
3	Prepetition Term Loan Claims	Impaired	Entitled to Vote
4	General Unsecured Claims	Impaired	Entitled to Vote
5	Intercompany Claims	Unimpaired or Impaired	Presumed to Accept or Deemed to Reject
6	Subordinated Claims	Impaired	Deemed to Reject
7	Intercompany Interests	Unimpaired or Impaired	Presumed to Accept or Deemed to Reject
8	Equity Interests	Impaired	Deemed to Reject

B. Treatment of Claims and Interests

1. Class 1 — Other Priority Claims

a) Classification: Class 1 consists of all Other Priority Claims.

b) Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Other Priority Claim and the Debtor against which such Allowed Other Priority Claim is asserted agree to less favorable treatment for such Holder, in full satisfaction of each Allowed Other Priority Claim, each Holder thereof shall receive payment in full in Cash or other treatment rendering such Claim Unimpaired. Any Allowed Other Priority Claim that has been expressly assumed by the applicable Successful Bidder under the applicable Sale Transaction Documentation shall not be an obligation of the Debtors.

c) Voting: Class 1 is Unimpaired and Holders of Class 1 Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 1 Other Priority Claims are not entitled to vote to accept or reject the Plan.

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2. Class 2 — Other Secured Claims

a) Classification: Class 2 consists of all Other Secured Claims.

b) Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Other Secured Claim and the Debtor against which such Allowed Other Secured Claim is asserted with the consent of the Required Consenting Lenders (not to be unreasonably withheld and after consulting with Birch Grove) agree to less favorable treatment for such Holder, each allowed Other Secured Claim shall, at the option of the applicable Debtor (i) be paid in full in Cash including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code, (ii) receive the collateral securing its allowed Other Secured Claim, or (iii) receive any other treatment that would render such Claim Unimpaired.

c) Voting: Class 2 is Unimpaired and Holders of Class 2 Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 2 Other Secured Claims are not entitled to vote to accept or reject the Plan.

3. Class 3 — Prepetition Term Loan Claims

a) Classification: Class 3 consists of Prepetition Term Loan Claims.

b) Allowance: On the Effective Date, the Prepetition Term Loan Claims shall be Allowed in the aggregate principal amount set forth in the Final DIP Order.

c) Treatment:

a. On the Effective Date, the Prepetition Agent shall receive Cash in an amount sufficient to pay all outstanding unreimbursed fees and expenses, if any, and except to the extent that a Holder of an Allowed Prepetition Term Loan Claim agrees to less favorable treatment, each Holder of an Allowed Prepetition Term Loan Claim shall receive, in full and final satisfaction of its Allowed Prepetition Term Loan Claim:

i. In the event of a Restructuring, its Pro Rata Share of the New Common Equity (subject to dilution by the Management Incentive Plan and New Warrants); or

ii. In the event of a Sale Transaction, except as otherwise provided in and giving effect to any applicable Sale Order, its Pro Rata Share of (1) Cash held by the Debtors immediately following consummation less, (2) without duplication, (a) the Cash to be distributed to Holders of Claims as provided herein, (b) the amount required to fund the Professional Fee Escrow Account, and (c) the Wind-Down Budget.

d) Voting: Class 3 is Impaired and Holders of Class 3 Prepetition Term Loan Claims are entitled to vote to accept or reject the Plan.

4. Class 4 — General Unsecured Claims.

a) Classification: Class 4 consists of General Unsecured Claims.

b) Allowance: On the Effective Date, General Unsecured Claims shall be Allowed in accordance with the procedures set forth in Article VIII of this Plan.

c) Treatment:

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a. On the Effective Date, except to the extent that a Holder of an Allowed General Unsecured Claim and the Debtor against which such Allowed General Unsecured Claim is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction of its Allowed General Unsecured Claim:

i. In the event of a Restructuring:

1. Each Participating GUC Holder shall receive in full and final satisfaction of its General Unsecured Claim, its Pro Rata Share of the greater of (a) $250,000; and (b) the difference between (i) the amount of professional fees of the Debtor Professionals and Committee Professionals set forth in the Initial Budget minus (ii) the actual amount of professional fees and expenses Allowed to such Retained Professionals at any time, subject to a cap of $2,000,000; and

2. Each Non-Participating GUC Holder shall receive no consideration on account of its General Unsecured Claims.

ii. In the event of a Sale Transaction:

1. Each Participating GUC Holder shall receive in full and final satisfaction of its Allowed General Unsecured Claim, its Pro Rata Share of the greatest of (a) $250,000; (b) the difference between (i) the amount of professional fees of the Debtor Professionals and Committee Professionals set forth in the Initial Budget minus (ii) the actual amount of professional fees and expenses Allowed to such Retained Professionals at any time, subject to a cap of $2,000,000; and (c) except as otherwise provided in and giving effect to any applicable Sale Order, after the Holders of Allowed Prepetition Term Loan Claims and the Holders of Allowed Claims entitled to priority of payment under 11 U.S.C. § 507 have been satisfied in full in Cash, the amount of Cash, if any, to which Allowed General Unsecured Claims are legally entitled under the Bankruptcy Code; and

2. Each Non-Participating GUC Holder shall receive, except as otherwise provided in and giving effect to any applicable Sale Order, after the Holders of Allowed Prepetition Term Loan Claims and the Holders of Allowed Claims entitled to priority of payment under 11 U.S.C. § 507 have been satisfied in full in Cash, the amount of Cash, if any, to which Allowed General Unsecured Claims are legally entitled under the Bankruptcy Code.

d) Voting: Class 4 is Impaired and Holders of Class 4 General Unsecured Claims are entitled to vote to accept or reject the Plan.

5. Class 5 — Intercompany Claims

a) Classification: Class 5 consists of all Intercompany Claims.

b) Treatment:

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a. Notwithstanding any other provision of the Plan, on the Effective Date, except to the extent that a Holder of an Allowed Intercompany Claim and the Debtor against which such Allowed Intercompany Claim is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed Intercompany Claim shall receive, in full and final satisfaction of its Allowed Intercompany Claim:

i. In the event of a Restructuring, Intercompany Claims shall receive no distribution under the Plan, and all Intercompany Claims shall be adjusted, Reinstated, or discharged in the applicable Debtor’s discretion (with the consent of the Prepetition Agent); or

ii. In the event of a Sale Transaction, Intercompany Claims shall receive no distribution under the Plan, and all Intercompany Claims shall be adjusted, Reinstated, or discharged in the applicable Debtor’s discretion, unless otherwise agreed to by the Debtors and the applicable Successful Bidder in connection with one or more Sale Transactions.

c) Voting: Class 5 is either (i) Unimpaired and Holders of Class 5 Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or (ii) Impaired and not receiving any distribution under the Plan and Holders of Class 5 Intercompany Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, in each case, Holders of Class 5 Intercompany Claims are not entitled to vote to accept or reject the Plan.

6. Class 6 — Subordinated Claims

a) Classification: Class 6 consists of all Subordinated Claims

b) Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Subordinated Claim and the Debtor against which such Allowed Subordinated Claim is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed Subordinated Claim shall receive, in full and final satisfaction of its Allowed Subordinated Claim:

i. In the event of a Restructuring, Subordinated Claims shall receive no distribution under the Plan, and all Subordinated Claims shall be cancelled, released, discharged, and extinguished, as the case may be, and shall be of no further force or effect, whether surrendered for cancellation or otherwise; or

ii. In the event of a Sale Transaction, except as otherwise provided in and giving effect to any applicable Sale Order, after the Holders of Allowed Prepetition Term Loan Claims, Holders of Allowed Claims entitled to priority of payment under 11 U.S.C. § 507, and Holders of Allowed Claims in Class 4 have been satisfied in full in Cash, Holders of Subordinated Claims shall receive the amount of Cash, if any, to which Subordinated Claims are legally entitled under the Bankruptcy Code.

c) Voting: Class 6 is Impaired and Holders of Class 6 Subordinated Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 6 Subordinated Claims are not entitled to vote to accept or reject the Plan.

7. Class 7 — Intercompany Interests

a) Classification: Class 7 consists of all Intercompany Interests.

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b) Treatment:

a. On the Effective Date, except to the extent that a Holder of an Allowed Intercompany Interest and the Debtor against which such Allowed Intercompany Interest is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed Intercompany Interest shall receive, in full and final satisfaction of its Allowed Intercompany Interest:

i. In the event of a Restructuring, Intercompany Interests shall receive no distribution under the Plan, and all Intercompany Interests shall be adjusted, Reinstated, or discharged in the applicable Debtor’s discretion (with the consent of the Prepetition Agent); or

ii. In the event of a Sale Transaction, Intercompany Interests shall receive no distribution under the Plan, and all Intercompany Interests shall be adjusted, Reinstated, or discharged in the applicable Debtor’s discretion, unless otherwise agreed to by the Debtors and the applicable Successful Bidder in connection with one or more Sale Transactions.

c) Voting: Class 7 is either (i) Unimpaired and Holders of Class 7 Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or (ii) Impaired and not receiving any distribution under the Plan and Holders of Class 7 Intercompany Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, in each case, Holders of Class 7 Intercompany Interests are not entitled to vote to accept or reject the Plan.

8. Class 8 — Equity Interests

a) Classification: Class 8 consists of all Equity Interests.

b) Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Equity Interest and the Debtor against which such Allowed Equity Interest is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed Equity Interest shall receive, in full and final satisfaction of its Allowed Equity Interest:

a. In the event of a Restructuring, Equity Interests shall receive no distribution under the Plan, and all Equity Interests shall be released, discharged, and extinguished, as the case may be, and shall be of no further force or effect, and such Holder shall receive no recovery on account of such Allowed Equity Interest; or

b. In the event of a Sale Transaction, except as otherwise provided in and giving effect to any applicable Sale Order, after the Holders of Allowed Prepetition Term Loan Claims, Holders of Allowed Claims entitled to priority of payment under 11 U.S.C. § 507, and Holders of Allowed Claims in Class 4 and Class 6 have been satisfied in full in Cash, Holders of Allowed Equity Interests shall receive the amount of Cash, if any, to which Equity Interests are legally entitled under the Bankruptcy Code.

c) Voting: Class 8 is Impaired and Holders of Class 8 Equity Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 8 Equity Interests are not entitled to vote to accept or reject the Plan.

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C. Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’, the Reorganized Debtors’, or Plan Administrator’s, as applicable, rights in respect of any Unimpaired Claim, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim; provided, for the avoidance of doubt, notwithstanding anything to the contrary in the Plan or the Confirmation Order or any related documents, (a) the provisions of Articles IV.A, IX.A, IX.C, and IX.E of the Plan shall not apply with respect to any Unimpaired Claim, (b) such Unimpaired Claim shall not be deemed settled, satisfied, resolved, released, discharged, barred or enjoined by any provision of the Plan or the Definitive Documents, and (c) the property of each Debtor’s Estate that vests in the applicable Reorganized Debtor pursuant to Articles IV.D and IV.O of the Plan shall not be free and clear of such Claims, until (in the case of each of clauses (a), (b), and (c)) such Unimpaired Claim has been (x) paid in full in the Allowed amount of such Claim determined in accordance with applicable law, or on terms agreed to between the Holder of such Claim and the Debtors, Reorganized Debtors, or Plan Administrator, as applicable or in accordance with the terms and conditions of the particular transaction giving rise to such Claim, or (y) otherwise satisfied or disposed of as determined by a court of competent jurisdiction, at which time (in clause (x) or clause (y)) all of the foregoing provisions of the Plan referenced in clauses (a), (b), and (c) shall apply in all respects as to the applicable Unimpaired Claim.

D. Acceptance or Rejection of the Plan

1. Presumed Acceptance of Plan

Claims in Class 1 and Class 2 are Unimpaired under the Plan and, therefore, their Holders are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Class 1 and Class 2 are not entitled to vote on the Plan and the votes of such Holders shall not be solicited.

2. Voting Classes

Claims in Classes 3 and 4 are Impaired under the Plan and the Holders of Allowed Claims in Classes 3 and 4 are entitled to vote to accept or reject the Plan.

3. Deemed Rejection of the Plan

Claims and Equity Interests in Classes 6 and 8 are Impaired under the Plan and their Holders shall receive no distributions under the Plan on account of their Claims or Equity Interests (as applicable) and are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims and Equity Interests in Classes 6 and 8 are not entitled to vote on the Plan, and the votes of such Holders shall not be solicited.

4. Presumed Acceptance of the Plan or Deemed Rejection of the Plan

Holders of Claims and Interests in Classes 5 and 7 are either (a) Unimpaired and are, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (b) Impaired and shall receive no distributions under the Plan and are, therefore, deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 5 and 7 are not entitled to vote on the Plan, and the votes of such Holders shall not be solicited.

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E. Nonconsensual Confirmation

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims. The Debtors shall seek Confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

F. Subordination

The allowance, classification, and treatment of all Allowed Claims and Interests, and the respective distributions and treatments under the Plan, shall take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors or Plan Administrator, as applicable, reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination rights relating thereto.

G. Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the date of commencement of the Confirmation Hearing by the Holder of an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018 (i.e., no Ballots are cast in a Class entitled to vote on the Plan) shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptances or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

H. Intercompany Claims

To the extent Reinstated under the Plan, any distributions on account of Intercompany Claims are not being received by Holders of such Intercompany Claims on account of their Intercompany Claims but for the purposes of administrative convenience and due to the importance of maintaining the corporate structure given the various foreign affiliate-subsidiaries of the Debtors, for the ultimate benefit of the Holders of New Common Equity, to preserve ordinary course intercompany operations and in exchange for the Debtors’, Reorganized Debtors’, or Plan Administrator’s, as applicable, agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

Article IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A. General Settlement of Claims and Interests

In consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, Causes of Action and controversies resolved pursuant to the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, Causes of Action and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and Holders of Claims and Interests is fair, equitable and is within the range of reasonableness. Distributions made to Holders of Allowed Claims are intended to be indefeasible.

B. Restructuring

1. Restructuring Generally

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The Restructuring will be consummated unless the Debtors sell all or substantially all of (i) their assets or (ii) the Reorganized Starry Holdings Equity in a Sale Transaction. The Debtors and the Required Consenting Lenders will announce publicly no later than the Confirmation Hearing whether a Restructuring will be consummated pursuant to the Plan.

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may, consistent with the terms of the Restructuring Support Agreement, take all actions as may be necessary or appropriate to effect the Restructuring (including any transaction described in, approved by, contemplated by or necessary to effectuate the Plan), and as set forth in the Restructuring Memorandum, including: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (b) the filing of appropriate certificates of incorporation, merger, migration, consolidation, or other organizational documents with the appropriate governmental authorities pursuant to applicable law; and (c) all other actions that the Reorganized Debtors determine are necessary or appropriate.

The Confirmation Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

C. Sale Transaction

If a Plan Sale Transaction is to be consummated, upon entry of the Confirmation Order, the Debtors shall be authorized to consummate the applicable Plan Sale Transaction to the applicable Successful Bidder pursuant to the terms of the applicable Plan Sale Transaction Documentation, the Plan, and the Confirmation Order. In the event any Sale Transaction is consummated, the Sale Transaction Proceeds, the Professional Fee Escrow Amount, the Wind-Down Amount, any reserves required pursuant to the applicable Sale Transaction Documentation, the Debtors’ rights under the applicable Sale Transaction Documentation, payments made directly by the applicable Successful Bidder on account of any Assumed Liabilities under the applicable Plan Sale Transaction Documentation, payments of Cure Costs made by the applicable Successful Bidder pursuant to sections 365 or 1123 of the Bankruptcy Code, and/or all Causes of Action not previously settled, released, or exculpated under the Plan, if any, shall be used to fund the distributions to Holders of Allowed Claims against the Debtors in accordance with the treatment of such Claims and subject to the terms provided in this Plan. Unless otherwise agreed in writing by the Debtors and the applicable Successful Bidder, distributions required by this Plan on account of Allowed Claims that are Assumed Liabilities shall be the sole responsibility of the applicable Successful Bidder even if such Claim is Allowed against the Debtors, and such Claims shall have no recovery from the Debtors under the terms of the Plan.

D. Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan, by the Debtors, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval.

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E. Vesting of Assets in the Reorganized Debtors

In the event of a Restructuring or Equity Sale, except as otherwise provided in the Plan (including in Article III.C) or any agreement, instrument, or other document incorporated herein, including the Restructuring Memorandum and agreements with respect to the Exit Facility, on the Effective Date, all property of each Estate, including all Excluded Assets (if applicable) and all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, including for the avoidance of doubt any restrictions on the use, acquisition, sale, lease, or disposal of property under section 363 of the Bankruptcy Code.

F. Indemnification Provisions in Organizational Documents

On and as of the Effective Date, all indemnification obligations currently in place (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other Debtor Professionals, as applicable, shall be assumed or assumed and assigned and remain in full force and effect after the Effective Date, and shall survive unimpaired and unaffected, irrespective of when such obligation arose, as applicable. To the extent necessary, the New Organizational Documents adopted as of the Effective Date shall include provisions to give effect to the foregoing. None of the Reorganized Debtors shall amend and/or restate its certificate of incorporation, bylaws, or similar organizational document after the Effective Date to terminate or adversely affect (1) any of the Indemnification Provisions or (2) the rights of such current and former managers, directors, officers, equity holders, members, employees, or agents of the Debtors and such current and former managers’, directors’, officers’, equity holders’, members’, employees’, and agents’ respective affiliates referred to in the immediately preceding sentence.

G. Cancellation of Agreements and Equity Interests

Except as otherwise provided for in the Plan, on the later of the Effective Date and the date on which the relevant distributions are made pursuant to Article VI: (a) (i) the obligations of the Debtors under the DIP Credit Agreement, the Prepetition Credit Agreement, and any other note, bond, indenture, or other instrument or document directly or indirectly evidencing or creating any indebtedness of the Debtors; and (ii) any certificate, equity security, share, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating an ownership interest in the Debtors (except, in each case, such certificates, notes or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are Reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors and their Affiliates, and the Reorganized Debtors and their Affiliates shall not have any continuing obligations thereunder; and (b) the obligations of the Debtors and their Affiliates pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, certificates, notes or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically Reinstated or entered into pursuant to the Plan) shall be released and discharged; except that:

1. the DIP Facility shall continue in effect solely for the purpose of: (a) allowing the DIP Agent to receive distributions from the Debtors under the Plan and to make

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further distributions to the Holders of the DIP Facility Claims on account of such Claims, as set forth in Article VI of the Plan; (b) preserving the DIP Agent’s and the DIP Lenders’ right to all amounts due under the DIP Credit Agreement and DIP Orders; and (c) preserving the DIP Agent’s and the DIP Lenders’ right to indemnification from the Debtors pursuant and subject to the terms of the DIP Facility; and

2. the Prepetition Credit Agreement shall continue in effect solely for the purpose of: (a) allowing the Prepetition Agent to receive distributions from the Debtors under the Plan and to make further distributions to the Holders of the Prepetition Term Loan Claims on account of such Claims, as set forth in Article VI of the Plan; (b) preserving the Prepetition Agent’s and the Prepetition Lenders’ right to all amounts due under the Prepetition Credit Agreement; and (c) preserving the Prepetition Agent’s and the Prepetition Lenders’ right to indemnification from the Debtors pursuant and subject to the terms of the Prepetition Credit Agreement.

H. Sources for Plan Distributions

In the event of a Restructuring, the Debtors shall fund Cash distributions under the Plan with: (1) Cash on hand, including Cash from operations and the proceeds of the DIP Facility, and (2) the proceeds of the Exit Facility. Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtors or the Distribution Agent in accordance with Article VI.

In the event of a Sale Transaction, the Debtors shall fund distributions under the Plan from Cash on hand (if any) and the Sale Transaction Proceeds in accordance with the terms of the Sale Transaction Documents and the Plan.

I. Exit Facility

In the event of a Restructuring, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Exit Facility and related agreements (including all transactions contemplated thereby, such as any supplementation or additional syndication of the Exit Facility, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations in connection with the Exit Facility.

In the event of a Restructuring, on the Effective Date, the agreements with respect to the Exit Facility shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit Facility are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted in connection with the Exit Facility (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the Exit Facility, (2) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under in connection with the Exit Facility, and (3) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non‑bankruptcy law. The Reorganized Debtors and the Entities granted such Liens and

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security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

J. Reorganized Debtors’ Ownership In the Event of a Restructuring

In the event of a Restructuring, on the Effective Date, in accordance with the terms of the Plan and as further set forth in the Plan Supplement, (i) New Starry shall acquire all of the Reorganized Starry Holdings Equity, (ii) New Starry shall issue all of the New Common Equity to Holders of Prepetition Term Loan Claims (subject to dilution by the Management Incentive Plan and New Warrants), and (iii) New Starry shall issue all of the New Warrants in accordance with the terms of the Exit Facility. The issuance of (x) Reorganized Starry Holdings Equity and (y) New Common Equity and New Warrants by New Starry, pursuant to the Plan is authorized without the need for further corporate action, and all of the Reorganized Starry Holdings Equity, New Common Equity and New Warrants issued or issuable pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

K. Exemption from Registration Requirements

The offering, issuance, and distribution of any Securities, including the New Common Equity and New Warrants in exchange for Claims pursuant to Article III of the Plan, shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code. Except as otherwise provided in the Plan or the governing certificates or instruments, any and all such New Common Equity and New Warrants so issued under the Plan will be freely tradable under the Securities Act by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities or instruments; (2) the restrictions, if any, on the transferability of such Securities and instruments; and (3) any other applicable regulatory approval.

Notwithstanding anything to the contrary in the Plan, no Entity shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Equity or New Warrants are exempt from registration.

L. Organizational Documents

In the event of a Restructuring or Equity Sale, subject to Articles IV.E and IV.F of the Plan, the Reorganized Debtors shall enter into such agreements and amend their corporate governance documents to the extent necessary to implement the terms and provisions of the Plan, which shall: (1) contain terms consistent with the Plan Supplement; (2) authorize the issuance, distribution, and reservation of the Reorganized Starry Holdings Equity, New Common Equity and New Warrants to the Entities entitled to receive such issuances, distributions and reservations, as applicable under the Plan; and (3) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, and limited as necessary to facilitate compliance with non-bankruptcy federal laws, prohibit the issuance of non-voting equity securities. Without limiting the generality of the foregoing, as of the Effective Date, Reorganized Starry Holdings shall be governed by the New Organizational Documents applicable to it. From and after the

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Effective Date, the organizational documents of each of the Reorganized Debtors will comply with section 1123(a)(6) of the Bankruptcy Code, as applicable. On or immediately before the Effective Date, each Reorganized Debtor will file its New Organizational Documents with the applicable Secretary of State and/or other applicable authorities in its state of incorporation or formation in accordance with the applicable laws of its state of incorporation or formation, to the extent required for such New Organizational Documents to become effective. After the Effective Date, the Reorganized Debtors may amend and restate the formation, incorporation, organizational, and constituent documents, as applicable, as permitted by the laws of its jurisdiction of formation or incorporation, as applicable, and the terms of such documents.

M. Exemption from Certain Transfer Taxes and Recording Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan (including, if applicable, the Sale Transaction) or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any U.S. federal, state or local document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate U.S. state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

N. Other Tax Matters

In the event of a Restructuring, from and after the Effective Date, the Reorganized Debtors, including Reorganized Starry Holdings, shall be authorized to make and to instruct any of their wholly-owned subsidiaries to make any elections available to them under applicable law with respect to the tax treatment of the Restructuring as specified in the Restructuring Memorandum.

O. Plan Administrator

In the event of a Sale Transaction, on and after the Plan Effective Date, the Plan Administrator shall act for the Debtors in the same fiduciary capacity as applicable to a board of managers, directors, and officers, subject to the provisions hereof (and all certificates of formation, membership agreements, and related documents are deemed amended by the Plan to permit and authorize the same). On the Effective Date, the authority, power, and incumbency of the persons acting as managers, directors, and officers of the Debtors shall be deemed to have terminated, the persons acting as managers, directors, and officers of the Debtors shall be deemed to have resigned, and a representative of the Plan Administrator shall be appointed as the sole manager and sole officer of the Debtors, and shall succeed to the powers of the Debtors’ managers, directors, and officers. From and after the Effective Date, the Plan Administrator shall be the sole representative of, and shall act for, the Debtors. The Plan Administrator shall use commercially reasonable efforts to operate in a manner consistent with the Wind-Down Budget. The Plan Administrator shall carry out any necessary functions required by the applicable Sale Transaction Documentation.

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P. Directors and Officers of the Reorganized Debtors In the Event of a Restructuring or Equity Sale

1. The New Board

As of the Effective Date, the terms of the current members of the board of directors of Starry Holdings shall expire and, without further order of the Bankruptcy Court or other corporate action by the Debtors or the Reorganized Debtors, the New Board shall be approved. The New Board or managers (as applicable) and the officers of the Reorganized Debtors shall be appointed in accordance with the respective New Organizational Documents. The officers and overall management structure of the Reorganized Debtors, and all officers and management decisions with respect to the Reorganized Debtors (and/or any of their direct or indirect subsidiaries), compensation arrangements, and affiliate transactions shall be subject to the required approvals and consents set forth in the New Organizational Documents.

In the event of a Restructuring, the New Board will initially consist of 5 members, one of whom will be the chief executive officer of the Reorganized Debtors and the others of whom will be appointed by the holders of New Common Equity. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will, to the extent reasonably practicable, disclose in advance of Confirmation the identity and affiliations of any person proposed to serve on the New Board.

From and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall be appointed and serve pursuant to the terms of its respective charters and bylaws or other formation and constituent documents, and the New Organizational Documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation. To the extent that any such director or officer of the Reorganized Debtors is an “insider” pursuant to section 101(31) of the Bankruptcy Code, the Debtors will disclose the nature of any compensation to be paid to such director or officer.

2. Senior Management

The existing officers of the Debtors as of the Effective Date shall remain in their current capacities as officers of the Reorganized Debtors, subject to the ordinary rights and powers of the New Board to remove or replace them and any applicable employment agreements that are assumed pursuant to the Plan.

Q. Directors and Officers Insurance Policies

In accordance with and without altering Article V.A of the Plan, (i) on the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies (including, without limitation, any “tail policy” and all agreements, documents, or instruments related thereto) in effect prior to the Effective Date pursuant to sections 105 and 365(a) of the Bankruptcy Code, without the need for any further notice to or action, order, or approval of the Bankruptcy Court; (ii) confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed; (iii) the Debtors and the Reorganized Debtors, as applicable, shall retain the ability to supplement such D&O Liability Insurance Policies as the Debtors or Reorganized Debtors, as applicable, may deem necessary; and (iv) for the avoidance of doubt, entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the assumption of each of the unexpired D&O Liability Insurance Policies.

In addition, on or after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including, without limitation, any “tail policy” and all agreements, documents, or instruments related thereto) in effect on or prior to the Effective Date, with respect to conduct occurring prior thereto, and all current and former directors, officers, and managers of the Debtors who served in such capacity at any time prior to the Effective Date shall be

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entitled to the full benefits of any such policies for the full term of such policies regardless of whether such current and former directors, officers, and managers remain in such positions after the Effective Date, all in accordance with the terms and conditions of the D&O Liability Insurance Policies, which shall not be altered.

For the avoidance of doubt, on and after the Effective Date, each of the Reorganized Debtors shall be authorized to purchase a directors’ and officers’ liability insurance policy for the benefit of their respective directors, members, trustees, officers, and managers in the ordinary course of business.

R. Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to the releases set forth in this section and in Article IX below, and to the extent not transferred to a Successful Bidder in any Sale Transaction, all Causes of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor or Plan Administrator on the Effective Date. Thereafter, the Reorganized Debtors or Plan Administrator, as applicable, shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, whether arising before or after the Petition Date, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any specific Cause of Action as any indication that the Debtors, Reorganized Debtors, or Plan Administrator will not pursue any and all available Causes of Action. The Debtors, Reorganized Debtors, and the Plan Administrator expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to any Cause of Action upon, after, or as a consequence of the Confirmation or the occurrence of the Effective Date.

Notwithstanding any provision in the Plan or any order entered in these Chapter 11 Cases, the Debtors, Reorganized Debtors, and Plan Administrator forever waive, relinquish, and release any and all Causes of Action the Debtors and their Estates had, have, or may have against any Released Party.

S. Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors, the Plan Administrator, or any other Entity, including, as applicable: (1) rejection or assumption, as applicable, of Executory Contracts and Unexpired Leases; (2) selection of the directors, managers, and officers for the Reorganized Debtors; (3) the execution of any agreements with respect to the Exit Facility, and the filing or adoption of the New Organizational Documents; (4) the issuance and distribution of the Reorganized Starry Holdings Equity, New Common Equity and New Warrants; and (5) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the company structure of the Debtors, and any company action required by the Debtors in connection therewith, shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons, or officers of the Debtors.

On or prior to the Effective Date, the appropriate officers, directors, managers, or authorized persons of the Debtors (including any president, vice-president, chief executive officer, treasurer, general

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counsel, or chief financial officer thereof) shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, certificates of incorporation, certificates of formation, bylaws, operating agreements, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the applicable Debtors or applicable Reorganized Debtors, including (x) any agreements or instruments with respect to the Exit Facility and the New Organizational Documents and (y) any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.S shall be effective notwithstanding any requirements under non-bankruptcy law.

T. Effectuating Documents; Further Transactions

Prior to, on, and after the Effective Date, the Debtors and Reorganized Debtors and the directors, managers, officers, authorized persons, and members of the boards of directors or managers and directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, notes, instruments, certificates, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and provisions of the Plan, agreements or instruments with respect to the Exit Facility, the New Organizational Documents, and any Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, actions, or consents except for those expressly required pursuant to the Plan.

U. Management Incentive Plan

In the event of a Restructuring, within 120 days after the Effective Date, the New Board shall adopt the Management Incentive Plan.

V. Company Status Upon Emergence

In the event of a Restructuring, following the Effective Date and subject to the terms and conditions of the New Organizational Documents, the New Board will direct the Reorganized Debtors’ determination regarding a public listing, if any, of the New Common Equity and New Warrants in accordance with the New Organizational Documents.

W. Wind-Down

In the event of a Sale Transaction, on and after the Effective Date, in accordance with the Wind-Down Budget, the Debtors shall (1) continue in existence for purposes of (a) winding down the Debtors’ businesses and affairs as expeditiously as reasonably possible, (b) resolving Disputed Claims as provided hereunder, (c) paying Allowed Claims not assumed by the applicable Successful Bidder as provided hereunder, (d) filing appropriate tax returns, (e) complying with their continuing obligations under the applicable Sale Transaction Documentation (including with respect to the transfer of permits to the applicable Successful Bidder as contemplated therein), and (f) administering the Plan in an efficacious manner; and (2) thereafter liquidate and dissolve as set forth in the Plan. The Plan Administrator shall carry out these actions for the Debtors.

X. Wind-Down Amount.

In the event of a Sale Transaction, on the Effective Date, the Debtors shall retain proceeds from the Wind-Down Amount in accordance with the terms of the Wind-Down Budget. Any remaining amounts in the Wind-Down Amount following all required distributions therefrom in accordance with the terms of the Wind-Down Budget shall promptly be distributed in accordance with the Bankruptcy Code and this Plan.

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Y. Dissolution of the Boards of the Debtors.

In the event of a Sale Transaction, as of the Effective Date, the Plan Administrator shall act as the sole officer, director, and manager, as applicable, of the Debtors with respect to their affairs. Subject in all respects to the terms of this Plan, the Plan Administrator shall have the power and authority to take any action necessary to wind down and dissolve any of the Debtors, and shall be authorized to (a) file a certificate of dissolution for any of the Debtors, together with all other necessary corporate and company documents, to effect the dissolution of the Debtors under the applicable laws of the applicable state(s) of formation; and (b) complete and file all final or otherwise required federal, state, and local tax returns and shall pay taxes required to be paid for any of the Debtors, and pursuant to section 505(b) of the Bankruptcy Code, request an expedited determination of any unpaid tax liability of any of the Debtors or their Estates for any tax incurred during the administration of such Debtor’s Chapter 11 Case, as determined under applicable tax laws.

The filing by the Plan Administrator of any of the Debtors’ certificate of dissolution shall be authorized and approved in all respects without further action under applicable law, regulation, order, or rule, including any action by the stockholders, members, board of directors, or board of managers of any of the Debtors or any of their Affiliates.

Z. Closing the Chapter 11 Cases

When all Disputed Claims have become Allowed or disallowed, the Reorganized Debtors or Plan Administrator, as applicable, may seek authority from the Bankruptcy Court to close any remaining Chapter 11 Cases of the Debtors in accordance with the Bankruptcy Code and the Bankruptcy Rules.

As of the Effective Date, the Reorganized Debtors or Plan Administrator, as applicable, may submit separate orders to the Bankruptcy Court under certification of counsel closing the Chapter 11 Cases of all of the Debtors except for Debtor Starry Holdings and changing the caption of the Chapter 11 Cases accordingly. Nothing in the Plan shall authorize the closing of any case retroactive to a date that precedes the date any such order is entered. Any request for retroactive relief shall be made on motion served on the United States Trustee, and the Bankruptcy Court shall rule on such request after notice and a hearing. Upon the Filing of a motion to close the Chapter 11 Case of Starry Holdings, the Reorganized Debtors or Plan Administrator, as applicable, shall file a final report with respect to all of the Chapter 11 Cases pursuant to Local Rule 3022-1(c).

Article V.
TREATMENT OF EXECUTORY CONTRACTS
AND UNEXPIRED LEASES; EMPLOYEE BENEFITS; AND INSURANCE POLICIES

A. Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, in the event any Plan Sale Transaction is consummated, the Assumed Contracts to be assumed and assigned in connection with such Plan Sale Transaction will be deemed assumed and assigned to the applicable Successful Bidder in accordance with the applicable Plan Sale Transaction Documentation.

On the Effective Date, in the event of a Restructuring, except as otherwise provided in herein, any Executory Contracts and Unexpired Leases (i) not previously assumed, or (ii) not previously rejected pursuant to an order of the Bankruptcy Court, subject to the reasonable consent of the Required Consenting Lenders after consulting with Birch Grove, will be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code except any Executory Contract or Unexpired Lease (1)

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identified on the Rejected Contracts List (which shall initially be filed with the Bankruptcy Court on the Plan Supplement Filing Date) as a contract or lease to be rejected, (2) that is the subject of a separate motion or notice to reject pending as of the Confirmation Date, or (3) that previously expired or terminated pursuant to its own terms (disregarding any terms the effect of which is invalidated by the Bankruptcy Code).

On the Effective Date, in the event of a Sale Transaction, except as otherwise provided herein, any Executory Contract or Unexpired Lease (i) not previously assumed, (ii) not assumed and assigned in accordance with any Sale Transaction Documentation, or (iii) not previously rejected pursuant to an order of the Bankruptcy Court, and (iv) is not the subject of a pending motion to reject, assume or assume and assign as of the Effective Date will be deemed rejected.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute an order approving the assumptions or rejections of the Debtors’ Executory Contracts and Unexpired Leases pursuant to sections 365(a) and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date or, as to rejected Executory Contracts and Unexpired Leases, on such later date as may be identified on the Rejected Contracts List or other motion or notice to reject. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order, and not assigned to a third party (including the applicable Successful Bidder in the event of a Sale Transaction) on or prior to the Effective Date, shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court or agreement of the parties. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease or the execution of any other Restructuring (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. For the avoidance of doubt, consummation of the Restructuring shall not be deemed an assignment of any Executory Contract or Unexpired Lease of the Debtors, notwithstanding any change in name, organizational form, or jurisdiction of organization of any Debtor in connection with the occurrence of the Effective Date.

Notwithstanding anything to the contrary in the Plan, the Debtors or Reorganized Debtors, as applicable, subject to the Definitive Document Consent Rights, reserve the right to amend or supplement the Rejected Contracts List in their discretion prior to the Effective Date (or such later date as may be permitted by Article V.B or Article V.E below), provided that the Debtors shall give prompt notice of any such amendment or supplement to any affected counterparty and such counterparty shall have a reasonable opportunity to object thereto on any grounds.

Notwithstanding anything to the contrary herein, the terms of any 363 Sale Transaction Documentation and any 363 Sale Order shall govern the cure of defaults, assumption and assignment, and compliance with section 365 of the Bankruptcy Code with respect to any Executory Contracts or Unexpired Leases assumed and assigned pursuant to such 363 Sale Transaction Documentation and 363 Sale Order.

B. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed or assumed and assigned pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Cost in Cash on the Effective Date or as soon as reasonably practicable, subject to the limitation described below, or on such other terms as the parties to such Executory Contract or Unexpired Lease may otherwise agree, in each case subject to any applicable Plan Sale Transaction Documentation.

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Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full satisfaction and cure of any Claims and defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, under any assumed Executory Contract or Unexpired Lease arising at any time prior to the effective date of assumption. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption, assumption and assignment, or Cure Cost in accordance with the Contract Noticing Procedures will be deemed to have assented to such assumption, assumption and assignment, and Cure Cost.

C. Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of the Executory Contracts and Unexpired Leases by virtue of this Plan must be filed with the Notice and Claims Agent within thirty (30) days after the date of the effectiveness of the rejection of the applicable Executory Contract or Unexpired Lease. Any Proofs of Claim arising from the rejection of the Executory Contracts and Unexpired Leases that are not timely filed shall be subject to disallowance by further order of the Court upon objection on such grounds. All Allowed Claims arising from the rejection of the Executory Contracts and Unexpired Leases shall constitute General Unsecured Claims and shall be treated in accordance with Article III.B of the Plan.

D. Contracts and Leases Entered into After the Petition Date

The Debtors or Reorganized Debtors, and, to the extent assigned to a Successful Bidder in the event of a Sale Transaction, the Successful Bidder, as applicable, will perform under any contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by any Debtor, and will be liable thereunder in the ordinary course of business.

E. Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Rejected Contracts List or Assumed Contracts List, as applicable, nor anything contained in the Plan or Sale Transaction Documentation, nor the Debtors’ delivery of a notice of proposed assumption and proposed Cure Cost to any contract and lease counterparties, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, Reorganized Debtors, or Plan Administrator, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease. If there is a dispute regarding a Debtor’s or Reorganized Debtor’s liability under an assumed Executory Contract or Unexpired Lease, the Reorganized Debtors or Plan Administrator, as applicable, shall be authorized to move to have such dispute heard by the Bankruptcy Court pursuant to Article X.C of the Plan.

F. Employee Compensation and Benefits in a Restructuring

1. Compensation and Benefits Programs

Subject to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and, in the event of a Restructuring, with the consent of the DIP Agent and Prepetition Agent, deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. In the event of a Sale Transaction, the Compensation and Benefits Programs shall either be assumed and assigned upon consummation of an applicable Sale Transaction in accordance with the terms and conditions of the applicable Sale Transaction Documentation or, if no Successful Bidder assumes the Compensation and Benefits Programs, rejected. In the event of a

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Restructuring or assumption by a Successful Bidder of the Compensation and Benefits Programs, all Proofs of Claim filed for amounts due under any Compensation and Benefits Program shall be considered satisfied by the applicable agreement and/or program and agreement to assume and cure in the ordinary course as provided in the Plan.

The Restructuring, or any assumption of Compensation and Benefits Programs pursuant to the terms herein, shall not be deemed to trigger any applicable change of control, vesting, termination, acceleration or similar provisions therein. No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to the Plan other than those applicable immediately prior to such assumption.

2. Workers’ Compensation Programs

In the event of a Restructuring, as of the Effective Date, with the consent of the DIP Agent and Prepetition Agent, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (1) all applicable state workers’ compensation laws; and (2) the Debtors’ written contracts, agreements, agreements of indemnity, self‑insured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation Insurance Contracts (collectively, the “Workers’ Compensation Contracts”). In the event of a Restructuring, all Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non‑bankruptcy law with respect to the Workers’ Compensation Contracts; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law and/or the Workers’ Compensation Contracts.

In the event of a Sale Transaction, the Workers’ Compensation Contracts shall either be assumed and assigned upon consummation of an applicable Sale Transaction in accordance with the terms and conditions of the applicable Sale Transaction Documentation or, if no Successful Bidder assumes the Workers’ Compensation Programs, rejected.

Article VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A. Distribution on Account of Claims Allowed as of the Effective Date

Except as otherwise provided in the Plan or a Final Order, or as agreed to by the relevant parties, distributions under the Plan on account of Claims Allowed on or before the Effective Date shall be made on the Initial Distribution Date; provided that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business or industry practice; (2) Allowed Priority Tax Claims shall be satisfied in accordance with Article II.C herein; and (3) Allowed General Unsecured Claims that would not be paid in the ordinary course of the Debtors’ business until after the Initial Distribution Date shall receive any applicable distributions provided under this Plan in the ordinary course of business.

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B. Distributions on Account of Claims Allowed After the Effective Date

1. Payments and Distributions on Disputed Claims

Except as otherwise provided in the Plan, a Final Order, or as agreed to by the relevant parties, distributions on account of Disputed Claims that become Allowed after the Effective Date shall be made on the next Periodic Distribution Date that is at least thirty (30) days after the Disputed Claim becomes an Allowed Claim; provided that (a) Disputed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business that become Allowed after the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (b) Disputed Priority Tax Claims that become Allowed Priority Tax Claims after the Effective Date shall be treated as Allowed Priority Tax Claims in accordance with Article II.C of the Plan.

2. Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision in the Plan to the contrary and except as otherwise agreed to by the relevant parties, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order.

C. Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided herein, on the Initial Distribution Date each Holder of an Allowed Claim shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. If and to the extent that any Disputed Claims exist, distributions on account of such Disputed Claims shall be made pursuant to Article VI.B and Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

D. Delivery of Distributions

1. Record Date for Distributions

For purposes of making distributions on the Initial Distribution Date only, the Distribution Agent shall be authorized and entitled to recognize only those Holders of Claims reflected in the Debtors’ books and records as of the close of business on the Distribution Record Date. If a Claim, other than one based on a publicly-traded security, is transferred (a) twenty-one (21) or more days before the Distribution Record Date and reasonably satisfactory documentation evidencing such transfer is Filed with the Court, the Distribution Agent shall make the applicable distributions to the applicable transferee, or (b) twenty (20) or fewer days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form is Filed with the Court and contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2. Delivery of Distributions in General

Except as otherwise provided in the Plan, the Distribution Agent shall make distributions to Holders of Allowed Claims at the address for each such Holder as indicated in the Debtors’ records as of the date of any such distribution, including the address set forth in any Proof of Claim filed by that Holder, if

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applicable; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors or Plan Administrator, as applicable.

3. Delivery of Distributions on DIP Facility Claims

The DIP Agent shall be deemed to be the Holder of all DIP Facility Claims for purposes of distributions to be made hereunder, and all distributions on account of such DIP Facility Claims shall be made to the applicable DIP Agent. As soon as practicable following the Effective Date, the DIP Agent shall arrange to deliver or direct the delivery of such distributions to or on behalf of the applicable Holders of the applicable DIP Facility Claims in accordance with the terms of the applicable DIP Facility, subject to any modifications to such distributions in accordance with the terms of the Plan. Notwithstanding anything in the Plan to the contrary, and without limiting the exculpation and release provisions of the Plan, the DIP Agent shall not have any liability to any Entity with respect to distributions made or directed to be made by the DIP Agent.

4. Delivery of Distributions on Prepetition Term Loan Claims

The Prepetition Agent shall be deemed to be the Holder of all applicable Prepetition Term Loan Claims for purposes of distributions to be made hereunder, and all distributions on account of such Prepetition Term Loan Claims shall be made to the Prepetition Agent. As soon as practicable following the Effective Date, the Prepetition Agent shall arrange to deliver or direct the delivery of such distributions to or on behalf of the applicable Holders of Prepetition Term Loan Claims in accordance with the terms of the Prepetition Credit Agreement, subject to any modifications to such distributions in accordance with the terms of the Plan. Notwithstanding anything in the Plan to the contrary, and without limiting the exculpation and release provisions of the Plan, the Prepetition Agent shall not have any liability to any Entity with respect to distributions made or directed to be made by the Prepetition Agent.

5. Distributions by Distribution Agents

The Debtors, the Reorganized Debtors, or Plan Administrator, as applicable, shall have the authority to enter into agreements with one or more Distribution Agents to facilitate the distributions required hereunder. To the extent the Debtors, the Reorganized Debtors, or Plan Administrator, as applicable, determine to utilize a Distribution Agent to facilitate the distributions under the Plan to Holders of Allowed Claims, any such Distribution Agent would first be required to: (a) affirm its obligation to facilitate the prompt distribution of any documents; (b) affirm its obligation to facilitate the prompt distribution of any recoveries or distributions required under the Plan; (c) waive any right or ability to setoff, deduct from or assert any lien or encumbrance against the distributions required under the Plan to be distributed by such Distribution Agent; and (d) post a bond, obtain a surety or provide some other form of security for the performance of its duties, the costs and expenses of procuring which shall be borne by the Debtors, the Reorganized Debtors, or Plan Administrator, as applicable.

The Debtors, Reorganized Debtors, or Plan Administrator, as applicable, shall pay to the Distribution Agents all reasonable and documented fees and expenses of the Distribution Agents without the need for any approvals, authorizations, actions, or consents. The Distribution Agents shall submit detailed invoices to the Debtors, Reorganized Debtors, or Plan Administrator, as applicable, for all fees and expenses for which the Distribution Agent seeks reimbursement and the Debtors, Reorganized Debtors, or Plan Administrator, as applicable, shall pay those amounts that they, in their sole discretion, deem reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors, Reorganized Debtors, or Plan Administrator, as applicable, deem to be unreasonable. In the event that the Debtors, Reorganized Debtors, or Plan Administrator, as applicable, object to all or any portion of the amounts requested to be reimbursed in a Distribution Agent’s invoice, the Debtors, Reorganized Debtors, or Plan Administrator, as applicable, and such Distribution Agent shall endeavor, in good faith, to reach mutual

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agreement on the amount of the appropriate payment of such disputed fees and/or expenses. In the event that the Debtors, Reorganized Debtors, or Plan Administrator, as applicable, and a Distribution Agent are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

6. Minimum Distributions

Notwithstanding anything herein to the contrary, other than on account of Claims in Classes 1 and 2, the Reorganized Debtors, the Plan Administrator, and the Distribution Agents, as applicable, shall not be required to make distributions or payments of less than $100 (whether Cash or otherwise) and shall not be required to make partial distributions or payments of fractions of dollars. Whenever any payment or distribution of a fraction of a dollar or fractional share of New Common Equity under the Plan would otherwise be called for, the actual payment or distribution will reflect a rounding down of such fraction to the nearest whole dollar or share of New Common Equity.

7. Undeliverable Distributions

a. Holding of Certain Undeliverable Distributions

Undeliverable distributions shall remain in the possession of the Reorganized Debtors or Plan Administrator, as applicable, until such time as any such distributions become deliverable or are otherwise disposed of in accordance with applicable nonbankruptcy law (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary). Undeliverable distributions shall not be entitled to any additional interest, dividends, or other accruals of any kind on account of their distribution being undeliverable. Nothing contained herein shall require the Reorganized Debtors or Plan Administrator, as applicable, to attempt to locate any Holder of an Allowed Claim.

b. Failure to Present Checks

Checks issued by the Reorganized Debtors or the Plan Administrator (or their Distribution Agent) on account of Allowed Claims shall be null and void if not negotiated within 90 days after the issuance of such check. Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued.

E. Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, the Reorganized Debtors and Plan Administrator, as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors, Plan Administrator, and/or the Distribution Agent, as applicable, shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate, including requiring as a condition to the receipt of a distribution, that the Holders of an Allowed Claim complete an IRS Form W-8 or W-9, as applicable. The Reorganized Debtors and Plan Administrator, as applicable, reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances. For tax purposes, distributions in full or partial satisfaction of Allowed Claims shall be allocated first to the principal amount (as determined for U.S. federal income tax purposes) of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims.

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F. Surrender of Canceled Instruments or Securities

On the Effective Date or as soon as reasonably practicable thereafter, each Holder of a certificate or instrument evidencing a Claim or an Equity Interest shall be deemed to have surrendered such certificate or instrument to the Distribution Agent. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and except as provided otherwise under the Plan, including the Debtor Release and the Third-Party Release, such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Equity Interest, which shall continue in effect for purposes of allowing Holders to receive distributions under the Plan and allowing indenture trustees to exercise charging liens, priorities of payment, and indemnification rights.

G. Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable Insurance Contract. Except for the releases and exculpation provisions of Article IX, nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any Insurance Contracts, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any rights or defenses, including coverage defenses, held by such Insurers under the Insurance Contracts.

Article VII.
PROCEDURES FOR RESOLVING DISPUTED,
CONTINGENT, AND UNLIQUIDATED CLAIMS OR EQUITY INTERESTS

A. Allowance of Claims

After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtors or Plan Administrator, as applicable, shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim, including, without limitation, the right to assert any objection to Claims based on the limitations imposed by section 502 of the Bankruptcy Code. The Debtors and the Reorganized Debtors, or Plan Administrator, as applicable, may contest the amount and validity of any Disputed Claim or contingent or unliquidated Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

B. Prosecution of Objections to Claims

Except as otherwise specifically provided in the Plan, the Reorganized Debtors, or Plan Administrator, as applicable, shall have the sole authority: (1) to file, withdraw, or litigate to judgment objections to Claims; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

C. Estimation of Claims

Before or after the Effective Date, the Debtors, Reorganized Debtors, or Plan Administrator, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the

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Bankruptcy Court has ruled on any such objection; and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection; provided that if the Bankruptcy Court resolves the Allowed amount of a Claim, the Debtors and Reorganized Debtors or Plan Administrator, as applicable, shall not be permitted to seek an estimation of such Claim). Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor or Plan Administrator, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim subject to applicable law.

D. No Distributions Pending Allowance

If any portion of a Claim is Disputed, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Claim becomes an Allowed Claim; provided that if only a portion of a Claim is Disputed, such Claim shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

E. Time to File Objections to Claims

Any objections to Claims shall be Filed on or before the Claims Objection Deadline, subject to any extensions thereof approved by the Bankruptcy Court.

Article VIII.

CONDITIONS PRECEDENT TO
CONFIRMATION AND THE EFFECTIVE DATE

A. Conditions Precedent to Confirmation

The Disclosure Statement Order shall have been entered by the Bankruptcy Court in form and substance reasonably acceptable to the Debtors.

In the event of a Plan Sale Transaction, the Plan Sale Transaction Documentation shall not have been terminated in accordance with its terms.

B. Conditions Precedent to the Effective Date

The following are conditions precedent to the Effective Date that must be satisfied or waived in accordance with Article VIII.C hereof:

1. the Bankruptcy Court shall have entered the Confirmation Order and such order shall (A) be in form and substance consistent with the Restructuring Support Agreement and the Restructuring Support Agreement Term Sheet, or otherwise acceptable to the Company Parties and Required Consenting Lenders (in consultation with Birch Grove), (B) not have been vacated, and (C) not be subject to a stay pending appeal;

2. each of the applicable Definitive Documents shall (A) have been executed and effectuated and remain in full force and effect, (B) be in form and substance reasonably acceptable to the Debtors and the Required Consenting Lenders (in consultation with Birch Grove), and (C) be

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consistent with the Restructuring Support Agreement and the Restructuring Support Agreement Term Sheet, and any conditions precedent related thereto or contained therein shall have been satisfied before or contemporaneously with the occurrence of the Effective Date or otherwise waived in accordance with such applicable Definitive Document(s);

all governmental and third-party approvals, authorizations, rulings, documents, and consents that may be necessary in connection with the Restructuring and related transactions or Plan Sale Transaction (as applicable), including from the FCC, shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on the Restructuring and related transactions or Plan Sale Transaction (as applicable);

no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, limiting, preventing, or prohibiting the consummation of any Sale Transaction or Restructuring, as applicable, or any related transactions;

the Restructuring Support Agreement shall be in full force and effect, no termination event or event that would give rise to a termination event under the Restructuring Support Agreement upon the expiration of the applicable grace period shall have occurred, and the Restructuring Support Agreement shall not have been validly terminated before the Effective Date;

in the event of a Restructuring, the relevant Debtors shall have entered into the Exit Facility pursuant to documents in form and substance consistent with the Restructuring Support Agreement;

the releases and exculpation consistent with the terms of the Restructuring Support Agreement shall have been approved;

(A) all of the Prepetition Lenders’ reasonable and documented fees and expenses payable under the Restructuring Support Agreement shall have been paid in full as of the Effective Date, and (B) amounts sufficient to pay Retained Professionals in full shall have been placed in the Professional Fee Escrow Account pending approval of payment of such fees and expenses by the Bankruptcy Court.

C. Waiver of Conditions

The Debtors, with the consent of the Required Consenting Lenders (in consultation with Birch Grove), which shall not be unreasonably withheld, may waive any of the conditions to the Effective Date set forth above at any time, without any notice to parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than a proceeding to confirm the Plan.

D. Effect of Non-Occurrence of Conditions to the Effective Date

If the Effective Date does not occur on or before the termination of the Restructuring Support Agreement, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan, the Confirmation Order, or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of

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the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

Article IX.

RELEASE, INJUNCTION, AND RELATED PROVISIONS

A. Discharge of Claims and Termination of Equity Interests; Compromise and Settlement of Claims, Equity Interests, and Controversies.

Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan (including, for the avoidance of doubt, Article III.C), the distributions, rights, and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release, and discharge, effective as of the Effective Date, of all Equity Interests and Claims of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against the Debtors, the Reorganized Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Equity Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim is Allowed; or (3) the Holder of such Claim or Equity Interest has accepted the Plan. Except as otherwise provided herein, any default by the Debtors with respect to any Claim that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan. For the avoidance of doubt, nothing in this Article IX.A shall affect the rights of Holders of Claims to seek to enforce the Plan, including the distributions to which Holders of Allowed Claims are entitled under the Plan.

In consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle any Claims against the Debtors and their Estates, as well as claims and Causes of Action against other Entities.

B. Releases by the Debtors

Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in this Plan, effective as of the Effective Date, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, the Debtor Releasing Parties will be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full release, to the maximum extent permitted by law, to each of the Released Parties (and each such Released Party so released shall be deemed forever released by the Debtor Releasing Parties) and their respective assets and properties (the

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“Debtor Release”) from any and all claims, Causes of Action, and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state statutory or common laws, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors, including, without limitation, (i) the Chapter 11 Cases, the Disclosure Statement, this Plan, the Restructuring Support Agreement, the Restructuring Documents, or the Sale Process; (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan; (iii) the business or contractual arrangements between any Debtor and any Released Parties; (iv) the negotiation, formulation or preparation of the Restructuring Support Agreement, this Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, any Sale Transaction Documentation, or any agreements, instruments or other documents related to any of the foregoing; (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases; (vi) the purchase, sale, or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors; and/or (vii) the Confirmation or consummation of this Plan or the solicitation of votes on this Plan that such Debtor Releasing Party would have been legally entitled to assert (whether individually, collectively, or on behalf of any Holder of a Claim or Equity Interest) or that any Holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for, or on behalf or in the name of, any Debtor, its respective Estate or any Reorganized Debtor (whether directly or derivatively) against any of the Released Parties; provided, however, that the foregoing provisions of this Debtor Release shall not operate to waive or release: (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (ii) the rights of such Debtor Releasing Party to enforce this Plan, any Sale Transaction Documentation and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan or any Sale Transaction or assumed pursuant to this Plan or any Sale Transaction or assumed pursuant to Final Order of the Bankruptcy Court. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person, and the Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding the foregoing, nothing in this Article IX.B shall or shall be deemed to (i) prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors and/or (ii) operate as a release or waiver of any Intercompany Claims, in each case unless otherwise expressly provided for in this Plan.

C. Third-Party Release

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, effective as of the Effective Date, to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, and without limiting or otherwise modifying the scope of the Debtor Release provided by the Debtor Releasing Parties above, each Non-Debtor Releasing Party, on behalf of itself and any affiliates, heirs, executors,

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administrators, successors, assigns, managers, accountants, attorneys, Representatives, consultants, agents, and any other Persons that might seek to claim under or through them, will be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full release to each of the Released Parties (and each such Released Party so released shall be deemed forever released by the Non-Debtor Releasing Parties) and their respective assets and properties (the “Third-Party Release”) from any and all claims, interests, Causes of Action, and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, matured or unmatured, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state statutory or common laws, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, based on or relating to, or in any manner arising from, in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors, including, without limitation, (i) the Chapter 11 Cases, the Disclosure Statement, this Plan, the Restructuring Support Agreement, the Restructuring Documents, or the Sale Process; (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan; (iii) the business or contractual arrangements between any Debtor and any Released Parties; (iv) the negotiation, formulation or preparation of the Restructuring Support Agreement, this Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, any Sale Transaction Documentation, or any agreements, instruments or other documents related to any of the foregoing; (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases; (vi) the purchase, sale, or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors; and/or (vii) the Confirmation or consummation of this Plan or the solicitation of votes on this Plan that such Non-Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) against any of the Released Parties; provided, however, that the foregoing provisions of this Third-Party Release shall not operate to waive or release: (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (ii) the rights of such Non-Debtor Releasing Party to enforce this Plan, any Sale Transaction Documentation and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan or any Sale Transaction or assumed pursuant to this Plan or any Sale Transaction or Final Order of the Bankruptcy Court. The foregoing release shall be effective as of the Effective Date, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person, and the Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Third-Party Release.

D. Exculpation

Effective as of the Effective Date, the Exculpated Parties shall neither have nor incur any liability to any Person or Entity for any claims or Causes of Action or for any act taken or omitted to be taken on or after the Petition Date and prior to or on the Effective Date in connection with, or related to, the administration of the Chapter 11 Cases, commencement of the Chapter 11 Cases, pursuit of Confirmation and consummation of this Plan, making Distributions, the Disclosure Statement, the Sale Process, the Sale Order, or the solicitation of votes for, or Confirmation of, this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the issuance of securities under or in connection with this Plan; the purchase, sale, or rescission of the purchase or sale of any asset or security of the Debtors; or the

46

transactions or documentation in furtherance of any of the foregoing, including but not limited to the Restructuring Support Agreement; or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or Confirmation or consummation of this Plan; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (ii) the rights of any Person or Entity to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with this Plan or assumed pursuant to this Plan or Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions. The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. Notwithstanding the foregoing, nothing in this Article IX.D shall or shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors, in each case unless otherwise expressly provided for in this Plan. The Exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

E. Injunction

Except as otherwise provided in the Plan or the Confirmation Order (and, for the avoidance of doubt, subject to Article III.C), all entities who have held, hold, or may hold Claims, Interests, Causes of Action, or liabilities that: (a) are subject to compromise and settlement pursuant to the terms of the Plan; (b) have been released pursuant to Article IX.B of the Plan; (c) have been released pursuant to Article IX.C of the Plan, (d) are subject to exculpation pursuant to Article IX.D of the Plan (but only to the extent of the exculpation provided in Article IX.D of the Plan), or (e) are otherwise discharged, satisfied, stayed or terminated pursuant to the terms of the Plan, are permanently enjoined and precluded, from and after the Effective Date, from commencing or continuing in any manner, any action or other proceeding, including on account of any claims, interests, Causes of Action, or liabilities that have been compromised or settled against the Debtors, the Reorganized Debtors, or any Entity so released or exculpated (or the property or estate of any Entity, directly or indirectly, so released or exculpated) on account of, or in connection with or with respect to, any discharged, released, settled, compromised, or exculpated claims, interests, Causes of Action, or liabilities.

F. Setoffs and Recoupment

Except as otherwise provided herein, each Reorganized Debtor or the Plan Administrator, as applicable, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable bankruptcy or non‑bankruptcy law, or as may be agreed to by the Holder of an Allowed Claim, may set off or recoup against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any claims, rights, and Causes of Action of any nature that the applicable Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan, a Final Order or otherwise); provided that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release

47

by such Reorganized Debtor or the Plan Administrator, as applicable, of any such claims, rights, and Causes of Action.

G. Release of Liens

Except as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns or, in the event of a Sale Transaction, the Plan Administrator.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, the Plan Administrator, or any administrative agent, collateral agent or indenture trustee under any Exit Facility (at the expense of the Debtors or Reorganized Debtors, as applicable) that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of Uniform Commercial Code termination statements, deposit account control agreement terminations, and any other applicable filings or recordings, and the Reorganized Debtors or Plan Administrator, as applicable, shall be entitled to file Uniform Commercial Code terminations or to make any other such filings or recordings on such Holder’s behalf.

Article X.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, except to the extent set forth herein, and in addition to the matters over which the Bankruptcy Court shall have retained jurisdiction pursuant to the Sale Order, if any, or any other order of the Bankruptcy Court, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

A. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

B. decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Retained Professionals required by the Bankruptcy Code or the Plan;

C. resolve any matters related to: (1) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Costs arising therefrom, including Cure Costs pursuant to section 365 of the Bankruptcy Code; (2) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (3) any dispute regarding whether a contract or lease is or was executory or expired;

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D. ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

E. adjudicate, decide or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

F. adjudicate, decide or resolve any and all matters related to Causes of Action;

G. adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

H. resolve any cases, controversies, suits, or disputes that may arise in connection with General Unsecured Claims, including the establishment of any bar dates, related notices, claim objections, allowance, disallowance, estimation and distribution;

I. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

J. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

K. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan, or any Entity’s rights arising from or obligations incurred in connection with the Plan;

L. issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with enforcement of the Plan;

M. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

N. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid;

O. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

P. determine any other matters that may arise in connection with or related to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

Q. enter one or more orders or final decrees concluding or closing the Chapter 11 Cases;

R. adjudicate any and all disputes arising from or relating to distributions under the Plan;

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S. consider any modification of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

T. determine requests for payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

U. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan (other than any dispute arising after the Effective Date under, or directly with respect to, the Exit Facility, if any, which such disputes shall be adjudicated in accordance with the Exit Facility, if any);

V. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

W. hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

X. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the releases, injunctions, and exculpations provided under Article IX of the Plan;

Y. enforce all orders previously entered by the Bankruptcy Court; and

Z. hear any other matter not inconsistent with the Bankruptcy Code.

Article XI.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF PLAN

A. Modification of Plan

Subject to the limitations contained in the Plan, the Debtors, Reorganized Debtors, or Plan Administrator, as applicable, reserve the right to, in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Restructuring Support Agreement, and subject to the Definitive Document Consent Rights: (1) amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; (2) amend or modify the Plan after the entry of the Confirmation Order in accordance with section 1127(b) of the Bankruptcy Code and the Restructuring Support Agreement upon order of the Bankruptcy Court; and (3) remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan upon order of the Bankruptcy Court.

B. Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

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C. Revocation of Plan; Reservation of Rights if Effective Date Does Not Occur

Subject to the conditions to the Effective Date, the Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to revoke or withdraw the Plan prior to the entry of the Confirmation Order and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan or if entry of the Confirmation Order or the Effective Date does not occur, or if the Restructuring Support Agreement terminates in accordance with its terms, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any claims by or against, or any Equity Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission of any sort by the Debtors or any other Entity.

Article XII.

MISCELLANEOUS PROVISIONS

A. Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the documents and instruments contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors or Plan Administrator, as applicable, and any and all Holders of Claims and Interests (irrespective of whether Holders of such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases. The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rule 3020(e) and 7062.

B. Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors, Reorganized Debtors, or Plan Administrator, as applicable, and all Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

C. Payment of Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code or as agreed to by the United States Trustee and Reorganized Starry Holdings or the Plan Administrator, as applicable, shall be paid for each quarter (including any fraction thereof) until the applicable Chapter 11 Case is converted, dismissed or closed, whichever occurs first.

D. Reservation of Rights

The Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or

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shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

E. Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries or guardian, if any, of each Entity.

F. Service of Documents

Any notice, direction or other communication given regarding the matters contemplated by this Plan must be in writing, sent by personal delivery, electronic mail or courier, and addressed as follows:

Debtors	Counsel to the Debtors
Starry Holdings, Inc. 38 Chauncy Street, Suite 200, Boston, Massachusetts 02111 Attn: William J. Lundregan

Latham & Watkins LLP
355 South Grand Avenue, Suite 100

Los Angeles, California 90071

Attn: Jeff E. Bjork, Ted A. Dillman, and Jeffrey T. Mispagel

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Attn: Jason Gott

-and-

Young Conaway Stargatt & Taylor LLP

Rodney Square, 1000 North King Street

Wilmington, Delaware 19801

Attn: Michael R. Nestor, Kara Hammond Coyle, and Joseph M. Mulvihill

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Counsel to the Committee	Counsel to the DIP Agent and Prepetition Agent

Sheppard Mullin Richter & Hampton LLP
333 South Hope Street, 43rd Floor
Los Angeles, California 90071
Attn: Kyle J. Mathews, Esq

-and-

Sheppard Mullin Richter & Hampton LLP
30 Rockefeller Plaza
New York, New York 10112
Attn: Bijal N. Vira, Esq

-and-

Sheppard Mullin Richter & Hampton LLP
321 North Clark Street, 32nd Floor
Chicago, IL 60654
Attn: Justin Bernbrock; Bryan V. Uelk, Catherine Jun, Esq.

-and-

Potter Anderson & Corroon LLP, Hercules Plaza, 1313 North Market Street, 6th Floor, P.O. Box 951, Wilmington, Delaware, 19801

Attn: L. Katherine Good

After the Effective Date, the Reorganized Debtors or Plan Administrator, as applicable, have authority to send a notice to Entities that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors or Plan Administrator, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

In accordance with Bankruptcy Rules 2002 and 3020(c), within ten (10) Business Days of the date of entry of the Confirmation Order, the Debtors shall serve the Notice of Confirmation by United States mail, first class postage prepaid, by hand, or by overnight courier service to all parties served with the Confirmation Hearing Notice; provided that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed a Confirmation Hearing Notice, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address, provided that the Debtors are unable to ascertain new address information for such Entity after a commercially reasonable search. Mailing of the Notice of Confirmation in the time and manner set forth in this paragraph shall be good and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c), and no further notice is necessary.

G. Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the

53

Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H. Entire Agreement

On the Effective Date, the Confirmation Order, Plan, and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects.

I. Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to Debtors or Reorganized Debtors, as applicable, not incorporated in Delaware shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

J. Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. Except as otherwise provided in the Plan, such exhibits and documents included in the Plan Supplement shall initially be filed with the Bankruptcy Court on or before the Plan Supplement Filing Date to the extent practicable. After the exhibits and documents are filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://www.kccllc.net/Starry or the Bankruptcy Court’s website at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

K. Nonseverability of Plan Provisions upon Confirmation

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (3) nonseverable and mutually dependent.

L. Conflicts

To the extent that any provision of the Disclosure Statement, or any order entered prior to Confirmation (for avoidance of doubt, not including the Confirmation Order) referenced in the Plan (or any

54

exhibits, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control. To the extent that any provision of the Plan conflicts with or is in any way inconsistent with any provision of the Confirmation Order, the Confirmation Order shall govern and control.

M. Dissolution of the Committee

The Committee shall dissolve, and the current and former members of the Committee shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases on the Effective Date; provided that the Committee and its professionals shall have the right to file, prosecute, review, and object to any applications for compensation and reimbursement of expenses filed in accordance with Article II.A.2 hereof.

N. Section 1125(e) Good Faith Compliance

The Debtors, the Reorganized Debtors, the Consenting Prepetition Lenders, and each of their respective current and former officers, directors, members (including ex officio members), managers, employees, partners, advisors, attorneys, professionals, accountants, investment bankers, investment advisors, actuaries, affiliates, financial advisors, consultants, agents, and other representatives of each of the foregoing Entities (whether current or former, in each case in his, her or its capacity as such), shall be deemed to have acted in “good faith” under section 1125(e) of the Bankruptcy Code.

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Respectfully submitted, as of the date first set forth above,

Starry Group Holdings, Inc. (on behalf of itself and all other Debtors)

By:	/s/ William Lundregan
Name:	William Lundregan
Title:	President

1

Exhibit 1

Restructuring Support Agreement

2

EXHIBIT C

BIDDING PROCEDURES

3

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

--------------------------------------------------------- In re: STARRY GROUP HOLDINGS, INC., et al., Debtors. ---------------------------------------------------------	x : : : : : : : x	Chapter 11 Case No. 23-10219 (___) (Jointly Administered) Re: Docket No.

Article I. BIDDING PROCEDURES for the sale of

Article II. the debtors’ assets or reorganized equity

On February 20, 2023, Starry Group Holdings, Inc. and its debtor affiliates (the “Debtors”) filed voluntary petitions under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Court”) commencing the above‑captioned chapter 11 cases.

On February 20, 2023, the Debtors filed the Motion of Debtors for Entry of Order (I)(A) Establishing Bidding Procedures for Sale of Substantially All Assets, (B) Scheduling Auction and Sale Hearing, and (C) Approving Form and Manner of Notice Thereof, (II) Approving Sale of Substantially All Assets Free and Clear of Liens, Claims, Encumbrances, and Other Interests, and (III) Granting Related Relief [Docket No. [  ]] (the “Bidding Procedures Motion”).

On [  ], 2023, the Court entered an order [Docket No. [  ]] (the “Bidding Procedures Order”) granting the relief requested in the Bidding Procedures Motion, including approval of the Bidding Procedures (as defined below). A copy of the Bidding Procedures Order is available on the website maintained by the Debtors’ claims and noticing agent, Kurtzman Carson Consultants LLC, at http://www.kccllc.net/Starry.

Set forth below are the bidding procedures approved by the Court (the “Bidding Procedures”) pursuant to which the Debtors are authorized to conduct a marketing process and auction (the “Auction”) for the sale (the “Sale”) of some or all of their assets (collectively, the “Assets”) or equity of the reorganized Debtors (the “Reorganized Equity”), as applicable, which may be effectuated through either a chapter 11 plan of reorganization or a sale pursuant to section 363 of the Bankruptcy Code. The Bidding Procedures provide interested parties with the opportunity to qualify for and participate in the Auction and to submit Bids for the Assets or Reorganized Equity.

For the avoidance of doubt, the Debtors, in the exercise of their reasonable business judgment, in consultation with the Consultation Parties, may elect to exclude any Assets or Reorganized Equity from the Bidding Procedures and sell such Assets or Reorganized Equity, subject to Court approval, through any alternative sale method. Furthermore, the Debtors may

4

determine in their discretion, upon consultation with the Consultation Parties, whether to proceed with a Sale of any Asset or of Reorganized Equity pursuant to the Bidding Procedures.

ASSETS AND REORGANIZED EQUITY FOR SALE

The Debtors are offering the Assets and Reorganized Equity for sale, and Qualified Bidders (as defined below) may submit Bids (as defined below) for (a) all, substantially all, or any part that is less than all of the Assets or (b) all, substantially all, or any part that is less than all of the Reorganized Equity. For the avoidance of doubt, Qualified Bids (as defined below) may include Bids for less than all or substantially all of the Assets or Reorganized Equity, and the Debtors will consider separate proposed Bids for components of their business, in addition to Bids for their entire business. Any Successful Bid for Reorganized Equity will be effectuated through the Debtors’ chapter 11 plan of reorganization, and any Successful Bid for Assets may be effectuated through a standalone 363 sale or under a plan, all as further set forth therein.

Except as otherwise provided in a purchase agreement (an “Asset Purchase Agreement”) to be executed by a Successful Bidder (as defined below), all of the Debtors’ rights, title, and interest in and to the Assets subject thereto will be sold free and clear of all liens, claims, encumbrances, and other interests (collectively, and as more fully set forth below, the “Interests”) to the maximum extent permitted by sections 363 (and, if applicable and subject to plan confirmation, sections 1123 and 1141) of the Bankruptcy Code, with such Interests to attach to the proceeds of the sale of the Assets with the same validity and priority as such Interests applied against the Assets.

Notwithstanding the foregoing, but subject to the stipulations, terms, and conditions of the Final Order (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Granting Liens and Providing Superpriority Administrative Expense Claims, (IV) Granting Adequate Protection, (V) Modifying Automatic Stay, (VI) Scheduling a Final Hearing and (VII) Granting Related Relief [Docket No. [●]] (the “DIP Order”)], the Debtors and each of the Consultation Parties reserve the right to contest the validity, nature, extent, or priority of or seek to set aside or avoid any and all Interests under applicable law. For the avoidance of doubt, the Debtors will retain all rights to the Assets that are not sold pursuant to a Bid accepted by the Debtors pursuant to these Bidding Procedures and approved by the Court.

SUBMISSIONS TO THE DEBTORS

All submissions to the Debtors required or permitted to be made under the Bidding Procedures must be directed to each of the following persons or entities unless otherwise provided (the “Bid Notice Parties”): (a) the Debtors; (b) counsel to the Debtors, (i) Latham & Watkins LLP, 355 South Grand Avenue, Suite 100, Los Angeles, California 90071 (Attn: Jeffrey E. Bjork (jeff.bjork@lw.com), Ted A. Dillman (ted.dillman@lw.com), Jeffrey T. Mispagel (jeffrey.mispagel@lw.com), and Nicholas J. Messana (nicholas.messana@lw.com), and (ii) Young Conaway Stargatt & Taylor, LLP, Rodney Square, 1000 North King Street, Wilmington, Delaware 19801 (Attn: Kara Hammond Coyle (kcoyle@ycst.com), Joseph M. Mulvihill (jmulvihill@ycst.com), and Timothy R. Powell (tpowell@ycst.com)); and (c) PJT Partners, Inc., 280 Park Avenue, New York, NY 10017 (Attn: Wei Wen (wei.wen@pjtpartners.com)).

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CONSULTATION PARTIES

The “Consultation Parties” are: (A) the Creditors’ Committee (if any), (B) the DIP Agent, and (C) the Prepetition Agent. If the DIP Agent or Prepetition Agent submits a Bid (as defined herein) with respect to any particular Assets, it will no longer be, or receive information as, a Consultation Party as to such Assets while it is participating as an active Bidder.

Throughout the sale process, the Debtors and their advisors will consult with the Consultation Parties as provided for in these Bidding Procedures, or as is otherwise necessary or appropriate, as determined in the Debtors’ business judgment.

Notwithstanding the foregoing, the Debtors will not consult with or provide copies of any bids or other confidential information with respect to particular Assets to any Consultation Party or any insider or affiliate of the Debtors if such party is an active bidder for such Assets at the applicable time. For the avoidance of doubt, if the DIP Agent or Prepetition Agent submits a bid for any Assets and thereby ceases to be a Consultation Party with respect to such Assets (for the avoidance of doubt, the DIP Agent and Prepetition Agent shall be Consultation Parties unless and until they submit a bid for any Assets), upon written notice by the DIP Agent and Prepetition Agent (which may be via email) to the Debtors, or express confirmation on the record during the Auction, of its withdrawal as a bidder for such Assets, the DIP Agent’s and Prepetition Agent’s rights as a Consultation Party shall be restored with respect to such Assets. If a member of the Committee submits a Qualified Bid for the Assets, the Committee will maintain its consultation rights as a Consultation Party; provided that the Committee excludes the bidding Committee member from any discussions or deliberations regarding a transaction involving the relevant Assets, and shall not provide any confidential information regarding the Assets or otherwise involving the Sale Process to such bidding committee member; provided further that, upon written notice by such Committee member (which may be via email) to the Debtors, or express confirmation on the record during the Auction, of its withdrawal as a bidder for the Debtors’ assets, such Committee member’s rights as a Consultation Party (as a Committee member) shall be restored.

KEY DATES

The key dates for the sale process are as follows, each of which may be extended by the Debtors in consultation with the Consultation Parties (subject to the terms of the DIP Order):

Event	Proposed Date
Sale Objection Deadline	March 7, 2023 at 4:00 p.m. (prevailing Eastern Time) (14 calendar days following service of the Bidding Procedures Motion)
Bid Deadline	April 11, 2023 at 5:00 p.m. (prevailing Eastern Time) (50 calendar days following the Petition Date)

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Event	Proposed Date
Commencement of Auction (if necessary)	April 14, 2023 at 10:00 a.m. (prevailing Eastern Time) (within 55 calendar days following the Petition Date)
Deadline to file Notice of Successful Bidder	By 5:00 p.m. (prevailing Eastern Time) as soon as reasonably practicable after closing the Auction, if any, and in any event not less than 24 hours following closing the Auction
Auction Objection Deadline; Buyer-Related Objection Deadline	April 16, 2023 at 5:00 p.m. (prevailing Eastern Time) (1 day before the Sale Hearing)
Sale Hearing	On or about April 17, 2023 at 10:00 a.m. (prevailing Eastern Time) (within 3 calendar days following the close of the Auction)

POTENTIAL BIDDERS AND QUALIFIED BIDDERS

To participate in the bidding process and otherwise be considered for any purpose under the Bidding Procedures, a party interested in consummating a Sale (a “Potential Bidder”) must submit to the Debtors and each of their advisors the following documents and information demonstrating the party’s financial capability to consummate a Sale (unless the Debtors, in their business judgment and in consultation with the Consultation Parties, choose to waive any of the following requirements for any Potential Bidder):

A. a statement and other factual support demonstrating, to the Debtors’ satisfaction, that the Potential Bidder has a bona fide interest in purchasing any or all of the Assets or Reorganized Equity and is likely to be able to submit a Qualified Bid (as defined below) by the Bid Deadline (as defined below);

B. a description of any connections or relationships between (a) the Potential Bidder and its officers, directors, affiliates and related persons, on the one hand, and (b) the Debtors or their officers, directors, affiliates or related persons and their primary creditors as identified by the Debtors, on the other;

C. identification of the Potential Bidder and any principals and representatives thereof who are authorized to appear and act on such Potential Bidder’s behalf for all purposes regarding the contemplated Sale; and

D. (1) the most current audited and latest unaudited financial statements (the “Financials”) of the Potential Bidder; or (2) if the Potential Bidder is an entity formed for the purpose of acquiring the Assets or Reorganized

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Equity, (a) Financials of the Potential Bidder’s equity holder(s) or such other form of financial disclosure as is acceptable to the Debtors and their advisors and (b) a written commitment acceptable to the Debtors and their advisors of the Potential Bidder’s equity holder(s) to be responsible for the Potential Bidder’s obligations in connection with the applicable Sale.

The Debtors, in consultation with their advisors and the Consultation Parties, will determine and notify each Potential Bidder whether such Potential Bidder has submitted adequate documents so that such Potential Bidder may proceed to conduct due diligence and submit a Bid (as defined herein) (such Potential Bidder, a “Qualified Bidder”). Notwithstanding anything else set forth herein, the DIP Agent and the Prepetition Agent shall be deemed Qualified Bidders, and they may submit a credit bid for any Assets at any time before or during the Auction, as provided below.

DUE DILIGENCE

Subject to the terms of these Bidding Procedures, the Debtors, with their advisors, shall allow Qualified Bidders to access standard and customary diligence materials (the “Diligence Materials”), including the necessary to allow Qualified Bidders to submit a Qualified Bid (as defined below) and to seek and obtain financing commitments.

Only Qualified Bidders shall be eligible to receive Diligence Materials and access non-public information regarding the Debtors. The Debtors will provide to each Qualified Bidder in writing, as soon as reasonably practicable after such request.

The Debtors reserve the right to require that Qualified Bidders enter into confidentiality agreements with the Debtors in order to obtain Diligence Materials, and to withhold any Diligence Materials that the Debtors determine are business‑sensitive or otherwise not appropriate for disclosure to a Qualified Bidder. In addition, the Debtors may decline to provide Diligence Materials to Qualified Bidders who, at such time and in the Debtors’ reasonable business judgment and after consultation with the Consultation Parties, have not established, or who have raised doubt, that such Qualified Bidder intends in good faith to, or has the capacity to, consummate a Sale.

To the extent the Debtors withhold Diligence Materials from a Qualified Bidder, the Debtors will notify the Consultation Parties of the identity of any such Qualified Bidder and the Diligence Materials that were withheld. Neither the Debtors nor their representatives will be obligated to furnish information of any kind whatsoever to any person that is not determined to be a Qualified Bidder. The Debtors may, in the exercise of their reasonable business judgment and in consultation with the Consultation Parties, extend a Qualified Bidder’s time to conduct due diligence after the Bid Deadline (as defined below) until the Auction.

Each Potential Bidder and Qualified Bidder shall comply with all reasonable requests with respect to information and due diligence access by the Debtors or their advisors regarding such Potential Bidder or Qualified Bidder and its contemplated Sale transaction.

Each Qualified Bidder submitting a Bid (a “Bidder”) will comply with all reasonable requests for additional information and due diligence access requested by the Debtors

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or their advisors regarding the ability of the Bidder to consummate a Sale transaction. Failure by a Bidder to comply with requests for additional information and due diligence access may be a basis for the Debtors, in consultation with the Consultation Parties, to determine that such Bidder is no longer a Qualified Bidder or that a bid made by such Bidder is not a Qualified Bid.

All requests for Diligence Materials must be directed to Ms. Wei Wen at PJT Partners, Inc., 280 Park Avenue, New York, NY 10017; (212) 364-3544; wei.wen@pjtpartners.com.

NO COMMUNICATIONS AMONG BIDDERS WITHOUT CONSENT

There shall be no communications between or among Potential Bidders and/or Qualified Bidders unless the Debtors’ advisors have authorized such communication in writing. The Debtors reserve the right, in their reasonable business judgment and following consultation with the Consultation Parties, to disqualify any Potential Bidders or Qualified Bidders that have communications between or amongst themselves without the prior authorization of the Debtors’ advisors. For the avoidance of doubt, the joining of Bids between Potential Bidders or Qualified Bidders is permitted; provided that, if any Potential Bidders or Acceptable Bidders are interested in joining Bids, the Debtors’ advisors and the Consultation Parties will facilitate the communications between such parties and the potential joining of Bids.

BID REQUIREMENTS

To be eligible to participate in the Auction, each offer, solicitation, or proposal to acquire Assets or Reorganized Equity (each, a “Bid”) other than a Qualified Credit Bid (as defined below) must be (a) made by a Qualified Bidder, (b) received by the Bid Notice Parties before the Bid Deadline (as defined below) or such other date as may be agreed to by the Debtors, after consulting with the Consultation Parties, and (c) reasonably determined by the Debtors, in consultation with the Consultation Parties, to satisfy each of the following conditions (unless otherwise agreed by the Debtor, in consultation with the Consultation Parties):

a. Proposed Sale Transaction. Each Bid must clearly propose a Sale transaction for some or all of the Assets and/or the Reorganized Equity, or any combination thereof. Each Bid must specify which of such Assets or Reorganized Equity are to be included in or excluded from the proposed Sale.

b. Purchase Price. The Bid will set forth the purchase price (the “Purchase Price”) to be paid for the Assets and/or Reorganized Equity, as applicable, denominated in United States dollars. Upon the request of the Debtors, a Bid must specify how the Purchase Price is to be allocated among the Assets or Reorganized Equity that is the subject of the Bid. The value of the Purchase Price included in a Bid for all of the Assets or all of the Reorganized Equity must equal at least $170,000,000 (the “Minimum Qualified Bid”), unless the DIP Agent and the Prepetition Agent agree in writing to a lower amount. To the extent a Bidder wishes to submit a Bid for less than all the Assets or Reorganized Equity, the Debtors, in consultation with the Consultation Parties, will engage in good faith with such Bidder to determine, with the consent of the DIP Agent and the Prepetition Agent, a minimum bid threshold

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to make such Bid a Qualified Bid. To the extent the Bid exceeds the Minimum Qualified Bid, any excess amounts may include non-cash consideration; provided, that the form and valuation of such non-cash consideration is reasonably acceptable to the DIP Agent and Prepetition Agent (the “Approved Non-Cash Consideration”).

b. Good Faith Deposit. Each Bid must be accompanied by a cash deposit in the amount of 10% of the Purchase Price into an escrow account to be identified and established by the Debtors, except as may be otherwise agreed by the Debtors, in consultation with the Consultation Parties (the “Good Faith Deposit”).

c. Executed Agreement. Each Bid must include an executed purchase agreement, including exhibits, schedules, and ancillary agreements related thereto and any other material documents integral to such Bid, signed by an authorized representative of such Qualified Bidder, pursuant to which the Qualified Bidder proposes to effectuate a Sale (an “Alternative Asset Purchase Agreement”). Each Bid for the Assets must also include a redlined copy of the Alternative Asset Purchase Agreement marked against a form asset purchase agreement to be provided to Qualified Bidders by counsel to the Debtors (the “Form Asset Purchase Agreement”) to show all changes requested by the Qualified Bidder (including the inclusion of the Purchase Price).

d. Designation of Assigned Contracts and Leases. A Bid must identify any and all executory contracts and unexpired leases (collectively, “Contracts”) of the Debtors that the Qualified Bidder wishes to be assumed and assigned to the Qualified Bidder at closing pursuant to a Sale, subject to modification as set forth in the Alternative Asset Purchase Agreement. A Bid must confirm that the Qualified Bidder will be responsible for any cure costs associated with such assumption, and include a good faith estimate of such cure costs (which estimate may be provided by the Debtors).

e. Adequate Assurances. A Bidder must make a representation that it will be able to provide adequate assurance of future performance under any Contracts to be assumed and assigned under section 365 of the Bankruptcy Code, as well as written evidence that the Debtors, in consultation with the Consultation Parties, believes to be sufficient to demonstrate the foregoing, which shall include audited and unaudited financial statements, tax returns, bank account statements, and a description of the business to be conducted at the premises, and such other documentation as the Debtors may request.

f. Designation of Assumed Liabilities. A Bid must identify all liabilities that the Qualified Bidder proposes to assume, which will be valued by the Debtors in their business judgment, in consultation with the Consultation Parties.

g. Corporate Authority. A Bid must include written evidence reasonably acceptable to the Debtors, in consultation with the Consultation Parties, demonstrating appropriate corporate authorization to consummate the proposed Sale; provided that, if the Qualified Bidder is an entity specially formed for the purpose of

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effectuating the Sale, then the Qualified Bidder must furnish written evidence reasonably acceptable to the Debtors of the approval of the Sale by the equity holder(s) of such Qualified Bidder.

h. Disclosure of Identity of Qualified Bidder. A Bid must fully disclose the identity of each entity that will be bidding for or purchasing the Assets or Reorganized Equity or otherwise participating in connection with such Bid, and the complete terms of any such participation, including any agreements, arrangements, or understandings concerning a collaborative or joint Bid or any other combination concerning the proposed Bid. A Bid must include a binding representation by the Qualified Bidder (including all persons comprising such Qualified Bidder, if a collaborative or joint Bid) that it has not engaged in collusion with any other Bidder or other party regarding the sale of the Assets or Reorganized Equity.

i. Proof of Financial Ability to Perform. A Bid must include written evidence that the Debtors may reasonably conclude, in consultation with their advisors and the Consultation Parties, that the Qualified Bidder has demonstrated the necessary financial ability to close the Sale and comply with its obligations thereunder, including future satisfaction of all obligations under the Alternative Asset Purchase Agreement and all liabilities to be assumed. Such information must include the following: (1) contact names and telephone numbers for verification of financing sources, (2) evidence of the Qualified Bidder’s internal resources and, if applicable, proof of unconditional fully executed and effective financing commitments from one or more reputable sources in an aggregate amount equal to the Purchase Price of such Bid, (3) a description of the Qualified Bidder’s pro forma capital structure, and (4) any other financial disclosure or credit-quality support information or enhancement reasonably requested by the Debtors demonstrating that such Qualified Bidder has the ability to close the proposed Sale.

j. Regulatory and Third Party Approvals. A Bid must set forth each regulatory and third‑party approval, if any, required for the Qualified Bidder to consummate the Sale, and the time period within which the Qualified Bidder expects to receive such regulatory and third‑party approvals, and the Debtors, in consultation with the Consultation Parties, may consider in evaluating the Bid the timing and likelihood of such approvals, and any actions the Qualified Bidder will need to take to ensure receipt of such approval(s) as promptly as possible. The Bid must contain the affirmative representation of the Qualified Bidder that the Qualified Bidder understands and agrees that the Qualified Bidder will cooperate with the Debtors and the Consultation Parties (at the Qualified Bidder’s cost) in negotiations with any such third parties. In the event that any Qualified Bidder is, or any holder of an ownership interest in a Qualified Bidder is, a “Foreign Person” requiring the approval of the Committee on Foreign Investment in the United States, or if the transfer of any assets (including the transfer of any license to use electromagnetic spectrum) would otherwise be subject to additional scrutiny or reasonably anticipated delays by any regulatory agency or other governmental authority whose consent is necessary for the transfer of Assets, the Qualified Bidder shall bear the costs incurred in connection with the preparation, filing, and prosecution of any

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submission before any regulatory agency or other governmental authority (including, without limitation, any filing fees and legal fees incurred by Debtors related to such regulatory approval process) and must include additional consideration sufficient to support the continued operations of Debtors during the regulatory approval process.

k. Contact Information and Affiliates. A Bid must provide the identity and contact information for the Qualified Bidder and full disclosure of any parent companies of the Qualified Bidder.

l. Contingencies. A Bid may not be conditioned on obtaining or the sufficiency of financing or any internal approval, on the outcome or review of due diligence, or otherwise subject to contingencies more burdensome than those set forth in the Form Asset Purchase Agreement. All conditions to completion of the Sale must be set forth in the Alternative Asset Purchase Agreement.

m. Irrevocable. A Bid must be irrevocable until the Good Faith Deposit has been returned in accordance with the provisions hereof, provided that, if such Bid is accepted as the Successful Bid or the Backup Bid (as defined below), such Bid will continue to remain irrevocable through the Outside Backup Date (as defined below).

n. Compliance with Diligence Requests. The Qualified Bidder submitting a Bid must have complied with reasonable requests for additional information and due diligence access requested by the Debtors to the reasonable satisfaction of the Debtors, in consultation with the Consultation Parties.

o. As-Is, Where-Is. The Bid must include the following representations and warranties: (a) expressly state that the Qualified Bidder has had an opportunity to conduct any and all due diligence regarding the Debtors’ businesses and the Assets prior to submitting its Bid; and (b) a statement that the Qualified Bidder has relied solely upon its own independent review, investigation, and/or inspection of any relevant documents and the Assets, if applicable, in making its Bid and did not rely on any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express or implied, by operation of law or otherwise, regarding the Debtors’ businesses or the Assets or the completeness of any information provided in connection therewith, except as expressly stated in the representations and warranties contained in the Qualified Bidder’s proposed asset purchase agreement ultimately accepted and executed by the Debtors.

p. Termination Fees. No Bid will entitle the Qualified Bidder to any expense reimbursement, break-up fee, or similar type of payment in connection with the Bid. For the avoidance of doubt, no Qualified Bidder will be permitted to request, nor be granted by the Debtors, at any time, whether as part of the Auction or otherwise, a break-up fee, expense reimbursement, termination fee, or any other similar form of compensation, and by submitting its Bid is agreeing to refrain from

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and waive any assertion or request for reimbursement on any basis, including under section 503(b) of the Bankruptcy Code.

q. Consent to Jurisdiction. The Bid will state that the Qualified Bidder consents to the jurisdiction of the Court.

r. Bid Deadline. Each Bid must be transmitted via email (in .pdf or similar format) so as to be actually received on or before 5:00 p.m. (prevailing Eastern Time) on April 11, 2023 (the “Bid Deadline”) by the Bid Notice Parties. The Debtors will deliver copies of all Bids received to the Consultation Parties within 24 hours of receipt (except in the event that the DIP Agent or the Prepetition Agent has submitted a Qualified Credit Bid, then to the Creditors’ Committee only, if a Creditors’ Committee has been appointed).

A Bid received from a Qualified Bidder that (A) meets the above requirements, as determined by the Debtors in their reasonable business judgment after consultation with the Consultation Parties, and (B) if selected as the Successful Bid (as defined below) (or Back-Up Bid, as applicable), is reasonably likely to be consummated no later than July 20, 2023 (the “Applicable Outside Date”), will constitute a “Qualified Bid”; provided that, if the Debtors receive a Bid that is not a Qualified Bid, the Debtors may provide the Qualified Bidder with the opportunity to remedy any deficiencies before the Auction in order to render such Bid a Qualified Bid; provided, further, that for the avoidance of doubt, if any Qualified Bidder fails to comply with reasonable requests for additional information and due diligence access requested by the Debtors to the satisfaction of the Debtors, the Debtors may, after consulting with the Consultation Parties, disqualify any Qualified Bidder and Qualified Bid and such Qualified Bidder will not be entitled to attend or participate in the Auction. The Debtors may also waive or modify any of the above requirements in the exercise of their reasonable business judgment after consultation with the Consultation Parties; provided that the consent of the DIP Agent and the Prepetition Agent is required to waive or extend the Applicable Outside Date; provided further, that the Debtors may only waive or modify terms subject to the consent of the DIP Agent and Prepetition Agent with the consent of the DIP Agent and Prepetition Agent.

By submitting a Bid, each Bidder is agreeing, and shall be deemed to have agreed, to abide by and honor the terms of the Bidding Procedures and to refrain from (A) submitting a Bid after conclusion of the Auction (if any) or (B) seeking to reopen the Auction (if any) once closed.

The Debtors, in consultation with the Consultation Parties, may accept a single Qualified Bid or multiple Bids for non‑overlapping material portions of the Assets or Reorganized Equity that, if taken together in the aggregate, would otherwise meet the standards for a single Qualified Bid. The Debtors, in consultation with the Consultation Parties, may also permit otherwise Qualified Bidders who submitted Bids by the Bid Deadline for a material portion of the Assets but who were not identified as a component of a single Qualified Bid consisting of multiple Bids, to participate in the Auction and to submit higher or otherwise better bids that in subsequent rounds of bidding may be considered, together with other Bids for non‑overlapping material portions of the Assets, as part of such a single Qualifying Bid.

RIGHT TO CREDIT BID

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Any Qualified Bidder (including the DIP Agent and the Prepetition Agent) that has a valid and perfected lien on any Assets of the Debtors’ estates shall be entitled to credit bid all or a portion of the face value of such secured party’s claims against the Debtors toward the Purchase Price specified in such Qualified Bidder’s Bid. Notwithstanding anything to the contrary herein, each of the DIP Agent and the Prepetition Agent shall be deemed to be a Qualified Bidder and, subject to section 363(k) of the Bankruptcy Code and to such party’s compliance with the Bidding Procedures, may submit a credit bid of all or any portion of the aggregate amount of their respective secured claims, including any postpetition financing claims, pursuant to section 363(k) at any time during the Auction, and any such credit bid will be considered a Qualified Bid (such a Qualified Bid, a “Qualified Credit Bid”), unless otherwise ordered by the Court for cause. Further, (a) no good faith deposit will be required in connection with a Qualified Credit Bid, and (b) the Qualified Credit Bid will not serve as a Backup Bid without the written consent of the DIP Agent and the Prepetition Agent. For the avoidance of doubt, any of the prepetition or post-petition obligations that are credit bid as part of a Qualified Credit Bid will be treated as cash consideration at the face amount of such obligations for the purposes of calculating whether such Qualified Credit Bid is the Prevailing Highest Bid (as defined below). If a Qualified Credit Bid is the Successful Bid, unless the DIP Agent and the Prepetition Agent elect to consummate a Sale pursuant to Section 363 of the Bankruptcy Code, the Debtors will reorganize pursuant to a chapter 11 plan in a manner consistent with the Restructuring Support Agreement. For the avoidance of doubt, a Qualified Credit Bid may be submitted separately by the DIP Agent or the Prepetition Agent, or jointly by both the DIP Agent and the Prepetition Agent.

AUCTION

If one or more Qualified Bids is received by the Bid Deadline, the Debtors may conduct an Auction to determine the highest or otherwise best Qualified Bid or combination of Qualified Bids. The Debtors will have the right, in consultation with the Consultation Parties, to adjourn or cancel the Auction at any time either by delivering notice of such adjournment or cancellation to all Qualified Bidders or announcing such adjournment or cancellation on the record before the Court or on the record at the Auction(s); provided further, that the Debtors will have the right to conduct any number of Auctions on such date to accommodate Qualified Bids for certain, but less than all, of the Assets and/or Reorganized Equity if the Debtors determine, in consultation with the Consultation Parties, that such process would be in the best interest of the Debtors’ estates. The Debtors will confirm to all Qualified Bidders that submitted Qualified Bids the time and place of the Auction and any adjournments thereof.

The Qualified Bid or combination of Bids selected by the Debtors, in consultation with the Consultation Parties, as the highest or best Bid or combination of Bids following the Bid Deadline, and before the start of the Auction, will be identified to all other Qualified Bidders at or before the start of the Auction (the “Baseline Bid”). The Debtors will provide copies of the documents supporting the Baseline Bid to all Qualified Bidders and the Consultation Parties as soon as practicable after the Bid Deadline and in any event no later than one business day prior to the commencement of the Auction. The Debtors’ determination of which Qualified Bid constitutes the Baseline Bid shall take into account any factors the Debtors, in their business judgment and in consultation with the Consultation Parties, deem relevant to the value of the Qualified Bid to the Debtors’ estates.

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If the Debtors, in consultation with the Consultation Parties, determine that they have received no Qualified Bids, then the Auction will not occur. If the Debtors make such a determination, the Debtors shall file a notice with the Court within one business day of making such determination.

AUCTION PROCEDURES

The Auction, if necessary, will take place beginning on April 14, 2023 at 10:00 a.m. (prevailing Eastern Time) by videoconference or such other remote communication as determined by the Debtors. If the form of remote communication by which the Auction will be conducted is changed from that which is described in the notice of auction, the Debtors will file a revised notice at least 24 hours before the Auction indicating such change, and will serve the same on all Qualified Bidders and any creditors that have made a request for such service to Debtor’s counsel at least two business days before the Auction. The Auction will be conducted according to the following procedures, which procedures will be subject to modification by the Debtors as the Debtors, in consultation with the Consultation Parties, deem necessary to better promote the goals of the Auction and to comply with their fiduciary obligations. For the avoidance of doubt, the Debtors, in consultation with the Consultation Parties, may adopt any procedures for the Auction that the Debtors believe, in the exercise of their reasonable business judgment, will maximize value, including, but not limited to, conducting separate Auctions for discrete pools of Assets and/or Reorganized Equity.

Participation

Only Qualified Bidders that have submitted Qualified Bids, the DIP Agent, the Prepetition Agent, the DIP Lenders, and the Creditors’ Committee, and each of their respective advisors, as applicable, will be entitled to attend the Auction. Only Qualified Bidders that have submitted Qualified Bids, the DIP Agent, and the Prepetition Agent, and such other parties as determined by the Debtors, in consultation with the Consultation Parties, will be entitled to make any Bids at the Auction. Qualified Bidders must appear at the Auction, or through a duly-authorized representative, unless otherwise agreed by the Debtors in consultation with the Consultation Parties. Each Qualified Bidder must have at least one individual representative with authority to bind the Qualified Bidder attend the Auction.

Debtors Will Conduct Auction

The Debtors and their advisors will direct and preside over the Auction in consultation with the Consultation Parties. The Auction will be fairly and evenly administered, and not intended to cause any participating Qualified Bidder to be disadvantaged in any material way with respect to the process as compared to any other participating Qualified Bidder. All participating Qualified Bidders will be entitled to be present for all bidding with the understanding that the true identity of each bidder (i.e., the principals submitting each bid) will be fully disclosed to all other participating Qualified Bidders and that all material terms of each Qualified Bid will be fully disclosed to all other bidders throughout the entire Auction. Each Bid by a Qualified Bidder at the Auction, if not inconsistent with the provisions of these Bidding Procedures, will be deemed to constitute a Qualified Bid.

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The Debtors, in consultation with the Consultation Parties, will conduct the Auction in the manner it reasonably determines will result in the highest or otherwise best Qualified Bid or combination of Bids. In addition, at the start of the Auction, the Debtors will describe the terms of the Baseline Bid. Each Qualified Bidder participating in the Auction must confirm that it (a) has not engaged in any collusion with respect to the bidding or sale of any of the Assets or Reorganized Equity described herein, (b) reviewed, understands, and accepts the Bidding Procedures, and (c) consents to the core jurisdiction of the Court (as described more fully below). The Auction will be transcribed and all Qualified Bids will be made and confirmed on the record.

Terms of Overbids

An “Overbid” is any Bid made at the Auction after the Debtors’ announcement of the Baseline Bid. Any Overbid for purposes of the Auction must comply with the following conditions:

a. Initial Bid. At the commencement of the Auction, the Debtors will announce the Baseline Bid for the applicable Assets and/or Reorganized Equity.

b. Minimum Bid Increments. Any Overbid after and above the Baseline Bid will be made in increments in an amount to be announced at the Auction. In order to maximize value, the Debtors reserve the right, in consultation with the Consultation Parties, to announce reductions or increases in the minimum incremental Bids (or in valuing such Bids) at any time during the Auction. Additional consideration in excess of the amount set forth in the respective Baseline Bid may include cash or non-cash consideration; provided, however, that (a) the value for such non‑cash consideration will be determined by the Debtors, in consultation with the Consultation Parties, in their reasonable business judgment, and (b) such non-cash consideration is in a form that is reasonably acceptable to the DIP Agent and Prepetition Agent. For the avoidance of doubt, the DIP Agent and Prepetition Agent are deemed to have accepted the form and valuation of Approved Non-Cash Consideration.

c. Overbid Alterations. An applicable Overbid may contain alterations, modifications, additions, or deletions of any terms of the Bid no less favorable to the Debtors’ estates than any prior Bid or Overbid, as determined in the Debtors’ reasonable business judgment, in consultation with the Consultation Parties, but will otherwise comply with the terms of these Bidding Procedures. Any Overbid must comply with the conditions for a Qualified Bid.

d. Announcing Highest Bid. Following the initial round of bidding, the Debtors will, after consulting with the Consulting Parties, announce whether the Debtors have identified an Overbid as being higher or otherwise better than the Baseline Bid for the applicable Assets and/or Reorganized Equity, or in subsequent rounds, the Overbid previously designated by the

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Debtors as the prevailing highest or otherwise best Bid for the applicable Assets and/or Reorganized Equity (the “Prevailing Highest Bid”). The Debtors will describe to all Qualified Bidders the material terms of any new Overbid designated by the Debtors as the Prevailing Highest Bid as well as the value attributable by the Debtors to such Prevailing Highest Bid.

e. Consideration of Overbids. The Debtors reserve the right, in their reasonable business judgment, and in consultation with the Consultation Parties, to adjourn the Auction one or more times to, among other things: (a) facilitate discussions among the Debtors and any Qualified Bidders; (b) allow Qualified Bidders to consider how they wish to proceed; (c) provide Qualified Bidders the opportunity to provide the Debtors with such additional evidence as the Debtors, in their reasonable business judgment, and in consultation with the Consultation Parties, may require, including that the Qualified Bidder has sufficient internal resources or has received sufficient non‑contingent debt or equity funding commitments to consummate the proposed transaction at the prevailing Overbid amount; and (d) to provide the Debtors with an opportunity to consider how to value each Overbid in consultation with the Consultation Parties.

Additional Procedures

The Debtors, after consulting with the Consultation Parties, may announce at the Auction additional procedural rules that are reasonable under the circumstances for conducting the Auction.

Consent to Jurisdiction and Authority as Condition to Bidding

All Qualified Bidders will be deemed to have (a) consented to the core jurisdiction of the Court to enter an order or orders, which will be binding in all respects, in any way related to the Debtors, the chapter 11 case, the Bidding Procedures, the Auction, the Asset Purchase Agreement, any Alternative Asset Purchase Agreement, or the construction and enforcement of documents relating to any Sale, (b) waived any right to a jury trial in connection with any disputes relating to the Debtors, the chapter 11 case, the Bidding Procedures, the Auction, the Asset Purchase Agreement, any Alternative Asset Purchase Agreement, or the construction and enforcement of documents relating to any Sale, and (c) consented to the entry of a final order or judgment in any way related to the Debtors, the chapter 11 case, the Bidding Procedures, the Auction, the Asset Purchase Agreement, any Alternative Asset Purchase Agreement, or the construction and enforcement of documents relating to any Sale if it is determined that the Court would lack Article III jurisdiction to enter such final order or judgment absent the consent of the parties.

Sale Will Be As Is/Where Is

Except as expressly provided in the Asset Purchase Agreement approved by the order approving the Sale (the “Sale Order”), the Assets, Reorganized Equity, or any other assets of the Debtors sold pursuant to the Bidding Procedures, will be conveyed at the closing of a Sale with a Successful Bidder in their then‑present condition, “AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.” Consistent with representations and warranties made in the Bid, the Successful Bidder will have (a) had an

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opportunity to conduct any and all due diligence regarding the Debtors’ businesses and the Assets and Reorganized Equity prior to submitting its Bid; and (b) relied solely upon its own independent review, investigation, and/or inspection of any relevant documents and the Assets, if applicable, in making its Bid and will have not relied on any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express or implied, by operation of law or otherwise, regarding the Debtors’ businesses or the Assets or the completeness of any information provided in connection therewith, except as expressly stated in the representations and warranties contained in the Successful Bidder’s proposed asset purchase agreement ultimately accepted and executed by the Debtors.

Closing the Auction

The Auction may continue until the Debtors, in their reasonable business judgment, and in consultation with the Consultation Parties, subject to the express consent of the DIP Agent and Prepetition Agent (subject to “Consultation Parties” section hereof), select the highest or otherwise best Qualified Bid or combination of Bids at the Auction (such Bid, the “Successful Bid,” and the Qualified Bidder submitting such Successful Bid, the “Successful Bidder”). The Successful Bid may consist of a single Qualified Bid or multiple Bids. The determination of what constitutes the Successful Bid will take into account any factors the Debtors, in consultation with the Consultation Parties, reasonably deems relevant to the value of the Qualified Bid to the Debtors’ estates.

If no Qualified Bid is submitted by a Qualified Bidder by the Bid Deadline or all Qualified Bids that have been submitted have been withdrawn after the Bid Deadline, then the Debtors will cancel the Auction. Unless otherwise required pursuant to the Debtors’ fiduciary duties, no bids will be accepted or considered by the Debtors after the conclusion of the Auction.

By 5:00 p.m. (prevailing Eastern Time) on the calendar day that is as soon as reasonably practicable after the Auction is completed, the Debtors will announce the Successful Bid, Successful Bidder, and Backup Bid and will file with the Court, but not serve, a notice of the Successful Bid (“Notice of Successful Bidder”), Successful Bidder, Backup Bid, and, in the case of Successful Bids for the Assets, the Sale Hearing. At that same time, the Debtors will serve notice of the same by fax, email, or (if neither is available) overnight courier to all creditors or Contract counterparties that made a request for such service to Debtor’s counsel at least two business days before the Auction. To the extent the Successful Bid was for the Reorganized Equity, approval of the Sale to such Successful Bidder will be sought at the confirmation hearing for the Debtors’ plan of reorganization.

The Debtors’ presentation of a particular Qualified Bid to the Court does not constitute the Debtors’ acceptance of the Bid.

Backup Bidder

Notwithstanding anything in the Bidding Procedures to the contrary, if an Auction is conducted, the Qualified Bidder(s) with the next highest or otherwise best Bid or combination of Bids at the Auction, as determined by the Debtors, in the exercise of their reasonable business judgment, and after consulting with the Consultation Parties, subject to the express consent of the DIP Agent and Prepetition Agent (subject to the “Consultation Parties” section hereof), will be

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designated as the backup bidder (the “Backup Bidder”). The Backup Bidder will be required to keep its initial Bid (or if the Backup Bidder submitted one or more Overbids at the Auction, the Backup Bidder’s final Overbid) (the “Backup Bid”) open and irrevocable until the date (the “Outside Backup Date”) that is the earlier of (a) the date that is 30 calendar days after the date of entry of the Sale Order, or (b) the closing date of the Sale with the Successful Bidder.

Following the Sale Hearing and entry of the Sale Order, if the Successful Bidder fails to consummate an approved Sale, the Backup Bidder will be deemed to be the Successful Bidder, and the Backup Bid the Successful Bid, and the Debtors will be authorized, but not required, without further order of the Court, to consummate the Sale with the Backup Bidder. In such case of a breach or failure to perform on the part of the Successful Bidder (including any Backup Bidder designated as a Successful Bidder), the defaulting Successful Bidder’s deposit will be forfeited to the Debtor. The Debtors, on their behalf and on behalf of their estates, specifically reserve the right to seek all available damages, including specific performance, from any defaulting Successful Bidder (including any Backup Bidder designated as a Successful Bidder but excluding the Prepetition Agent and DIP Agent) in accordance with the terms of the Bidding Procedures.

SALE HEARING

The Sale Hearing will be conducted by the Court on April 17, 2023 at 10:00 a.m. (prevailing Eastern Time) and may be adjourned or rescheduled, in consultation with the Consultation Parties, by an announcement of the adjourned date at the Sale Hearing or by the filing of a hearing agenda. At the Sale Hearing, the Debtors will seek Court approval of the Successful Bid(s) and the Backup Bid(s). Unless the Court orders otherwise, the Sale Hearing will be an evidentiary hearing on matters relating to the Sale and there will be no further bidding at the Sale Hearing. In the event that the Successful Bidder(s) cannot or refuses to consummate the Sale because of the breach or failure on the part of the Successful Bidder(s), the Backup Bidder(s) will be deemed the new Successful Bidder(s) and the Debtors will be authorized, but not required, to close with the Backup Bidder on the Backup Bid without further order of the Court.

The Debtors will sell the Assets or Reorganized Equity, as applicable, to the Successful Bidder(s) only upon the approval of its Successful Bid by the Court after the Sale Hearing. The Debtors’ presentation of a particular Qualified Bid to the Court for approval does not constitute the Debtors’ acceptance of the Bid. The Debtors will be deemed to have accepted a bid only when the bid has been approved by the Court at the Sale Hearing. Unless otherwise agreed by the Debtors, the DIP Agent, and the Prepetition Agent, all conditions to closing of the Sale Transaction, other than regulatory approval by the Federal Communications Commission (“FCC”), shall have been satisfied on or before the day that is 15 calendar days after entry of the Sale Order, and FCC approval shall have been received on or before the day that is 90 calendar days after entry of the Sale Order.

Parties to the Chapter 11 Cases may file (a) objections to the Sale of Assets or Reorganized Equity, as applicable, to the Successful Bidder(s) and/or a Backup Bidder, as applicable, any of the relief requested in the Bidding Procedures Motion, and entry of the Sale Order (each, a “Sale Objection”), (b) objections to the conduct of the Auction (each, an “Auction Objection”), or (c) objections relating to the identity of the Successful Bidder(s) (other than with respect to executory contracts or unexpired leases) (each, a “Buyer-Related Objection”). All such objections must (a)

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be in writing and specify the nature of such objection, (b) comply with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules and all orders of the Court entered in the Chapter 11 Cases, (c) be filed with the Court by (i) March 7, 2023 at 4:00 p.m. (prevailing Eastern Time) (the “Sale Objection Deadline”) or (ii) 5:00 p.m. (prevailing Eastern Time) on the day that is one day before the Sale Hearing (the “Auction Objection Deadline” and “Buyer-Related Objection Deadline”), and, in the case of a Sale Objection, (d) be served upon the following parties (collectively, the “Objection Notice Parties”): (i) counsel to the Debtors, Latham & Watkins LLP, 355 South Grand Avenue, Suite 100, Los Angeles, California 90071 (Attn: Jeffrey E. Bjork (jeff.bjork@lw.com), Ted A. Dillman (ted.dillman@lw.com), Jeffrey T. Mispagel (jeffrey.mispagel@lw.com), and Nicholas J. Messana (nicholas.messana@lw.com)); (ii) proposed co-counsel to the Debtors, Young Conaway Stargatt & Taylor, LLP, Rodney Square, 1000 North King Street, Wilmington, Delaware 19801 (Attn: Kara Hammond Coyle (kcoyle@ycst.com), Joseph M. Mulvihill (jmulvihill@ycst.com), and Timothy R. Powell (tpowell@ycst.com)); (iii) counsel to the DIP Agent and the Prepetition Agent, Sheppard, Mullin, Richter & Hampton LLP, (A) 333 South Hope Street, 43rd Floor, Los Angeles, California 90071 (Attn: Kyle J. Matthews (KMatthews@sheppardmullin.com)) and (B) 321 North Clark Street, 32nd Floor, Chicago, Illinois 60654 (Attn: Justin Bernbrock (jbernbrock@sheppardmullin.com), (Bryan V. Uelk (BUelk@sheppardmullin.com) and Catherine Jun (CJun@sheppardmullin.com)); (iv) co-counsel to the DIP Lenders and the Prepetition Agent, Potter Anderson & Corroon LLP, Hercules Plaza, 1313 North Market Street, 6th Floor, P.O. Box 951, Wilmington, Delaware, 19801, Attn: L. Katherine Good, Esq; (v) counsel to any statutory committee appointed in the Chapter 11 Cases; (vi) the Office of the United States Trustee for the District of Delaware, 844 King Street, Suite 2207, Lockbox 35, Wilmington, Delaware 19801 (Attn: Benjamin Hackman (Benjamin.A.Hackman@usdoj.gov)); and (vii) any Successful Bidders.

RETURN OF GOOD FAITH DEPOSITS

The Good Faith Deposits of all Qualified Bidders will be held in one or more escrow accounts by the Debtors, but will not become property of the Debtors’ estate, or subject to the claims, liens, security interests, or encumbrances of the Debtors’ creditors, unless and until such amounts are actually released to the Debtors as provided herein, absent further Court order. The Good Faith Deposit of any Qualified Bidder that is neither a Successful Bidder nor a Backup Bidder will be returned to such Qualified Bidder not later than five business days after entry of the Sale Order. The Good Faith Deposit of any Backup Bidder will be returned to such Backup Bidder on the date that is the earlier of 72 hours after (a) the closing of the Sale with the Successful Bidder, and (b) the Outside Backup Date.

COMMISSIONS

The Debtors shall be under no obligation to pay any commissions, fees, or expenses to any Bidder’s agent, advisor, or broker. All commissions, fees, or expenses for any such agents, advisors, or brokers may be paid by Bidders at such Bidder’s discretion. In no case shall any commissions, fees, or expenses for any Bidder’s agent, advisor, or broker be deducted from any proceeds derived from any Sale of the Assets or Reorganized Equity.

RESERVATION OF RIGHTS OF DEBTORS

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The Debtors reserve the right, as it may reasonably determine to be in the best interest of their estates, in consultation with the Consultation Parties, to: (a) determine which Bidders are Qualified Bidders; (b) determine which Bids are Qualified Bids; (c) determine which Qualified Bid is the highest or otherwise best Bid or combination of Bids and which is the next highest or otherwise best Bid or combination of Bids; (d) reject any Bid that is (i) inadequate or insufficient, (ii) not in conformity with the requirements of the Bidding Procedures or the requirements of the Bankruptcy Code, (iii) contrary to the best interests of the Debtors and their estates, or (iv) subject to any financing contingency or otherwise not fully financed; (e) waive terms and conditions set forth herein with respect to all potential Bidders; (f) impose additional terms and conditions with respect to Potential Bidders; (g) with the consent of the DIP Agent and the Prepetition Agent, extend the deadlines set forth herein; (h) continue or cancel the Auction or Sale Hearing in open court without further notice; and (i) modify the Bidding Procedures and implement additional procedural rules that the Debtors determine, in their reasonable business judgment, and in consultation with the Consultation Parties, will better promote the goals of the bidding process.

FIDUCIARY OUT

Nothing in these Bidding Procedures will require the Debtors to take any action, or refrain from taking any action, with respect to these Bidding Procedures to the extent the Debtors determine that taking such action, or refraining from taking such action, as applicable, is required or appropriate to comply with applicable law or their fiduciary obligations.

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EXHIBIT D

DIP CREDIT AGREEMENT

22

SENIOR SECURED SUPER-PRIORITY PRIMING TERM LOAN

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of February [__], 2023,

among

Starry Group Holdings, Inc.,

as a Borrower,

the other Borrowers party hereto from time to time,

the Lenders party hereto from time to time

and

ArrowMark Agency Services LLC,

as Administrative Agent

TABLE OF CONTENTS

i

ii

iii

iv

SCHEDULES

Schedule 1.00 — DQ List

Schedule 1.01 — Material Intellectual Property

Schedule 2.01 — Commitments (on file with the Administrative Agent with a copy thereof provided to the Borrowers)

Schedule 3.04 — Specified Transactions

Schedule 3.05 — Mortgaged Properties

Schedule 3.09 — Taxes

Schedule 3.11 — Subsidiaries and Joint Ventures

Schedule 3.12 — Insurance

Schedule 3.17 — Material Contracts

Schedule 3.19 — FCC Licenses

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

Schedule 6.04 — Existing Investments

Schedule 6.09 — Transactions with Affiliates

Schedule 6.10 — Existing Restrictions
Schedule 6.14 — Milestones

Annex A — Initial Budget

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B — Form of Borrowing Request

Exhibit C — Form of Guarantee and Collateral Agreement

Exhibit D — Form of Compliance Certificate

Exhibit E — Form of Global Intercompany Note

Exhibit F — Form of Perfection Certificate

Exhibit G — Form of Supplemental Perfection Certificate

Exhibit H — [Reserved.]

Exhibit I — Form of Promissory Note

Exhibit J-1 — Form of U.S. Tax Certificate for Non U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes

Exhibit J-2 — Form of U.S. Tax Certificate for Non U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes

Exhibit J-3 — Form of U.S. Tax Certificate for Non U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes

Exhibit J-4 — Form of U.S. Tax Certificate for Non U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes

Exhibit K — Form of Joinder

v

SENIOR SECURED SUPER-PRIORITY PRIMING TERM LOAN DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of February [__], 2023 (this “Agreement”), among Starry Group Holdings, Inc., a Delaware corporation (the “Company”), each Subsidiary of the Company listed as a “Borrower” on the signature pages hereto (together with the Company and each other Person that executes a joinder hereto and becomes a “Borrower” hereunder, each a “Borrower” and collectively, the “Borrowers”), the Lenders party hereto from time to time and ArrowMark Agency Services LLC, a Delaware limited liability company, as Administrative Agent.

RECITALS

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.01;

WHEREAS, on February [__], 2023 (the “Petition Date”), the Company and certain direct and indirect Subsidiaries of the Company (each, a “Chapter 11 Debtor” and collectively, the “Chapter 11 Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) initiating their respective jointly administered cases under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) (jointly administered under Case No. [●]) (collectively, the “Chapter 11 Cases”), and each Chapter 11 Debtor has continued and is continuing in the possession of its assets and management of its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrowers have asked the Lenders to provide the Borrowers with a senior secured super-priority priming term loan debtor-in-possession credit facility (the “DIP Facility”), consisting of (a) $43,000,000 of “new money” term loans that will be made available to the Borrowers pursuant to the terms and subject to the conditions set forth in this Agreement and the Orders; and (b) the Prepetition Tranche D Loans that will be deemed “rolled up” as term loans hereunder on a dollar-for-dollar basis pursuant to the terms and subject to the conditions set forth in this Agreement and the Orders;

WHEREAS, the Guarantors, have agreed to guarantee the obligations of the Borrowers hereunder;

WHEREAS, the Borrowers and the Guarantors have agreed to secure, and have secured, their respective Loan Document Obligations by granting to the Administrative Agent, for the benefit of the Lenders, subject to the Carve-Out, a senior secured super-priority priming Lien on substantially all of their respective assets, subject to the terms and conditions set forth in the Security Documents and the Orders;

WHEREAS, the Lenders are willing to make term loans to the Borrowers, subject to the terms and conditions set forth in this Agreement and the Orders; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“363 Sale Order” means one or more orders of the Bankruptcy Court approving the sale of substantially all of the assets of the Chapter 11 Debtors pursuant to section 363(b) of the Bankruptcy Code in form and substance reasonably acceptable to the Required Lenders after consulting with Cahill and HHR to the extent practical.

“363 Sale Transaction” means any sale of assets of the Chapter 11 Debtors pursuant to a 363 Sale Order.

“Adequate Protection Liens” has the meaning assigned to such term in the Orders.

“Adequate Protection Claims” has the meaning assigned to such term in the Orders.

“Administrative Agent” means ArrowMark Agency Services LLC, a Delaware limited liability company, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified; provided that for purposes of Section 6.09, the term “Affiliate” also means any Person that is a Governing Board member or an executive officer of the Person specified, any Person that directly or indirectly beneficially owns Equity Interests of the Person specified representing 25% or more of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests of the Person specified and any Person that would be an Affiliate of any such beneficial owner pursuant to this definition (but without giving effect to this proviso).

“Agreement” is defined in the preamble hereto.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to a Loan Party or any of its Subsidiaries from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to a Loan Party or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including, but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Terrorism Laws” means any federal laws of the United States of America primarily relating to terrorism or money laundering, including but not limited to, Executive Order 13224, the USA Patriot Act and the regulations administered by OFAC, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the

International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), and the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.).

“Applicable Creditor” has the meaning set forth in Section 9.19(b).

“Applicable Period” means, (x) with respect to the first Variance Report, the one-week period beginning on the Petition Date and ending on the Friday of the week immediately preceding the first Variance Report Deadline, and (y) with respect to each Variance Report thereafter, the period beginning on the Petition Date and ending on the Friday of the week immediately preceding the applicable Variance Report Deadline.

“Applicable Rate” means, for any day with respect to any Loan, 13.00% per annum.

“Approved Budget” has the meaning specified in Section 5.15(d).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“ArrowMark” means, collectively, each Affiliate of ArrowMark Agency Services LLC that is a Lender from time to time.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, in the form of Exhibit A or any other form approved by the Administrative Agent, in each case with the consent of any Person whose consent is required by Section 9.04 and accepted by the Administrative Agent.

“Bankruptcy Code” has the meaning specified in the recitals to this Agreement.

“Bankruptcy Court” has the meaning specified in the recitals to this Agreement.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Bidding Procedures” means the bidding procedures approved by the Bankruptcy Court in the Chapter 11 Cases, which shall be consistent with the Restructuring Support Agreement and otherwise shall be in form and substance reasonably acceptable to the Required Lenders.

“Birch Grove” means each Affiliate or Approved Fund of AS Birch Grove LP that is a Lender from time to time.

“Birch Grove Special Rights Termination Date” means the date on which the Persons constituting Birch Grove, collectively, hold (a) Loans outstanding and (b) undrawn Commitments, that taken together, represent less than 25% of the sum of (w) all Loans outstanding and (x) all undrawn Commitments on such date.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” is defined in the preamble hereto.

“Borrower Representative” has the meaning set forth in Section 2.18.

“Borrowing” means Loans made on the same date.

“Borrowing Request” means a request by the Borrower Representative for a Borrowing, which shall be, in the case of any such written request, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Cahill” means Cahill Gordon Reindel LLP, counsel to Birch Grove.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the final maturity of such obligations shall be the date of the last payment of such amounts due under such lease (or other arrangement) prior to the first date on which such lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Carve-Out” has the meaning assigned to such term in the Orders.

“Carve-Out Reserve” means a reserve in respect of the Carve-Out, to be funded into a segregated account held by Young Conaway Stargatt & Taylor, LLP in accordance with the Orders.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by (i) the United States of America (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or (ii) any state, commonwealth or territory of the United States of America, by any political subdivision or taxing authority of any such state, commonwealth or territory, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at the date of acquisition thereof, the highest credit rating obtainable from S&P or Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within 180 days from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) (i) instruments equivalent to those referred to in clauses (a) through (e) above denominated in pounds sterling, Canadian dollars or Euro or any other foreign currency comparable in credit quality and tenor and customarily used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction and (ii) in the case of any Foreign Subsidiary, such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business.

“Casualty Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of a Loan Party or any of its Subsidiaries.

“CFC” means a Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Chapter 11 Cases” has the meaning specified in the recitals to this Agreement.

“Chapter 11 Debtors” has the meaning specified in the recitals to this Agreement.

“Change in Control” means (a) the failure by a Permitted Holder to own, beneficially and of record, Equity Interests of the Company representing at least 60% of the issued and outstanding Equity Interests of the Company owned by such Permitted Holder on the Closing Date; (b) the ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder), other than a Permitted Holder or group of Permitted Holders, of Equity Interests of the Company representing 50% or more on a fully diluted basis of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests of the Company; (c) a majority of the members of the Governing Board of the Company cease to be composed of individuals (i) who were members of the Governing Board of the Company on the Closing Date, (ii) whose election or nomination to the Governing Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to the Governing Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the Governing Board; (d) the acquisition of direct or indirect Control of the Company by any Person or group (within the foregoing meaning) other than a Permitted Holder; or (e) the failure by (i) the Company to own directly or indirectly, beneficially and of record, 100% of the Equity Interests of the Loan Parties and (ii) except as otherwise expressly permitted hereunder, a Borrower to own, directly or indirectly, beneficially and of record, 100% of the Equity Interests of each of its Domestic Subsidiaries.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 9.13.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 have been satisfied or waived.

“Closing Date Loan Commitment” means, as to each Lender, its obligation to make a Closing Date Loan to the Borrowers pursuant to Section 2.01(a) in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Closing Date Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The aggregate amount of the Closing Date Loan Commitments is $12,000,000.

“Closing Date Loan” means a loan made pursuant to Section 2.01(a).

“Cloverlay” means each Affiliate or Approved Fund of Cloverlay Partners Management Company, LLC that is a Lender from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets, whether real or personal, movable or immovable, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations (but excluding the Excluded Assets).

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit C, together with all supplements thereto.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from the Loan Parties either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Domestic Subsidiary (other than a Domestic Subsidiary that is a Foreign Holdco) that is directly owned by a Loan Party after the Closing Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with documents of the type referred to in paragraph (c) of Section 4.01 with respect to such Subsidiary;

(b) (i) all Equity Interests of any Domestic Subsidiary (other than a Domestic Subsidiary that is a Foreign Holdco) directly owned by any Loan Party, (ii) 100% of the issued and outstanding voting Equity Interests and 100% of the issued and outstanding nonvoting Equity Interests of each Foreign Holdco or CFC directly owned by any Loan Party, and (iii) 100% of the issued and outstanding Equity Interests of each wholly-owned Foreign Subsidiary that is not a CFC that is directly owned by any Loan Party shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers, assignment of membership interests or other instruments of transfer with respect thereto endorsed in blank;

(c) (i) all Indebtedness of a Loan Party or any of its Subsidiaries that is owing to any other Loan Party shall be evidenced by the Global Intercompany Note and (ii) the Global Intercompany Note and any existing promissory note evidencing Indebtedness of any other Person in a principal amount of $100,000 or more that is owing to any Loan Party shall have been pledged pursuant to the Guarantee and Collateral Agreement, and the Administrative Agent shall, to the extent required by the Guarantee and Collateral Agreement, have received the Global Intercompany Note and all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted under Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, and (iv) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;

(f) the Administrative Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and the applicable depositary bank or securities intermediary, as the case may be, of a Control Agreement with respect to (i) each deposit account maintained by any Loan Party with any depositary bank (other than any Excluded Deposit Account) and (ii) each securities account maintained by any Loan Party with any securities intermediary (other than any Excluded Securities Account), and the requirements of the Collateral Agreement relating to the concentration and application of collections on accounts shall have been satisfied;

(g) each Loan Party shall have obtained all landlord, warehouseman, agent, bailee and processor acknowledgments required to be obtained by it pursuant to the Collateral Agreement and all other consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to: (x) Excluded Assets, or (y) particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary of a Loan Party, if and for so long as the Company and the Administrative Agent reasonably agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse tax consequences to the Loan Parties and their Subsidiaries), shall be excessive in view of the benefits to be obtained by the Lenders therefrom. No actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect any such security interests described above (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction). The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means a Closing Date Loan Commitment, a First Delayed Draw Loan Commitment, and/or Second Delayed Draw Loan Commitment, in each case as the context requires.

“Commitment Fee” means has the meaning set forth in Section 2.09(a).

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 9.01.

“Communications Act” means the Communications Act of 1934, as amended, or any successor statute or statutes thereto, and all rules, regulations, written policies, orders and decisions of the FCC thereunder, in each case as from time to time in effect.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Confirmation Order” means one or more orders of the Bankruptcy Court in the Chapter 11 Cases approving the confirmation of the Plan of Reorganization.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consulting Lenders” means ArrowMark, Birch Grove and Cloverlay.

“Control” means the possession, directly or indirectly, of the power to (i) to vote 50% or more of the securities having ordinary voting power for the election of directors or managers of a Person or (ii) direct or cause the direction of the management or material strategic policies of a Person, whether through the ability to exercise voting power, by contract or through the operation of law. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Credit Party” means the Administrative Agent and each Lender.

“De Facto Transfer Lease” means a lease of the FCC License (or any portion thereof) pursuant to Sections 1.9030 or 1.9035 of the FCC’s rules codified at 47 C.F.R. §§ 1.9030, 1.9035.

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would, unless cured or waived, constitute, an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans or (ii) to pay to any Loan

Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified any Loan Party in writing that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit or (c) has become the subject of a Bankruptcy Event.

“Delayed Draw Loan” means a First Delayed Draw Loan and/or Second Delayed Draw Loan, in each case as the context requires.

“DIP Facility” has the meaning assigned to such term in the recitals hereto.

“DIP Superpriority Claims” has the meaning assigned to such term in the Orders.

“Disbursements Variance” has the meaning ascribed to such term in Section 5.15(e).

“Disposition” means any sale, transfer, lease, sublease, exchange of property or other disposition of assets by any Person.

“Dispose” has the meaning correlative thereto.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests of such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests of such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests of such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by a Loan Party or any of its Subsidiaries, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 180 days after the Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Closing Date, the Closing Date); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change in control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement would become operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination or expiration of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means any Person designated by the Company as a “Disqualified Institution” as set forth on the DQ List.

“DQ List” means the list of Disqualified Institutions provided by the Borrower Representative to the Administrative Agent and the Consulting Lenders on or prior to the Closing Date, as set forth on Schedule 1.00.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person or a Loan Party or any of its Subsidiaries or any other Affiliate of a Loan Party or any of its Subsidiaries; provided that, notwithstanding the foregoing, each of ArrowMark, Birch Grove, Cloverlay and any of their respective Affiliates and Approved Funds shall be deemed to be an Eligible Assignee. For the avoidance of doubt, any Disqualified Institution is subject to Section 9.04(f).

“Environmental Laws” means all applicable rules, regulations, codes, ordinances, judgments, orders, decrees, directives and other laws, and all injunctions or binding agreements, issued, promulgated or entered into by or with any Governmental Authority and relating in any way to the environment, to preservation or reclamation of natural resources, or to related health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means (a) shares of capital stock, partnership interests, limited liability company or membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, (b) securities convertible into or exercisable or exchangeable for the interests described in clause (a) (including any warrants, options, convertible securities or debt) or for the aforementioned securities, or (c) any other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party or any of its Subsidiaries, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by a Loan Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (h) the receipt by a Loan Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.

“Events of Default” has the meaning set forth in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Assets” has the meaning assigned to such term in the Collateral Agreement.

“Excluded Deposit Accounts” means (a) any deposit account the funds in which are used solely for the payment of salaries and wages, workers’ compensation and similar expenses (including payroll taxes) in the ordinary course of business, (b) any deposit account that is a zero-balance disbursement account, (c) any deposit account the funds in which consist solely of funds held by a Loan Party or any of its Subsidiaries in trust for any employee benefit plan maintained by a Loan Party or any of its Subsidiaries, (d) deposit accounts the daily balance with respect to which all such deposit accounts in the aggregate does not at any time exceed $100,000 or the U.S. Dollar equivalent thereof, (e) deposit accounts established in respect of letters of credit issued to a landlord of a Loan Party as security for the security deposit obligations of such Loan Party so long as the funds in any such deposit account do not exceed 110% of the aggregate face amounts of the letters of credit to which such deposit account relates, and (f) deposit accounts established in respect of employee business credit card programs as security for the obligations of a Loan Party thereunder so long as the funds in all such deposit accounts in the aggregate does not at any time exceed $200,000 or the U.S. Dollar equivalent thereof.

“Excluded Securities Accounts” means any securities account the securities entitlements in which consist solely of securities entitlements held by a Loan Party or any of its Subsidiaries in trust for any employee benefit plan maintained by a Loan Party or any of its Subsidiaries.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Representative under Section 2.16(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Exit Conversion” has the meaning set forth in Section 2.07(a).

“Exit Facility Credit Agreement” has the meaning set forth in Section 2.07(a).

“Exit Fee Payment Date” has the meaning set forth in Section 2.09(b).

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance, settlements or judgments, indemnity payments and purchase price adjustments; provided that any such cash received as a result of a Casualty Event shall not be considered an “Extraordinary Receipt”.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into in connection with the implementation of such sections of the Code, and any fiscal or regulatory legislation, rules, or practices adopted pursuant to such intergovernmental agreement.

“FCC” means the Federal Communications Commission or any successor federal governmental agency performing functions similar to those performed on the Closing Date by the Federal Communications Commission.

“FCC Licenses” means all licenses and authorizations to use electromagnetic spectrum issued by the FCC pursuant to its authority granted under the Communications Act.

“FCC Rules” means the rules, regulations and published and promulgated policy statements of the FCC, including any of the foregoing that may be contained in a letter ruling issued by any Bureau of the FCC, as in effect from time to time.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final DIP Order” means the final order entered by the Bankruptcy Court in the Chapter 11 Cases approving (i) the Loan Parties’ entry into the Loan Documents, (ii) the incurrence by the Loan Parties of the Secured Obligations and the Loans hereunder, (iii) the granting of the super-priority claims and liens against the Loan Parties and their assets in favor of the Administrative Agent, (iv) the Chapter 11 Debtors’ use of cash collateral, and (v) the granting of adequate protection to the Prepetition Secured Parties, in each case, on a final basis, in form and substance acceptable to the Administrative Agent and the Required Lenders after consulting with Cahill and HHR to the extent practical, which shall be in full force and effect and shall not be reversed, vacated, stayed, amended, supplemented or otherwise modified, in each case, without the prior written consent of the Required Lenders after consulting with Cahill and HHR to the extent practical.

“Final Roll-Up Loans” has the meaning assigned to such term in Section 2.01(d).

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting or finance officer, treasurer or controller of such Person.

“First Day Orders” means all material orders entered by the Bankruptcy Court pursuant to motions filed on or about the Petition Date by the Chapter 11 Debtors.

“First Delayed Draw Loan Commitment” means, as to each Lender, its obligation to make a First Delayed Draw Loan to the Borrowers pursuant to Section 2.01(c) in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule 2.01 to this Agreement under the caption “First Delayed Draw Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The aggregate amount of the First Delayed Draw Loan Commitments is $12,000,000.

“First Delayed Draw Funding Date” means the date on which First Delayed Draw Loans are made by a Lender.

“First Delayed Draw Loan” means a loan made pursuant to Section 2.01(c).

“Foreign Holdco” means any Domestic Subsidiary that owns (directly or through one or more disregarded entities) no material assets other than cash and the Equity Interests (including, for this purpose, any other instrument treated as equity for U.S. federal income tax purposes) of one or more CFCs and/or Foreign Holdcos.

“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary of the Company which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Global Intercompany Note” means the Global Intercompany Note substantially in the form of Exhibit E or any other form approved by the Administrative Agent and the Borrower Representative.

“Governing Board” means, with respect to any Person, the board of directors or board of managers (or similar governing body) of such Person.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of the Company)).

“Guarantor” means (a) each Borrower, with respect to each other Borrower, (b) each Domestic Subsidiary of a Borrower (other than (i) a Borrower, (ii) a Domestic Subsidiary that is a Foreign Holdco or which is directly or indirectly owned by a CFC or (iii) any other Subsidiary with respect to which providing a Guarantee pursuant to the Collateral Agreement would result in a material adverse tax consequence as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction to the Company or one of its Subsidiaries (as reasonably determined in good faith by the Company in consultation with the Administrative Agent)), and (c) each other Person which guarantees, pursuant to Section 5.03 or otherwise, all or any part of the Loan Document Obligations.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former Governing Board members, officers, employees or consultants of a Loan Party or any of its Subsidiaries shall be a Hedging Agreement.

“HHR” means Hughes Hubbard & Reed LLP, counsel to Cloverlay.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (including (i) obligations under any purchase price adjustment and (ii) to the extent stated as a liability on the balance sheet of the acquiring Person in accordance with GAAP, earn-out or similar payments, but excluding (x) current accounts payable incurred in the ordinary course of business and (y) deferred compensation payable to Governing Board members, officers or employees of a Loan Party or any of its Subsidiaries), (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Disqualified Equity Interests of such Person, (i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person and (j) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the

Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Intellectual Property” has the meaning set forth in the Collateral Agreement.

“Interest Payment Date” means the last Business Day of each calendar month of the Borrower, upon any prepayment due to acceleration and on the Maturity Date.

“Interim DIP Order” means an interim order entered by the Bankruptcy Court in the Chapter 11 Cases approving (i) the Loan Parties’ entry into the Loan Documents, (ii) the incurrence by the Loan Parties of the Secured Obligations and the Loans hereunder, (iii) the granting of the super-priority claims and liens against the Loan Parties and their assets in favor of the Administrative Agent, (iv) the Chapter 11 Debtors’ use of cash collateral and (v) the granting of adequate protection to the Prepetition Secured Parties on an interim basis, which order shall be in form and substance acceptable to the Administrative Agent and the Required Lenders after consulting with Cahill and HHR to the extent practical and shall be in full force and effect, and shall not, subject to entry of the Final DIP Order, be reversed, stayed, amended, supplemented or otherwise modified without the prior written consent of the Required Lenders after consulting with Cahill and HHR to the extent practical.

“Initial Budget” has the meaning assigned to such term in the Interim DIP Order.

“Initial Roll-Up Loans” has the meaning assigned to such term in Section 2.01(b).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities (including any option, warrant or other right to acquire any of the foregoing and any investment in the form of transfer of property for consideration that is less than the fair value thereof (as determined reasonably by a Financial Officer of the Company)) of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (j) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee,” (iii) any Investment in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any Person shall be the fair value (as determined reasonably and in good faith by a Financial Officer of the Company) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, and minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment, (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by a Financial Officer of the Company) of such Equity Interests or other property as of the time of such transfer (less, in the case of any investment in the form of transfer of property for consideration that is less than the fair value thereof, the fair value (as so determined) of such consideration as of the time of the transfer), minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer, and (v) any Investment (other than any Investment referred to in clause (i), (ii), (iii) or (iv) above) in any Person resulting from the issuance by such Person of its Equity Interests to the investor shall be the fair value (as determined reasonably and in good faith by a Financial Officer of the Company) of such Equity Interests at the time of the issuance thereof.

“IP Security Agreements” has the meaning set forth in the Collateral Agreement.

“IRS” means the United States Internal Revenue Service.

“Judgment Currency” has the meaning set forth in Section 9.18(b).

“Lender” means each Person listed on Schedule 2.01 (on file with the Administrative Agent with a copy thereof provided to the Borrowers) and any other Person that becomes a party hereto pursuant to an Assignment and Assumption, in each case, that has a Commitment or an outstanding Loan, other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“Lender Advisors” shall mean, collectively, (i) Sheppard Mullin Richter & Hampton LLP, as counsel to the Administrative Agent and certain Lenders, (ii) Potter Anderson & Corroon LLP, as counsel to the Administrative Agent and certain Lenders and (iii) AlixPartners, LLP.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, including any agreement to provide any of the foregoing and any arrangement entered into for the purpose of making particular assets available to satisfy any Indebtedness or other obligation, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means a Closing Date Loan, a First Delayed Draw Loan (if any), a Second Delayed Draw Loan (if any) and/or a Roll-Up Loan, in each case as the context requires.

“Loan Documents” means this Agreement, the Collateral Agreement, the other Security Documents, any other Guarantee of all or a portion of the Loan Document Obligations, Hedging Agreements to which the Administrative Agent or a Lender is a party and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.06(c).

“Loan Document Obligations” has the meaning set forth in the Collateral Agreement.

“Loan Parties” means the Borrowers and each other Guarantor.

“Management Conference Call” has the meaning ascribed to such term in Section 5.15(f).

“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests of any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment and, to the extent stated as a liability on the balance sheet of the acquiring Person in accordance with GAAP, earn-out or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $100,000.

“Material Adverse Effect” means an event or condition that has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, liabilities, operations or condition (financial or otherwise) of the Loan Parties and their Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform their obligations under the Loan Documents, (c) the legality, validity, binding effect, or enforceability against a Loan Party of any of the Loan Documents to which it is a party, (d) the Collateral or the validity, perfection or priority of the Administrative Agent’s Liens on the Collateral or (e) the rights of or benefits available to the Lenders under any Loan Document, in each case of the foregoing clauses (a) through (e), other than the commencement of a proceeding under chapter 11 of the Bankruptcy Code and the commencement of the Chapter 11 Cases, events that directly or indirectly customarily and reasonably result from the commencement of the Chapter 11 Cases (in each case, other than matters affecting the Loan Parties that are not subject to the automatic stay) and the consummation of the transactions contemplated by the First Day Orders or the Plan of Reorganization. In determining whether any individual event or condition of the foregoing types constitutes a Material Adverse Effect, notwithstanding that a particular event or condition is not itself such an effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event or condition and all other events and conditions of the foregoing types which have occurred, in the aggregate, is a Material Adverse Effect.

“Material Contract” means (a) any contract or other arrangement to which a Loan Party or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, non-performance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect, (b) any license of Material Intellectual Property, other than non-exclusive licenses in the ordinary course of business, and (c) any contract or agreement to which a Loan Party or any of their Subsidiaries is a party (including, without limitation, any agreement or instrument evidencing or governing Indebtedness) requiring aggregate consideration payable to or by a Loan Party or such Subsidiary of $2,500,000 or more in any fiscal year (other than (i) purchase orders in the ordinary course of the business of a Loan Party or any of their Subsidiaries and (ii) contracts that by their terms may be terminated by a Loan Party or any of their Subsidiaries in the ordinary course of its business upon less than 90 days’ notice without penalty or premium).

“Material Disposition” means any Disposition, or a series of related Dispositions, of (a) all or substantially all the issued and outstanding Equity Interests of any Person that are owned by a Loan Party or any of its Subsidiaries or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earn-out or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $100,000.

“Material FCC Licenses” has the meaning set forth in Section 3.19(a).

“Material Indebtedness” means Indebtedness (other than the Loans and Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any a Loan Party or any of its Subsidiaries in an aggregate principal amount of $100,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of a Loan Party or any of its Subsidiaries in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Intellectual Property” means the Intellectual Property set forth on Schedule 1.01 and any other Intellectual Property the loss of which would reasonably be expected to result in a Material Adverse Effect; provided, that Material Intellectual Property shall not include any Intellectual Property that could be replaced by any Loan Party (or any Subsidiary thereof) by acquiring or licensing substitute Intellectual Property on commercially reasonable terms.

“Maturity Date” mean the earliest to occur of: (a) August [21], 2023, (b) dismissal of any of the Chapter 11 Cases or conversion of any of the Chapter 11 Cases into a case under Chapter 7 of the Bankruptcy Code, and (c) the closing of a sale of all or substantially all assets of the Loan Parties (other than to another Loan Party).

“Maximum Rate” has the meaning set forth in Section 9.13.

“Milestones” has the meaning assigned to such term in Section 6.14.

“MNPI” means material information concerning a Loan Party or any of its Subsidiaries or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD. For purposes of this definition, “material information” means information concerning a Loan Party or any of its Subsidiaries or any Affiliate of any of the foregoing, or any of their securities, that would reasonably be expected to be material for purposes of the United States federal and state securities laws and, where applicable, foreign securities laws.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means each parcel of real property owned in fee by a Loan Party, and the improvements thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any non-cash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses actually paid in connection with such event by a Loan Party or any of its Subsidiaries to Persons that are not Affiliates of a Loan Party or any of its Subsidiaries, (ii) in the case of a Disposition (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, the amount of all payments required to be made by a Loan Party or any of its Subsidiaries as a result of such event to repay Indebtedness (other than Indebtedness under the Loan Documents) secured by such asset and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by a Loan Party or any of its Subsidiaries, or direct or indirect holders of Equity Interests of the Company, and the amount of any reserves established by a Loan Party or any of its Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earn-out obligations) reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Financial Officer of the Company). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“New Money Exit Fee” has the meaning set forth in Section 2.09(b).

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Official Committee” shall mean any official committee of unsecured creditors appointed in any of the Chapter 11 Cases.

“Orders” shall mean the Interim DIP Order and/or the Final DIP Order, in each case as the context requires.

“Organizational Documents” means (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating or limited liability company agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Equity Interests of a Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” means a certificate in the form of Exhibit F or any other form approved by the Administrative Agent.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.06;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section

303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in compliance with Section 5.06;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other forms of governmental insurance or benefits and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of a Loan Party or any of its Subsidiaries in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of a Loan Party or any of its Subsidiaries in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment liens in respect of judgments (other than for the payment of taxes, assessments or other governmental charges) that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of a Loan Party or any of its Subsidiaries;

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by a Loan Party or any of its Subsidiaries in excess of those required by applicable banking regulations;

(h) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by a Loan Party or any of its Subsidiaries in the ordinary course of business;

(i) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capital Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(k) Liens that are contractual rights of set-off;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to clauses (c) and (d) above securing letters of credit, bank guarantees or similar instruments.

“Permitted Holder” means any Person (together with (i) any Affiliate thereof, (ii) investment funds or partnerships managed by any of the foregoing, but excluding, however, any portfolio company of any of the foregoing and any Person Controlled by any such portfolio company (including a Loan Party or any of its Subsidiaries) and (iii) any trusts established for the benefit of such Person or for such Person’s spouse or family) who owns as of the Closing Date, beneficially and of record, Equity Interests of the Company representing at least 25% on a fully diluted basis of each of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests of the Company.

“Permitted Variance” means with respect to the second Variance Report and each Variance Report thereafter, 15%.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning assigned to such term in the recitals hereto.

“Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Effective Date” has the meaning set forth in Section 2.07(a).

“Plan of Reorganization” shall mean a plan of reorganization under the Chapter 11 Cases (including all related schedules, supplements, exhibits and orders, as applicable), which shall be consistent with the Restructuring Support Agreement and otherwise shall be in form and substance reasonably acceptable to the Required Lenders after consulting with Consulting Lenders to the extent practical.

“Prepayment Event” means:

(a) any Disposition (including by way of merger, consolidation or amalgamation), or an exclusive license, of any asset of a Loan Party or any of its Subsidiaries, including any sale or issuance to a Person other than a Loan Party or any of its Subsidiaries of Equity Interests of any Subsidiary, other than (i) Dispositions described in clauses (a) through (f) of Section 6.05 and (ii) other Dispositions resulting in aggregate Net Proceeds not exceeding $250,000 during any fiscal year of the Company;

(b) any Casualty Event resulting in aggregate Net Proceeds of $250,000 or more;

(c) any Extraordinary Receipt resulting in aggregate Net Proceeds of $250,000 or more; or

(d) the incurrence by the Borrowers or any other Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred by Section 6.01.

“Prepetition Collateral” shall mean the “Collateral” as defined in the Prepetition Credit Agreement and any other assets or property subject to liens or security interests securing any Prepetition Secured Obligations.

“Prepetition Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of December 13, 2019, as amended by First Amendment to Credit Agreement, dated as of September 4, 2020, as further amended by Second Amendment to Credit Agreement, dated as of January 28, 2021, as further amended by Third Amendment to Credit Agreement, dated as of June 2, 2021, as further amended by Fourth Amendment to Credit Agreement, dated as of August 20, 2021, and as further amended by Fifth Amendment to Credit Agreement, dated as of October 6, 2021, as further amended by Sixth Amendment to Credit Agreement, dated as of January 13, 2022, as further amended by Seventh Amendment to Credit Agreement, dated as of March 26, 2022, as further amended by Eighth Amendment to Credit Agreement, dated as of September 13, 2022, as further amended by Ninth Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement, dated as of December 14, 2022 and as further amended by Tenth Amendment to Credit Agreement, dated as of January 30, 2023, among Starry, Inc., as a borrower, the other borrowers party thereto, the Administrative Agent and the lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Prepetition Liens” shall mean the liens and security interests granted by the Loan Parties to secure the Prepetition Secured Obligations.

“Prepetition Loan Documents” shall mean the “Loan Documents” under and as defined in the Prepetition Credit Agreement.

“Prepetition Loans” shall mean the “Loans” under and as defined in the Prepetition Credit Agreement.

“Prepetition Secured Obligations” shall mean all “Secured Obligations” as such term is defined in the Prepetition Credit Agreement.

“Prepetition Secured Parties” shall mean the “Secured Parties” as such term is defined in the Prepetition Credit Agreement.

“Prepetition Tranche D Lender” shall mean a “Tranche D Lender” as such term is defined in the Prepetition Credit Agreement.

“Prepetition Tranche D Loans” shall mean the “Tranche D Loans” as such term is defined in the Prepetition Credit Agreement.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Professional Fee Variance” has the meaning ascribed to such term in Section 5.15(e).

“Public Information” means any information that (a) has been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD and (b) does not constitute material information concerning a Loan Party or any of its Subsidiaries.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Qualified Cash” means, as of any date of determination, the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties maintained in deposit accounts or securities accounts in the name of a Loan Party in the United States of America as of such date, which accounts are subject to Control Agreements.

“Receipts Variance” has the meaning ascribed to such term in Section 5.15(e).

“Recipient” means the Administrative Agent or any Lender, or any combination thereof (as the context requires).

“Rectified” means, with respect to any Default or Event of Default, a change in condition or the taking of an action by a Loan Party such that, if such condition had existed or such action been taken prior to such Event of Default, such Event of Default would not have occurred.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 180 days after the Maturity Date, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of (x) the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing and (y) the weighted average life to maturity of the Loans remaining as of the date of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Loan Party or any of its Subsidiaries that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of a Loan Party if such Loan Party shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Loan Party only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original

Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Register” has the meaning set forth in Section 9.04(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the Governing Board members, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having (a) Loans outstanding and (b) undrawn Commitments, that taken together, represent more than 50% of the sum of (w) all Loans outstanding and (x) all undrawn Commitments at such time; provided, however, that any matter requiring the consent of the Required Lenders shall, at any time when there exists two or more Lenders that are not Affiliates of each other, require the consent of at least two Lenders that are not Affiliates of each other. The Loans and undrawn Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means, with respect to any Person, any Governing Board member, chief executive officer, president, executive vice president, chief financial officer, principal accounting or finance officer, vice president, treasurer or controller of such Person.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of a Loan Party or any of its Subsidiaries, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Equity Interests of a Loan Party or any of its Subsidiaries and (b) any management, monitoring, transaction, advisory or similar fees payable to the Permitted Holder or any of its Affiliates.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement (including all exhibits, schedules and attachments thereto), dated as of February [●], 2023 (as may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms thereof), by and among the Chapter 11 Debtors and the Consenting Prepetition Lenders (as defined therein).

“Roll-Up” means the “roll up” of the Prepetition Tranche D Loans into Roll-Up Loans pursuant to the terms of this Agreement and the Orders.

“Roll-Up Exit Fee” has the meaning set forth in Section 2.09(b).

“Roll-Up Loans” means Initial Roll-Up Loans and/or Final Roll-Up Loans, in each case as the context requires.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Financial, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by a Loan Party or any of its Subsidiaries whereby such Loan Party or Subsidiary sells or transfers such property to any Person and a Loan Party or any of its Subsidiaries leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sale Process” means the sale process described in the Bidding Procedures.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, any Person who is the target of any Sanctions, including (a) any Person listed on the SDN List or any other Sanctions-related list of designated Persons maintained by the United States of America (including by OFAC, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Switzerland, Canada or any other relevant authority, (b) any Person located, organized or resident in, or any governmental entity or governmental instrumentality of, a Sanctioned Country or (c) any Person 25% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (a) or (b) hereof.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State, or the U.S. Department of Commerce, (b) the United Nations Security Council, (c) the European Union or any of its member states, (d) Her Majesty’s Treasury, (e) Switzerland, (f) Canada or (g) any other relevant authority.

“SDN List” means OFAC’s List of Specially Designated Nationals & Blocked Persons.

“SEC” means the United States Securities and Exchange Commission.

“Second Delayed Draw Loan Commitment” means, as to each Lender, its obligation to make a Second Delayed Draw Loan to the Borrowers pursuant to Section 2.01(e) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Second Delayed Draw Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Second Delayed Draw Commitments as of the Closing Date is $19,000,000.

“Second Delayed Draw Funding Date” means the date on which Second Delayed Draw Loans are made by a Lender.

“Second Delayed Draw Loan” means a loan made pursuant to Section 2.01(e).

“Secured Obligations” has the meaning set forth in the Collateral Agreement.

“Secured Parties” has the meaning set forth in the Collateral Agreement.

“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means the Collateral Agreement, the IP Security Agreements, the Mortgages, the Control Agreements and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.03 or 5.12 to secure the Secured Obligations.

“Specified Bailees” means the following: (i) Benchmark Electronics, 100 Innovative Way, Nashua, NH 03062 and (ii) Gorilla Circuits, 2102 Ringwood Ave., San Jose, CA 95131.

“Spectrum Manager Lease” means a lease of the FCC Licenses (or any portion thereof) pursuant to Section 1.9020 of the FCC’s rules codified at 47 C.F.R. § 1.9020.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Supplemental Perfection Certificate” means a certificate in the form of Exhibit G or any other form approved by the Administrative Agent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Reserve Proceeds” means any and all proceeds of Second Delayed Draw Loans that exceed a Borrowing of $12,000,000 of Second Delayed Draw Loans.

“Trading with the Enemy Act” means the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Transactions” means (a) the execution, delivery and performance of this Agreement and the borrowing of the Loans thereunder, (b) the consummation of all other transactions related to the foregoing as required or contemplated by this Agreement, (c) the Chapter 11 Cases, and (d) the payment of fees and expenses incurred in connection with any of the foregoing.

“Updated Budget” has the meaning ascribed to such term in Section 5.15(d).

“Updated Budget Timeline” has the meaning ascribed to such term in Section 5.15(d).

“U.S. Dollars” and the sign “$” mean the lawful money of the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.14(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Variance Report” has the meaning ascribed to such term in Section 5.15(e).

“Variance Report Deadline” has the meaning ascribed to such term in Section 5.15(e).

“wholly-owned,” when used in reference to a subsidiary of any Person, means that all the Equity Interests of such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.01. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. References to the “knowledge” or “awareness” of any Person, when used in this Agreement or any other Loan Document, means, if such Person is a natural Person, the actual knowledge or awareness of such

Person, and, if such Person is not a natural Person, the actual knowledge or awareness of each Responsible Officer of such Person and its subsidiaries. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall, except as otherwise provided herein, be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, restated, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.02. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (a) if the Company, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Company, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of a Loan Party or any of its Subsidiaries at “fair value,” as defined therein and (ii) without giving effect to any change to GAAP as a result of the issuance by the Financial Accounting Standards Board of ASU No. 2016-02, Leases (Topic 842), or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP prior to such change.

SECTION 1.03. Currency Translation. For purposes of any determination under Articles VI and VII, amounts incurred or outstanding, or proposed to be incurred or outstanding, in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the currency exchange rates in effect on the date of such determination; provided that for purposes of any determination under Sections 6.04, 6.05 and 6.06, the amount of each applicable transaction denominated in a currency other than U.S. Dollars shall be translated into U.S. Dollars at the applicable currency exchange rate in effect on the date of the consummation thereof, which currency exchange rates shall be determined in good faith by the Company.

ARTICLE II

The Facilities

SECTION 2.01. Commitments; Roll-Up.

(a) Subject to the terms and conditions set forth in this Agreement and the Interim DIP Order, each Lender severally agrees to make to the Borrowers on the Closing Date a loan denominated in U.S. Dollars in an aggregate amount equal to such Lender’s Closing Date Loan Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. The Closing Date Loans shall be treated as part of a single class of Loans with the Initial Roll-Up Loans, the Final Roll-Up Loans (if any), the First Delayed Draw Loans (if any) and the Second Delayed Draw Loans (if any).

(b) Subject to the terms and conditions set forth in this Agreement and the Interim DIP Order, effective immediately upon a Lender satisfying in full its commitment to fund Closing Date Loans and without any further action by any party to this Agreement or the other Loan Documents, the Bankruptcy Court or any other Person, such Lender’s pro rata share of a portion of the outstanding principal balance of the Prepetition Tranche D Loans (including only fees capitalized thereon as provided in those certain fee letters dated December 14, 2022 and January 30, 2023 from the Administrative Agent to Starry, Inc. but excluding any prepayment premium or exit fees in connection thereof), together with accrued and unpaid interest thereon, in an aggregate amount equal to $15,000,000 shall be automatically deemed (on a cashless dollar-for-dollar basis) to constitute term loans under this Agreement (“Initial Roll-Up Loans”), which Initial Roll-Up Loans shall be due and payable in accordance with the terms and conditions set forth in this Agreement as if originally funded hereunder as Closing Date Loans. Upon the foregoing Roll-Up, the outstanding principal balance of the Prepetition Tranche D Loans held by such Lender (including all fees capitalized thereon), and the accrued and unpaid interest thereon, shall be automatically and irrevocably deemed reduced by the amount of such Lender’s Initial Roll-Up Loan. Initial Roll-Up Loans repaid or prepaid may not be reborrowed. The Initial Roll-Up Loans shall be treated as part of a single class of Loans with the Closing Date Loans, the Final Roll-Up Loans (if any), the First Delayed Draw Loans (if any) and the Second Delayed Draw Loans (if any).

(c) Subject to the terms and conditions set forth in this Agreement and the Final DIP Order, each Lender severally agrees to make to the Borrowers a First Delayed Draw Loan denominated in U.S. Dollars on one (1) occasion within three (3) Business Days after entry of the Final DIP Order in an aggregate principal amount equal to such Lender’s First Delayed Draw Loan Commitment. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed. The First Delayed Draw Loans shall be treated as part of a single class of Loans with the Closing Date Loans, the Initial Roll-Up Loans, the Final-Roll-Up Loans and the Second Delayed Draw Loans (if any).

(d) Subject to the terms and conditions set forth in this Agreement and the Final DIP Order, effective immediately upon a Lender satisfying in full its commitment to fund First Delayed Draw Loans, and without any further action by any party to this

Agreement or the other Loan Documents, the Bankruptcy Court or any other Person, such Lender’s pro rata share of the remaining outstanding principal balance of the Prepetition Tranche D Loans, together with accrued and unpaid interest thereon, shall be automatically deemed (on a cashless dollar-for-dollar basis) to constitute term loans under this Agreement (“Final Roll-Up Loans”), which Final Roll-Up Loans shall be due and payable in accordance with the terms and conditions set forth in this Agreement as if originally funded hereunder as Closing Date Loans. Upon the foregoing Roll-Up, the remaining outstanding principal balance of the Prepetition Tranche D Loans held by such Lender (including fees capitalized thereon), and the accrued and unpaid interest thereon, shall be automatically and irrevocably deemed reduced by the amount of such Lender’s Final Roll-Up Loan. Final Roll-Up Loans repaid or prepaid may not be reborrowed. The Final Roll-Up Loans shall be treated as part of a single class of Loans with the Closing Date Loans, the Initial Roll-Up Loans, the First Delayed Draw Loans (if any) and the Second Delayed Draw Loans (if any).

(e) Subject to the terms and conditions set forth in this Agreement and the Orders, each Lender severally agrees to make to the Borrowers a Second Delayed Draw Loan denominated in U.S. Dollars on one (1) occasion at any time following the entry of the 363 Sale Order, or if no 363 Sale Order is entered, the Confirmation Order, in an aggregate principal amount up to such Lender’s Second Delayed Draw Loan Commitment. Amounts borrowed under this Section 2.01(e) and repaid or prepaid may not be reborrowed. The Second Delayed Draw Loans shall be treated as part of a single class of Loans with the Closing Date Loans, the Initial Roll-Up Loans, the Final Roll-Up Loans and the First Delayed Draw Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan (other than a Roll-Up Loan) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make a Loan (other than a Roll-Up Loan) required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) The Borrowing of Closing Date Loans will be in an aggregate amount equal to the aggregate Closing Date Loan Commitments, as requested by the Borrower Representative and subject to the terms and conditions set forth herein.

(d) The Borrowing of First Delayed Draw Loans will be in an aggregate equal to the aggregate First Delayed Draw Loan Commitments, as requested by the Borrower Representative and subject to the terms and conditions set forth herein.

(e) The Borrowing of Second Delayed Draw Loans will be in an aggregate amount up to the aggregate Second Delayed Draw Loan Commitments, as requested by the Borrower Representative and subject to the terms and conditions set forth herein.

SECTION 2.03. Requests for Borrowings. The Borrower Representative shall deliver by hand, facsimile or email (with telephonic confirmation) to the Administrative Agent an executed written Borrowing Request for (x) the Closing Date Loans to be made not later than 11:00 a.m., New York City time at least two (2) Business Days (or such short number of days as may be agreed to by the Administrative Agent and each Lender) prior to the Closing Date, (y) the First Delayed Draw Loans not later than 11:00 a.m., New York City time at least five (5) Business Days before the date of the proposed Borrowing of the First Delayed Draw Loans and (z) the Second Delayed Draw Loans not later than 11:00 a.m., New York City time at least five (5) Business Days before the date of the proposed Borrowing of the Second Delayed Draw Loans. Any such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request. Each telephonic and written Borrowing Request shall specify the following information: (1) the date of such Borrowing, which shall be a Business Day; (2) the name of the Borrower to whom funds are to be disbursed; (3) whether such Borrowing is of the Closing Date Loans, First Delayed Draw Loans or Second Delayed Draw Loans; (4) the amount of such Borrowing in accordance with Section 2.02; and (5) the location and number of the account(s) to which funds are to be disbursed.

SECTION 2.04. Funding of Borrowings. Each Lender shall make each Loan (other than a Roll-Up Loan) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrowers by promptly remitting the amounts so received, in like funds, to an account of one or more Borrowers as specified by the Borrower Representative.

SECTION 2.05. Termination and Reduction of Commitments.

(a) The Closing Date Loan Commitments shall automatically terminate immediately after the Borrowing of the Closing Date Loans on the Closing Date. The First Delayed Draw Loan Commitments shall automatically terminate immediately after the Borrowing of the First Delayed Draw Loans or, if earlier, on the Maturity Date. The Second Delayed Draw Loan Commitments shall automatically terminate immediately after the Borrowing of the Second Delayed Draw Loans or, if earlier, on the Maturity Date.

(b) At its option, the Borrower Representative may at any time prior to a Borrowing of Second Delayed Draw Loans terminate or reduce the Second Delayed Draw Loan Commitments. The Borrower Representative shall notify the Administrative Agent in writing of any election to terminate or reduce the Second Delayed Draw Loan Commitments at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Any notice delivered by the Borrower Representative pursuant to this Section 2.05(b) shall be irrevocable; provided that a notice of termination or reduction of the Second Delayed Draw Loan Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering or the receipt of proceeds another transaction, in each case not prohibited by the terms of this Agreement or any other Loan Document, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Second Delayed Draw Loan Commitments shall be permanent. Any reduction of the Second Delayed Draw Loan Commitments shall be made ratably among the Lenders in accordance with their respective Second Delayed Draw Loan Commitments.

SECTION 2.06. Repayment of Loans; Evidence of Debt.

(a) The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender as provided in Section 2.07.

(b) The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers in respect of the Loans, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrowers to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit I. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.07. Conversion into Exit Facility; Repayment on Maturity Date.

(a) In the event of a Restructuring (as defined in the Restructuring Support Agreement), upon the effectiveness of the Plan of Reorganization (the “Plan Effective Date”), but subject to the satisfaction or waiver by the Required Lenders (after consulting with Consulting Lenders to the extent practical) of the conditions set forth in the Exit Facility Credit Agreement (as defined below) and otherwise substantially in accordance with the terms and conditions set forth in the Exit Facility Credit Agreement, and notwithstanding anything to the contrary herein or in any of the other Loan Documents, the Lenders and the Borrowers acknowledge and agree, with the prior written consent of the Required Lenders after consulting with Consulting Lenders to the extent practical, that the Loans and other Obligations hereunder and under the other Loan Documents may be continued, converted or rolled-over on a cashless basis into an exit term facility financing (the “Exit Conversion”). Subject to the satisfaction or waiver by the Required Lenders (after consulting with Consulting Lenders to the extent practical) of the conditions contained in the Exit Facility Credit Agreement, each Lender, severally and not jointly, hereby agrees to continue, convert or roll-over on a cashless basis its Loans (including accrued and unpaid interest and fees thereon) outstanding on the Plan Effective Date as loans and obligations under, and subject entirely and exclusively to the provisions of, the definitive documentation governing the terms of such exit term facility financing, as such documentation is agreed between the Borrowers and the Required Lenders after consulting with the Consulting Lenders; provided that such documentation is substantially consistent with the Exit Facility Term Sheet attached to the Restructuring Support Agreement (the “Exit Facility Credit Agreement”). For the avoidance of doubt, the Roll-Up Exit Fee and the New Money Exit Fee will not be payable in the event of an Exit Conversion.

(b) To the extent not previously repaid or prepaid, or continued, converted or rolled-over on a cashless basis as provided in Section 2.07(a), all Loans shall be due and payable on the Maturity Date.

SECTION 2.08. Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) Upon any Change in Control (unless such Change of Control takes place pursuant to a Plan of Reorganization and the Required Lenders (after consulting with Consulting Lenders to the extent practical) agree to the Exit Conversion), the Borrowers shall repay all Loans in full together with all fees and other obligations of the Borrowers then owed hereunder, and the Commitments shall automatically terminate.

(c) Except to the extent expressly set forth in any Sale Order and agreed to in writing by the Required Lenders and Birch Grove after consulting with Cahill and HHR to the extent practical, in the event and on each occasion that any Net Proceeds are received by or on behalf of a Loan Party or any of its Subsidiaries in respect of any Prepayment Event, the Borrowers shall, on the first (1st) Business Day immediately following the day such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event,” within three (3) Business Days after such Net Proceeds are received), prepay the Loans in an amount equal to such Net Proceeds. Any Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery or facsimile) at least one Business Day (or such shorter period as may be established by the Administrative Agent) prior to the required prepayment date, to decline all or any portion of any prepayment of its Loans pursuant to this paragraph (c), in which case the aggregate amount of the payment that would have been applied to prepay the Loans but was so declined may be retained by the Borrowers.

(d) In the event and on each occasion that, as a result of the receipt of any cash proceeds by the Borrowers or any other Subsidiary in connection with any Disposition of any asset or any other event, the Borrowers or any other Loan Party would be required by the terms of any subordinated indebtedness to repay, prepay, redeem, repurchase or defease, or make an offer to repay, prepay, redeem, repurchase or defease, any subordinated indebtedness, then, prior to the time at which they would be required to make such repayment, prepayment, redemption, repurchase or defeasance or to make such offer, the Borrowers shall (i) prepay Loans in the amount of such required repayment, prepayment, redemption, repurchase or defeasance or (ii) acquire assets in one or more transactions permitted hereby, in each case in an amount that would be needed to eliminate such requirement.

(e) The Borrower Representative shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of the Loans to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of prepayment of the Loans pursuant to paragraphs (a) or (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of the Loans pursuant to Section 2.08(a) shall be in a minimum amount of $500,000 and integral multiples of $100,000 in excess thereof. Each prepayment of the Loans shall be applied ratably to each Lender’s Loans except as provided in Section 2.15(f). Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09. Fees.

(a) The Borrowers shall pay to the Administrative Agent, for the account of the Lenders pro rata based on the principal amount of Commitments held by each such Lender on the Closing Date, a fee (the “Commitment Fee”) in an amount equal to $3,000,000, which fee will be fully earned on the Closing Date and added to the outstanding principal balance of the Closing Date Loans by capitalizing it on the Closing Date.

(b) The Borrowers shall pay to the Administrative Agent, for the account of the Lenders pro rata based on the principal amount of Roll-Up Loans held by each such Lender on the Exit Fee Payment Date (as defined below), a fee (the “Roll-Up Exit Fee”) in cash in an amount equal to five percent (5.00%) of the aggregate original principal amount of all Roll-Up Loans (which original principal amount, for the avoidance of doubt, includes capitalized fees and accrued interest on the Prepetition Tranche D Loans from which such Roll-Up Loans were converted), which fee will be fully earned as of the Closing Date and paid on the earlier to occur of (i) the Maturity Date and (ii) the date of receipt of any payment by the Borrowers resulting in the repayment in full in cash of all Loans (including payments made following acceleration of the Loans or after an Event of Default (including upon the acceleration of claims by operation of law) and payments of the purchase price in connection with any assignment of the Loans made pursuant to Section 2.16 below) (such earlier date, the “Exit Fee Payment Date”).

(c) The Borrowers shall pay to the Administrative Agent, for the account of the Lenders pro rata based on the principal amount of Loans (other than Roll-Up Loans) held by each such Lender on the Exit Fee Payment Date, a fee (the “New Money Exit Fee”) in cash in an amount equal to eight percent (8.00%) of the original principal amount of each Loan (other than a Roll-Up Loan) made hereunder, which fee will be fully earned as of the date such Loan is made and paid on the Exit Fee Payment Date.

SECTION 2.10. Interest.

(a) The Loans shall bear interest at the Applicable Rate.

(b) Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, all Loans and other outstanding obligations hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to 5.00% per annum plus the rate otherwise applicable to Loans as provided in paragraph (a) of this Section.

(c) Accrued interest on each Loan shall be payable in kind in lieu of cash on each Interest Payment Date for such Loan by capitalizing and adding such interest to the outstanding principal amount of such Loan on such Interest Payment Date (or, at the option of the Borrowers, interest may be paid in cash in whole or in part); provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable in cash on demand, (ii) to the extent paid in cash, accrued interest shall be paid ratably across all Loans which share an Interest Payment Date in proportion to the interest due on such Loans on such Interest Payment Date and (iii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable in cash on the date of such repayment or prepayment.

(d) All interest hereunder shall be computed on the basis of a year of 365 or 366 days, as applicable, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.11. [Reserved].

SECTION 2.12. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement made by such Lender; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender or other Recipient, the Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within five (5) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 270 days prior to the date that such Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. [Reserved.].

SECTION 2.14. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States of America is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-3 or Exhibit J-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(E) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify such Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Setoffs; Application of Proceeds.

(a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 5:00 PM, New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments pursuant to Sections 2.12, 2.14 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in U.S. Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and expenses, reimbursements and indemnities then due hereunder, such funds shall be applied towards payment of the amounts then due as set forth in Section 2.15(f) as if such funds constitute proceeds of collection.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, such Lender shall promptly notify the Administrative Agent thereof, and if the Administrative Agent determines that such payment has resulted in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then such Lender shall purchase participations (for cash at face value, which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Person that is an Eligible Assignee (as such term is defined from time to time) pursuant to Section 9.04. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received written notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers shall not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.03, 2.14(e), 2.15(d) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

(f) Except to the extent otherwise provided in the Interim Order, the Final Order, the 363 Sale Order or the Confirmation Order or any other order of the Bankruptcy Court, the Administrative Agent shall apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs, expenses, indemnities and other obligations (other than principal and interest) incurred by the Administrative Agent in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of its agents, advisors (including Lender Advisors) and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment of all costs, expenses, indemnities and other obligations (other than principal and interest) incurred by the Secured Parties and payable or reimbursable by the Loan Parties in connection with this Agreement, any other Loan Document or any of the Secured Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of such costs, expenses indemnities and other obligations (other than principal and interest) incurred by them as of the date of any such distribution);

THIRD, to the payment in full of all remaining Secured Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of such remaining Secured Obligations owed to them on the date of any such distribution);

FOURTH, to the Prepetition Secured Parties for the payment of the Prepetition Secured Obligations in accordance with the Prepetition Credit Agreement until paid in full; and

FIFTH, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement and any other Loan Document. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof. The Loan Parties shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Secured Obligations, including any attorneys’ fees and other expenses incurred by Administrative Agent or any Lender to collect such deficiency. Notwithstanding the foregoing, the proceeds of any collection, sale, foreclosure or realization upon any Collateral of any Loan Party, including any collateral consisting of cash, shall not be applied to any Excluded Swap Obligation of such Loan Party and shall instead be applied to other secured obligations.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.12, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrowers) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.12, (ii) the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (iii) any Lender has become a Defaulting Lender, (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent (provided, that this clause (iv) shall not apply to any Consulting Lender with respect to any proposed amendment, waiver, discharge or termination that under clauses (A), (B), (D) or (H) of Section 9.02(b) requires the consent of such Consulting Lender), or (v) any Lender has failed to consent (and with respect to which the Required Lenders shall have granted their consent) to a proposed waiver of a condition set forth in Article IV in connection with the funding of First Delayed Draw Loans or a Second Delayed Draw Loans, then the Borrowers or (solely with respect to clause (v) above) ArrowMark may, at the Borrowers’ sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or 2.14) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) in the case of the Borrowers requiring such assignment, they shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees (other than, for the avoidance of doubt, the Roll-Up Exit Fee or New Money Exit Fee) and all other amounts payable to it hereunder (with such assignment being deemed to be an optional prepayment for purposes of determining the applicability of such Section) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender) from the assignee (in the case of such principal and accrued interest and fees) or the Borrowers (in the case of all other amounts); provided, that if such assignment is made at the request of ArrowMark with respect to clause (v) above, then ArrowMark or its designee may first fund such Lender’s pro rata share of the First Delayed Draw Loans or Second Delayed Draw Loans, as applicable, and may pay the remaining balance due to such assigning lender within ten (10) Business Days after the funding of such First Delayed Draw Loans or Second Delayed Draw Loans, (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (D) such assignment does not conflict with applicable law and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrowers or ArrowMark to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrowers (except with respect to an assignment made with respect to clause (v) above), the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.17. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, the Commitment and outstanding principal amount of Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof.

SECTION 2.18. Borrower Representative. The Company hereby (i) is designated and appointed by each other Borrower as its representative and agent on its behalf (the “Borrower Representative”) and (ii) accepts such appointment as the Borrower Representative, in each case, for the purposes of delivering Borrowing Requests, delivering certificates including Compliance Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants, but without relieving any other Borrower of its joint and several obligations to pay and perform the Loan Document Obligations) on behalf of any Borrower or the Borrowers under the Loan Documents. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Administrative Agent and the Lenders, on the Closing Date and as of each other date the representations and warranties are required to be or deemed made pursuant to this Agreement, that:

SECTION 3.01. Organization; Powers. Each Chapter 11 Debtor is a debtor in the Chapter 11 Cases. Each of the Loan Parties and their Subsidiaries is (a) duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other organizational power and authority and all material Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and as proposed to be conducted and (c) is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required, except in each case referred to in this clause (c), where the failure to be so, to have such or to do so, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action (including by the Governing Board) and, if required, action of the Equity Interest owners, of each Loan Party. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of each Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; Absence of Conflicts. The Transactions (a) do not require any Governmental Approvals, except (i) such as have been obtained or made and are in full force and effect, (ii) entry by the Bankruptcy Court of the Interim Order and, when applicable, the Final Order, and (iii) filings made to and approvals issued by the FCC in connection with the Chapter 11 Cases, (b) will not violate any applicable law, including any order of any Governmental Authority, in any material respect, except to the extent any such violations, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate the (i) Organizational Documents of a Loan Party or any of its Subsidiaries or (ii) the Interim DIP Order upon entry thereof or, when applicable, the Final DIP Order upon entry thereof, (d) will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture or other agreement or instrument binding upon a Loan Party or any of its Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by a Loan Party or any of its Subsidiaries, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, in each case except to the extent that the foregoing, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and (e) except for Liens created under the Loan Documents, will not result in the creation or imposition of any Lien on any asset of a Loan Party or any of its Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Effect.

(a) The Company has heretofore furnished to the Lenders (i) its unaudited consolidated balance sheet and statements of income, comprehensive income, stockholders’ equity and cash flows as of and for the fiscal quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, each certified by a Financial Officer, (ii) its consolidated pro forma balance sheet as of the Closing Date, adjusted to give effect to the Transactions and (iii) the Initial Budget. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end adjustments and the absence of certain footnotes in the case of the statements referred to in clauses (i) and (ii) above. All books, records and accounts of the Loan Parties and their Subsidiaries are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable laws. The Loan Parties and their Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in all material respects in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP in all material respects applied on a consistent basis and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any material differences.

(b) Except as disclosed in the financial statements referred to above or the notes thereto, after giving effect to the Transactions (in each case, to the extent such transactions have occurred by the applicable date), none of the Loan Parties or any of their Subsidiaries has, as of the Closing Date, any material contingent liabilities, off-balance sheet liabilities or partnerships, unusual long-term commitments or unrealized losses.

(c) Since the date of the Restructuring Support Agreement, there has been no event or condition that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

(d) Except as set forth on Schedule 3.04, from the date of the consolidated balance sheet of the Company referred to in clause (i) of Section 3.04(a) through the Closing Date, each of the Loan Parties and their Subsidiaries has conducted its business only in the ordinary course of business consistent with past practices in all material respects, and during such period none of the Loan Parties and their Subsidiaries has (i) declared or made, or agreed to pay or make, directly or indirectly, any Restricted Payment or (ii) consummated any Material Acquisition or Material Disposition or any other transaction that would be prohibited by Section 6.03, 6.05, 6.07 or 6.09 if the covenants set forth therein were in effect during such period.

SECTION 3.05. Properties.

(a) Each of the Loan Parties and their Subsidiaries has good and marketable title to, or valid leasehold interests in, all its property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Loan Parties and their Subsidiaries owns, or is licensed to use, all Intellectual Property that is used in or necessary for the conduct of its business as currently conducted, and proposed to be conducted, and without conflict with the rights of any other Person, except to the extent any such conflict, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No patents, trademarks, copyrights, licenses, technology, software, domain names or other Intellectual Property used by a Loan Party or any of its Subsidiaries in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any patents, trademarks, copyrights, licenses, technology, software, domain names or other Intellectual Property owned or used by a Loan Party or any of its Subsidiaries is pending or, to the knowledge of a Loan Party or any of its Subsidiaries, threatened against a Loan Party or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, each patent, trademark, copyright, license, technology, software, domain name or other Intellectual Property that, individually or in the aggregate, is material to the business of a Loan Party or any of its Subsidiaries (or to the business of the Company and its Domestic Subsidiaries) is owned by the Company or its Domestic Subsidiaries.

(c) Schedule 3.05 sets forth the address of each real property that constitutes a Mortgaged Property as of the Closing Date and the proper jurisdiction for the filing of Mortgages in respect thereof. As of the Closing Date, none of the Loan Parties and their Subsidiaries (i) has received notice, or has knowledge, of any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any Disposition thereof in lieu of condemnation or (ii) is or could be obligated under any right of first refusal, option or other contractual right to Dispose of any Mortgaged Property or any interest therein.

SECTION 3.06. Litigation and Environmental Matters.

(a) Except for the commencement of the Chapter 11 Cases, there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Loan Parties and their Subsidiaries, threatened against or affecting a Loan Party or any of its Subsidiaries that (i) would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any of the Loan Documents or the Transactions.

(b) Except with respect to any matters that, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Loan

Parties and their Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements.

(a) Each of the Loan Parties and their Subsidiaries is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except to the extent any such non-compliance, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

(b) To the extent applicable, each of the Loan Parties and their Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act. None of the Loan Parties and their Subsidiaries or any Governing Board member, officer, employee, agent, or Affiliate of a Loan Party or any of its Subsidiaries is a Person that is, or is owned 50% or more, individually or in the aggregate, directly or indirectly, or controlled by Persons that are: (i) the subject or target of any Sanctions or (ii) located, organized or resident in a Sanctioned Country. No part of the proceeds of the Loans will be used, directly or indirectly, or otherwise made available (A) for any payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or (B) to any Person for the purpose of financing the activities of any Person currently subject to any United States of America sanctions administered by OFAC.

SECTION 3.08. Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Except as set forth on Schedule 3.09, each of the Loan Parties and their Subsidiaries has timely filed or caused to be timely filed federal and all other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that have become due in excess of $100,000 in the aggregate, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligations and (ii) each Loan Party and each of its Subsidiaries, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP.

SECTION 3.10. ERISA; Labor Matters.

(a) No ERISA Events have occurred or are reasonably expected to occur that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date or dates of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair value of the assets of all such underfunded Plans.

(b) As of the Closing Date, there are no strikes, lockouts or slowdowns against a Loan Party or any of its Subsidiaries pending or, to their knowledge, threatened. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters. All material payments due from the Loan Parties and their Subsidiaries, or for which any claim may be made against a Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Loan Parties and their Subsidiaries. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which a Loan Party or any of its Subsidiaries is bound.

SECTION 3.11. Subsidiaries and Joint Ventures; Ownership; Disqualified Equity Interests.

(a) Schedule 3.11 sets forth, as of the Closing Date, the name and jurisdiction of organization of, and the number of units and percentage of each class, series and/or type of Equity Interests owned by (i) the Company in each of its Subsidiaries and (ii) the Company and each of its Subsidiaries in each joint venture or other Person (other than a Subsidiary) in which the Company or any of its Subsidiaries owns any Equity Interests. The Equity Interests of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and, if constituting capital stock, non-assessable.

(b) There are no outstanding Disqualified Equity Interests of the Company or any of its Subsidiaries.

SECTION 3.12. Insurance. Schedule 3.12 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Closing Date.

SECTION 3.13. [Reserved].

SECTION 3.14. Disclosure. The Loan Parties and their Subsidiaries have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which a Loan Party or any of its Subsidiaries is subject, and all other matters known to the Loan Parties and their Subsidiaries, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No reports, financial statements, certificates or other information furnished by or on behalf of a Loan Party or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forecasts or projected financial information, each of the Borrowers represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished and, if furnished prior to the Closing Date, as of the Closing Date (it being understood that such forecasts and projections may vary from actual results and that such variances may be material).

SECTION 3.15. Collateral Matters.

(a) The Security Documents and the Orders, upon execution and delivery thereof by the parties thereto, are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein), in each case, having the priorities set forth in the Orders and subject only to the Carve-Out and other exceptions set forth in the Orders. Upon entry of the Orders, the Administrative Agent shall have a legal, valid, enforceable, non-avoidable and automatically and fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral, as security for the Secured Obligations, having the priorities set forth in the Orders and subject only to the Carve-Out and other exceptions set forth in the Orders and the Loan Documents.

(b) Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior in right to any other Person, but subject to Liens permitted under Section 6.02.

(c) Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States of America, in each case prior in right to any other Person, but subject to Liens permitted under Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Closing Date).

(d) Notwithstanding anything to the contrary herein, pursuant to the Orders, no filing or other action will be necessary to perfect or protect such Liens and security interests.

(e) Pursuant to and to the extent provided in the Orders, the Secured Obligations of the Loan Parties under this Agreement will constitute allowed superpriority administrative expense claims in the Chapter 11 Cases under section 364(c) of the Bankruptcy Code, having priority over all administrative expense claims and unsecured claims against such Loan Parties now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726, 1113, 1114 or any other provision of the Bankruptcy Code or otherwise on a joint and several basis and all superpriority administrative expense claims granted to any other Person, subject only to the Carve-Out and other exceptions set forth in the Orders, which claims shall have recourse to all of the Loan Parties’ assets to the extent set forth in the Orders.

SECTION 3.16. Federal Reserve Regulations. None of the Loan Parties and their Subsidiaries is engaged or will engage principally or as one of its important activities in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X of the Board of Governors. Not more than 25% of the value of the assets subject to any restrictions on the Disposition of assets under this Agreement, any other Loan Document or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by margin stock.

SECTION 3.17. Material Contracts. Schedule 3.17 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and, as of the Closing Date, all such Material Contracts are in full force and effect and no defaults exist thereunder (other than as described in Schedule 3.17).

SECTION 3.18. Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. The Loan Parties and their Subsidiaries and their respective Governing Board members, officers, employees and agents are in compliance with AML Laws, Anti-Corruption Laws, Anti-Terrorism Laws and all applicable Sanctions in all material respects. The Loan Parties and their Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with AML Laws, Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions. The Transactions will not violate AML Laws, Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.

SECTION 3.19. FCC Licenses and Approvals.

(a) Schedule 3.19 contains a true, correct and complete list of all FCC Licenses held by the Loan Parties and their Subsidiaries and correctly sets forth the termination date, if any, of each such FCC License. The FCC Licenses that are material (“Material FCC Licenses”) are identified on Schedule 3.19 as such. Other than the FCC Licenses set forth on Schedule 3.19, none of the Loan Parties and their Subsidiaries and Affiliates hold any attributable or other interests in licenses, authorizations or permits issued by the FCC as of the Closing Date. No Loan Party or any of its Subsidiaries has any knowledge of the occurrence of any event or the existence of any circumstance which, in the reasonable judgment of such Loan Party or Subsidiary, is likely to lead to the revocation of any FCC License. The Loan Parties and their Subsidiaries each have the right to use all FCC Licenses required for the operation of their respective businesses as presently conducted and are each in compliance with all terms and conditions set forth on the face of the FCC Licenses or that otherwise apply to the FCC Licenses pursuant to FCC Rules. Each such FCC License is in full force and effect and does not, to the knowledge of the Loan Parties and their Subsidiaries, conflict with the valid rights of others.

(b) None of the Loan Parties and their Subsidiaries is a party to or has knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any Governmental Authority or of any other proceedings that could in any manner threaten or adversely affect the validity or continued effectiveness of the FCC Licenses of any Loan Party or give rise to any order of forfeiture. No Loan Party or any of its Subsidiaries has any reason to believe that the FCC Licenses set forth on Schedule 3.19 will not be renewed in the ordinary course following the expiration of their respective current terms. Each Loan Party and its Subsidiaries has filed in a timely manner all material reports, applications, documents, instruments and information required to be filed by it pursuant to applicable rules and regulations or requests of every Governmental Authority having jurisdiction over any of its FCC Licenses.

SECTION 3.20. Budget; Variance Report. The Initial Budget, each Approved Budget and each Updated Budget is based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, in light of the circumstances under which they were made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact, such financial information as it relates to future events are subject to uncertainties and contingencies, many of which are beyond the Borrowers’ control, no assurance can be given that such financial information as it relates to future events will be realized and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein and such differences may be material. A true and complete copy of the Initial Budget, as agreed to with the Required Lenders as of the Closing Date, is attached hereto as Annex A. From and after the delivery of any Variance Report in accordance with this Agreement, such Variance Report when taken as a whole, shall not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading with respect to the results of operations of the Borrowers and their Subsidiaries for the period covered thereby and in the detail to be covered thereby.

SECTION 3.21. Holding Company. The Company has not engaged in any business, and has not owned and does not own any assets other than those as permitted by Section 6.12.

SECTION 3.22. Orders. The Interim DIP Order is in full force and effect and has not been vacated, reversed or rescinded or, without the prior written consent of the Lender Advisors (after consulting with Cahill and HHR to the extent practical), amended or modified and no appeal of such Interim DIP Order has been timely filed or, if timely filed, no stay pending such appeal is currently effective. After entry of the Final DIP Order, the Final DIP Order is in full force and effect and has not been vacated, reversed or rescinded or, without the prior written consent of the Lender Advisors (after consulting with Cahill and HHR to the extent practical), amended or modified and no appeal of such Final DIP Order has been timely filed or, if timely filed, no stay pending such appeal is currently effective.

SECTION 3.23. Bankruptcy Matters.

(a) The Chapter 11 Cases were validly commenced on the Petition Date, and (x) proper notice under the circumstances of the motion seeking approval of the Loan Documents and entry of the Orders was given, and (y) the hearing for the approval of the Interim DIP Order has been held by the Bankruptcy Court.

(b) After the entry of the Orders, the Secured Obligations will constitute a DIP Superpriority Claim (as defined in the Orders) and the liens securing the Secured Obligations shall be senior secured, valid, enforceable, and automatically and properly perfected priming liens on the Collateral, having the priorities set forth in the Orders, subject in all respects to the Carve-Out and other exceptions set forth in the Orders and the Loan Documents.

ARTICLE IV

Conditions

SECTION 4.01. Closing Date. The obligations of the Lenders to make Closing Date Loans shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received from each Loan Party a counterpart of this Agreement and the other Loan Documents to which such Loan Party is a party, signed on behalf of such party.

(b) [Reserved].

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Loan Parties, confirming compliance with the conditions set forth in the first sentence of paragraph (f) of this Section and in paragraphs (a) and (b) of Section 4.02.

(e) The Lenders and the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date (whether incurred on or before the Petition Date), including, to the extent invoiced, payment or reimbursement of all fees and expenses (including reasonable fees, charges and disbursements of Lender’s counsel and the Administrative Agent’s counsel, as set forth in an invoice delivered to the Company at least one (1) Business Day prior to the Closing Date ) required to be paid or reimbursed by any Loan Party under any Loan Document.

(f) The Collateral and Guarantee Requirement shall have been satisfied (subject to the penultimate sentence of this Section 4.01). The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of the Loan Parties, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted under Section 6.02 or have been, or substantially contemporaneously with the initial funding of Loans on the Closing Date will be, released.

(g) [Reserved].

(h) The Lenders shall have received the Initial Budget and the financial statements and certificates referred to in Section 3.04.

(i) Immediately after giving effect to the Transactions, none of the Loan Parties and their Subsidiaries shall have outstanding any Indebtedness, other than Indebtedness permitted pursuant to clause (i), (ii), (vi), (vii), (viii) or (xi) of Section 6.01(a).

(j) [Reserved].

(k) The Bankruptcy Court shall have entered the Interim DIP Order no later than three (3) Business Days after the Petition Date, which Interim DIP Order shall be in full force and effect and shall not have been reversed, vacated or stayed, and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Lender Advisors (after consulting with Cahill and HHR to the extent practical).

The obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived in accordance with Section 9.02) at or prior to 5:00 p.m., New York City time, on the Closing Date (and, in the event such conditions shall not have been so satisfied or waived, the Commitments shall terminate at such time).

Notwithstanding the foregoing, if the Borrowers shall have used commercially reasonable efforts to procure and deliver, but shall nevertheless be unable to deliver, any landlord, warehouseman, agent, bailee and processor acknowledgments required to be obtained by it in order to satisfy the requirements of the Collateral and Guarantee Requirement, such delivery shall not be a condition precedent to the obligations of the Lenders hereunder on the Closing Date, but shall be required to be accomplished as provided in Section 5.14.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(c) All first day motions filed by the Loan Parties on the Petition Date and related orders entered by the Bankruptcy Court in the Chapter 11 Cases (including any motions related to cash management or any critical vendor or supplier motions) shall be in form and substance reasonably satisfactory to the Lender Advisors.

(d) Since the date of the Restructuring Support Agreement, there has been no event or condition that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

(e) The Administrative Agent, for the benefit of the Secured Parties, shall have valid, binding, enforceable, non-avoidable, and automatically and fully and perfected Liens on, and security interests in, the Collateral, in each case, having the priorities set forth in the Orders.

(f) Each Material FCC License held by the Loan Parties and their Subsidiaries shall be in full force and effect.

On the date of any Borrowing, the Borrowers shall be deemed to have represented and warranted that the conditions specified in this Section have been satisfied.

SECTION 4.03. Additional Conditions to First Delayed Draw Loans. In addition to the conditions precedent set forth in Section 4.02, the obligation of each Lender to fund a First Delayed Draw Loan shall be subject to the satisfaction of each of the additional conditions precedent below:

(a) The Administrative Agent shall have received a certificate, dated the date of the proposed Borrowing and signed by a Responsible Officer of the Loan Parties, confirming (x) that the Collateral and Guarantee Requirement has been satisfied and (y) compliance with the conditions set forth in paragraphs (a), (b), (d), (e) and (f) of Section 4.02.

(b) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 with respect to the proposed Borrowing.

(c) The Bankruptcy Court shall have entered the Final DIP Order no later than thirty-five (35) calendar days after the Petition Date, which shall be in full force and effect and shall not have been reversed, vacated or stayed, and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Lender Advisors (after consulting with Cahill and HHR to the extent practical).

(d) The Administrative Agent and the Lenders shall have received the accrued fees and other amounts due and payable on or prior to the First Delayed Draw

Funding Date, including reimbursement or payment of all expenses (including legal fees and expenses) required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Documents.

(e) The minimum active subscriber count on the date of the applicable Borrowing Request is not less than 74,000.

On the date of any Borrowing of First Delayed Draw Loans, the Borrowers shall be deemed to have represented and warranted that the conditions specified in this Section have been satisfied.

SECTION 4.04. Additional Conditions to Second Delayed Draw Loans. In addition to the conditions precedent set forth in Section 4.02, the obligation of each Lender to fund a Second Delayed Draw Loan shall be subject to the satisfaction of each of the additional conditions precedent below:

(a) The Administrative Agent shall have received a certificate, dated the date of the proposed Borrowing and signed by a Responsible Officer of the Loan Parties, confirming (x) that the Collateral and Guarantee Requirement has been satisfied and (y) compliance with the conditions set forth in paragraphs (a), (b), (d), (e) and (f) of Section 4.02.

(b) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 with respect to the proposed Borrowing.

(c) The Administrative Agent and the Lenders shall have received the accrued fees and other amounts due and payable on or prior to the Second Delayed Draw Funding Date, including reimbursement or payment of all expenses (including legal fees and expenses) required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Documents.

(d) The minimum active subscriber count on the date of the applicable Borrowing Request is not less than 74,000.

On the date of any Borrowing of Second Delayed Draw Loans, the Borrowers shall be deemed to have represented and warranted that the conditions specified in this Section have been satisfied.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder shall have been paid in full, each Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrowers shall furnish to the Administrative Agent, on behalf of each Lender:

(a) within 120 days after the end of the fiscal year of the Company ending December 31, 2022, and within 120 days after the end of each fiscal year of the Company thereafter, its consolidated balance sheet and related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all certified by a Financial Officer of the Company as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal year, and accompanied by a narrative report containing management’s discussion and analysis of the financial position and financial performance for such fiscal year in reasonable form and detail;

(b) within 45 days (or, solely with respect to the fiscal quarter ending December 31, 2022, 75 days) after the end of each fiscal quarter of each fiscal year of the Company, commencing with the fiscal quarter ending December 31, 2022, its consolidated balance sheet as of the end of such fiscal quarter, the related consolidated statements of income for such fiscal quarter and the then elapsed portion of the fiscal year and the related statements of cash flows for the then elapsed portion of the fiscal year, in each case setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, and a comparison to the consolidated budget for such fiscal year, all certified by a Financial Officer of the Company as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year, subject to normal adjustments and the absence of certain footnotes, and accompanied by a narrative report containing management’s discussion and analysis of the financial position and financial performance for such fiscal quarter in reasonable form and detail;

(c) within 30 days after the end of each fiscal month of each fiscal quarter of the Company (or 45 days in the case of the third month of a fiscal quarter), its consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, all certified by a Financial Officer of the Company as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the end of and for such fiscal month and such portion of the fiscal year in accordance with GAAP, subject to normal adjustments and the absence of footnotes;

(d) concurrently with each delivery of the Variance Report a completed Compliance Certificate signed by a Financial Officer of each Borrower, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) certifying that all notices required to be provided under Sections 5.03 and 5.04 have been provided;

(e) concurrently with each delivery of financial statements under clause (a) above, a report in form and substance satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Loan Parties and their Subsidiaries and all material insurance coverage planned to be maintained by the Loan Parties and their Subsidiaries for the remainder of such fiscal year;

(f) concurrently with each delivery of financial statements under clause (b) above, a completed Supplemental Perfection Certificate, signed by a Financial Officer of each Loan Party, setting forth the information required pursuant to the Supplemental Perfection Certificate;

(g) not more than 30 days after the end of the fiscal year ending December 31, 2023, a detailed consolidated budget for such fiscal year that has been approved by the Governing Board of the Company (including a projected consolidated balance sheet and related projected statements of income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly after the same become available, any significant revisions to such budget that have been approved by the Governing Board of the Company;

(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by a Loan Party or any of its Subsidiaries with the SEC or with any national securities exchange;

(i) promptly and in any event within ten (10) Business Days after any Material Contract of a Loan Party or any of their Subsidiaries is prematurely terminated or amended in a manner that is materially adverse to a Loan Party or any of its Subsidiaries, as the case may be, a written statement describing such event, with copies of such material amendments, delivered to Administrative Agent, and an explanation of any actions being taken with respect thereto;

(j) prompt written notice of any change in the Company’s Governing Board;

(k) within ten (10) days after receipt thereof, copies of all environmental audits and reports with respect to any environmental matter which has resulted in or is reasonably likely to result in any material Environmental Liabilities of any Loan Party;

(l) within fifteen (15) days of demand by the Administrative Agent at any time following the filing thereof, copies of each federal income tax return filed by or on behalf of any Loan Party;

(m) promptly after any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Loan Parties and their Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; and

(n) promptly (and no later than the next Business Day) with delivery thereof, any written notices delivered, or other written information required to be delivered to the administrative agent or collateral agent or lenders pursuant to the terms of the Prepetition Credit Agreement.

Information required to be delivered pursuant to clause (a) or (b) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. In the event any financial statements delivered under clause (a) or (b) above shall be restated, the Borrowers shall deliver, promptly after such restated financial statements become available, revised Compliance Certificates with respect to the periods covered thereby that give effect to such restatement, signed by a Financial Officer of each of the Borrowers.

SECTION 5.02. Notices of Material Events. The Borrowers shall furnish to the Administrative Agent and each of the Consulting Lenders written notice of the following promptly and in any event within five (5) Business Days of:

(a) the occurrence of, or receipt by a Loan Party or any of its Subsidiaries of any written notice claiming the occurrence of, any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting a Loan Party or any of its Subsidiaries, or any adverse determination in any such pending action, suit or proceeding not previously disclosed in writing by a Loan Party or any of its Subsidiaries to the Administrative Agent and the Lenders, that in each case would reasonably be expected to result in a Material Adverse Effect or, if successful, invalidate any Loan Document;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of a Loan Party or any of its Subsidiaries in an aggregate amount of $200,000 or more;

(d) the occurrence of any Prepayment Event of the type described in clause (a) or (b) of the definition of such term or any other casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking or expropriation of any material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding;

(e) receipt of notice of (i) any forfeiture, non-renewal, cancellation, termination, revocation, suspension, impairment or material modification of any Material FCC License held by a Loan Party or any of its Subsidiaries, or any notice of default or forfeiture with respect to any such Material FCC License, or (ii) any refusal by any Governmental Authority to renew or extend any such Material FCC License (provided that for the avoidance of doubt, any delay in renewal or extension resulting from a shut-down of the federal government shall not constitute a “refusal”);

(f) any Borrower obtaining knowledge of (i) any Lien in respect of Taxes having been filed against any assets of the Loan Parties and their Subsidiaries, (ii) any tax audit involving any Loan Party or any of its Subsidiaries, or any of its businesses or operations, or (iii) any determination (whether preliminary, final or otherwise) of the IRS or any other Governmental Authority in respect of any tax audit of any Loan Party or any of its Subsidiaries, or any of its businesses or operations, and the Borrowers shall provide such additional information with respect to such matter as the Administrative Agent or any Lender may request;

(g) (i) any license of Material Intellectual Property owned by the Loan Parties or any of their Subsidiaries to any Affiliate, other than non-exclusive licenses in the ordinary course of business and (ii) any default or breach asserted by any Person to have occurred under, or any termination of, any license of Material Intellectual Property; and

(h) any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of each of the Borrowers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Additional Subsidiaries. If any Subsidiary of a Loan Party is formed or acquired after the Closing Date (including as set forth in Section 6.03(c) or (d)), the Borrowers shall, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interests of or Indebtedness of such Subsidiary owned by any Loan Party. At the election of the

Administrative Agent, any such Domestic Subsidiary (other than a Foreign Holdco) shall be joined as a Borrower hereunder pursuant to a joinder in the form of Exhibit K.

SECTION 5.04. Information Regarding Collateral; Deposit and Securities Accounts.

(a) The Borrowers shall furnish to the Administrative Agent and the Consulting Lenders prompt written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger, consolidation or amalgamation), (iii) the location of the chief executive office of any Loan Party or (iv) the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party. The Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b) The Borrowers shall furnish to the Administrative Agent and the Consulting Lenders prompt written notice of (i) the acquisition by any Loan Party of, or any real property otherwise becoming, a Mortgaged Property after the Closing Date and (ii) the acquisition by any Loan Party of any other material asset with an individual value exceeding $25,000 after the Closing Date, other than any assets constituting Collateral under the Security Documents in which the Administrative Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Security Document) upon the acquisition thereof.

(c) The Borrowers shall cause all cash owned by a Loan Party or any of its Subsidiaries at any time, other than (i) cash in an aggregate amount not greater than $500,000 at any time held in payroll and other local operating accounts and (ii) cash held by a Loan Party or any of its Subsidiaries in payroll accounts or in trust for any employee benefit plan maintained by a Loan Party or any of its Subsidiaries, to be held in deposit accounts maintained in the name of one or more Loan Parties.

(d) The Borrowers shall, in each case as promptly as practicable, notify the Administrative Agent and the Consulting Lenders of the existence of any deposit account or securities account maintained by a Loan Party in respect of which a Control Agreement is required to be in effect pursuant to clause (f) of the definition of the term “Collateral and Guarantee Requirement” but is not then in effect.

SECTION 5.05. Existence; Conduct of Business.

(a) Each of the Loan Parties and their Subsidiaries shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.05.

(b) Each of the Loan Parties and their Subsidiaries shall take all actions reasonably necessary to protect all patents, trademarks, copyrights, licenses, technology, software, domain names and other Intellectual Property necessary to the conduct of its business as currently conducted, and proposed to be conducted, including (i) protecting the secrecy and confidentiality of the confidential information and trade secrets of such Loan Party or Subsidiary by having and enforcing a policy requiring all employees and consultants to execute confidentiality and invention assignment agreements, (ii) taking all actions reasonably necessary to ensure that none of the trade secrets of the Loan Parties and their Subsidiaries shall fall or has fallen into the public domain and (iii) protecting the secrecy and confidentiality of the source code of all computer software programs and applications owned or licensed by the Loan Parties and their Subsidiaries by having and enforcing a policy requiring any licensees of such source code (including any licensees under any source code escrow agreement) to enter into license agreements with appropriate use and nondisclosure restrictions, except in each case referred to in this Section 5.05(b) where the failure to take any such action, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Payment of Obligations. Each of the Loan Parties and their Subsidiaries shall pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (ii) such Loan Party or Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) (i) in the case of Tax liabilities, such unpaid Tax liabilities are not in excess of $250,000 or (ii) in the case of all other obligations, the failure to make payment would not, individually and in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07. Maintenance of Properties. The Loan Parties and their Subsidiaries shall keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.08. Insurance. The Loan Parties and their Subsidiaries shall maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, including business interruption insurance reasonably satisfactory to the Administrative Agent. Each such policy of liability or casualty insurance maintained by or on behalf of the Loan Parties shall (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and (c) provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy. With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under applicable law, including Regulation H of the Board of Governors.

SECTION 5.09. Books and Records; Inspection and Audit Rights. Each of the Loan Parties and their Subsidiaries shall keep proper books of record and account in which full, true and correct entries in accordance with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities. While any Loan remains outstanding and unpaid (in whole or in part), each of the Loan Parties and their Subsidiaries shall permit the Administrative Agent or any Lender, and any agent designated by any of the foregoing, upon reasonable prior notice and during normal business hours, (a) to visit and inspect its properties, (b) to examine and make extracts from its books and records (provided that, unless an Event of Default has occurred and is continuing, such extracts shall be limited to books and records pertaining to Collateral or to financial information) and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities), prospects and financial condition with its officers, all at such reasonable times and as often as reasonably requested. Upon request, each Borrower agrees to promptly arrange discussions between the Administrative Agent and the Borrowers’ and their Subsidiaries’ independent accountants (and the Borrowers and their Subsidiaries shall have the right to participate in such discussions) and hereby authorizes such accountants to disclose to the Administrative Agent any and all financial statements and other supporting financial data, including matters relating to the annual audit and copies of any management letter with respect to its business, financial condition and other affairs. All such visits and inspections shall be at the expense of the Loan Parties (provided that such visit and inspection expenses are reasonable and unless an Event of Default has occurred and is continuing, the number of reimbursed visits by any Lender shall not exceed one per year). The Administrative Agent (by any of its officers, employees, or agents) shall have the right, upon reasonable prior notice and during normal business hours, at the expense of the Loan Parties, to conduct field examinations and otherwise verify the amount, quantity, value, and condition of, or any other matter relating to, any of the Collateral and in connection with such a review, audit and make extracts from all records and files related to any of the Collateral.

SECTION 5.10. Compliance with Laws; Maintenance of FCC Licenses. Each of the Loan Parties and their Subsidiaries shall comply in all material respects with all laws, including all orders of any Governmental Authority, applicable to it or its property, except where the failure to so comply would not reasonably be expected to result, individually and in the aggregate, in a Material Adverse Effect. The Loan Parties and their Subsidiaries will maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, and agents with AML Laws, Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions. Borrowers shall obtain and maintain, and cause their respective Subsidiaries to obtain and maintain in full force and effect, all Governmental Approvals necessary to own, acquire or dispose of their respective properties, to conduct their respective businesses or to comply with construction, operating and reporting requirements of the FCC, except where the failure to so maintain would not reasonably be expected to result, individually and in the aggregate, in a Material Adverse Effect. Except as expressly provided in Section 6.05, the Loan Parties shall maintain, and cause their respective Subsidiaries to maintain in full force and effect, all Material FCC Licenses.

SECTION 5.11. Use of Proceeds.

(a) The proceeds of the Closing Date Loans, Roll-Up Loans, First Delayed Draw Loans and Second Delayed Draw Loans shall be used solely (i) to roll-up the Prepetition Tranche D Loans held by the Lenders in accordance herewith, (ii) to make adequate protection payments (if any) as required by the Loan Documents and/or the Orders, (iii) to pay fees, commissions and expenses in connection with the transactions contemplated by this Agreement, (iv) to pay the administrative costs of the Chapter 11 Cases and claims or amounts approved by the Bankruptcy Court for payment, including without limitation amounts paid pursuant to the First Day Orders and payment of professional fees (including the funding of the Carve-Out Reserve), and (v) to finance working capital and for general corporate purposes of the Borrowers, in each case, in accordance with and subject to the Loan Documents and the Orders (including the Approved Budget, subject to Permitted Variances); provided, however, that Tax Reserve Proceeds may not be used for any purpose other than to pay state sales and use taxes owed by the Borrowers.

(b) The Borrowers shall not request any Borrowing, and the Borrowers shall not use, and shall procure that its Subsidiaries and its and their respective Governing Board members, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Borrowing or lend, contribute or otherwise make available such proceeds to any other Person in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws. The Borrowers will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any other Loan Party, any Subsidiary of a Loan Party, or any joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as Administrative Agent, Lender, underwriter, advisor, investor, or otherwise).

SECTION 5.12. Further Assurances. Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request in writing, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties. The Loan Parties shall provide to the Administrative Agent, from time to time upon written request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.13. [Reserved].

SECTION 5.14. Post-Closing Obligations. As promptly as practicable, and in any event within 60 days after the Closing Date (or such longer period permitted by the Administrative Agent in its discretion), each Loan Party will deliver all landlord, warehouseman, agent, bailee and processor acknowledgments (including with respect to the Specified Bailees) that would have been required to be delivered on the Closing Date but for the penultimate sentence of Section 4.01, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

SECTION 5.15. Additional Chapter 11 Covenants.

(a) Debtor-In-Possession Obligations. Comply in a timely manner with their obligations and responsibilities as debtors-in-possession under the Bankruptcy Code, the Orders, and any other order of the Bankruptcy Court.

(b) Material Developments. Promptly provide the Administrative Agent, the Lenders and the Lender Advisors with updates of any material developments in connection with the Loan Parties’ efforts under the Chapter 11 Cases.

(c) Pleadings; Materials. The Loan Parties shall deliver to the Lender Advisors, Cahill and HHR (i) as soon as practicable prior to the filing with the Bankruptcy Court or delivering to any Official Committee, or to the U.S. Trustee, as the case may be, (A) drafts of the Interim DIP Order, Final DIP Order, and all other proposed orders and pleadings (1) implementing and achieving the Restructuring (as defined in the Restructuring Support Agreement) or (2) related to the Restructuring Support Agreement, this Agreement or the Exit Conversion and (B) any other material pleading or filing (but excluding retention applications, fee applications and other declarations in support thereof or related thereto) and (ii) promptly (subject to any confidentiality obligations therein), copies of all (A) formal process or offering or marketing materials provided generally to participants in the Sale Process (which shall not be required to include individual Q&A responses to diligence requests, unless requested by the Lender Advisors, Cahill or HHR), (B) written proposals, term sheets, commitment letters, and any other similar materials received in connection with the Sale Process, as applicable, and (C) all bidding materials on a redacted basis, including, but not limited to, marketing materials, including all binding bids received in connection with the Sale Process; provided, that the Loan Parties shall not be required to share confidential information relating to the Sale Process with the Lender Advisors, Cahill or HHR at any time that the Administrative Agent is not a Consultation Party (as defined in the Bidding Procedures). The Borrowers shall promptly communicate any material developments with respect to the Sale Process to the Lender Advisors, Cahill and HHR.

(d) Updated Budget. Not later than 5:00 p.m. New York City time on each Friday following the Petition Date (the “Updated Budget Deadline”), the Loan Parties shall deliver to the Administrative Agent, the Lenders and the Lender Advisors a supplement to the Initial Budget or most-recently delivered Updated Budget (each such supplement, an “Updated Budget”), covering the 13-week period that commences with Friday of the calendar week immediately preceding such Updated Budget Deadline, consistent with the form and level of detail set forth in the Initial Budget and including a forecasted unrestricted cash balance as well as a line-item report setting forth the estimated fees and expenses to be incurred by each professional advisor on a weekly basis; provided, that the Updated Budget shall be, in each case, subject to the approval of the Required Lenders (which approval may be provided by the Lender Advisors and will be deemed to be given unless an objection by the Required Lenders or any of the Lender Advisors has been delivered to the Borrower by no later than 5:00 p.m. New York City time on the Wednesday following the applicable Updated Budget Deadline for such Updated Budget (which objection may be provided via email)). Upon (and subject to) the approval, or deemed approval, of any such Updated Budget by the Required Lenders in their reasonable discretion (which may be provided by the Lender Advisors), such Updated Budget shall constitute the “Approved Budget”; provided, that in the event such Updated Budget is not so approved (or deemed approved) by the Required Lenders, the prior Approved Budget shall remain in effect.

(e) Variance Reporting. Not later than 5:00 p.m. New York City time every Friday (commencing with Friday of the week immediately following the week in which the Petition Date occurs) (each such Friday, a “Variance Report Deadline”), the Loan Parties shall deliver to the Administrative Agent, the Lenders and the Lender Advisors a variance report (each, a “Variance Report”), in form and substance satisfactory to the Administrative Agent, showing:

(i) the difference between (x) total budgeted operating receipts as set forth in the Approved Budget, minus (y) total actual operating receipts, divided by (B) total budgeted operating receipts as set forth in the Approved Budget (the “Receipts Variance”);

(ii) the difference between (x) total actual operating disbursements, minus (y) total budgeted operating disbursements as set forth in the Approved Budget, divided by (B) total budgeted operating disbursements as set forth in the Approved Budget (the “Disbursements Variance”); and

(iii) the difference between (x) Weekly Fee Estimates (as defined in the Orders), minus (y) total budgeted professional fees and expenses as set forth in the Approved Budget, divided by (B) total budgeted professional fees and expenses as set forth in the Approved Budget (the “Professional Fee Variance”),

in each case, for the Applicable Period, together with a reasonably detailed explanation of such Receipts Variance, Disbursements Variance and Professional Fee Variance.

(f) Management Conference Calls. The Borrowers shall participate in a teleconference with the Lenders and the Lender Advisors (the “Management Conference Call”) to take place at least once per calendar week (at such time as is reasonably satisfactory to the Required Lenders with at least two (2) Business Days’ notice to the Borrowers), which Management Conference Call shall (i) require participation by at least one senior member of the Borrowers’ management team and such professional advisors to the Borrowers as the Required Lenders and Lender Advisors elect and (ii) include discussion of the Variance Report, the Chapter 11 Cases, the financial and operational performance of the Company and its Subsidiaries, and such other matters as may be requested by the Lenders. Any Management Conference Call may be postponed or waived with the prior written consent of the Required Lenders and Birch Grove.

(g) Key Performance Indicators. Concurrently with the delivery of each Variance Report, the Borrowers shall deliver to Administrative Agent, a report in form acceptable to Administrative Agent setting forth in reasonable detail the current subscriber count, including gross additions and churn, gross revenue per user and other key performance indicators of the business.

SECTION 5.16. Inspections; Exams. The Administrative Agent and the Lenders (by any of their respective officers, employees, or agents) shall have the right upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as they may reasonably request, at the expense of the Loan Parties, to (a) discuss each Borrower’s business, financial condition, results of operations and business prospects with such Borrower’s (i) principal officers and (ii) independent accountants and other professionals providing services to such Borrower, and (b) have reasonable access to final reports and presentations relating to such Borrower’s business plan or operations other than any such final reports prepared for such Borrower’s Governing Board which such Borrower reasonably believes contain material subject to the attorney work-product doctrine, the attorney-client privilege, and all other applicable privileges, with respect to which the Administrative Agent and the Lenders shall have reasonable access to non-privileged versions of such final reports. Each Borrower will deliver to the Administrative Agent and the Lenders upon request any instrument necessary to authorize an independent accountant or other professional to have discussions of the type outlined above with any of them or for any of them to obtain records from any service provider maintaining records on behalf of such Borrower.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder shall have been paid in full, each of the Borrowers covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities.

(a) None of the Loan Parties or any of their Subsidiaries will create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) Indebtedness existing on the Closing Date and set forth in Schedule 6.01 and Refinancing Indebtedness in respect thereof;

(iii) Indebtedness of any Loan Party or any of its Subsidiaries owed to any Loan Party or any of its Subsidiaries; provided that (A) such Indebtedness shall not have been transferred to any Person other than a Loan Party or any of its Subsidiaries, (B) any such Indebtedness owing by any Loan Party shall be unsecured and subordinated in right of payment to the Loan Document Obligations pursuant to the Global Intercompany Note, (C) any such Indebtedness owing by any Subsidiary that is not a Loan Party to any Loan Party shall be incurred in compliance with Section 6.04, and (D) any such Indebtedness owing by Subsidiaries that are not Loan Parties to the Loan Parties shall not exceed $25,000 or the U.S. Dollar equivalent thereof in the aggregate at any time outstanding;

(iv) Guarantees incurred in compliance with Section 6.04;

(v) Indebtedness of the Borrowers or any of their Subsidiaries (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets (including reasonable fees and expenses relating thereto) or (B) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $5,500,000 (inclusive of the Indebtedness set forth on Schedule 6.01) at any time outstanding;

(vi) to the extent not subject to the Roll-Up, Indebtedness of the Loan Parties incurred under the Prepetition Credit Agreement and the related guarantees thereof, including any adequate protection claims and superpriority claims under the Orders;

(vii) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds; provided that such Indebtedness shall be repaid in full within five (5) Business Days of the incurrence thereof;

(viii) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of a Loan Party or any of its Subsidiaries in the ordinary course of business supporting obligations under (A) workers’ compensation, unemployment insurance and other social security laws and (B) bids, trade contracts, leases (including, without limitation, real estate leases), statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature;

(ix) Indebtedness in respect of Hedging Agreements permitted under Section 6.07;

(x) Indebtedness incurred by the Company in an Investment permitted under Section 6.04(n) constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments, provided that any such outstanding Indebtedness shall also be considered an Investment and must be permitted under Section 6.04(n);

(xi) Indebtedness incurred in connection with the purchase of Equity Interests from employees who have ceased their employment with the Borrowers or any of their Subsidiaries so long as such Indebtedness has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents by documentation that is in form and substance satisfactory to the Administrative Agent and all interest accrued thereunder shall be payable in kind;

(xii) [reserved];

(xiii) Indebtedness of a Loan Party under employee business credit card programs in an aggregate amount not exceeding $200,000 at any time outstanding; and

(xiv) other unsecured Indebtedness in an aggregate principal amount not exceeding $25,000 at any time outstanding.

(b) None of the Loan Parties and their Subsidiaries will issue or permit to exist any Disqualified Equity Interests.

SECTION 6.02. Liens.

(a) Except for the Carve-Out, none of the Loan Parties and their Subsidiaries shall create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any asset of a Loan Party or any of its Subsidiaries existing on the Closing Date and set forth on Schedule 6.02; provided that (A) such Lien shall not apply to any other asset of a Loan Party or any of its Subsidiaries and (B) such Lien shall secure only those obligations that it secures on the Closing Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(a)(ii) as Refinancing Indebtedness in respect thereof;

(iv) Liens securing the Prepetition Secured Obligations, including any adequate protection liens under the Orders;

(v) Liens on fixed or capital assets acquired, constructed or improved by the Loan Parties or any of their Subsidiaries; provided that (A) such Liens secure only Indebtedness permitted by Section 6.01(a)(v) and obligations relating thereto not constituting Indebtedness and (B) such Liens shall not apply to any other asset of a Loan Party or any of its Subsidiaries (other than the proceeds and products thereof); provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person; and

(vi) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof.

SECTION 6.03. Fundamental Changes; Business Activities.

(a) None of the Loan Parties and their Subsidiaries will merge into, consolidate or amalgamate with any other Person or enter into a plan of arrangement or scheme of arrangement or corporate reconstruction with any other Person, or permit any other Person to merge into it or consolidate or amalgamate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any other Loan Party may merge into the Company in a transaction in which the Company is the surviving entity, (ii) any other Loan Party may merge into a Borrower (other than the Company) in a transaction in which such Borrower is the surviving entity, (iii) any Person (other than a Borrower) may merge, consolidate or amalgamate with any Subsidiary of a Loan Party (other than a Subsidiary that is a Borrower) in a transaction in which the surviving entity is a Subsidiary of a Loan Party (and, if any party to such merger, consolidation or amalgamation is a Guarantor, only if the surviving entity is a Guarantor), (iv) any Subsidiary of a Loan Party (other than a Subsidiary that is a Borrower) may merge into, consolidate or amalgamate with any Person (other than a Loan Party) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary of a Loan Party, (v) any Subsidiary of a Loan Party (other than a Subsidiary that is a Borrower) may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and will not adversely affect the Lenders, so long as contemporaneously with the liquidation or dissolution thereof, the Administrative Agent and the parent of such Subsidiary shall enter into such Security Documents or amendments thereto as reasonably required by the Administrative Agent to maintain the Lien (and perfection thereof) in favor of the Administrative Agent in respect of the assets of such Subsidiary, including any Equity Interests of any Subsidiary thereof; provided that any such merger, consolidation or amalgamation involving a Person that is not a wholly-owned Subsidiary immediately prior thereto shall not be permitted unless it is also permitted under Section 6.04 and (vi) any Loan Party (or any Subsidiary) may enter into or effect any such transaction if such transaction is conditioned upon, prior to or simultaneously with the closing of such transaction, the Loans (including all accrued and unpaid interest thereon) being repaid in full and all other outstanding Loan Document Obligations being paid in full, and prior to or simultaneously with the closing of such transaction, the Loans (including all accrued and unpaid interest thereon) are repaid in full and all other outstanding Loan Document Obligations are paid in full.

(b) None of the Loan Parties and their Subsidiaries shall engage in any business other than businesses of the type conducted by the Loan Parties and their Subsidiaries on the Closing Date.

(c) Notwithstanding anything herein to the contrary, each of (x) Starry Spectrum Holdings LLC, Starry Spectrum LLC and Widmo Holdings LLC and (y) any

Subsidiary of a Loan Party formed or acquired after the Closing Date for the purpose of owning FCC Licenses (the Loan Parties and/or Subsidiaries in clause (x) and (y), collectively, the “FCC License Parties”) (i) shall not engage in any business or activity other than (a) the ownership of FCC Licenses and activities incidental thereto (including, without limitation, the acquisition of additional FCC Licenses) or (b) the leasing of spectrum authorized under the FCC Licenses pursuant to Spectrum Manager Lease agreements (but not including De Facto Transfer Lease agreements) to their respective Affiliates or third parties in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course on commercially reasonable terms and (ii) will not own or acquire any assets (other than cash, Cash Equivalents or existing or additional FCC Licenses), incur any liabilities (other than Indebtedness permitted to be incurred by it under Section 6.01(a)(i), (iii) or (iv), leasing permitted pursuant to clause (i)(b) of this Section 6.03(c), liabilities imposed by applicable law, including liabilities in respect of Taxes, and other liabilities incidental to its existence and permitted business and activities) or create, incur, assume or permit to exist any Lien on any asset other than Permitted Encumbrances. No Loan Party or any Subsidiary thereof (other than the FCC License Parties) shall own any FCC Licenses; provided, that, any Subsidiary of a Loan Party that is acquired after the Closing Date, owns FCC Licenses and does not meet the requirements of an FCC License Party, shall use commercially reasonable efforts to transfer all FCC Licenses owned by it to an FCC License Party within 60 days (excluding any days during which the FCC is not open for the conduct of regular business due to funding or budgetary issues affecting the government of the United States of America generally) after the date of its acquisition; and provided further that if any such Subsidiary is unable to transfer any such FCC License within the required time period due to the FCC not approving such transfer or otherwise, such Subsidiary shall within 60 days thereafter meet the requirements of an FCC License Party set forth in this Section 6.03(c).

(d) For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. None of the Loan Parties and their Subsidiaries shall purchase, hold, acquire (including pursuant to any merger, consolidation or amalgamation with any Person that was not a wholly-owned Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other Person, except:

(a) cash and Cash Equivalents;

(b) Investments existing on the Closing Date in Subsidiaries, and other Investments existing on the Closing Date and set forth on Schedule 6.04 (but not any additions thereto (including any capital contributions) made after the Closing Date);

(c) Investments by the Loan Parties and their Subsidiaries in Equity Interests of their Subsidiaries; provided that (i) such Subsidiaries are Subsidiaries of the Loan Parties prior to such investments, (ii) any such Equity Interests held by a Loan Party shall be pledged in accordance with the requirements of the definition of the term “Collateral and Guarantee Requirement,” and (iii) the aggregate amount of such investments by the Loan Parties in, and loans and advances by the Loan Parties to, and Guarantees by the Loan Parties of Indebtedness and other obligations of, Subsidiaries that are not Loan Parties (excluding all such investments, loans, advances and Guarantees existing on the Closing Date and permitted by clause (b)(iii) above) shall not exceed $25,000 at any time outstanding;

(d) loans or advances made by a Loan Party or any of its Subsidiaries to any Subsidiary of a Loan Party; provided that (i) the Indebtedness resulting therefrom is permitted by Section 6.01(a)(iii) and (ii) the amount of such loans and advances made by the Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c) above;

(e) Guarantees by a Loan Party or any of its Subsidiaries of Indebtedness or other obligations of another Loan Party or any of its Subsidiaries; provided that (i) a Subsidiary that is not a Borrower or that otherwise has not Guaranteed the Secured Obligations pursuant to the Collateral Agreement shall not Guarantee any Indebtedness or other obligations of any Loan Party and (ii) the aggregate amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c) above;

(f) (i) acquisitions by a Loan Party of any assets of another Loan Party or any of its Subsidiaries and (ii) acquisitions by a Subsidiary that is not a Loan Party of any assets of another Subsidiary that is not a Loan Party;

(g) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h) Investments made as a result of the receipt of non-cash consideration from a Disposition of any asset in compliance with Section 6.05;

(i) Investments by a Loan Party or any of its Subsidiaries that result solely from the receipt by such Loan Party or Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(j) Investments in the form of Hedging Agreements permitted under Section 6.07;

(k) payroll, travel and similar advances to Governing Board members and employees of a Loan Party or any of its Subsidiaries to cover matters that are expected at the time of such advances to be treated as expenses of such Loan Party or Subsidiary for accounting purposes and that are made in the ordinary course of business;

(l) loans or advances to Governing Board members and employees of a Loan Party or any of its Subsidiaries made in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $5,000;

(m) [reserved]; and

(n) other Investments and other acquisitions; provided that, at the time each such Investment or acquisition is purchased, made or otherwise acquired, (A) no Default shall have occurred and be continuing or would result therefrom and (B) the aggregate amount of all Investments made in reliance on this clause (n) outstanding at any time, together with the aggregate amount of all consideration paid in connection with all other acquisitions (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment and, to the extent stated as a liability on the balance sheet of the acquiring Person in accordance with GAAP, earn-out or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) made in reliance on this clause (n), shall not exceed $25,000 in the aggregate at any time.

Notwithstanding anything herein to the contrary, none of the Loan Parties nor their Subsidiaries shall purchase, hold, acquire (including pursuant to any merger, consolidation or amalgamation with any Person that was not a wholly-owned Subsidiary prior thereto), form, make or otherwise permit to exist any Investment in (i) any Foreign Subsidiary on or after the Closing Date (other than as existed prior to the Closing Date) or (ii) any assets in any jurisdiction outside of the United States of America (other than any such assets held prior to the Closing Date).

SECTION 6.05. Asset Sales. None of the Loan Parties and their Subsidiaries shall Dispose of, or license, any asset, including any Equity Interest owned by it, nor shall any Subsidiary thereof issue any additional Equity Interest in such Subsidiary (other than to a Loan Party in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law), except while no Event of Default has occurred and is continuing, a Loan Party or any of its Subsidiaries may make:

(a) Dispositions of inventory or used, obsolete, worn out or surplus equipment in the ordinary course of business or of cash and Cash Equivalents;

(b) Dispositions to a Loan Party;

(c) Dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;

(d) Dispositions of assets subject to any Casualty Event (including Dispositions in lieu of condemnation);

(e) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(f) Dispositions in the ordinary course of business by Widmo Holdings LLC of immaterial microwave or E-band licenses from time to time (but, for the avoidance of doubt, no Dispositions of any FCC Licenses for Upper Microwave Flexible Use Service in the 24 GHz or 25GHz spectrum bands, or for experimental radio service in the 37 GHz spectrum bands will be permitted);

(g) non-exclusive licenses of Intellectual Property that does not constitute Material Intellectual Property; and

(h) Dispositions of assets that are not permitted by any other clause of this Section; provided that (i) the aggregate fair value of all assets Disposed of in reliance on this clause shall not exceed $20,000 during any fiscal year of the Company and (ii) all Dispositions made in reliance on this clause shall be made for fair value and solely for cash consideration.

Notwithstanding the foregoing, (i) no Disposition or license of Material Intellectual Property, other than non-exclusive licenses in the ordinary course of business, shall be permitted and (ii) other than Dispositions to the Loan Parties in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable requirements of law, no such Disposition of any Equity Interests of any Subsidiary of a Loan Party shall be permitted unless (x) such Equity Interests constitute all the Equity Interests of such Subsidiary held by the Loan Parties and their Subsidiaries and (y) immediately after giving effect to such transaction, the Loan Parties and their Subsidiaries shall otherwise be in compliance with Section 6.04.

In addition, any Loan Party (or any Subsidiary) may enter into any agreement to effect a Disposition if such Disposition is conditioned upon, prior to or simultaneously with the closing of such Disposition, the Loans (including all accrued and unpaid interest thereon) being repaid in full and all other outstanding Loan Document Obligations being paid in full, and prior to or simultaneously with the closing of such Disposition, the Loans (including all accrued and unpaid interest thereon) are repaid in full and all other outstanding Loan Document Obligations are paid in full.

SECTION 6.06. Sale/Leaseback Transactions. None of the Loan Parties and their Subsidiaries shall enter into any Sale/Leaseback Transaction.

SECTION 6.07. Hedging Agreements. None of the Loan Parties and their Subsidiaries shall enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which a Loan Party or any of its Subsidiaries has actual exposure (other than in respect of Equity Interests or Indebtedness of a Loan Party or any of its Subsidiaries) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of a Loan Party or any of its Subsidiaries.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness.

(a) None of the Loan Parties and their Subsidiaries shall declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation

(contingent or otherwise) to do so, except that (i) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests permitted hereunder, (ii) any wholly-owned Subsidiary of a Loan Party may declare and pay dividends or make distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Loan Parties and their Subsidiaries); provided that dividends paid by the other Borrowers to the Company may only be paid at such times and in such amounts as shall be necessary to permit the Company (A) to make Restricted Payments permitted to be made by it under this paragraph, (B) to make any Investment or acquisition permitted to be made by it under Section 6.04 or (C) to discharge its other permitted liabilities as and when due, (iii) [reserved], (iv) [reserved], (v) [reserved], and (vi) the Company and any Subsidiary thereof may make Restricted Payments to pay Indebtedness permitted under Section 6.01(a)(x), provided that, at the time each such Restricted Payment is made, no Default shall have occurred and be continuing or would result therefrom.

(b) None of the Loan Parties and their Subsidiaries will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of any Indebtedness, except:

(i) payments of or in respect of Indebtedness created under the Loan Documents;

(ii) refinancings of Indebtedness permitted under Section 6.01 with the proceeds of other Indebtedness permitted under Section 6.01; and

(iii) payments of or in respect of Indebtedness made solely with Equity Interests of the Company (other than Disqualified Equity Interests).

SECTION 6.09. Transactions with Affiliates. None of the Loan Parties and their Subsidiaries shall sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions, on the whole, not less favorable to the Loan Parties and their Subsidiaries than those that would prevail in arm’s-length transactions with unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted under Section 6.08, (d) issuances by the Company of Equity Interests (other than Disqualified Equity Interests), and receipt by the Company of capital contributions, (e) compensation and indemnification of, and other customary and reasonable employment arrangements with, Governing Board members, officers and employees of a Loan Party or any of its Subsidiaries entered in the ordinary course of business and that have been approved by the Governing Board of the Company, (f) loans and advances permitted under clauses (k) and (l) of Section 6.04, (g) [reserved], and (h) transactions existing as of the Closing Date and set forth on Schedule 6.09.

SECTION 6.10. Restrictive Agreements. None of the Loan Parties and their Subsidiaries shall, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Loan Parties and their Subsidiaries to create, incur or permit to exist any Lien upon any of its assets to secure any Secured Obligations or (b) the ability of any Subsidiary of a Loan Party to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to a Loan Party or any of its Subsidiaries or to Guarantee Indebtedness of a Loan Party or any of its Subsidiaries; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document or (B) restrictions and conditions existing on the Closing Date identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by clause (v) or (vi) of Section 6.01(a) if such restrictions or conditions apply only to the assets securing such Indebtedness or (B) customary provisions in leases and other agreements restricting the assignment thereof and (iii) clause (b) of the foregoing shall not apply to (A) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of a Loan Party, or a business unit, division, product line or line of business, that are applicable solely pending such sale, provided that such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line or line of business, that is to be sold and such sale is permitted hereunder and (B) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary of a Loan Party in existence at the time such Subsidiary became a Subsidiary of a Loan Party and otherwise permitted by clause (vi) of Section 6.01(a) (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Subsidiary. No Borrower shall, or shall permit any other Loan Party or any Subsidiary of a Loan Party to, enter into any contract or agreement which would violate the terms hereof or of any other Loan Document. Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Loan Parties under Sections 5.03, 5.04 or 5.12 or under the Security Documents.

SECTION 6.11. Amendment of Material Documents. None of the Loan Parties and their Subsidiaries shall amend, modify or waive any of its rights under (i) any agreement or instrument governing or evidencing any Material Indebtedness or (ii) its Organizational Documents, to the extent such amendment, modification or waiver would reasonably be expected to be adverse to the Lenders.

SECTION 6.12. Holding Company. The Company will not conduct, transact or otherwise engage in any business or operations or own any assets; provided that the following shall in any event be permitted:

(a) owning the Equity Interests in Starry, Inc., a Delaware corporation;

(b) entering into, and performing its obligations with respect to, the Loan Documents;

(c) consummating the Transactions;

(d) holding directors’ and stockholders’ meetings, preparing corporate and similar records and other activities (including the ability to incur fees, costs and expenses relating to such maintenance) required in the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance;

(e) preparing reports to, and preparing and making notices to and filings with, Governmental Authorities and to its holders of Equity Interests;

(f) participating in tax, accounting and other administrative matters as a member of the consolidated group of the Company and its Subsidiaries, including compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, employees, managers, partners, consultants and independent contractors;

(g) executing guaranties of payment or performance of obligations of Borrowers or, to the extent permitted under Section 6.01, any other Loan Party;

(h) providing indemnification to officers and directors;

(i) receiving and holding cash and Cash Equivalents;

(j) maintaining deposit accounts in connection with the conduct of its business;

(k) complying with applicable law;

(l) purchasing and maintaining insurance;

(m) engaging in litigation or any other legal proceedings, including the Chapter 11 Cases; and

(n) performing activities incidental to the foregoing.

SECTION 6.13. Fiscal Year and Accounting Methods. The Loan Parties shall not, and will not permit any other Subsidiary to, change its fiscal year to end on a date other than December 31. The Loan Parties will not and will not permit any of their Subsidiaries to modify or change its method of accounting (other than as may be required to conform to GAAP).

SECTION 6.14. Milestones. The Loan Parties will not and will not permit any of its Subsidiaries to, directly or indirectly, fail to comply with any of the milestones set forth on Schedule 6.14 hereto (the “Milestones”) except with the prior written consent of the Administrative Agent in consultation with Consulting Lenders.

SECTION 6.15. Chapter 11 Cases. The Loan Parties will not and will not permit any of their Subsidiaries to:

(a) except for the Carve-Out, incur, create, assume, suffer to exist or permit, or file any motion seeking, any other superpriority claim which is pari passu with, or senior to, the Secured Obligations (except as may be set forth in the Orders or the Loan Documents);

(b) except for the Carve-Out, incur, create, assume, suffer to exist or permit or file any motion seeking, any lien which is pari passu with the liens granted hereunder, (except as may be set forth in the Orders or the Loan Documents);

(c) make or permit to be made any amendment, modification, supplement or change to the Orders, as applicable (other than technical modifications to correct grammatical, ministerial or typographical errors), without the prior written consent of the Required Lenders after consulting with Cahill and HHR to the extent practical;

(d) make payments under any management incentive plan or on account of claims or expenses arising under section 503(c) of the Bankruptcy Code, except for any incentive and retention plans that existed as of the Petition Date;

(e) commence any adversary proceeding, contested matter or other action (or otherwise support any party) asserting any claims or defenses or otherwise against (or asserting any surcharge under section 506(c) of the Bankruptcy Code or otherwise against) the Administrative Agent, any Lender, any other Secured Party and any Prepetition Secured Parties, in connection with, arising out of or related to the Loan Documents, the transactions contemplated hereby or thereby, the Prepetition Loan Documents, the other documents or agreements executed or delivered in connection therewith or the transactions contemplated thereby;

(f) seek, consent to, or permit to exist, without the prior written consent of the Administrative Agent and the Required Lenders after consulting with Cahill and HHR to the extent practical, any order granting authority to take any action that is prohibited by the terms of this Agreement, the other Loan Documents or the Orders or refrain from taking any action that is required to be taken by the terms of the any Loan Document or the Orders; or

(g) file any motion or application with the Bankruptcy Court with regard to actions taken outside the ordinary course of business of the Loan Parties without consulting with the Lenders and providing the Lenders two (2) Business Days’ (or as soon thereafter as is practicable) prior written notice and the opportunity to review and comment on each such motion.

SECTION 6.16. Permitted Variances. Commencing with the third Variance Report, the Loan Parties shall not permit the Receipts Variance, the Disbursements Variance or the Professional Fee Variance with respect to any Applicable Period to exceed the Permitted Variance.

SECTION 6.17. Minimum Subscriber Count. The Loan Parties will not and will not permit any of its Subsidiaries to, directly or indirectly, fail at any time to maintain a minimum active subscriber count of 74,000.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation, warranty or statement made or deemed made by or on behalf of a Loan Party or any of its Subsidiaries in any Loan Document or in any report, certificate, financial statement or other information provided pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been incorrect in any material respect when made or deemed made;

(d) a Loan Party or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in clause (a), (b), (c), (d), (f), (g), (i), (k) or (l) of Section 5.01 or in Section 5.02, 5.03, 5.05 (with respect to the existence of the Borrowers), 5.08, 5.11, 5.14, 5.15, 5.16, or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) any Responsible Officer of a Loan Party becoming aware of such failure and (ii) the Borrowers’ receipt of notice thereof from the Administrative Agent;

(f) so long as not subject to the automatic stay as a result of the commencement of the Chapter 11 Cases, any event or condition occurs that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to terminate such Material Indebtedness or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01;

(g) so long as not subject to the automatic stay as a result of the commencement of the Chapter 11 Cases, one or more judgments for injunctive relief shall be rendered against a Loan Party or any of its Subsidiaries or any combination thereof that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(h) one or more ERISA Events shall have occurred that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(i) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority set forth in the Orders, except as a result of (i) a sale or transfer of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) the release thereof as provided in the applicable Security Document or Section 9.14;

(j) any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as a result of the release thereof as provided in the applicable Loan Document or Section 9.14;

(k) (i) any Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than 15 days; or (ii) any other cessation of a substantial part of the business of a Loan Party or any of their Subsidiaries for a period which materially and adversely affects a Loan Party or any of their Subsidiaries;

(l) any Loan Party or Affiliate of any Loan Party shall contest in any manner, or assist any Person party thereto to contest in any manner, the validity or enforceability of this Agreement or deny that it has any further liability or obligation under this Agreement, or the Loan Document Obligations for any reason shall not have the priority contemplated by this Agreement;

(m) (i) any FCC License owned or held by a Loan Party or any of its Subsidiaries or any other FCC License required for the lawful ownership, lease, control, use, operation, management or maintenance of any asset used in the business of a Loan Party or any of its Subsidiaries shall be cancelled, terminated, rescinded, revoked, suspended, impaired, otherwise finally denied renewal, or otherwise modified in any material adverse respect, or shall be renewed on terms that materially and adversely affect the economic or commercial value or usefulness thereof, in any case the result of which would have a Material Adverse Effect; (ii) any such FCC License shall no longer be in full force and effect; (iii) the grant of any such FCC License shall have been stayed, vacated or reversed, or modified in any material adverse respect, by judicial or administrative proceedings; or any administrative law judge of the FCC shall have issued a final, non-appealable decision in any non-comparative license renewal, license revocation or any comparative (multiple applicant) proceeding to the effect that any such FCC License should be revoked or not be renewed; or (iv) any other proceeding shall have been instituted by or shall have been commenced before any court, the FCC or any other regulatory body that more likely than not will result in such cancellation, termination, rescission, revocation, impairment or suspension of any such FCC License or result in such modification of any such FCC License; or

(n) any of the following shall have occurred in the Chapter 11 Cases:

(i) the Interim DIP Order (A) at any time ceases to be in full force and effect or (B) shall be vacated, reversed, stayed, amended, supplemented or modified without the prior written consent of the Required Lenders;

(ii) the Final DIP Order (A) at any time ceases to be in full force and effect or (B) shall be vacated, reversed, stayed, amended, supplemented or modified without the prior written consent of the Required Lenders;

(iii) except with the prior written consent of the Required Lenders, the entry of an order in any of Chapter 11 Cases (A) staying, reversing, amending, supplementing, vacating or otherwise modifying any of the Loan Documents, the Interim DIP Order or the Final DIP Order, or (B) impairing or modifying any of the Liens, rights, remedies, privileges, benefits or protections granted under the Loan Documents or under the Orders to the Secured Parties or the Prepetition Secured Parties;

(iv) the failure of any of the Chapter 11 Debtors to comply with any of the terms or conditions of the Restructuring Support Agreement, Interim DIP Order or the Final DIP Order;

(v) the filing by any Loan Party (or supporting another party in the filing of) a motion seeking entry of an order approving any key employee incentive plan, employee retention plan, or comparable plan, in each case without the prior written consent of the Required Lenders, other than the Loan Parties’ incentive and retention plans that exist as of the Petition Date;

(vi) the dismissal of any of the Chapter 11 Cases or conversion of any of the Chapter 11 Cases to a Chapter 7 case;

(vii) the appointment or election of a Chapter 11 trustee, a responsible officer or an examiner (other than a fee examiner) under section 1104 of the Bankruptcy Code with enlarged powers (beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business of any Debtor in the Chapter 11 Cases;

(viii) the entry of an order in any of the Chapter 11 Cases authorizing the Chapter 11 Debtors (A) to obtain additional financing under section 364(c) or (d) of the Bankruptcy Code that does not provide for the repayment in full in cash of all Loan Document Obligations under this Agreement (without the prior written consent of the Required Lenders), or (B) to grant any Lien, other than

Liens expressly permitted under this Agreement and the Orders, upon or affecting any Collateral;

(ix) (A) the consensual use of prepetition cash collateral is terminated or modified, or (B) the entry of an order in any of the Chapter 11 Cases terminating or modifying the use of cash collateral other than as provided in this Agreement and the Orders, in each case, without the prior written consent of the Required Lenders;

(x) except for the Carve-Out, and except as expressly permitted hereunder, the entry of an Order in any of the Chapter 11 Cases granting any claim against any Chapter 11 Debtor entitled to superpriority administrative expense status in any of the Chapter 11 Cases pursuant to section 364(c)(2) of the Bankruptcy Code that is pari passu with or senior to the claims of the Administrative Agent and the Lenders or the Adequate Protection Claims granted to the Prepetition Secured Parties (without the prior written consent of the Required Lenders or the requisite Prepetition Secured Parties with respect to the obligations owed to each of them);

(xi) except for the Carve-Out, and except as expressly permitted hereunder, the entry of an order in any of the Chapter 11 Cases granting any Lien in Collateral that is pari passu with or senior to any Lien granted to the Administrative Agent or the Lenders, or any Adequate Protection Lien granted to the Prepetition Secured Parties (without the prior written consent of the Required Lenders or the requisite the Prepetition Secured Parties with respect to the obligations owed to each of them);

(xii) except as provided in the Orders, the making of any adequate protection payment or the granting of any adequate protection (including, without limitation, the granting of any Liens on the Collateral, superpriority claims, the right to receive cash payments or otherwise), without the prior written consent of the Required Lenders and the requisite Prepetition Secured Parties;

(xiii) the Chapter 11 Debtors’ “exclusive period” under Section 1121 of the Bankruptcy Code for the filing and/or solicitation of a chapter 11 plan is terminated or modified (other than to extend such period) for any reason;

(xiv) the payment of, or any Chapter 11 Debtors file a motion or application seeking authority to pay, any Prepetition Secured Obligations or other prepetition claim other than (A) as provided in any of the First Day Orders, (B) to the extent such payment is expressly permitted pursuant to this Agreement and the Approved Budget, or (C) with the prior written consent of the Required Lenders;

(xv) the entry of an order in any of the Chapter 11 Cases granting relief from or otherwise modifying any stay of proceeding (including the automatic stay) to allow a third party to execute upon or enforce a Lien against any assets of the Chapter 11 Debtors that have an aggregate value in excess of $500,000, or with respect to any Lien of or the granting of any Lien on any assets of the Chapter 11 Debtors to any state or local environmental or regulatory agency or authority having priority over the Liens in favor of the Secured Parties, without the prior written consent of the Required Lenders;

(xvi) (A) any Chapter 11 Debtor shall (1) challenge or contest the validity or enforceability of the Orders, the Restructuring Support Agreement or any Loan Document or deny that it has further liability thereunder, (2) challenge or contest the nature, extent, amount, enforceability, validity, priority or perfection of the Loan Document Obligations, Liens securing the Loan Document Obligations, the DIP Superpriority Claims, Loan Documents, Adequate Protection Liens, Adequate Protection Claims, the Prepetition Secured Obligations, the Liens securing the Prepetition Secured Obligations or the Prepetition Loan Documents, (3) assert any claim, defense or cause of action that seeks to avoid, recharacterize, subordinate (whether equitable subordination or otherwise), disgorge, disallow, impair or offset all or any portion of the Loan Document Obligations, Liens securing the Loan Document Obligations, the DIP Superpriority Claims, Loan Documents, Adequate Protection Liens, Adequate Protection Claims, the Prepetition Secured Obligations, the Liens securing the Prepetition Secured Obligations, the Prepetition Loan Documents, or (4) investigate, join or file any motion, application or other pleading in support of, or publicly support any other Person that has asserted any of the claims, challenges or other requested relief contemplated in clauses (xvi)(A)(1) - (3) above, or fails to timely contest such claims, challenges or other requested relief in good faith (provided, that providing diligence or other information in response to requests from any Committee or responding to any investigation conducted by an Official Committee or other party with respect to the nature, extent, amount, enforceability, validity, priority or perfection of the Prepetition Secured Obligations, the Liens securing the Prepetition Secured Obligations and the Prepetition Loan Documents, subject in each case to the Orders, shall not, in and of itself, constitute an Event of Default hereunder); or (B) the entry of a judgment or order in any of the Chapter 11 Cases sustaining any of the claims, challenges, causes of action or other relief contemplated in clauses (xvi)(A)(1) - (3) above;

(xvii) the entry of an order in any of the Chapter 11 Cases (A) avoiding, disallowing, offsetting, recharacterizing, subordinating, disgorging or requiring repayment of any payments made to the Secured Parties on account of the Secured Obligations owing under the Orders, this Agreement, the other Loan Documents, or (B) reversing, recharacterizing or otherwise modifying all or any portion of the Roll-Up Loans previously deemed advanced and approved by the Bankruptcy Court without the prior written consent of the Required Lenders;

(xviii) the entry of any order in any of the Chapter 11 Cases (A) charging any of the Collateral with respect to the Secured Parties, whether under Section 506(c) of the Bankruptcy Code or otherwise or (B) charging any of the Prepetition Collateral with respect to the Prepetition Secured Parties, whether under Section 506(c) of the Bankruptcy Code or otherwise;

(xix) the (A) filing by any Chapter 11 Debtor of (1) any chapter 11 plan other than the Plan of Reorganization, or any disclosure statement attendant to a chapter 11 plan other the Plan of Reorganization, or (2) any direct or indirect amendment, or other document or instrument related to, the Plan of Reorganization (or any disclosure statement attendant thereto) that is materially inconsistent with the Plan of Reorganization or the Restructuring Support Agreement to which the Required Lenders do not consent in writing, (B) the entry of an order approving a disclosure statement attendant to a chapter 11 plan other than the Plan of Reorganization, or (C) the entry of an order confirming a plan other than the Plan of Reorganization; or

(xx) since the Closing Date, the occurrence of a Material Adverse Effect.

then, subject to the Orders, in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent may, and, at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the ability of the Chapter 11 Debtors to use cash collateral to be terminated, reduced or restricted and (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of the Borrowers. Subject to the Orders, in the case of the occurrence of an Event of Default, the Administrative Agent and each Lender will have all other rights and remedies available to it or them at law and equity, whether under this Agreement, the Loan Documents, the Orders, the Bankruptcy Code, applicable non-bankruptcy law, or otherwise.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents, and authorizes the Administrative Agent to execute, deliver and administer the Loan Documents and to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s behalf. Neither the Borrowers nor any other Loan Party shall have rights as a third-party beneficiary of any such provisions. The use of the term “agent” or any similar or equivalent term in connection with the appointment of the Administrative Agent hereunder is not intended to imply any fiduciary or other duties arising under legal principles governing agency relationships, and such appointment and all rights and duties of the Administrative Agent hereunder shall be ministerial in nature.

SECTION 8.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with a Loan Party or any of its Subsidiaries or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Loan Party of its Subsidiaries or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity and (d) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the preceding clause (d), the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who, subject to the applicable Rules of Professional Conduct, may be counsel for the Borrowers, provided, that no attorney-client relationship shall exist or be created among such counsel for the Borrowers, on the one hand, and the Administrative Agent, on the other hand, by any such consultation), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.04. Delegation of Duties. The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.05. Resignation of Agent.

(a) Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders and the Borrower Representative. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution.

(b) Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring

Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrowers and such successor.

(c) Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower Representative, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender.

(d) Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.06. Non-Reliance on the Agent and Other Lenders.

(a) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date. The signature page of each Lender to this Agreement shall be on file with the Administrative Agent with a copy thereof provided to the Borrowers.

SECTION 8.07. Right to Realize on Collateral.

(a) Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement the obligations under which constitute Secured Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedging Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(b) The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(a)(v). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any

Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.09, 2.10, 2.12, 2.14 and 9.03) allowed in such judicial proceeding; and

(B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(C) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

(d) The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrowers’ rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrowers or any other Loan Party shall have any rights as a third party beneficiary of any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic communication, as follows:

(i) if to the Borrowers, to them c/o Starry Group Holdings, Inc., 38 Chauncy Street, 2nd Floor, Boston, MA 02111, Attention: General Counsel, with copies (which shall not constitute notice) to: Latham & Watkins LLP, 1271 6th Avenue, New York, NY 10020, Attention: Stephanie Teicher, Telephone: 212-906-1242, E-mail: Stephanie.Teicher@lw.com, Latham & Watkins LLP, 355 South Grand Avenue, Suite 100, Los Angeles, CA 90071, Attention Ted Dillman, Telephone: 213-891-8603, E-mail: Ted.Dillman@lw.com;

(ii) if to the Administrative Agent, to ArrowMark Agency Services LLC, 100 Fillmore St., Denver, CO 80206, Attention: Katie Jones, Telephone: 303-398-2959, Email: agencynotices@arrowmarkpartners.com, with a copy (which shall not constitute notice) to: Sheppard Mullin Richter & Hampton LLP, 30 Rockefeller Plaza, New York, NY 10112, Attention: Bijal N. Vira, Esq., Telephone: 212-653-8174, E-mail: BVira@sheppardmullin.com;

(iii) if to any Lender, to it at its notice address (or fax number) set forth on its signature page hereto or, if not there, then in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures set forth in this Agreement or at the electronic email addresses listed in Section 9.01(a) above; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent or the Borrowers may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c) Each of the Administrative Agent and the Borrowers may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address or fax number for notices and other communications hereunder by notice to the Administrative Agent and the Borrowers.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement in writing entered into by the Borrowers (or, with the consent of the Administrative Agent, the Borrower Representative on behalf of itself and the other Borrowers, in which case the other Borrowers hereby agree to be bound by any such agreement), the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto (provided that the Borrower Representative may enter into any such agreement on behalf of the other Borrowers, in which case the other Borrowers hereby agree to be bound by any such agreement), in each case with the consent of the Required Lenders (provided that the signature page of each Lender to any such agreement shall be on file with the Administrative Agent with a copy thereof provided to the Borrowers) (provided that regardless of whether consent of such Lender is required, the Administrative Agent shall notify each Lender of each such waiver, amendment or modification in writing in advance of such waiver, amendment or modification going into effect); provided that no such agreement shall:

(A) increase the Commitment of any Lender, or postpone or extend beyond the Maturity Date the scheduled date of expiration of any First Delayed Draw Loan Commitment or Second Delayed Draw Loan Commitment of any Lender, in each case, without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or of any Default, mandatory prepayment or mandatory reduction of any Commitment shall not constitute an increase of any Commitment of any Lender);

(B) reduce the principal amount of any Loan or reduce the rate of interest thereon or reduce any fees (including any prepayment fees) payable, without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the default rate or change the amount of the default rate specified in Section 2.10(b);

(C) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Loan under Section 2.07, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment affected thereby (it being understood that the waiver of any Default or any mandatory prepayment shall not constitute a postponement, waiver or excuse of any payment of principal, interest, fees or other amounts) without the written consent of each Lender; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the default rate or change the amount of the default rate specified in Section 2.10(b);

(D) change (x) Section 2.15(b) or 2.15(c) of this Agreement in a manner that would alter the pro rata sharing of payments required thereby or (y) Section 2.15(f) of this Agreement, in each case, without the written consent of each Lender;

(E) change any of the provisions of this Section 9.02 or the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, in each case, without the written consent of each Lender;

(F) release all or substantially all of the value of the Guarantees provided by the Guarantors (including, in each case, by limiting liability in respect thereof) created under the Guarantee and Collateral Agreement without the written consent of each Lender (except as expressly provided in Section 9.14 or the Guarantee and Collateral Agreement (including any such release by the Administrative Agent in connection with any Disposition of any Subsidiary upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations guaranteed under the Guarantee and Collateral Agreement shall not be deemed to be a release or limitation of any Guarantee);

(G) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any Disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents);

(H) contractually subordinate any of the Secured Obligations in right of payment to any other Indebtedness, or contractually subordinate any of the Liens on Collateral securing the Secured Obligations (in right of security) to any Lien on such Collateral securing any other Indebtedness, in each case, without the prior written consent of each directly and adversely affected Lender;

(I) (i) change or waive any condition precedent in Section 4.03 and/or Section 4.04 to any Borrowing of any Delayed Draw Loans, or (ii) after a Borrowing Request to fund any Delayed Draw Loans has been received by the Administrative Agent and before any Delayed Draw Loans have been funded, waive any Default or Event of Default, in each case, without the written consent of the Required Lenders (but subject to clause (K)(ii) below);

(J) amend or modify (x) the definition of “Birch Grove,” “Cahill,” “Collateral,” “Collateral and Guarantee Requirement,” “Consulting Lenders,” “Disqualified Institution,” “DQ List,” (y) the DQ List or any Security Document or (z) this clause (J) or clause (K) below, in each case, without the prior written consent of Birch Grove;

(K) until the Birch Grove Special Rights Termination Date (i) amend or modify any of Section 5.01, 5.02(a), 5.03, 5.05(a), 5.09, 5.15, 5.16, 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.08, 6.09, 6.11, 6.12, 6.17 or 7.01 (including, in each case to the extent used therein, the definitions of capitalized terms defined in other provisions of this Agreement or the other Loan Documents), (ii) waive a Default or Event of Default arising from non-compliance with any of the foregoing provisions unless the same has been Rectified, or (iii) amend, modify, supplement or waive any rights granted to Birch Grove or Cahill under any provision of this Agreement which refers to “Birch Grove” or “Cahill” specifically by name, in each case, without the prior written consent of Birch Grove;

(L) amend or modify (i) the definition of “Cloverlay”, “Consulting Lenders” or “HHR”, (ii) this clause (L) or (iii) amend, modify, supplement or waive any rights granted to Cloverlay or HHR under any provision of this Agreement which refers to “Cloverlay” or “HHR” specifically by name, in each case, without the prior written consent of Cloverlay; or

(M) remove, amend, modify or waive any consultation rights of any Consulting Lender without the prior written consent of such Consulting Lender;

provided, further, that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent without the prior written consent of the Administrative Agent.

Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B) or (C) above and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (y) in the case of any amendment, waiver or other modification referred to in the first proviso of this Section 9.02(b), any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.

(c) Notwithstanding any other provision of this Section to the contrary, any provision of this Agreement or any other Loan Document may be amended, without the consent of any Lender (except as expressly set forth in such Sections), in the manner provided in Section 9.14, and each Lender hereby expressly authorizes and directs the Administrative Agent to enter into any amendment or other modification of this Agreement or other Loan Documents contemplated by any such Section.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Lenders (including the reasonable fees, charges and disbursements of one counsel to the Administrative Agent and the Lenders taken as a whole, any special or regulatory counsel and one local counsel for the Administrative Agent and the Lenders taken as a whole in each relevant jurisdiction that is material to the interests of the Administrative Agent and the Lenders, and solely in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel one additional counsel in each relevant jurisdiction to each group of similarly situated affected parties) in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents, the Prepetition Loan Documents, any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), or the Restructuring Support Agreement, (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iii) all out-of-pocket expenses incurred by the Administrative Agent in connection with appraisal fees and costs, consultant fees and costs and financial advisory fees and costs (including, without limitation, the fees and costs of the Lender Advisors).

(b) The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the fees, charges and disbursements of one counsel to all Indemnitees taken as a whole, one counsel of all Indemnities constituting Birch Grove and any Related Party thereof, one counsel of all Indemnities constituting Cloverlay and any Related Party thereof, any special or regulatory counsel and one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by a Loan Party or any of its Subsidiaries, or any other Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) result from a claim not involving an act or omission of a Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the arranger or the Administrative Agent in their capacities as such). This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrowers fail to indefeasibly pay any amount required to be paid by them under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such subagent) in connection with such capacity. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments, in each case, at the time (or most recently outstanding and in effect).

(d) To the fullest extent permitted by applicable law, the Borrowers shall not assert, or permit any of their Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) none of the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void ab initio) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Loan to a Lender.

(i) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consents; provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent (i) all documentation and other information reasonably determined by the Administrative

Agent to be required by applicable regulatory authorities required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and (ii) an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws; and

(E) no assignment may be made to any Person who is not a party to the Restructuring Support Agreement or who does not, concurrently with the closing of such assignment, become a party to the Restructuring Support Agreement.

(ii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the Closing Date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.14 and 9.03 and subject to the obligations of Section 9.12). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iii) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior written notice; provided that, for the avoidance of doubt, a Lender may only inspect the Register with respect to the Loans held by such Lender.

(iv) Upon receipt by the Administrative Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), any “know your customer” information requested by the Administrative Agent and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and

Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(c) (i) Any Lender may, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) sell participations to one or more Eligible Assignees that are a party to the Restructuring Support Agreement or that, concurrently with the closing of such participation, becomes a party to the Restructuring Support Agreement (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and, subject to the confidentiality requirements herein, the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating

Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.15 and 2.16 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.12 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Loans or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment or Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) No assignment shall be made to the Loan Parties or any of their Affiliates or Subsidiaries.

(f) Disqualified Institutions. (i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower Representative has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified

Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date as a result of delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”, such assignee shall not retroactively be considered a Disqualified Institution. Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution without the Borrower Representative’s prior written consent in violation of clause (i) above, the Borrowers may upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate the Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and the other Loan Documents; provided that (i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.04(b) and (ii) such assignment does not conflict with applicable laws.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation (a “Debtor Relief Plan”) pursuant to the Bankruptcy Code of the United States of America, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect (“Debtor Relief Laws”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Disqualified Institution does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14, 2.15(e), 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. The provisions of Section 9.12 shall survive and remain in full force and effect with respect to the Administrative Agent and each Lender until eighteen (18) months following the date that the Administrative Agent or such Lender, respectively, is no longer party to this Agreement.

SECTION 9.06. Signatures; Integration; Effectiveness. This Agreement may be executed and delivered by facsimile, portable document format (.pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign), and in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of any separate agreements that do not by the terms thereof terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). In the event of any conflict or inconsistency between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided further that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict or inconsistency with this Agreement. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of all the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Affiliate thereof is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender, or by such an Affiliate, to or for the credit or the account of the Borrowers against any of and all the obligations then due of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations of the Borrowers are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and each Affiliate thereof under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Affiliate may have. Each Lender agrees to notify the Borrower Representative and the Administrative Agent promptly after any such setoff and application; provided that the failure to give notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York and (to the extent applicable) Chapter 11 of the Bankruptcy Code.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the Borrowers hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c) Each of the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY

OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Loan Parties or any of their Subsidiaries and its obligations (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)), (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein; (h) with the consent of the Borrower Representative or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Borrowers. For purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or any of their Subsidiaries or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on the Administrative Agent, such parties may disclose Information as provided in this Section 9.12.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Release of Liens and Guarantees.

(a) A Guarantor (other than a Borrower) shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Guarantor shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary of a Loan Party; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to the Loan Parties or any of their Subsidiaries) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released.

(b) In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.15. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with such Act.

SECTION 9.16. No Fiduciary Relationship. Each of the Borrowers, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Lenders and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Administrative Agent, the Lenders or their Affiliates has any obligation to disclose any of such interests to the Borrowers or any of their Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative

Agent, the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17. Non-Public Information. Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrowers and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

SECTION 9.18. Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in U.S. Dollars into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction U.S. Dollars could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than U.S. Dollars, be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase U.S. Dollars with the Judgment Currency; if the amount of U.S. Dollars so purchased is less than the sum originally due to the Applicable Creditor in U.S. Dollars, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency. The obligations of the parties contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.19. Excluded Swap Obligations.

(a) Notwithstanding any provision of this Agreement or any other Loan Document, no Guarantee by any Guarantor under any Loan Document shall include a Guarantee of any Secured Obligation that, as to such Guarantor, is an Excluded Swap Obligation, and no Collateral provided by any Guarantor shall secure any Secured Obligation that, as to such Guarantor, is an Excluded Swap Obligation. In the event that any payment is made pursuant to any Guarantee by, or any amount is realized from Collateral of, any Guarantor as to which any Secured Obligations are Excluded Swap Obligations, such payment or amount shall be applied to pay the Secured Obligations of such Loan Party as otherwise provided herein and in the other Loan Documents without giving effect to such Excluded Swap Obligations, and each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Secured

Obligations or any specified portion of the Secured Obligations that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.

(b) Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to enable each other Loan Party to honor all of its obligations under the Loan Documents in respect of Swap Obligations (subject to the limitations on its Guarantee under the Collateral Agreement). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until its Guarantee under the Collateral Agreement is released. Each Qualified ECP Guarantor intends that this Section shall constitute a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(c) The following terms shall for purposes of this Section have the meanings set forth below:

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § et seq.), as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, the Guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 or that otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder at the time such Swap Obligation is incurred (including as a result of the agreement in this Section or any other Guarantee or other support agreement in respect of the obligations of such Guarantor by another Person that constitutes an “eligible contract participant”).

SECTION 9.20. Publicity. The Administrative Agent and ArrowMark may, with the Company’s prior written consent, make appropriate announcements of the financial arrangement entered into among the Loan Parties, Administrative Agent and Lenders, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Administrative Agent or ArrowMark shall deem appropriate and which have been approved by the Company. The Administrative Agent and ArrowMark may, with the Company’s prior written consent, include any Loan Party’s name and logo in select transaction profiles and client testimonials prepared by Administrative Agent or ArrowMark for use in publications, company brochures and other marketing materials of Administrative Agent or ArrowMark.

SECTION 9.21. Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Loan Document Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Loan Document Obligations (including any obligations arising under this Section 9.21), it being the intention of the parties hereto that all the Loan Document Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Loan Document Obligations as and when due or to perform any of the Loan Document Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Loan Document Obligation until such time as all of the Loan Document Obligations are paid in full.

(d) The obligations of each Borrower under the provisions of this Section 9.21 constitute the absolute and unconditional, full recourse obligations of such Borrower enforceable against such Borrower to the full extent of such Borrower’s Collateral, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 9.21(d)) or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans, notice of the occurrence of any Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Loan Document Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement, except as otherwise provided in this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Loan Document Obligations, the acceptance of any payment of any of the Loan Document Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or the Lenders in respect of any of the Loan Document Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Loan Document Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or the Lenders with respect to the failure by any Borrower to comply with any of its respective Loan Document Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 9.21 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its obligations under this Section 9.21, it being the intention of each Borrower that, so long as any of the Loan Document Obligations hereunder remain unsatisfied, the obligations of each Borrower under this Section 9.21 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 9.21 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or the Administrative Agent or any Lender.

(f) Each Borrower represents and warrants to the Administrative Agent and the Lenders that such Borrower is currently informed of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Loan Document Obligations. Each Borrower further represents and warrants to the Administrative Agent and the Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the other Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Loan Document Obligations.

(g) The provisions of this Section 9.21 are made for the benefit of each Secured Party, and its successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of such Secured Party, or any of its successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Loan Document Obligations hereunder or to elect any other remedy. The provisions of this Section 9.21 shall remain in effect until all of the outstanding Loan Document Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Loan Document Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 9.21 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or the Lenders with respect to any of the Loan Document Obligations or any collateral security therefor until such time as all of the outstanding Loan Document Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Secured Party hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Loan Document Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Loan Document Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Loan Document Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i) Each Borrower hereby agrees that after the occurrence and during the continuance of any Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the outstanding Loan Document Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Administrative Agent, and such Borrower shall deliver any such amounts to the Administrative Agent for application to the Loan Document Obligations in accordance with this Agreement.

SECTION 9.22. No Third-Party Beneficiary of Loan Proceeds. No restrictions on the use of proceeds of the Loans pursuant to Section 5.11 or otherwise are for the benefit of, or enforceable by, any Person that is not a party to this Agreement.

SECTION 9.23. Orders Control. To the extent that any specific provision hereof is inconsistent with any of the Orders, the Interim DIP Order or Final DIP Order (as applicable) shall control.

[Signature pages follow]

Annex A

Initial Budget

[To come.]

EXHIBIT E

JOINDER AGREEMENT

The undersigned hereby acknowledges that it has reviewed and understands the Restructuring Support Agreement dated as of February 20, 2023 (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), by and among Starry Group Holdings, Inc. ; Starry, Inc.; Connect Everyone LLC.; Starry Installation Corp.; Starry (MA), Inc.; Starry Spectrum LLC; Testco LLC; Widmo Holdings LLC; Vibrant Composites Inc.; Starry Foreign Holdings Inc.; Starry PR Inc. and Starry Spectrum Holdings LLC, and the Consenting Prepetition Lenders (as defined in the Agreement), and agrees to be bound as a Consenting Prepetition Lender by the terms and conditions thereof binding on the Consenting Prepetition Lenders. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement, a copy of which is attached hereto as Annex I.

The undersigned hereby makes the representations and warranties set forth in Section 9 of the Agreement to each other Party, effective as of the date hereof.

This Joinder Agreement shall be governed by the governing law set forth in the Agreement.

Date: _________________, 20__

CONSENTING PREPETITION LENDERS [●]

By: [●]

Name: [●]

Title: [●]

Principal Amount of Prepetition Term Loans: $________________

Notice Address:
[●]

Fax: [●]
Attention: [●]
Email: [●]

EXHIBIT F

EXIT FACILITY TERM SHEET

[See Exhibit 10.2 to this Current Report on Form 8-K]